      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              CALPINE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                    4911                                   77-0433201
         (STATE OF INCORPORATION)                (PRIMARY STANDARD INDUSTRIAL                     (IRS EMPLOYER
                                                 CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                PETER CARTWRIGHT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CALPINE CORPORATION
                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

        JOSEPH E. RONAN, JR., ESQ.              SCOTT D. LESTER, ESQ.                 JOSEPH A. COCO, ESQ.
             GENERAL COUNSEL               BROBECK, PHLEGER & HARRISON LLP           SKADDEN, ARPS, SLATE,
           CALPINE CORPORATION                       ONE MARKET                          MEAGHER & FLOM
       50 WEST SAN FERNANDO STREET               SPEAR STREET TOWER                     919 THIRD AVENUE
            SAN JOSE, CA 95113                 SAN FRANCISCO, CA 94105                 NEW YORK, NY 10022
              (408) 995-5115                       (415) 442-0900                        (212) 735-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form is to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                       1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b)
under the Securities Act, please check the following box and list the Securities
                       Act registration statement number
   of the earlier effective registration statement for the same offering. / /

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================

                                                                 PROPOSED           PROPOSED
                                               AMOUNT             MAXIMUM            MAXIMUM
         TITLE OF EACH CLASS OF                 TO BE         OFFERING PRICE        AGGREGATE          AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED(1)       PER UNIT(2)     OFFERING PRICE(2)  REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------
Common Stock, no par value..............   20,751,750 shares      $21.00          $435,786,750         $150,272
- --------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Includes 2,706,750 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) of the Securities Act of 1933.

                            ----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The Registration Statement contains a Prospectus relating to a public offering in the United States and Canada of an aggregate of 14,436,000 shares of Common Stock, no par value, of the Company (the "United States Offering"), together with a separate prospectus cover page relating to a concurrent offering outside the United States and Canada of an aggregate of 3,609,000 shares of Common Stock, no par value, of the Company (the "International Offering"). The complete prospectus for the United States Offering follows immediately. Following such prospectus are certain pages of the prospectus for the International Offering as follows: a front cover page (page A-1), table of contents (page A-2), pages containing the "Subscription and Sale" section to replace the "Underwriting" section (pages A-3 through A-5), and a back cover page (page A-6). All other pages of the prospectus for the United States Offering are to be used for both the United States Offering and the International Offering.

     Copies of the complete Prospectus for each of the United States Offering and the International Offering in the exact forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended.

                              CALPINE CORPORATION

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

        ITEM NUMBER AND HEADING IN FORM S-1
              REGISTRATION STATEMENT                           LOCATION IN PROSPECTUS
- ---------------------------------------------------  -------------------------------------------
    1.     Forepart of the Registration Statement
             and Outside Front Cover Page of
             Prospectus............................  Facing Page of Registration Statement;
                                                     Outside Front Cover Page
    2.     Inside Front and Outside Back Cover
             Pages of Prospectus...................  Inside Front and Outside Back Cover Pages
    3.     Summary Information, Risk Factors and
             Ratio of Earnings to Fixed Charges....  Prospectus Summary; Risk Factors
    4.     Use of Proceeds.........................  Prospectus Summary; Use of Proceeds
    5.     Determination of Offering Price.........  Outside Front Cover Page; Underwriting
    6.     Dilution................................  Dilution
    7.     Selling Security Holders................  Principal and Selling Stockholders
    8.     Plan of Distribution....................  Outside Front and Outside Back Cover Pages;
                                                       Underwriting
    9.     Description of Securities to be
             Registered............................  Prospectus Summary; Capitalization;
                                                     Description of Capital Stock
   10.     Interests of Named Experts and
             Counsel...............................  Not Applicable
   11.     Information with Respect to
             the Registrant........................  Outside Front and Inside Front Cover Pages;
                                                       Prospectus Summary; Risk Factors;
                                                       Capitalization; Selected Consolidated
                                                       Financial Data; Pro Forma Consolidated
                                                       Financial Data; Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Executive Compensation;
                                                       Certain Transactions; Principal and
                                                       Selling Stockholders; Description of
                                                       Capital Stock; Shares Eligible for Future
                                                       Sale; Legal Matters; Experts;
                                                       Consolidated Financial Statements;
                                                       Available Information
   12.     Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities...........................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 3, 1996
LOGO
                               18,045,000 Shares

                              Calpine Corporation
                                  Common Stock
                                 (no par value)
                               ------------------

Of the shares of Common Stock, no par value ("Common Stock"), of Calpine Corporation (the "Company" or "Calpine") offered hereby, 5,477,820 shares are being sold by the Company and 12,567,180 shares are being sold by the Selling Stockholder named herein under "Principal and Selling Stockholders." Of the 18,045,000 shares of Common Stock being offered,
     14,436,000 shares are initially being offered in the United States and Canada (the "U.S. Shares") by the U.S. Underwriters (the "U.S. Offering") and 3,609,000 shares are initially being concurrently offered outside the United States and Canada (the "International
        Shares") by the Managers (the "International Offering" and, together with the U.S. Offering, the "Common Stock Offering").
        The offering price and underwriting discounts and commissions of the U.S. Offering and the International Offering are identical.

Prior to the Common Stock Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $18.00 and $21.00 per share. For information relating to the factors considered in determining the initial public offering price to the public, see "Underwriting."

Application has been made to list the Common Stock on the New York Stock
                        Exchange under the symbol "CPN."
                               ------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
                                 AN INVESTMENT
      IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREIN.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL
                      OFFENSE.

                                                   Underwriting                          Proceeds to
                                   Price to       Discounts and      Proceeds to           Selling
                                    Public         Commissions        Calpine(1)         Stockholder
                               ----------------  ----------------  ----------------    ----------------
Per Share....................         $                 $                 $                   $
Total(2).....................         $                 $                 $                   $

(1) Before deduction of expenses payable by Calpine, estimated at $809,000.

(2) The Company has granted the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 2,706,750 additional shares to cover over-allotments of shares. If the option is exercised in full, the total
    Price to Public will be $          , Underwriting Discounts and Commissions
    will be $          , Proceeds to Calpine will be $          and Proceeds to
    Selling Stockholder will be $          .
                               ------------------

  The U.S. Shares are offered by the several U.S. Underwriters when, as and if delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected that the U.S. Shares will be
ready for delivery on or about               , 1996, against payment in
immediately available funds.

CS First Boston
                   Morgan Stanley & Co.
                              Incorporated

                                      PaineWebber Incorporated

                                                   Salomon Brothers Inc

               The date of this Prospectus is             , 1996.

   [INSIDE FRONT COVER GRAPHICS: THREE PHOTOS OF THE COMPANY'S POWER PLANTS]

     IN CONNECTION WITH THE COMMON STOCK OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THE COMMON STOCK OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless the context indicates otherwise, (i) all references in this Prospectus to the "Company" or "Calpine" include Calpine Corporation and its consolidated subsidiaries, (ii) all references to "Common Stock" refer to the Company's Common Stock, no par value, (iii) all information in this Prospectus relating to the Company's Common Stock assumes no exercise of the Underwriters' over-allotment option, and (iv) all information in this Prospectus assumes the following transactions are completed prior to or concurrent with the consummation of the Common Stock Offering: (1) the reincorporation of the Company in Delaware, (2) the conversion of the Company's outstanding Class B Common Stock into Common Stock and the elimination of the Class A Common Stock and Class B Common Stock, (3) a 5.194-for-1 stock split of the Company's Common Stock, and (4) the conversion of the Company's outstanding Preferred Stock into 2,179,487 shares of Common Stock.

                                  THE COMPANY

     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company has interests in 14 power generation facilities and steam fields having an aggregate capacity of 937 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. During the last five years, Calpine has expanded substantially, from $41.2 million of total assets as of December 31, 1991 to $778.7 million of total assets on a pro forma basis as of March 31, 1996. Calpine's revenue on a pro forma basis for 1995 increased to $188.0 million, representing a compound annual growth rate of 48% since 1991. The Company's EBITDA (as defined herein) on a pro forma basis for 1995 increased to $101.4 million. Calpine's strategy is to capitalize on opportunities in the power market through an ongoing program to acquire, develop, own and operate electric power generation facilities, as well as marketing power and energy services to utilities and other end users.

THE MARKET

     The power generation industry represents the third largest industry in the United States, with an estimated end user market of approximately $207.5 billion of electricity sales and 3.0 million gigawatt hours of production in 1995. In response to increasing customer demand for access to low cost electricity and enhanced services, new regulatory initiatives are currently being adopted at both state and federal levels to increase competition in the domestic power generation industry. To date, such initiatives are under consideration at the federal level and in approximately thirty states. For example, in April 1996, the Federal Energy Regulatory Commission ("FERC") adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. In addition, the California Public Utilities Commission ("CPUC") has issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. Calpine believes that industry trends and such regulatory initiatives will lead to the transformation of the existing market, which is largely characterized by electric utility monopolies selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others. The Company believes that these market trends will create substantial opportunities for companies such as Calpine that are low cost power producers and have an integrated power services capability which enables them to produce and sell energy to customers at competitive rates.

     The Company also believes that these market trends will result in the disposition of power generation facilities by utilities, independent power producers and industrial companies. Utilities such as Pacific Gas & Electric Company ("PG&E") and Southern California Edison Company have announced their intentions to sell power generation facilities totalling approximately 3,150 megawatts and 5,000 megawatts, respectively. The independent power industry, which represents approximately 8% of the installed capacity in the United States, or approximately 59,000 megawatts, and has accounted for approximately 50% of all additional capacity in the United States since 1990, is currently undergoing significant consolidation. Many independent producers operating a limited number of power plants are seeking to dispose of such plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses. Over 200 independent power plant and portfolio sale transactions have occurred in the past two years. The Company believes that this consolidation will continue in the highly fragmented independent power industry.

     The power generation industry outside the United States is approximately three times larger than the domestic market, and the demand for electricity is growing rapidly. In 1996, it has been estimated that in excess of 590 gigawatts of new capacity will be required outside the United States over the ensuing ten-year period. In order to satisfy this anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. The Company believes that these market trends will create significant opportunities to acquire and develop power generation facilities in such countries.

STRATEGY

     Calpine's objective is to become a leading power company by capitalizing on these emerging opportunities in the domestic and international power markets. The key elements of the Company's strategy are as follows:

     Expand and diversify domestic portfolio of power projects. In pursuing its growth strategy, the Company intends to focus on opportunities where it is able to capitalize on its extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach includes design, engineering, procurement, finance, construction management, fuel and resource acquisition, operations and power marketing, which Calpine believes provides it with a competitive advantage. By pursuing this strategy, the Company has significantly expanded and diversified its project portfolio. Since 1993, the Company has acquired five power generation facilities, including four gas-fired cogeneration facilities and one steam field, which more than doubled its aggregate power generation capacity and further diversified its fuel mix.

     The Company is also pursuing the development of highly efficient, low cost power plants that seek to take advantage of inefficiencies in the electricity market. The Company intends to sell all or a portion of the power generated by such merchant plants into the competitive market, rather than exclusively through long-term power sales agreements. As part of Calpine's initial effort to develop merchant plants, the Company entered into an agreement with Phillips Petroleum Company to develop a gas-fired cogeneration project with a capacity of 240 megawatts. Under this agreement, approximately 90 megawatts of electricity will be sold to the Phillips Houston Chemical Complex, with the remainder to be sold into the competitive market through Calpine's power marketing activities. The Company expects that this project will represent a prototype for future merchant plant developments. The development of this project is subject to the satisfaction of various conditions, including obtaining financing and required approvals. See "Business -- Development and Future Projects."

     Enhance the performance and efficiency of existing power projects. The Company continually seeks to maximize the power generation potential of its operating assets and minimize its operating and maintenance expenses and fuel costs. To date, the Company's power generation facilities have operated at an average availability in excess of 96%. The Company believes that achieving and maintaining a low cost of production will be increasingly important to compete effectively in the power generation market.

     Continue to develop an integrated power marketing capability. The Company has established an integrated power marketing capability, conducted through its wholly owned subsidiary, Calpine Power Services Company ("CPSC"). In 1995, CPSC received approval from FERC to conduct power marketing activities. The Company believes that a power marketing capability complements its business strategy of providing low cost power generation services. CPSC's power marketing activities will focus on the development of long-term customer service relationships, supported primarily by generating assets that are owned, operated or controlled by Calpine. CPSC will aggregate the Company's own resources, the resources of its customers, power pool resources, and market power supply to provide the customized services demanded by its customers at a competitive price.

     Selectively expand into international markets. Internationally, the Company intends to utilize its geothermal and gas-fired expertise in selected markets of Southeast Asia and Latin America, where demand for power is rapidly growing and private investment is encouraged. In November 1995, the Company made an investment in the Cerro Prieto geothermal steam fields, located in Mexico. In March 1996, the Company entered into a joint venture agreement to pursue the development of a geothermal resource in Indonesia with an estimated potential capacity in excess of 500 megawatts. Calpine believes that its investments in these projects will effectively position it for future expansion in Southeast Asia and Latin America.

BACKGROUND

     Calpine was founded in 1984 by Peter Cartwright, the Company's President and Chief Executive Officer. Through 1988, the Company provided engineering, management, finance and operating and maintenance services to the emerging independent power production industry. Since 1989, the Company has focused on the acquisition, development, ownership, operation and maintenance of gas-fired and geothermal power generation facilities. Prior to the Common Stock Offering, the Company has been a wholly owned subsidiary of Electrowatt Ltd. ("Electrowatt"), a major utility, industrial products and engineering services company based in Zurich, Switzerland. Electrowatt has advised the Company that its current strategy is to focus its resources on its industrial business. As a result of the Common Stock Offering, Electrowatt will no longer own any interest in the Company. Calpine management will hold stock options representing approximately 12.6% of the Company's Common Stock.

     The Company was incorporated under the laws of the State of California in 1984 and will be reincorporated in the State of Delaware prior to the consummation of the Common Stock Offering. The principal executive offices of the Company are located at 50 West San Fernando Street, San Jose, California 95113, and its telephone number is (408) 995-5115.

                                  RISK FACTORS

     Prospective investors should carefully consider the information presented in this Prospectus, particularly the matters set forth under the caption "Risk Factors."

                           THE COMMON STOCK OFFERING

     Of the Common Stock offered hereby, 14,436,000 shares are initially being offered in the United States and Canada by the U.S. Underwriters in the U.S. Offering and 3,609,000 shares are initially being concurrently offered outside the United States and Canada by the Managers in the International Offering.

Total Common Stock offered...................  18,045,000 shares
  By the Company
     U.S. Offering...........................  4,382,256 shares
     International Offering..................  1,095,564 shares
          Total..............................  5,477,820 shares
  By the Selling Stockholder
     U.S. Offering...........................  10,053,744 shares
     International Offering..................  2,513,436 shares
          Total..............................  12,567,180 shares
Common Stock to be outstanding after
  the Common Stock Offering..................  18,045,000 shares(1)
Use of proceeds..............................  The net proceeds of the sale of shares of
                                               Common Stock by the Company will be used for
                                                 working capital and general corporate
                                                 purposes, including the development and
                                                 acquisition of power generation facilities.
                                                 See "Use of Proceeds."
Proposed NYSE trading symbol.................  CPN

- ---------------
(1) Excludes 2,596,923 shares of Common Stock reserved for issuance pursuant to outstanding options previously granted under the Company's Stock Option Program. Of such amount, options to purchase 1,366,696 shares were exercisable as of the date hereof. See "Management -- Stock Option Program."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                                      THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                                         MARCH 31,
                   ------------------------------------------------------------------------   -----------------------------------
                     1991        1992        1993        1994                1995               1995               1996
                   ---------   ---------   ---------   ---------   ------------------------   --------    -----------------------
                                                                               PRO FORMA(1)
                                                                      ACTUAL   ------------                ACTUAL    PRO FORMA(2)
                                                                   ---------                              -------   -------------
                                              (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS
  DATA:
 Total revenue...    $39,052     $39,577     $69,915     $94,762    $132,098      $188,040     $22,010    $31,673      $36,630
 Cost of
   revenue.......     25,064      25,921      42,501      52,845      77,388       122,993      13,392     21,329       28,338
 Gross profit....     13,988      13,656      27,414      41,917      54,710        65,047       8,618     10,344        8,292
 Project
   development
   expenses......      1,067         806       1,280       1,784       3,087         3,087         501        516          516
 General and
   administrative
   expenses......      3,443       3,924       5,080       7,323       8,937         8,937       1,545      2,640        2,640
 Income from
   operations....      9,478       6,902      21,054      31,772      42,686        53,023       6,572      7,188        5,136
 Interest
   expense.......      1,925       1,225      13,825      23,886      32,154        48,355       6,931      8,219       11,752
 Other income,
   net...........       (416)       (310)     (1,133)     (1,988)     (1,895)       (9,158)       (459)      (533)      (2,323)
 Net income
   (loss)........      5,958       3,460       3,754       6,021       7,378         8,210          59       (294)      (2,534)
 Weighted average
   shares
   outstanding...     10,388      10,388      11,240      11,309      11,500        11,500      11,375     10,388       10,388
 Net income
   (loss) per
   share.........      $0.57       $0.33       $0.33       $0.53       $0.64         $0.71       $0.01    $ (0.03)     $ (0.24)
OTHER FINANCIAL
 DATA:
 Depreciation and
  amortization...     $  219      $  232     $12,540     $21,580    $ 26,896      $ 37,244     $ 5,179    $ 6,866      $ 8,966
 EBITDA(3).......    $ 4,909     $ 9,898     $42,370     $53,707    $ 69,515      $101,364     $12,196    $13,340      $16,020
SELECTED
 OPERATING
 INFORMATION(4):
 Power plants:
   Electricity
     revenue:
     Energy......    $33,426     $38,325     $37,088     $45,912    $ 54,886      $ 80,255     $11,140    $15,339      $19,143
   Capacity(3)...    $ 7,562     $ 7,707     $ 7,834     $ 7,967    $ 30,485      $ 58,116      $  380    $ 1,566      $ 2,719
   Megawatt hours
     produced....    392,471     403,274     378,035     447,177   1,033,566     1,859,277      96,406    330,675      424,658
   Average energy
     price per
     kilowatt
     hour(5).....     8.517c      9.503c      9.811c     10.267c      5.310c        4.317c     11.555c     4.639c       4.508c
 Steam fields:
   Steam revenue:
     Calpine.....    $36,173     $33,385     $31,066     $32,631    $ 39,669      $ 39,669     $ 9,583    $ 8,870      $ 8,870
     Other
      interest...    $ 2,820     $ 2,501     $ 2,143     $ 2,051          --            --          --         --           --
   Megawatt hours
     produced....  2,095,576   2,105,345   2,014,758   2,156,492   2,415,059     2,415,059     468,526    556,039      556,039
   Average price
     per kilowatt
     hour........     1.861c      1.705c      1.648c      1.608c      1.643c        1.643c      2.045c     1.595c       1.595c

                                                                                                          AS OF
                                                                                                     MARCH 31, 1996
                                             AS OF DECEMBER 31,                         -----------------------------------------
                         ----------------------------------------------------------                     PRO         PRO FORMA AS
                          1991        1992         1993         1994         1995        ACTUAL      FORMA(2)      ADJUSTED(2)(6)
                         -------     -------     --------     --------     --------     --------     ---------     --------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash
    equivalents........  $   958     $ 2,160     $  6,166     $ 22,527     $ 21,810     $ 68,647     $ 45,815         $145,815
  Property, plant and
    equipment, net.....      351         424      251,070      335,453      447,751      448,261      530,351          530,351
  Total assets.........   41,245      55,370      302,256      421,372      554,531      605,349      778,749          878,749
  Total liabilities....   34,624      44,865      288,827      402,723      529,304      530,416      703,816          703,816
  Stockholder's
    equity.............    6,621      10,505       13,429       18,649       25,227       74,933       74,933          174,933
                                                                                                     (see footnotes on next page)

- ------------

 (1) The pro forma information presented under statement of operations data and other financial data for the year ended December 31, 1995 gives effect to the following transactions as if such transactions had occurred on January 1, 1995: (i) the acquisition by the Company of the Greenleaf 1 and 2 Facilities (the "Greenleaf Transaction"); (ii) the acquisition by the Company of the lease for the Watsonville Facility (the "Watsonville Transaction"); (iii) the entry by the Company into the agreements in respect of the Cerro Prieto Facility (the "Cerro Prieto Transaction"); (iv) the entry by the Company into a transaction involving a lease for the King City Facility (the "King City Transaction") (the Greenleaf Transaction, the Watsonville Transaction, the Cerro Prieto Transaction and the King City Transaction being collectively referred to as the "Transactions"); (v) the $50.0 million Preferred Stock investment in Calpine by Electrowatt (the "Preferred Stock Investment") and the application of the proceeds therefrom; and (vi) the sale of the Company's 10 1/2% Senior Notes Due 2006 (the "10 1/2% Senior Notes") and the application of the net proceeds therefrom. The pro forma information presented under selected operating information for the year ended December 31, 1995 gives effect to the Greenleaf Transaction, the Watsonville Transaction and the King City Transaction as if such transactions had occurred on January 1, 1995. See "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
     "Business -- Description of Facilities."

 (2) The pro forma information presented under statement of operations data, other financial data and selected operating information for the three months ended March 31, 1996 gives effect to the following transactions as if such transactions had occurred on January 1, 1996: (i) the King City Transaction; and (ii) the sale of the 10 1/2% Senior Notes and the application of the net proceeds therefrom. The pro forma information presented under balance sheet data as of March 31, 1996 gives effect to the King City Transaction and the sale of the 10 1/2% Senior Notes and the application of the net proceeds therefrom as if such transactions had occurred on March 31, 1996. See "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Description of Facilities."

 (3) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. EBITDA is presented not as a measure of operating results but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

 (4) For an explanation of such selected operating information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Operating Information."

 (5) Represents energy revenue divided by the kilowatt hours produced. The significant increase in capacity revenue and the accompanying decline in average energy price per kilowatt hours since 1994 reflects the increase in the Company's megawatt hour production as a result of acquisitions of gas-fired cogeneration facilities by the Company.

 (6) Adjusted to reflect the sale of the 5,477,820 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $19.50 per share, and the application of the net proceeds therefrom as described in "Use of Proceeds."

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock.

HIGH LEVERAGE

     The Company is highly leveraged as a result of outstanding indebtedness of the Company and non-recourse debt financing of certain of the Company's subsidiaries incurred to finance the acquisition and development of power generation facilities. As of March 31, 1996, the Company's total consolidated indebtedness was $414.2 million, its total consolidated assets were $605.3 million and its shareholder's equity was $74.9 million. At such date, on a pro forma basis after giving effect to the King City Transaction and the sale of the 10 1/2% Senior Notes and the application of the proceeds therefrom, the Company's total consolidated indebtedness would have been $505.1 million, its total consolidated assets would have been $778.7 million and its shareholder's equity would have been $74.9 million. See "Capitalization," "Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The ability of the Company to meet its debt service obligations and to repay outstanding indebtedness according to its terms will be dependent primarily upon the performance of the power generation facilities in which the Company has an interest.

     The Indenture dated May 16, 1996 (the "10 1/2% Indenture") relating to the 10 1/2% Senior Notes and the Indenture dated February 17, 1994 (the "9 1/4% Indenture") relating to the Company's 9 1/4% Senior Notes Due 2004 (the "9 1/4% Senior Notes") (collectively, the "Indentures") contain certain restrictive covenants. Such restrictions will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company or its subsidiaries or such other entities, as the case may be, to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. The Indentures also contain provisions that require the Company, in the event of certain change of control transactions, to make an offer to purchase the 10 1/2% Senior Notes and the 9 1/4% Senior Notes. The Common Stock Offering will not constitute a change of control transaction under the Indentures. There can be no assurance that the Company will have the financial resources necessary to purchase the 10 1/2% Senior Notes and the 9 1/4% Senior Notes upon a change of control. Such change of control provisions contained in the Indentures may not be waived by the Board of Directors of the Company.

     The Company believes that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under the Company's existing borrowing arrangements, will be adequate to make required payments of principal and interest on the Company's debt, including the 10 1/2% Senior Notes and the 9 1/4% Senior Notes, and to enable the Company to comply with the terms of its debt agreements, although there can be no assurance that this will be the case. If the Company is unable to comply with the terms of its debt agreements and fails to generate sufficient cash flow from operations in the future, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's high levels of debt and the debt incurrence restrictions under existing debt agreements. If cash flow is insufficient and no such refinancing or additional financing is available, the Company may be forced to default on its debt obligations. In the event of a default under the terms of any of the indebtedness of the Company, subject to the terms of such indebtedness, the obligees thereunder would be permitted to accelerate the maturity of such obligations, which could cause defaults under other obligations of the Company. See "-- Possible Unavailability of Financing," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

POSSIBLE UNAVAILABILITY OF FINANCING

     Each power generation facility acquired or developed by the Company will require substantial capital investment. The Company's ability to arrange financing and the cost of such financing are dependent upon numerous factors, including general economic and capital market conditions, conditions in energy markets, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry and the Company, the continued success of the Company's current facilities, and provisions of tax and securities laws that are conducive to raising capital. There can be no assurance that financing for new facilities will be available to the Company on acceptable terms in the future. In addition, there can be no assurance that all required governmental permits and approvals for the Company's new or acquired facilities will be obtained, that the Company will be able to obtain favorable power sales agreements and adequate financing, or that the Company will be successful in the development of power generation facilities in the future. Historically, the Company has been successful in obtaining debt financing for its facilities and has relied on Electrowatt, currently the Company's sole stockholder, to provide funding for a substantial portion of its facility equity commitments. The Company currently has an existing $50.0 million credit facility with Credit Suisse (the "Credit Suisse Credit Facility"), which was arranged for the Company by Electrowatt. In connection with the Common Stock Offering, Electrowatt will sell all of its shares of Common Stock of the Company and, as a result, the Company will no longer be able to rely on Electrowatt for financing. Upon consummation of the Common Stock Offering, the Credit Suisse Credit Facility will terminate and is expected to be replaced by a comparable facility.

     The Company's power generation facilities have been financed using a variety of leveraged financing structures, consisting of corporate debt, non-recourse debt and lease obligations. As of March 31, 1996, on a pro forma basis after giving effect to the King City Transaction and the sale of the 10 1/2% Senior Notes, the Company would have had approximately $505.1 million of total consolidated indebtedness, of which approximately 42% would have represented non-recourse subsidiary debt. See "Pro Forma Consolidated Financial Data." Each non-recourse debt and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities, the assets of which (together with pledges of stock or partnership interests in the entity owning the facility) collateralize such obligations, without any claim against the Company's general corporate funds. Such leveraged financing permits the development of larger facilities, but also increases the risk to the Company that its interest in a particular facility could be impaired or that fluctuations in revenues could adversely affect the Company's ability to meet its lease or debt obligations. The significant debt collateralized by the interests of the Company in each operating facility reduces the liquidity of such assets since any sale or transfer of a facility would be subject both to the lien securing the facility indebtedness and to transfer restrictions in the financing agreements. While the Company intends to utilize non-recourse or lease financing when appropriate, there can be no assurance that market conditions and other factors will permit the same limited equity investment by the Company or the same substantially non-recourse nature of financings for future facilities. In the event of a default under a financing agreement, and assuming the Company or the other equity investors in a facility are unable or choose not to cure such default within applicable cure periods, if any, the lenders or lessors would generally have rights to the facility, any related geothermal resource or natural gas reserves, related contracts and cash flows and all licenses and permits necessary to operate the facility. In the event of foreclosure after such a default, the Company might not retain any interest in such facility. The Company does not believe the existence of non-recourse or lease financing will materially affect its ability to continue to borrow funds in the future in order to finance new facilities. There can be no assurance, however, that the Company will continue to be able to obtain the financing required to develop its power facilities on terms satisfactory to the Company. See "Business -- Description of Facilities."

     The Company has from time to time guaranteed certain obligations of its subsidiaries and other affiliates. There can be no assurance that, in respect of any financings of facilities in the future, lenders or lessors will not require the Company to guarantee the indebtedness of such future facilities, rendering the Company's general corporate funds vulnerable in the event of a default by such facility or related subsidiary. If the lenders or lessors were to require such guarantees, and the Company were unable to incur indebtedness in respect of such guarantees under the restrictions on indebtedness (including guarantees) contained in the Indentures, the Company's ability to fund new facilities could be adversely affected. The Indentures do not limit the ability of the Company's subsidiaries to incur non-recourse or lease financing for investment in new facilities.

     Calpine Geysers Company, L.P. ("CGC"), a wholly owned subsidiary of Calpine, owns the West Ford Flat Facility, the Bear Canyon Facility, the PG&E Unit 13 and Unit 16 Steam Fields and the SMUDGEO #1

Steam Fields. In addition, Calpine Greenleaf Corporation ("Calpine Greenleaf"), a wholly owned subsidiary of Calpine, owns the Greenleaf 1 and 2 Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Description of Facilities." The non-recourse facility financing of each of CGC and Calpine Greenleaf is collateralized by all of the assets and properties of each of the facilities and steam fields owned by such subsidiary. In the event of a reduction in revenue derived from one or more of these facilities or steam fields which results in a failure to make any payments on, or if such subsidiary otherwise defaults in its obligations under the terms of, its non-recourse project financing, the lenders would be entitled to foreclose on all of the assets of such subsidiary, including the assets pertaining to each such facility and steam field.

RISKS RELATED TO THE DEVELOPMENT AND OPERATION OF GEOTHERMAL ENERGY RESOURCES

     The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon the heat content of the extractable fluids, the geology of the reservoir, the total amount of recoverable reserves and operational factors relating to the extraction of fluids, including operating expenses, energy price levels and capital expenditure requirements relating primarily to the drilling of new wells. In connection with the development of a project, the Company estimates the productivity of the geothermal resource and the expected decline in such productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient recoverable reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by the Company or an unexpected decline in productivity could have a material adverse effect on the Company's results of operations.

     Geothermal reservoirs are highly complex, and, as a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from those of the Company. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. While the Company has extensive experience in the operation and development of geothermal energy resources and in preparing such estimates, there can be no assurance that the Company will be able to successfully manage the development and operation of its geothermal reservoirs or that the Company will accurately estimate the quantity or productivity of its steam reserves.

IMPACT OF AVOIDED COST PRICING; ENERGY PRICE FLUCTUATIONS

     Eight of the existing power plants in which the Company has an interest sell electricity to PG&E under separate long-term power sales agreements. Each of these agreements provides for both capacity payments and energy payments for the term of the agreement. During the initial ten-year period of certain of the agreements, PG&E pays a fixed price for each unit of electrical energy according to schedules set forth in such agreements. The fixed price periods under these power sales agreements expire at various times in 1998 through 2000. After the fixed price periods expire, while the basis for the capacity and capacity bonus payments under these power sales agreements remains the same, the energy payments adjust to PG&E's then prevailing avoided cost of energy, which is determined and published from time to time by the CPUC. The term "avoided cost" refers to the incremental costs that an electric utility would incur to produce or purchase an amount of power equivalent to that purchased from qualifying facilities (as defined under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA")). The currently prevailing avoided cost of energy is substantially lower than the fixed energy prices under these power sales agreements and is generally expected to remain so. While avoided cost does not affect capacity payments under the power sales agreements, in the event that the avoided cost of energy does not increase significantly, the Company's energy revenue under these power sales agreements would be materially reduced at the expiration of the fixed price period. Such reduction could have a material adverse effect on the Company's results of operations. The Company cannot accurately predict the likely level of avoided cost energy prices at the expiration of the fixed price periods. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Description of Facilities." Prices paid for the steam delivered by the Company's steam fields are based on a formula that partially reflects the price levels of nuclear and fossil fuels, and, therefore, a reduction in the price levels of such fuels may reduce revenue under the steam sales agreements for the steam fields. See
"Business -- Description of Facilities -- Steam Fields."

IMPACT OF CURTAILMENT

     Each of the Company's power and steam sales agreements contains curtailment provisions pursuant to which the purchasers of energy or steam are entitled to reduce the number of hours of energy or amount of steam purchased thereunder. Curtailment provisions are customary in power and steam sales agreements. During 1995, certain of the Company's power generation facilities experienced maximum curtailment primarily as a result of a high degree of precipitation during the period, which resulted in higher levels of energy generation by hydroelectric power facilities that supply electricity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In limited circumstances, energy production from third party geothermal power plants may be curtailed, which would reduce deliveries of steam by the Company under the steam sales agreements. The Company expects maximum curtailment during 1996 under its power sales agreements for certain of its facilities, and there can be no assurance that the Company will not experience curtailment in the future. In the event of such curtailment, the Company's results of operations may be materially adversely affected. See "Business -- Description of Facilities."

POWER PROJECT DEVELOPMENT AND ACQUISITION RISKS

     The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, the Company must generally obtain power and/or steam sales agreements, governmental permits and approvals, fuel supply and transportation agreements, sufficient equity capital and debt financing, electrical transmission agreements, site agreements and construction contracts, and there can be no assurance that the Company will be successful in doing so. In addition, project development is subject to certain environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although the Company may attempt to minimize the financial risks in the development of a project by securing a favorable long-term power sales agreement, entering into power marketing transactions, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require the Company to expend significant sums for preliminary engineering, permitting and legal and other expenses before it can be determined whether a project is feasible, economically attractive or financeable. If the Company were unable to complete the development of a facility, it would generally not be able to recover its investment in such a facility.

     The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. As a result of competition, it may be difficult to obtain a power sales agreement for a proposed project, and the prices offered in new power sales agreements for both electric capacity and energy may be less than the prices in prior agreements.

     The Company has grown substantially in recent years as a result of acquisitions of interests in power generation facilities and steam fields such as the Transactions. The Company believes that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, the Company is likely to confront significant competition for acquisition opportunities. In addition, there can be no assurance that the Company will continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, that the Company will be able to consummate such acquisitions.

START-UP RISKS

     The commencement of operation of a newly constructed power plant or steam field involves many risks, including start-up problems, the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain of these risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. Such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses and, as a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field. See "-- Possible Unavailability of Financing."

     In addition, power sales agreements, which are typically entered into with a utility early in the development phase of a project, often enable the utility to terminate such agreement, or to retain security posted as liquidated damages, in the event that a project fails to achieve commercial operation or certain operating levels by specified dates or fails to make certain specified payments. In the event such a termination right is exercised, a project may not commence generating revenues, the default provisions in a financing agreement may be triggered (rendering such debt immediately due and payable) and the project may be rendered insolvent as a result.

GENERAL OPERATING RISKS

     The Company currently operates all of the power generation facilities in which it has an interest, except for two steam fields. See
"Business -- Description of Facilities." The continued operation of power generation facilities and steam fields involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. To date, the Company's power generation facilities have operated at an average availability in excess of 96%, and although from time to time the Company's power generation facilities and steam fields have experienced certain equipment breakdowns or failures, such breakdowns or failures have not had a material adverse effect on the operation of such facilities or on the Company's results of operations. Although the Company's facilities contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility or steam field from performing under applicable power or steam sales agreements. In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenues or increased expenses, and, as a result, the entity owning such power generation facility or steam field may be unable to service principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field. See "-- Possible Unavailability of Financing."

DEPENDENCE ON THIRD PARTIES

     The nature of the Company's power generation facilities is such that each facility generally relies on one power or steam sales agreement with a single electric utility customer for substantially all, if not all, of such facility's revenue over the life of the project. During 1995, approximately 87% and 9% of the Company's revenue was attributable to revenue received pursuant to power and steam sales agreements with PG&E and Sacramento Municipal Utility District ("SMUD"), respectively. The power and steam sales agreements are generally long-term agreements, covering the sale of electricity or steam for initial terms of 20 or 30 years. However, the loss of any one power or steam sales agreement with any of these utility customers could have a material adverse effect on the Company's results of operations. In addition, any material failure by any utility customer to fulfill its obligations under a power or steam sales agreement could have a material adverse effect on the cash flow available to the Company and, as a result, on the Company's results of operations. During 1995, an additional 4% of the Company's revenue was attributable to operating and maintenance services performed by the Company for power generation facilities that sell electricity to PG&E.

     Furthermore, each power generation facility may depend on a single or limited number of entities to purchase thermal energy, or to supply or transport natural gas to such facility. The failure of any one utility customer, steam host, gas supplier or gas transporter to fulfill its contractual obligations could have a material adverse effect on a power project and on the Company's business and results of operations.

INTERNATIONAL INVESTMENTS

     The Company has made an investment in the Cerro Prieto geothermal steam fields located in Mexico and intends to pursue investments primarily in Latin America and Southeast Asia. Such investments are subject to risks and uncertainties relating to the political, social and economic structures of those countries. Risks specifically related to investments in non-United States projects may include risks of fluctuations in currency valuation, currency inconvertibility, expropriation and confiscatory taxation, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

POWER MARKETING BUSINESS

     It is part of the Company's strategy to continue to develop an integrated nationwide power marketing business to market power generated both by the Company's generation facilities and power generated by third parties. The Company believes that this strategy will enhance the earning potential of its operating assets, generate additional revenue and expand its customer base. However, the power marketing industry is only in its early stages of development, and there are no assurances that the industry will develop in such a way as to permit the Company to achieve these goals. Furthermore, the Company has only recently commenced its power marketing business, and there can be no assurance that its power marketing strategy will be successful or that the Company's goals will be achieved.

GOVERNMENT REGULATION

     The Company's activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While the Company believes that it has obtained the requisite approvals for its existing operations and that its business is operated in accordance with applicable laws, the Company remains subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to the Company that may have a material adverse effect on the Company's business or results of operations, nor can there be any assurance that the Company will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition. See "Business -- Government Regulation."

     The Company's operations are subject to the provisions of various energy laws and regulations, including PURPA, the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and state and local regulations. See
"Business -- Government Regulation." PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides to qualifying facilities ("QFs") and owners of QFs certain exemptions from certain federal and state regulations, including rate and financial regulations.

     Under present federal law, the Company is not and will not be subject to regulation as a holding company under PUHCA as long as the power plants in which it has an interest are QFs under PURPA or are subject to another exemption. In order to be a QF, a facility must be not more than 50% owned by an electric utility or electric utility holding company. A QF that is a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process or heating or cooling applications in certain proportions to the facility's total energy output, and it must meet certain energy efficiency standards.

Therefore, loss of a thermal energy customer could jeopardize a cogeneration facility's QF status. All geothermal power plants up to 80 megawatts that meet PURPA's ownership requirements and certain other standards are considered QFs. If one of the power plants in which the Company has an interest were to lose its QF status and not otherwise receive a PUHCA exemption, the project subsidiary or partnership in which the Company has an interest owning or leasing that plant could become a public utility company, which could subject the Company to significant federal, state and local laws, including rate regulation and regulation as a public utility holding company under PUHCA. This loss of QF status, which may be prospective or retroactive, in turn, could cause all of the Company's other power plants to lose QF status because, under FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the power sales agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements (rendering such debt immediately due and payable). If a power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. See "Business -- Government Regulation -- Federal Energy Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects. As a result, although such legislation may adversely affect the Company's ability to develop new projects, the Company believes it would not affect the Company's existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing projects.

     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry. In a December 20, 1995 policy decision, the CPUC outlined a new market structure that would provide for a competitive power generation industry and direct access to generation for all consumers within five years. As part of its policy decision, the CPUC indicated that power sales agreements of existing QFs would be honored. The Company cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations.

SEISMIC DISTURBANCES

     Areas in which the Company operates and is developing many of its geothermal and gas-fired projects are subject to frequent low-level seismic disturbances, and more significant seismic disturbances are possible. While the Company's existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and the Company believes it maintains adequate insurance protection, there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will continue to be available to the Company on commercially reasonable terms.

AVAILABILITY OF NATURAL GAS

     To date, the Company's fuel acquisition strategy has included various combinations of Company-owned gas reserves, gas prepayment contracts and short-, medium- and long-term supply contracts. In its gas supply arrangements, the Company attempts to match the fuel cost with the fuel component included in the facility's power sales agreements, in order to minimize a project's exposure to fuel price risk. The Company believes that there will be adequate supplies of natural gas available at reasonable prices for each of its facilities when current gas supply agreements expire. There can be no assurance, however, that gas supplies will be available for the full term of the facilities' power sales agreements, or that gas prices will not increase significantly. If gas is not available, or if gas prices increase above the fuel component of the facilities' power sales agreements, there could be a material adverse impact on the Company's net revenues.

COMPETITION

     The power generation industry is characterized by intense competition, and the Company encounters competition from utilities, industrial companies and other power producers. In recent years, there has been increasing competition in an effort to obtain new power sales agreements, and this competition has contributed to a reduction in electricity prices. In this regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. This competition adversely affects the ability of the Company to obtain power sales agreements and the price paid for electricity. There also is increasing competition between electric utilities, particularly in California where the CPUC has launched an initiative designed to give all electric consumers the ability to choose between competing suppliers of electricity. See
"Business -- Government Regulation -- State Regulation." This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will increase this pressure. See "Business -- Competition."

DEPENDENCE ON SENIOR MANAGEMENT

     The Company's success is largely dependent on the skills, experience and efforts of its senior management. The loss of the services of one or more members of the Company's senior management could have a material adverse effect on the Company's business and development. To date, the Company generally has been successful in retaining the services of its senior management. See "Management."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law applicable to the Company could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's Certificate of Incorporation and By-laws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Company's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by the Company's stockholders to fix the rights and preferences and issue shares of the Preferred Stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's Certificate of Incorporation provides that Directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of Directors then in office. Further, the Company's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

NO PRIOR MARKET; STOCK PRICE VOLATILITY; DILUTION

     Prior to the Common Stock Offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company, the Selling Stockholder and the Representatives of the Underwriters and may not be indicative of the prices that prevail in the public market. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Common Stock Offering. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of new acquisitions or power projects by the Company or its competitors, general conditions in the independent power production industry, and other events or factors. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. Moreover, investors in the Common Stock Offering will incur immediate, substantial book value dilution. See "Dilution" and "Underwriting."

QUARTERLY FLUCTUATIONS; SEASONALITY

     The Company's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including but not limited to the timing and size of acquisitions, the completion of development projects, the timing and amount of curtailment, and variations in levels of production. Furthermore, the majority of capacity payments under certain of the Company's power sales agreements are received during the months of May through October. The market price of the Common Stock could be subject to significant fluctuations in response to those variations in quarterly operating results and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations and Seasonality."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market after the Common Stock Offering could adversely affect the prevailing market price of the Common Stock. Other than the 18,045,000 shares of Common Stock offered hereby, there will be no shares of Common Stock outstanding immediately following the consummation of the Common Stock Offering. All of the shares of Common Stock sold in the Common Stock Offering will be freely transferable without registration or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an Affiliate of the Company (as defined herein). As of the date of this Prospectus, options to purchase 2,596,923 shares of Common Stock are outstanding under the Company's Stock Option Program. Of such amount, options to purchase 1,366,696 shares are exercisable, all of which will become eligible for sale 180 days after the date of this Prospectus, upon expiration of certain lock-up agreements with the Underwriters and pursuant to Rule 701, subject in some cases to certain volume and other resale restrictions. Shares issuable upon the exercise of stock options that are currently exercisable will become eligible for sale in the public market beginning on the effective date of a registration statement on Form S-8, which the Company intends to file with the Securities and Exchange Commission (the "Commission") 180 days from the date of this Prospectus. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The aggregate net proceeds to the Company from the sale of the 5,477,820 shares of Common Stock offered by the Company in the Common Stock Offering (assuming an initial public offering price of $19.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses), are estimated to be approximately $100.0 million ($149.8 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds from the offering for working capital and general corporate purposes, and for the development and acquisition of power generation facilities, including the development of the Pasadena Cogeneration Project and the Indonesian Geothermal Project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Development and Future Projects." Pending such uses, the Company expects to invest the net proceeds in short-term, interest-bearing securities.

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. In addition, the Company's ability to pay cash dividends is restricted under the Indentures and is expected to be restricted under any credit facility entered into by the Company to replace the Credit Suisse Credit Facility. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1996: (i) the actual consolidated capitalization of the Company; (ii) the pro forma consolidated capitalization of the Company after giving effect to the King City Transaction and the sale of the 10 1/2% Senior Notes and the application of the net proceeds therefrom; and (iii) the pro forma as adjusted consolidated capitalization of the Company after giving effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $19.50 per share and the application of the estimated net proceeds therefrom (after deducting underwriting discounts and commissions) and the concurrent conversion of the Preferred Stock into Common Stock. This table should be read in conjunction with "Pro Forma Consolidated Financial Data" and the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                                                         MARCH 31, 1996
                                                            ----------------------------------------
                                                                                          PRO FORMA
                                                             ACTUAL       PRO FORMA      AS ADJUSTED
                                                            --------     -----------     -----------
                                                                         (IN THOUSANDS)
Short-term debt:
  Current portion of non-recourse project financing......   $ 83,846      $  26,846       $  26,846
  Notes payable to bank..................................        969            969             969
                                                            --------     -----------     -----------
     Total short-term debt...............................   $ 84,815      $  27,815       $  27,815
                                                            ========      =========       =========
Long-term debt:
  Long-term line of credit...............................   $ 32,151             --              --
  Non-recourse long-term project financing, less current
     portion.............................................    185,798      $ 185,798       $ 185,798
  Notes payable..........................................      6,473          6,473           6,473
  Senior notes...........................................    105,000        285,000         285,000
                                                            --------     -----------     -----------
     Total long-term debt................................    329,422        477,271         477,271
                                                            --------     -----------     -----------
Stockholder's equity:
  Preferred Stock, no par value: 5,000,000 shares
     authorized and outstanding; pro forma as adjusted,
     10,000,000 shares authorized, no shares
     outstanding.........................................     50,000         50,000              --
  Common Stock, no par value: 33,760,000 shares
     authorized, 10,387,693 shares outstanding; pro forma
     as adjusted, 100,000,000 shares authorized,
     18,045,000 shares
     outstanding(1)......................................      6,224          6,224         156,224
  Retained earnings......................................     18,740         18,740          18,740
  Cumulative translation adjustment......................        (31)           (31)            (31)
                                                            --------     -----------     -----------
     Total stockholder's equity..........................     74,933         74,933         174,933
                                                            --------     -----------     -----------
       Total capitalization..............................   $404,355      $ 552,204       $ 652,204
                                                            ========      =========       =========

- ------------

(1) Does not include 2,392,026 shares of Common Stock reserved for issuance upon exercise of options previously granted and outstanding as of March 31, 1996 under the Company's Stock Option Program. See "Management -- Stock Option Program."

                                    DILUTION

     The net tangible book value of the Company at March 31, 1996 was $69.4 million, or $5.52 per share of Common Stock. Net tangible book value per share is equal to the Company's total assets (excluding deferred financing and offering expenses) less its total liabilities, divided by the total number of outstanding shares of Common Stock. After giving effect to the sale of 5,477,820 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $19.50 per share), and the receipt and application of the net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $169.4 million or $9.39 per share. This represents an immediate dilution of $10.11 per share to new stockholders purchasing shares in the Common Stock Offering. The following table illustrates this per share dilution:

        Assumed initial public offering price.....................              $19.50
          Net tangible book value before the Common Stock
             Offering.............................................    $5.52
          Increase attributable to new stockholders...............     3.87
                                                                      -----
        Pro forma net tangible book value after the Common Stock
          Offering................................................                9.39
                                                                                ------
        Total dilution to new stockholders........................              $10.11
                                                                                ======

     The calculations in the tables set forth above assume no exercise of the Underwriters' over-allotment option and do not reflect 2,596,923 shares of Common Stock reserved for issuance pursuant to options granted under the Company's Stock Option Program. See "Management -- Stock Option Program."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data set forth below for and as of the five years ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company. The consolidated financial data for the three months ended March 31, 1995 and March 31, 1996 and as of March 31, 1996 are unaudited, but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the financial position and results of operations for these periods. Consolidated operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                         THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                           MARCH 31,
                                            --------------------------------------------------------     -------------------
                                             1991        1992        1993        1994         1995        1995        1996
                                            -------     -------     -------     -------     --------     -------     -------
                                                                    (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales.............       --          --     $53,000     $90,295     $127,799     $21,103     $25,775
  Service contract revenue................  $29,067     $29,817      16,896       7,221        7,153       1,523       2,586
  Income (loss) from unconsolidated
    investments in power projects.........    9,985       9,760          19      (2,754)      (2,854)       (616)      1,415
  Interest income on loans to power
    projects..............................       --          --          --          --           --          --       1,897
                                            --------    --------    --------    --------    --------     --------    --------
    Total revenue.........................   39,052      39,577      69,915      94,762      132,098      22,010      31,673
Cost of revenue...........................   25,064      25,921      42,501      52,845       77,388      13,392      21,329
                                            --------    --------    --------    --------    --------     --------    --------
Gross profit..............................   13,988      13,656      27,414      41,917       54,710       8,618      10,344
Project development expenses..............    1,067         806       1,280       1,784        3,087         501         516
General and administrative expenses.......    3,443       3,924       5,080       7,323        8,937       1,545       2,640
Compensation expense related to stock
  options(1)..............................       --       1,224          --          --           --          --          --
Provision for write-off of project
  development costs(2)....................       --         800          --       1,038           --          --          --
                                            --------    --------    --------    --------    --------     --------    --------
Income from operations....................    9,478       6,902      21,054      31,772       42,686       6,572       7,188
Interest expense..........................    1,925       1,225      13,825      23,886       32,154       6,931       8,219
Other income, net.........................     (416)       (310)     (1,133)     (1,988)      (1,895)       (459)       (533)
                                            --------    --------    --------    --------    --------     --------    --------
    Income (loss) before provision for
      income taxes, extraordinary item and
      cumulative effect of change in
      accounting
      principle...........................    7,969       5,987       8,362       9,874       12,427         100        (498)
Provision for (benefit from) income
  taxes...................................    3,149       2,527       4,195       3,853        5,049          41        (204)
                                            --------    --------    --------    --------    --------     --------    --------
    Income (loss) before extraordinary
      item and cumulative effect of change
      in accounting principle.............    4,820       3,460       4,167       6,021        7,378          59        (294)
Extraordinary item:
  Utilization of net operating loss
    carryforward..........................    1,138          --          --          --           --          --          --
                                            --------    --------    --------    --------    --------     --------    --------
    Income (loss) before cumulative effect
      of change in accounting principle...    5,958       3,460       4,167       6,021        7,378          59        (294)
Cumulative effect of adoption of SFAS No.
  109.....................................       --          --        (413)         --           --          --          --
                                            --------    --------    --------    --------    --------     --------    --------
        Net income (loss).................  $ 5,958     $ 3,460     $ 3,754     $ 6,021     $  7,378     $    59     $  (294)
                                            ========    ========    ========    ========    ========     ========    ========
Weighted average shares outstanding.......   10,388      10,388      11,240      11,309       11,500      11,375      10,388
                                            ========    ========    ========    ========    ========     ========    ========
Earnings per share:
  Income before extraordinary item and
    cumulative effect of change in
    accounting principle..................  $  0.46     $  0.33     $  0.37     $  0.53     $   0.64     $  0.01     $ (0.03)
  Extraordinary item......................     0.11          --          --          --           --          --          --
  Cumulative effect of adoption of SFAS
    No. 109...............................       --          --       (0.04)         --           --          --          --
                                            --------    --------    --------    --------    --------     --------    --------
        Net income (loss) per share.......  $  0.57     $  0.33     $  0.33     $  0.53     $   0.64     $  0.01     $ (0.03)
                                            ========    ========    ========    ========    ========     ========    ========
OTHER FINANCIAL DATA:
  Depreciation and amortization...........  $   219     $   232     $12,540     $21,580     $ 26,896     $ 5,179     $ 6,866
  EBITDA(3)...............................  $ 4,909     $ 9,898     $42,370     $53,707     $ 69,515     $12,196     $13,340

                                                    (See footnotes on next page)

                                                                 AS OF DECEMBER 31,
                                             ----------------------------------------------------------     AS OF MARCH 31,
                                              1991        1992         1993         1994         1995            1996
                                             -------     -------     --------     --------     --------     ---------------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................    $   958     $ 2,160     $  6,166     $ 22,527     $ 21,810        $  68,647
Property, plant and equipment, net.......        351         424      251,070      335,453      447,751          448,261
Total assets.............................     41,245      55,370      302,256      421,372      554,531          605,349
Total liabilities........................     34,624      44,865      288,827      402,723      529,304          530,416
Stockholder's equity.....................      6,621      10,505       13,429       18,649       25,227           74,933

- ------------

 (1) Represents a non-cash charge for compensation expense associated with the grant of certain options under the Company's Stock Option Program. See "Management -- Stock Option Program."

 (2) Represents a write-off of certain capitalized project costs.

 (3) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. EBITDA is presented not as a measure of operating results but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1995 gives effect to: (i) the Transactions; (ii) the Preferred Stock Investment and the application of the proceeds therefrom; and
(iii) the sale of the 10 1/2% Senior Notes and the application of the net proceeds therefrom as if such transactions had occurred on January 1, 1995. The following unaudited pro forma consolidated statement of operations for the three months ended March 31, 1996 gives effect to: (i) the King City Transaction; and
(ii) the sale of the 10 1/2% Senior Notes and the application of the net proceeds therefrom, as if such transactions had occurred on January 1, 1996. For further discussion regarding the Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Description of Facilities." The following unaudited pro forma consolidated balance sheet as of March 31, 1996 gives effect to: (i) the King City Transaction; and (ii) the sale of the 10 1/2% Senior Notes and the application of the net proceeds therefrom as if such transactions had occurred on March 31, 1996. The following unaudited pro forma consolidated financial data does not give effect to the Common Stock Offering or the application of the net proceeds therefrom.

     The pro forma consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the pro forma consolidated financial data. The pro forma consolidated financial data are presented for informational purposes only and do not purport to represent what the Company's results of operations or financial position would actually have been had such transactions in fact occurred at such dates, or to project the Company's results of operations or financial position at any future date or for any future period. In the opinion of management, all adjustments necessary to present fairly such pro forma consolidated financial data have been made.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31, 1995
                                          ------------------------------------------------------------------
                                                                                           PRO FORMA FOR THE
                                                                                           TRANSACTIONS, THE
                                                                                            PREFERRED STOCK
                                                     ADJUSTMENTS FOR THE    ADJUSTMENTS     INVESTMENT AND
                                                      TRANSACTIONS AND     FOR THE SALE     THE SALE OF THE
                                                     THE PREFERRED STOCK   OF THE 101/2%    10 1/2% SENIOR
                                           ACTUAL       INVESTMENT(1)      SENIOR NOTES          NOTES
                                          --------   -------------------   -------------   -----------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales...........  $127,799        $  53,128                 --         $ 180,927
  Service contract revenue..............     7,153              250                 --             7,403
  Income (loss) from unconsolidated
    investments in power projects.......    (2,854)              --                 --            (2,854)
  Interest income on loans to power
    projects............................        --            2,564                 --             2,564
                                          --------       ----------        -------------   -----------------
    Total revenue.......................   132,098           55,942                 --           188,040
                                          --------       ----------        -------------   -----------------
Cost of revenue:
  Plant operating expenses..............    33,162           23,554                 --            56,716
  Depreciation and amortization.........    26,264           10,348                 --            36,612
  Operating lease expense...............     1,542           11,703                 --            13,245
  Service contract expense..............     5,846               --                 --             5,846
  Production royalties..................    10,574               --                 --            10,574
                                          --------       ----------        -------------   -----------------
    Total cost of revenue...............    77,388           45,605                 --           122,993
                                          --------       ----------        -------------   -----------------
Gross profit............................    54,710           10,337                 --            65,047
Project development expenses............     3,087               --                 --             3,087
General and administrative expenses.....     8,937               --                 --             8,937
                                          --------       ----------        -------------   -----------------
    Income from operations..............    42,686           10,337                 --            53,023
Interest expense........................    32,154            7,025          $   9,176(2)         48,355
Other income, net.......................    (1,895)          (7,263)                --            (9,158)
                                          --------       ----------        -------------   -----------------
  Income before provision for income
    taxes...............................    12,427           10,575             (9,176)           13,826
Provision for income taxes..............     5,049            4,295             (3,728)            5,616
                                          --------       ----------        -------------   -----------------
      Net income........................  $  7,378        $   6,280          $  (5,448)        $   8,210
                                          =========  ====================  =============== ==================
      Net income per share..............  $   0.64                                             $    0.71
                                          =========                                        ==================
OTHER FINANCIAL DATA:
Depreciation and amortization...........  $ 26,896                                             $  37,244
EBITDA..................................  $ 69,515                                             $ 101,364

          See Notes to Pro Forma Consolidated Statements of Operations

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                           THREE MONTHS ENDED MARCH 31, 1996
                                         ---------------------------------------------------------------------
                                                                          ADJUSTMENTS      PRO FORMA FOR THE
                                                       ADJUSTMENTS          FOR THE            KING CITY
                                                         FOR THE          SALE OF THE       TRANSACTION AND
                                                        KING CITY           10 1/2%         THE SALE OF THE
                                         ACTUAL      TRANSACTION(3)      SENIOR NOTES    10 1/2% SENIOR NOTES
                                         -------   -------------------   -------------   ---------------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales..........  $25,775         $ 4,957                 --            $  30,732
  Service contract revenue.............    2,586              --                 --                2,586
  Income (loss) from unconsolidated
    investments in power projects......    1,415              --                 --                1,415
  Interest income on loans to power
    projects...........................    1,897              --                 --                1,897
                                         -------          ------           --------               ------
    Total revenue......................   31,673           4,957                 --               36,630
                                         -------          ------           --------               ------
Cost of revenue:
  Plant operating expenses.............    9,657           2,381                 --               12,038
  Depreciation and amortization........    6,694           2,099                 --                8,793
  Operating lease expense..............      781           2,529                 --                3,310
  Service contract expense.............    1,857              --                 --                1,857
  Production royalties.................    2,340              --                 --                2,340
                                         -------          ------           --------               ------
    Total cost of revenue..............   21,329           7,009                 --               28,338
                                         -------          ------           --------               ------
Gross profit...........................   10,344          (2,052)                --                8,292
Project development expenses...........      516              --                 --                  516
General and administrative expenses....    2,640              --                 --                2,640
                                         -------          ------           --------               ------
    Income from operations.............    7,188          (2,052)                --                5,136
Interest expense.......................    8,219           1,043            $ 2,490(4)            11,752
Other income, net......................     (533)         (1,790)                --               (2,323)
                                         -------          ------           --------               ------
    Income (loss) before provision for
      income taxes.....................     (498)         (1,305)            (2,490)              (4,293)
Provision for (benefit from) income
  taxes................................     (204)           (535)            (1,020)              (1,759)
                                         -------          ------           --------               ------
         Net income (loss).............  $  (294)        $  (770)           $(1,470)           $  (2,534)
                                         =======          ======           ========               ======
         Net income (loss) per share...  $ (0.03)                                              $   (0.24)
                                         =======                                                  ======
OTHER FINANCIAL DATA:
Depreciation and amortization..........  $ 6,866                                               $   8,966
EBITDA.................................  $13,340                                               $  16,020

          See Notes to Pro Forma Consolidated Statements of Operations

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Represents the pro forma results of operations for the facilities involved in the Transactions for the periods during which such facilities were not owned by the Company during 1995, as if the Transactions had been completed on January 1, 1995, including: (i) the Greenleaf 1 and 2 Facilities for the period through April 21, 1995; (ii) the Watsonville Facility for the period through June 28, 1995; (iii) the Cerro Prieto Steam Fields for the period through December 14, 1995; and (iv) the King City Facility for the period through December 31, 1995. The information provided for the Cerro Prieto Steam Fields does not include the portion of service contract revenue which is contingent on future results. The pro forma adjustments reflect the historical results of operations of the facilities, as adjusted to give effect to the changes resulting from purchase price allocations and other transaction effects, as applicable. Such adjustments include depreciation and amortization applicable to new asset bases, interest expense amounts applicable to debt instruments outstanding, income tax amounts at the estimated effective rate of approximately 41 percent, and other adjustments. The following table sets forth adjustments to results of operations for such periods:

                                                              GREENLEAF
                                                               1 AND 2    WATSONVILLE   CERRO PRIETO   KING CITY
                                                              FACILITIES   FACILITY     STEAM FIELDS   FACILITY     TOTAL
                                                              ---------   -----------   ------------   ---------   -------
                                                                                                            (IN THOUSANDS)
     STATEMENT OF OPERATIONS DATA:
     Revenue:
       Electricity and steam sales..........................   $ 5,314      $ 3,978            --       $43,836    $53,128
       Service contract revenue.............................        --           --        $  250            --        250
       Income (loss) from unconsolidated investments in
         power projects.....................................        --           --            --            --         --
       Interest income on loans to power projects...........        --           --         2,564            --      2,564
                                                              ---------   -----------      ------      ---------   -------
         Total revenue......................................     5,314        3,978         2,814        43,836     55,942
                                                              ---------   -----------      ------      ---------   -------
     Cost of revenue:
       Plant operating expenses.............................     5,954        2,857            --        14,743     23,554
       Depreciation and amortization........................     1,802          147            --         8,399     10,348
       Operating lease expense..............................        --        1,586            --        10,117     11,703
       Service contract expense.............................        --           --            --            --         --
       Production royalties.................................        --           --            --            --         --
                                                              ---------   -----------      ------      ---------   -------
         Total cost of revenue..............................     7,756        4,590            --        33,259     45,605
                                                              ---------   -----------      ------      ---------   -------
     Gross profit...........................................    (2,442)        (612)        2,814        10,577     10,337
     Project development expenses...........................        --           --            --            --         --
     General and administrative expenses....................        --           --            --            --         --
                                                              ---------   -----------      ------      ---------   -------
         Income (loss) from operations......................    (2,442)        (612)        2,814        10,577     10,337
     Interest expense.......................................     1,921           --           932         4,172      7,025
     Other income, net......................................      (105)          --            --        (7,158)    (7,263)
                                                              ---------   -----------      ------      ---------   -------
         Income (loss) before provision for income taxes....    (4,258)        (612)        1,882        13,563     10,575
     Provision (benefit) for income taxes...................    (1,730)        (249)          765         5,509      4,295
                                                              ---------   -----------      ------      ---------   -------
             Net income (loss)..............................   $(2,528)     $  (363)       $1,117       $ 8,054    $ 6,280
                                                              ========    ==========    ============   =========   =======

     Results for the three months ended March 31, 1996 reflected in the table set forth above are not necessarily indicative of a full year's results. See "Risk Factors -- Quarterly Fluctuations; Seasonality." Other income amounts for the King City Facility reflect interest income from amounts contractually invested pursuant to collateral fund requirements. See "Business -- Description of Facilities -- Power Generation
     Facilities -- King City Facility."

(2) Reflects $18.9 million of interest expense related to the 10 1/2% Senior Notes and $540,000 of amortization expense for the costs associated with the sale of the 10 1/2% Senior Notes, reduced by $4.4 million of actual interest expense in 1995 as a result of the repayment of the $57 million loan from The Bank of Nova Scotia to Calpine Thermal Company, a wholly-owned subsidiary of the Company (the "$57 Million Bank of Nova Scotia Loan"), $3.4 million of interest expense as a result of the repayment of the $45 million loan from The Bank of Nova Scotia to the Company (the "$45 Million Bank of Nova Scotia Loan") (assuming an interest rate of 7.5%) and $2.4 million of interest expense as a result of the repayment of all amounts outstanding under the Credit Suisse Credit Facility. The $2.4 million represents $704,000 of actual interest expense in 1995 and $1.7 million of assumed interest expense to fund the King City and Cerro Prieto Transactions (assuming an interest rate of 6.0%).

(3) Represents the pro forma results of operations for the King City Facility as if the King City Transaction had been completed on January 1, 1996.

(4) Reflects $4.7 million of interest expense related to the 10 1/2% Senior Notes and $135,000 of amortization expense for the costs associated with the sale of the 10 1/2% Senior Notes, reduced by $962,000 of actual interest expense as a result of the repayment of the $57 Million Bank of Nova Scotia Loan, $844,000 of interest expense as a result of the repayment of the $45 Million Bank of Nova Scotia Loan (assuming an interest rate of 7.5%) and $564,000 of interest expense as a result of the repayment of all amounts outstanding under the Credit Suisse Credit Facility. The $564,000 represents $365,000 of actual interest expense and $199,000 of assumed interest expense to fund a portion of the King City Transaction (assuming an interest rate of 6.0%).

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                     AS OF MARCH 31, 1996
                                                   ---------------------------------------------------------
                                                                             ADJUSTMENTS   PRO FORMA FOR THE
                                                                               FOR THE         KING CITY
                                                              ADJUSTMENTS    SALE OF THE    TRANSACTION AND
                                                                FOR THE        10 1/2%      THE SALE OF THE
                                                               KING CITY       SENIOR       10 1/2% SENIOR
                                                    ACTUAL    TRANSACTION       NOTES            NOTES
                                                   --------   ------------   -----------   -----------------
                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 68,647     $(50,000)(1)  $  27,168(10)     $  45,815
  Accounts receivable............................    25,636          782(2)          --           26,418
  Other current assets...........................     4,900           --             --            4,900
                                                   --------   ------------   -----------   -----------------
    Total current assets.........................    99,183      (49,218)        27,168           77,133
Property, plant & equipment, net.................   448,261       82,090(3)          --          530,351
Investments in power projects....................    12,206           --             --           12,206
Notes receivable.................................    31,270           --             --           31,270
Restricted marketable securities.................        --      100,700(4)          --          100,700
Other assets.....................................    14,429        7,260(5)       5,400(11)        27,089
                                                   --------   ------------   -----------   -----------------
    Total assets.................................  $605,349     $140,832      $  32,568        $ 778,749
                                                   =========  =============  ============  ==================
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of non-recourse project
    financing....................................  $ 83,846     $ 45,000(6)   $(102,000)(12)     $  26,846
  Other current liabilities......................    16,348          461(7)          --           16,809
                                                   --------   ------------   -----------   -----------------
    Total current liabilities....................   100,194       45,461       (102,000)          43,655
Long-term credit facility........................    32,151       13,281(8)     (45,432)(13)            --
Non-recourse long-term project financing, less
  current portion................................   185,798           --             --          185,798
Notes payable....................................     6,473           --             --            6,473
Senior Notes Due 2004............................   105,000           --             --          105,000
Senior Notes Due 2006............................        --           --        180,000(14)       180,000
Deferred lease incentive.........................        --       82,090(9)          --           82,090
Deferred income taxes, net.......................    97,164           --             --           97,164
Other liabilities................................     3,636           --             --            3,636
                                                   --------   ------------   -----------   -----------------
    Total liabilities............................   530,416      140,832         32,568          703,816
                                                   --------   ------------   -----------   -----------------
Stockholder's equity:
  Preferred stock................................    50,000           --             --           50,000
  Common stock...................................     6,224           --             --            6,224
  Retained earnings..............................    18,740           --             --           18,740
  Cumulative translation adjustment..............       (31)          --             --              (31)
                                                   --------   ------------   -----------   -----------------
    Total stockholder's equity...................    74,933           --             --           74,933
                                                   --------   ------------   -----------   -----------------
    Total liabilities and stockholder's equity...  $605,349     $140,832      $  32,568        $ 778,749
                                                   =========  =============  ============  ==================

               See Notes to Pro Forma Consolidated Balance Sheet

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(1)  Represents the cash required to finance, in part, the King City
     Transaction.

(2)  Represents the accounts receivable in the King City Transaction.

(3) Represents the value of the power sales agreement rights assumed with the lease associated with the King City Transaction.

(4) Reflects the collateral fund of investment grade securities owned by the Company to support a portion of the annual operating lease payments associated with the King City Transaction.

(5) Includes $1.3 million required to fund reserve accounts, $2.0 million to terminate the existing operating and maintenance agreement, $6.4 million of prepaid expenses, $1.8 million of transaction costs that are capitalized and written off over the life of the lease reduced by a $4.2 million adjustment associated with the King City Transaction to account for differences between November 1, 1995 and the closing date, May 1, 1996.

(6) Represents the $45 Million Bank of Nova Scotia Loan required to finance, in part, the King City Transaction.

(7)  Represents the accounts payable in the King City Transaction.

(8) Reflects additional borrowings under the Credit Suisse Credit Facility required to finance, in part, the King City Transaction.

(9) Represents the deferred lease incentive to reflect the value of the power sales agreement assumed in the King City Transaction.

(10) Represents the cash balance after the application of the net proceeds from the sale of the 10 1/2% Senior Notes.

(11) Reflects the costs associated with the sale of the 10 1/2% Senior Notes that are capitalized and written off over the ten-year term of the 10 1/2% Senior Notes.

(12) Reflects the repayment of the $57 Million Bank of Nova Scotia Loan and the $45 Million Bank of Nova Scotia Loan with a portion of the net proceeds from the sale of the 10 1/2% Senior Notes.

(13) Reflects the repayment of $45.4 million outstanding on the Credit Suisse Credit Facility with a portion of the net proceeds from the sale of the 10 1/2% Senior Notes.

(14) Represents the 10 1/2% Senior Notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

GENERAL

     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company has interests in 14 power generation facilities and steam fields having an aggregate capacity of 937 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. During the last five years, Calpine has expanded substantially, from $41.2 million of total assets as of December 31, 1991 to $778.7 million of total assets on a pro forma basis as of March 31, 1996. Calpine's revenue on a pro forma basis for 1995 increased to $188.0 million, representing a compound annual growth rate of 48% since 1991. The Company's EBITDA on a pro forma basis for 1995 increased to $101.4 million.

     On September 9, 1994, the Company acquired Thermal Power Company, which owns a 25% undivided interest in certain steam fields at The Geysers steam fields in northern California (the "Geysers") with a total capacity of 604 megawatts (the "Thermal Power Company Steam Fields") for a purchase price of $66.5 million. In January 1995, the Company purchased the working interest in certain of the geothermal properties at the PG&E Unit 13 and Unit 16 Steam Fields from a third party for a purchase price of $6.75 million. On April 21, 1995, the Company acquired the stock of certain companies that own 100% of the Greenleaf 1 and 2 Facilities, consisting of two 49.5 megawatt natural gas-fired cogeneration facilities, for a purchase price of $80.5 million. On June 29, 1995, the Company acquired the operating lease for the Watsonville Facility, a
28.5 megawatt natural gas-fired cogeneration facility, for a purchase price of $900,000. On November 17, 1995, the Company entered into a series of agreements to invest up to $20.0 million in the Cerro Prieto Steam Fields. In April 1996, the Company entered into a transaction involving a lease for the 120 megawatt King City Facility, which required an investment of $108.3 million, primarily related to the collateral fund requirements. See "Business -- Description of Facilities."

     Each of the power generation facilities produces electricity for sale to a utility. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. The electricity, thermal energy and steam generated by these facilities are typically sold pursuant to long-term take-and-pay power or steam sales agreements generally having original terms of 20 or 30 years.

     Each of the Company's power and steam sales agreements contains curtailment provisions under which the purchasers of energy or steam are entitled to reduce the number of hours of energy or amount of steam purchased thereunder. During 1995, certain of the Company's power generation facilities experienced maximum curtailment primarily as a result of low gas prices and a high degree of precipitation during the period, which resulted in high levels of energy generation by hydroelectric power facilities that supply electricity. The Company expects maximum curtailment during 1996 under its power sales agreements for certain of its facilities. See "Business -- Description of Facilities."

     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry. In December 1995, the CPUC issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. As part of its policy decision, the CPUC indicated that power sales agreements of existing QFs would be honored. The Company cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations. The Company believes that any such restructuring would not have a material effect on its power sales agreements and, accordingly, believes that its existing business and results of operations would not be materially affected, although there can be no assurance in this regard.

     Electricity and steam sales represents the sale of electricity and geothermal steam from the Company's majority-owned facilities to utilities under the terms and conditions of long-term power and steam sales agreements. Revenue attributable to the West Ford Flat Facility, the Bear Canyon Facility, the Greenleaf 1 and 2 Facilities, the Watsonville Facility, the PG&E Unit 13 and Unit 16 Steam Fields, the Thermal Power Company Steam Fields and the SMUDGEO #1 Steam Fields is included in electricity and steam sales. See
"Business -- Description of Facilities."

     Service contract revenue consists of revenue earned on services performed under operating and maintenance agreements for projects that are not consolidated in the Company's consolidated financial statements. The Company recognizes revenue on these agreements at the time services are performed.

     Income from unconsolidated investments in power projects represents the Company's share of income from projects that are not consolidated in the Company's consolidated financial statements and, accordingly, are accounted for under the equity method of accounting. The Company's share of income from such projects is calculated according to the Company's equity ownership or in accordance with the terms of the appropriate partnership agreement. The Company's current investments which are accounted for under the equity method consist of the Aidlin Facility, the Agnews Facility and the Sumas Facility.

     Depreciation and amortization expense for natural gas-fired cogeneration facilities is computed using a straight-line method over the estimated remaining useful life. Depreciation and amortization expense also reflects the amortization of the Company's geothermal power generation facilities and steam fields using the units of production method of depreciation. The Company capitalizes all capital costs related to the operating power plants and steam fields, as well as the cost of drilling wells and estimated future development and de-commissioning costs. These capital costs are then amortized using the units of production method based on current production over the estimated useful life of the geothermal resource. It is reasonably possible that the estimate of useful lives, total units of production or total capital costs to be amortized using the units of production method could differ materially in the near term from the amounts assumed in arriving at current depreciation and amortization expense.

     Capitalized project costs are costs related to the development or acquisition of new projects which are capitalized upon the execution of a memorandum of understanding or a power sales agreement. Upon the start-up of plant operations or the completion of an acquisition, such costs are generally transferred to property, plant and equipment and amortized over the estimated useful life of the project. As of March 31, 1996, the Company had deferred $1.6 million of development costs associated with projects currently in the development stage.

     General and administrative expenses include administrative, accounting, finance, legal, human resources, insurance and other expenses incurred in connection with the Company's operations. In addition, general and administrative expenses also include the expenses associated with management of the Company's operating and maintenance agreements and the expenses incurred in the management of the Company's project investments.

     Provision for income taxes includes income taxes calculated at the effective rate for each applicable period reflecting statutory rates and as adjusted for percentage depletion in excess of basis and other items.

SELECTED OPERATING INFORMATION

     Set forth below is certain selected operating information for the power generation facilities and steam fields, for which results are consolidated in the Company's statements of operations. The information set forth under power plants consists of the results for the West Ford Flat Facility, the Bear Canyon Facility and, for 1995, the Greenleaf 1 and 2 Facilities and the Watsonville Facility since their acquisitions on April 21, 1995 and June 29, 1995, respectively. The information set forth under steam fields consists of the results for the PG&E Unit 13 and Unit 16 Steam Fields, the SMUDGEO #1 Steam Fields and, for 1994 and 1995, the Thermal Power Company Steam Fields since the acquisition of Thermal Power Company on September 9,

1994. The information provided for the other interest included under steam revenue prior to 1995 represents revenue attributable to a working interest that was held by a third party in the PG&E Unit 13 and Unit 16 Steam Fields. In January 1995, the Company purchased this working interest. Prior to the Company's acquisition of the remaining interest in the West Ford Flat Facility, Bear Canyon Facility, the PG&E Unit 13 and Unit 16 Steam Fields and the SMUDGEO #1 Steam Fields in April 1993, the Company's revenue from these facilities was accounted for under the equity method and, therefore, does not represent the actual revenue of the Company from these facilities for the periods set forth below. See "-- General."

                                              YEAR ENDED DECEMBER 31,                             THREE MONTHS ENDED MARCH 31,
                        -------------------------------------------------------------------    ----------------------------------
                         1991       1992       1993       1994                                  1995
                        -------    -------    -------    -------                               -------
                                                                             1995                                  1996
                                                                    -----------------------               -----------------------
                                                                               PRO FORMA(1)                          PRO FORMA(2)
                                                                    ACTUAL     ------------               ACTUAL     ------------
                                                                    -------                               -------
                                                                 (DOLLARS IN THOUSANDS)
POWER PLANTS:
  Electricity
    revenue:
    Energy...........   $33,426    $38,325    $37,088    $45,912    $54,886      $ 80,255      $11,140    $15,339      $ 19,143
    Capacity(3)......   $ 7,562    $ 7,707    $ 7,834    $ 7,967    $30,485      $ 58,116      $   380    $ 1,566      $  2,719
  Megawatt hours
    produced.........   392,471    403,274    378,035    447,177    1,033,566   1,859,277       96,406    330,675       424,658
  Average energy
    price per
    kilowatt
    hour(3)..........    8.517c     9.503c     9.811c    10.267c     5.310c        4.317c      11.555c     4.639c        4.508c
STEAM FIELDS:
  Steam revenue:
    Calpine..........   $36,173    $33,385    $31,066    $32,631    $39,669      $ 39,669      $ 9,583    $ 8,870      $  8,870
    Other interest...   $ 2,820    $ 2,501    $ 2,143    $ 2,051         --            --           --         --            --
  Megawatt hours
    produced.........   2,095,576  2,105,345  2,014,758  2,156,492  2,415,059   2,415,059      468,526    556,039       556,039
  Average price per
    kilowatt hour....    1.861c     1.705c     1.648c     1.608c     1.643c        1.643c       2.045c     1.595c        1.595c

- ------------

(1) Pro forma results for the year ended December 31, 1995 give effect to the Greenleaf Transaction, the Watsonville Transaction and the King City Transaction as if such transactions had occurred on January 1, 1995.

(2) Pro forma results for the three months ended March 31, 1996 give effect to the King City Transaction as if such transaction had occurred on January 1, 1996.

(3) Represents energy revenue divided by the kilowatt hours produced. The significant increase in capacity revenue and the accompanying decline in average energy price per kilowatt hours since 1994 reflects the increase in the Company's megawatt hour production as a result of acquisitions of gas-fired cogeneration facilities by the Company.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

     Revenue. The Company's total revenue was $31.7 million for the three months ended March 31, 1996 compared to $22.0 million for the comparable period in 1995. Electricity and steam sales revenue increased 22% to $25.8 million for the three months ended March 31, 1996, compared to $21.1 million for the comparable period in 1995. The increase was primarily attributable to $4.5 million of revenue from the Greenleaf 1 and 2 Facilities and $1.2 million from the Watsonville Facility, which were included in the Company's operations after March 31, 1995. The SMUDGEO#1 Steam Fields also contributed $465,000 to the revenue increase, primarily due to an increase in production and in the steam sales price. Offsetting the favorable increases was a $709,000 decrease in revenue from the PG&E Unit 13 and Unit 16 Steam Fields due to a price decrease in accordance with the steam sales agreements and higher curtailment by PG&E during the three months ended March 31, 1996 due to hydro-spill conditions. Revenue from the West Ford Flat and Bear Canyon facilities also decreased $310,000 for the three months ended March 31, 1996 compared to the same period in 1995. The decrease was due to less production, offset by a price increase. Service contract revenue from related parties increased 33% to $2.0 million for the three months ended March 31, 1996 compared to $1.5 million for the same period in 1995. Approximately $342,000 of the increase was related to revenue for an overhaul at the Aidlin Facility. Service revenue from others for the three months ended March 31, 1996 consisted of a $255,000 advisory fee for financing of a power generation facility; $191,000 of technical services and management fees related to the Cerro Prieto Steam Fields; and $128,000 of power services revenue. Income from unconsolidated investments in power projects increased to $1.4 million for the three months ended March 31, 1996 compared to a $616,000 loss for the comparable period in 1995. The increase is primarily attributable to $1.6 million of equity income from the Company's investment in Sumas Cogeneration Company, L.P. ("Sumas") in which the Company is a limited partner. The increase in Sumas' profitability during 1996 is primarily attributable to an increase in the sale price in accordance with the power sales agreement with Puget Sound Power & Light Company. Interest income on loans to power projects contributed $1.9 million to the revenue increase for the three months ended March 31, 1996. In 1993 and 1994, the Company loaned a total of $11.5 million to the sole shareholder of Sumas Energy, Inc. ("SEI"), the general partner of Sumas. The loans bear interest at 16.25% to 20% and are generally secured by a pledge to Calpine of SEI's interest in Sumas. The Company will receive payments of 75% of SEI's cash distributions from Sumas. Prior to 1996, the Company deferred recognition of interest income from these notes until Sumas generated net income. During the three months ended March 31, 1996, the Company recognized interest income of $1.6 million based on SEI's proportionate share of net income. In addition, the Company recognized $342,000 of interest income on loans to Coperlasa related to the Cerro Prieto Steam Fields.

     Cost of revenue. Cost of revenue increased 59% to $21.3 million for the three months ended March 31, 1996 compared to $13.4 million for the comparable period in 1995. The increase was primarily due to plant operating, depreciation, operating lease and production royalty expenses attributable to the operations of the Greenleaf 1 and 2 Facilities and the Watsonville Facility acquired on April 21, 1995 and June 29, 1995, respectively. The increases were partially offset by lower operating and depreciation expenses at Calpine Geysers Company, L.P.

     General and administrative expenses. General and administrative expenses increased 73% to $2.6 million for the three months ended March 31, 1996 compared to $1.5 million for the same period in 1995. The three months ended March 31, 1995 included a $324,000 decrease in expenses due to an adjustment of the bonus accrual for 1994. The three months ended March 31, 1996 also included $408,000 of costs related to the Company's power services activities. The remaining increases in 1996 were due to additional personnel and related expenses necessary to support the Company's expanded operations.

     Interest expense. Interest expense increased to $8.2 million for the three months ended March 31, 1996 compared to $6.9 million for the comparable period in 1995. The 19% increase was attributable to $1.5 million of interest expense incurred on the debt related to the Greenleaf 1 and 2 Facilities acquired in April 1995.

     Other income, net. Other income, net increased 16% to $533,000 for the three months ended March 31, 1996 compared to $459,000 for the same period in 1995. The increase was primarily due to $80,000 of interest income earned on the $50.0 million of proceeds from the Preferred Stock Investment.

     Provision for income taxes. The effective rate for the income tax provision (benefit) was approximately 41% for the three months ended March 31, 1996 and 1995. The effective rate was based on statutory tax rates.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenue. Revenue increased 39.0% to $132.1 million in 1995 compared to $94.8 million in 1994, primarily due to a 41.5% increase in electricity and steam sales to $127.8 million in 1995 compared to $90.3 million in 1994. Such an increase was primarily attributable to the $28.3 million of revenue from the Greenleaf 1 and 2 Facilities, $5.9 million of revenue from the Watsonville Facility, the $5.2 million of additional revenue from the Thermal Power Company Steam Fields as a result of a full year of operation in 1995, and an increase of $3.0 million of revenue from the SMUDGEO #1 Steam Fields attributable to increased production as a result of an extended outage during 1994. Such an increase also reflects a substantial increase in capacity payments for electricity sales from $8.0 million in 1994 to $30.5 million in 1995 as a result of the transactions stated above. This revenue increase was partially offset by a $2.7 million decrease in revenue from the West Ford Flat and Bear Canyon Facilities as a result of curtailments by PG&E due to low gas prices and high levels of precipitation during 1995 as compared to 1994, offset in part by contractual price increases for 1995. Without such curtailment, the West Ford Flat and Bear Canyon Facilities would have generated an additional $5.2 million of revenue in 1995. Revenue for 1995 also reflects curtailment of steam production at the Thermal Power Company Steam Fields as a result of higher precipitation and lower gas prices in 1995, and at the PG&E Unit 13 and Unit 16 Steam Fields as a result of hydro-spill conditions. Without curtailment, the Thermal Power Company Steam Fields and the PG&E Unit 13 and Unit 16 Steam Fields would have generated an additional $5.7 million and $800,000 of revenue during 1995, respectively.

     Revenue for 1995 and 1994 reflects reversals of $2.7 million and $3.2 million, respectively, of previously deferred revenue. Company revenue from sales of steam were previously calculated considering a future period when steam would be delivered without receiving corresponding revenue. See Note 2 of the notes to consolidated financial statements appearing elsewhere in this Prospectus. In May 1994, the Company ceased deferring revenue and recognized $4.0 million of its previously deferred revenue. Based on estimates and analyses performed by the Company, the Company no longer expects that it will be required to make these deliveries to SMUD. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment. In October 1995, PG&E agreed to the termination of the free steam provision with respect to the PG&E Unit 13 Steam Fields. During 1995, the Company took additional measures regarding future capital commitments and other actions which will increase steam production and, based on additional analyses and estimates performed, the Company recognized the remaining $2.7 million of previously deferred revenue.

     Cost of revenue. Cost of revenue increased 46.6% to $77.4 million in 1995 compared to $52.8 million in 1994. The increase was due to plant operating, production royalty and depreciation and amortization expenses attributable to
(i) a full year of operations at Thermal Power Company, which was purchased on September 9, 1994, (ii) operations at the Greenleaf 1 and 2 Facilities subsequent to April 21, 1995, and (iii) operations at the Watsonville Facility subsequent to June 29, 1995. The increases were partially offset by lower depreciation and production royalty expenses at the West Ford Flat and Bear Canyon Facilities and the PG&E Unit 13 and Unit 16 Steam Fields due to curtailment by PG&E during 1995.

     Project development expenses. Project development expenses increased to $3.1 million in 1995, compared to $1.8 million in 1994, due to new project development activities.

     General and administrative expenses. General and administrative expenses were $8.9 million in 1995 compared to $7.3 million in 1994. The increase in 1995 was primarily due to additional personnel and related expenses necessary to support the Company's expanded operations.

     Interest expense. Interest expense increased to $32.2 million in 1995 from $23.9 million in 1994. Approximately $3.6 million of the increase was attributable to a full year of interest expense incurred on the debt related to the Thermal Power Company acquisition in September 1994 and $4.1 million of interest expense incurred on the debt related to the Greenleaf Transaction in April 1995. In addition, 1995 included a full year of interest expense on the 9 1/4% Senior Notes issued on February 17, 1994.

     Provision for income taxes. The effective rate for the income tax provision was approximately 41% for 1995 and 39% for 1994. The effective rates were based on statutory tax rates, with minor reductions for depletion in excess of tax basis benefits. Due to curtailment of production during 1995, the allowance for statutory depletion decreased in 1995 from 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Revenue. Revenue increased 35.6% to $94.8 million in 1994 from $69.9 million in 1993, primarily due to a 70.4% increase in electricity and steam sales to $90.3 million in 1994 compared to $53.0 million in 1993. Such increases were primarily attributable to the $5.8 million of revenue from the Thermal Power Company Steam Fields, the $5.1 million and $3.0 million of additional revenue from the West Ford Flat and the Bear Canyon Facilities, respectively, as a result of the acquisition of the additional interests in such facilities in 1994, the effects of curtailment at such facilities in 1993 as a result of higher precipitation in 1993 and the sale of $804,000 of electricity to the Northern California Power Agency. These revenue increases were partially offset by a decrease of $3.5 million in electricity and steam sales from the SMUDGEO #1 Steam Fields as a result of a four-month shut-down for major maintenance.

     In May 1994, the Company recognized approximately $5.9 million of its previously deferred revenue. The revenue was previously deferred when it was expected that steam would have been delivered without receiving corresponding revenue. Based on current estimates and analyses performed by the Company, the Company no longer expects that it will be required to make these deliveries to SMUD. This resulted in a $4.0 million increase in revenue during 1994, while the remaining $1.9 million was treated as a purchase price reduction to property, plant and equipment. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment.

     Service contract revenue decreased 57.3% to $7.2 million in 1994 compared to $16.9 million in 1993, primarily reflecting the elimination of intercompany revenue for services provided to the power generation facilities and steam fields owned by CGC after the acquisition of the remaining interest in CGC in April 1993. In addition, the decline reflected the higher revenue recognized in 1993 on services associated with the Aidlin Facility overhaul, maintenance at the Agnews Facility, the start-up of the Sumas Facility and the completion of the Sumas construction management project.

     Unconsolidated investments in power projects contributed a loss of $2.8 million in 1994 compared to income of $19,000 in 1993. The decrease is partially attributable to a full year of operating loss at the Sumas Facility of $2.9 million in 1994, as compared to approximately eight months of operating loss of $1.9 million in 1993. The 1994 Sumas Facility operating loss is attributable to higher interest, depreciation and general and administrative expenses. The decrease from 1993 income from unconsolidated investments in power projects is also attributable to $2.0 million of equity income from CGC recognized prior to the April 1993 acquisition under the equity method of accounting.

     Cost of revenue. Cost of revenue increased 24.2% to $52.8 million in 1994 from $42.5 million in 1993. The increase was attributable to higher plant operating, production royalty and depreciation expenses due to a full year of operations at CGC during 1994, and to additional expenses of Thermal Power Company as a result of its acquisition by the Company on September 9, 1994. Service contract expenses decreased by $8.8 million primarily due to the elimination of $6.2 million of operation expenses incurred at CGC after the acquisition of the remaining interest in April 1993, as well as higher 1993 costs incurred in connection with the Aidlin Facility overhaul and higher maintenance expenses at the Agnews Facility.

     Project development expenses. Project development expenses increased to $1.8 million in 1994 from $1.3 million in 1993 due to increased expenses attributable to new project development activities.

     General and administrative expenses. General and administrative expenses increased 43.1% to $7.3 million in 1994 from $5.1 million in 1993 due to additional personnel and related expenses necessary to support the Company's expanded operations.

     Provision for write-off of project development expenses. The Company established in 1994 a $1.0 million reserve for capitalized project costs associated with the development of projects which the Company has determined may not be consummated.

     Interest expense. Interest expense increased to $23.9 million in 1994 from $13.8 million in 1993. The Company incurred $8.5 million of interest expense related to the 9 1/4% Senior Notes issued in February 1994. A portion of the proceeds of the 9 1/4% Senior Notes was used to repay all of the $52.6 million then outstanding under the Credit Suisse Credit Facility, and to repay the non-recourse notes payable to Freeport-McMoran Resource Partners, L.P. ("FMRP") plus accrued interest. Interest expense also increased approximately $1.0 million due to a full year of interest expense at higher interest rates related to CGC debt. Additionally, interest expense of $1.3 million was incurred on the new debt related to the Company's acquisition of Thermal Power Company in September 1994.

     Provision for income taxes. The effective rate for the income tax provision was 39.0% in 1994 compared to 50.2% for 1993. The 1994 effective rate reflects a reduction for a depletion in excess of tax basis benefit at Thermal Power Company and CGC. The effective rate for 1993 reflects a provision of $700,000 due to a change in the California state income tax regulations to disallow 50% of net operating loss carryforwards.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

     The Company's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including, but not limited to, the timing and size of acquisitions, the completion of development projects, the timing and amount of curtailment and variations in levels of production. Furthermore, the majority of capacity payments under certain of the Company's power sales agreements are received during the months of May through October. The market price of the Common Stock could be subject to significant fluctuations in response to those variations in quarterly operating results and other factors.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has obtained cash from its operations, borrowings under the Credit Suisse Credit Facility and other working capital lines, equity contributions from Electrowatt and proceeds from non-recourse project financings and other long-term debt. The Company utilized this cash to fund its operations, service debt obligations, fund the acquisition, development and construction of power generation facilities, finance capital expenditures and meet its other cash and liquidity needs.

     The following table summarizes the Company's cash flow activities for the periods indicated:

                                                                              THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 MARCH 31,
                                      ----------------------------------     ---------------------
                                        1993         1994         1995         1995         1996
                                      --------     --------     --------     --------     --------
                                                             (IN THOUSANDS)
Cash flows from:
  Operating activities............    $ 24,310     $ 34,196     $ 26,653     $  4,443     $ (2,216)
  Investing activities............     (27,082)     (84,444)     (38,497)      (5,916)      (7,639)
  Financing activities............       6,778       66,609       11,127      (13,982)      56,692
                                      --------     --------     --------     --------     --------
     Total........................    $  4,006     $ 16,361     $   (717)    $(15,455)    $ 46,837
                                      ========     ========     ========     ========     ========

     Operating activities for 1995 consisted of approximately $7.4 million of net income from operations, $25.9 million of depreciation and amortization and a $2.9 million loss from unconsolidated investments in power projects, offset by an $8.5 million net increase in operating assets and liabilities. Operating activities for the three months ended March 31, 1996 consisted of approximately $294,000 of net loss from operations, $1.4 million of income from unconsolidated investments in power projects and a $6.7 million net increase in operating assets and liabilities, offset by a $6.7 million of depreciation and amortization.

     Investing activities used $38.5 million during 1995, primarily due to $17.4 million of capital expenditures, $14.8 million for the acquisition of the Greenleaf 1 and 2 Facilities and a $6.3 million investment in notes receivable. Investing activities used $7.6 million during the three months ended March 31, 1996, primarily due to $7.3 million of capital expenditures and a $1.0 million deposit in connection with the King City Transaction, offset by a $1.1 million decrease in restricted cash requirements.

     Financing activities provided $11.1 million of cash during 1995. Borrowings in 1995 included $76.0 million of non-recourse project financing and $37.5 million from the Company's lines of credit. Proceeds were primarily used to repay $60.4 million of project debt assumed in the acquisition of the Greenleaf 1 and 2 Facilities, and $15.0 million borrowed from the lines of credit for the acquisition of the Greenleaf 1 and 2 Facilities. In addition, $19.0 million was used to reduce the balance outstanding under non-recourse project financing, and $6.0 million was used to repay short-term borrowings. Financing activities provided $56.7 million of cash during the three months ended March 31, 1996. The Company issued $50.0 million of preferred stock to Electrowatt and borrowed an additional $12.3 million from the Credit Suisse Credit Facility. In addition, the Company repaid $5.4 million of non-recourse project financing.

     In 1995, working capital decreased $50.5 million and cash and cash equivalents decreased $717,000. The decrease in working capital is primarily due to the reclassification of the $57 Million Bank of Nova Scotia Loan from long-term to current. On May 16, 1996, the Company issued the 10 1/2% Senior Notes, a portion of the net proceeds of which was used to refinance current indebtedness and to repay the $57 Million Bank of Nova Scotia Loan. As of March 31, 1996, cash and cash equivalents were $68.6 million and working capital was a negative $1.0 million. For the three months ended March 31, 1996, working capital increased

$48.0 million and cash and cash equivalents increased $46.8 million as compared to the twelve months ended December 31, 1995. The increase in working capital was primarily due to the proceeds from the issuance of $50.0 million of preferred stock which were invested until May 1, 1996 for the King City Transaction.

     As a developer, owner and operator of power generation projects, the Company may be required to make long-term commitments and investments of substantial capital for its projects. The Company historically has financed these capital requirements with borrowings under its credit facilities, other lines of credit, non-recourse project financing or long-term debt.

     The Company currently has outstanding $105.0 million of its 9 1/4% Senior Notes which mature on February 1, 2004 and bear interest at 9 1/4% payable semi-annually on February 1 and August 1 of each year and $180.0 million of its 10 1/2% Senior Notes which mature on May 15, 2006 and bear interest at 10 1/2% payable semi-annually on May 15 and November 15 of each year. Under the provisions of the Indentures, the Company may, under certain circumstances, be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

     At March 31, 1996, the Company had $269.6 million of non-recourse project financing associated with power generating facilities and steam fields at the West Ford Flat Facility, the Bear Canyon Facility, the PG&E Unit 13 and Unit 16 Steam Fields, the SMUDGEO #1 Steam Fields, the Thermal Power Company Steam Fields and the Greenleaf 1 and 2 Facilities. As of March 31, 1996, the annual maturities for all non-recourse project debt were $79.3 million for the remainder of 1996, $24.8 million for 1997, $26.0 million for 1998, $18.7 million for 1999, $18.0 million for 2000 and $100.2 million thereafter. On April 1, 1996, the Company repaid $4.2 million of this non-recourse project financing.

     The Company currently has the Credit Suisse Credit Facility, which was arranged by Electrowatt and provides for total borrowings of up to $50.0 million, with borrowings bearing interest at either LIBOR or at the Credit Suisse base rate plus a mutually-agreed margin. As of March 31, 1996, the Company had outstanding $32.2 million of borrowings at LIBOR plus a mutually-agreed margin. After March 31, 1996, the Company borrowed additional amounts to fund loans in connection with the Cerro Prieto Transaction, working capital requirements, a portion of the King City Transaction, and a letter of credit in connection with the Pasadena Cogeneration Project. Borrowings of $53.7 million under the Credit Suisse Credit Facility were repaid with a portion of the net proceeds from the sale of the 10 1/2% Senior Notes. Upon consummation of the Common Stock Offering, the Credit Suisse Credit Facility will terminate and is expected to be replaced by a comparable facility.

     The Company has a $1.2 million working capital line with a commercial lender that may be used to fund short-term working capital commitments and letters of credit. At March 31, 1996, the Company had no borrowings under this working capital line and $900,000 of letters of credit outstanding. Borrowings are at prime plus 1%.

     The Company also had outstanding a non-interest bearing promissory note to Natomas Energy Company in the amount of $6.5 million representing a portion of the September 1994 purchase price of Thermal Power Company. This note, which has been discounted to yield 8% per annum, is due September 9, 1997.

     The Company intends to continue to seek the use of non-recourse project financing for new projects, where appropriate. The debt agreements of the Company's subsidiaries and other affiliates governing the non-recourse project financing generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The dividend restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate must provide for the payment of other obligations, including operating expenses, debt service and reserves. However, the Company does not believe that such restrictions will adversely affect its ability to meet its debt obligations.

     At March 31, 1996, the Company had commitments for capital expenditures in 1996 totaling $1.6 million related to various projects at its geothermal facilities. The Company intends to fund capital expenditures for the ongoing operation and development of the Company's power generation facilities primarily through the operating cash flow of such facilities. Capital expenditures for 1995 were $17.4 million compared to

$7.0 million for 1994, primarily due to the purchase of new equipment and the additional working interest. For the three months ended March 31, 1996, capital expenditures included $4.0 million for the purchase of geothermal leases for the Glass Mountain Project and $900,000 for the new rotor at the PG&E Unit 13 facility.

     The Company continues to pursue the acquisition and development of geothermal resources and new power generation projects. The Company expects to commit significant capital during the remainder of 1996 and in future years for the acquisition and development of these projects. The Company's actual capital expenditures may vary significantly during any year.

     In April 1996, the Company entered into a transaction involving a lease of the King City Facility. The Company financed this transaction with the $45 Million Bank of Nova Scotia Loan, $13.3 million of borrowings under the Credit Suisse Credit Facility (both of which were repaid with a portion of the net proceeds from the sale of the 10 1/2% Senior Notes) and $50.0 million of proceeds from the Preferred Stock Investment by Electrowatt. See
"Business -- Description of Facilities -- King City Facility."

     The Company believes that it will have sufficient liquidity from cash flow from operations, borrowings available from lines of credit and working capital lines to satisfy all obligations under outstanding indebtedness, to finance anticipated capital expenditures and to fund working capital requirements.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount of the asset. Measurement of the loss for assets that the entity expects to hold and use are to be based on the fair market value of the asset. SFAS No. 121 must be adopted for fiscal years beginning in 1996. The Company has adopted SFAS No. 121 effective January 1, 1996, and determined that adoption of this pronouncement had no material impact on the results of operations or financial condition of the Company as of January 1, 1996.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The disclosure requirements of SFAS No. 123 are effective for the Company's 1996 fiscal year. The Company does not expect the new pronouncement to have an impact on its results of operations since the intrinsic value-based method prescribed by APB Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used by the Company to account for its stock-based compensation plans.

                                    BUSINESS

OVERVIEW

     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company has interests in 14 power generation facilities and steam fields having an aggregate capacity of 937 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. During the last five years, Calpine has expanded substantially, from $41.2 million of total assets as of December 31, 1991 to $778.7 million of total assets on a pro forma basis as of March 31, 1996. Calpine's revenue on a pro forma basis for 1995 increased to $188.0 million, representing a compound annual growth rate of 48% since 1991. The Company's EBITDA on a pro forma basis for 1995 increased to $101.4 million. Calpine's strategy is to capitalize on opportunities in the power market through an ongoing program to acquire, develop, own and operate electric power generation facilities, as well as marketing power and energy services to utilities and other end users.

THE MARKET

     The power generation industry represents the third largest industry in the United States, with an estimated end user market of approximately $207.5 billion of electricity sales and 3.0 million gigawatt hours of production in 1995. In response to increasing customer demand for access to low cost electricity and enhanced services, new regulatory initiatives are currently being adopted at both state and federal levels to increase competition in the domestic power generation industry. To date, such initiatives are under consideration at the federal level and in approximately thirty states. For example, in April 1996, FERC adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. In addition, the CPUC has issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. Calpine believes that industry trends and such regulatory initiatives will lead to the transformation of the existing market, which is largely characterized by electric utility monopolies selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others. The Company believes that those market trends will create substantial opportunities for companies such as Calpine that are low cost power producers and have an integrated power services capability which enables them to produce and sell energy to customers at competitive rates.

     The Company also believes that these market trends will result in the disposition of power generation facilities by utilities, independent power producers and industrial companies. Utilities such as PG&E and Southern California Edison Company have announced their intentions to sell power generation facilities totalling approximately 3,150 megawatts and 5,000 megawatts, respectively. The independent power industry, which represents approximately 8% of the installed capacity in the United States, or approximately 59,000 megawatts, and has accounted for approximately 50% of all additional capacity in the United States since 1990, is currently undergoing significant consolidation. Many independent producers operating a limited number of power plants are seeking to dispose of such plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses. Over 200 independent power plant and portfolio sale transactions have occurred in the past two years. The Company believes that this consolidation will continue in the highly fragmented independent power industry.

     The power generation industry outside the United States is approximately three times larger than the domestic market, and the demand for electricity is growing rapidly. In 1996, it has been estimated that in excess of 590 gigawatts of new capacity will be required outside the United States over the ensuing ten-year period. In order to satisfy this anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. The Company believes that these programs will create significant opportunities to acquire and develop power generation facilities in such countries.

STRATEGY

     Calpine's objective is to become a leading power company by capitalizing on these emerging market opportunities in the domestic and international power markets. The key elements of the Company's strategy are as follows:

     Expand and diversify its domestic portfolio of power projects. In pursuing its growth strategy, the Company intends to focus on opportunities where it is able to capitalize on its extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach includes design, engineering, procurement, finance, construction, management, fuel and resource acquisition, operations and power marketing, which Calpine believes provides it with a competitive advantage. By pursuing this strategy, the Company has significantly expanded and diversified its project portfolio. Since 1993, the Company has acquired five power generation facilities, including four gas-fired cogeneration facilities and one steam field, which more than doubled its aggregate power generation capacity and further diversified its fuel mix.

     The Company is also pursuing the development of highly efficient, low cost power plants that seek to take advantage of inefficiencies in the electricity market. The Company intends to sell all or a portion of the power generated by such merchant plants into the competitive market, rather than exclusively through long-term power sales agreements. As part of Calpine's initial effort to develop merchant plants, the Company entered into an agreement with Phillips Petroleum Company to develop a gas-fired cogeneration project with a capacity of 240 megawatts. Under this agreement, approximately 90 megawatts of electricity will be sold to the Phillips Houston Chemical Complex, with the remainder to be sold into the competitive market through Calpine's power marketing activities. The Company expects that this project will represent a prototype for future merchant plant developments. The development of this project is subject to the satisfaction of various conditions, including obtaining financing and required approvals. See "-- Development and Future Projects."

     Enhance the performance and efficiency of existing power projects. The Company continually seeks to maximize the power generation potential of its operating assets and minimize its operating and maintenance expenses and fuel costs. To date, the Company's power generation facilities have operated at an average availability in excess of 96%. The Company believes that achieving and maintaining a low cost of production will be increasingly important to compete effectively in the power generation market.

     Continue to develop an integrated power marketing capability. The Company has established an integrated power marketing capability, conducted through its wholly owned subsidiary, CPSC. In 1995, CPSC received approval from FERC to conduct power marketing activities. The Company believes that a power marketing capability complements its business strategy of providing low cost power generation services. CPSC's power marketing activities will focus on the development of long-term customer service relationships, supported primarily by generating assets that are owned, operated or controlled by Calpine. CPSC will aggregate the Company's own resources, the resources of its customers, power pool resources, and market power supply to provide the customized services demanded by its customers at a competitive price.

     Selectively expand into international markets. Internationally, the Company intends to utilize its geothermal and gas-fired expertise in selected markets of Southeast Asia and Latin America, where demand for power is rapidly growing and private investment is encouraged. In November 1995, the Company made an investment in the Cerro Prieto geothermal steam fields, located in Mexico. In March 1996, the Company entered into a joint venture agreement to pursue the development of a geothermal resource in Indonesia with an estimated potential capacity in excess of 500 megawatts. Calpine believes that its investments in these projects will effectively position it for future expansion in Southeast Asia and Latin America.

POWER GENERATION TECHNOLOGIES

NATURAL GAS-FIRED

     Natural gas-fired power plants offer significant advantages over power plants utilizing other fuel sources, such as coal, oil and nuclear energy, including readily available supplies of natural gas, currently favorable prices, highly efficient technology, higher availabilities, shorter construction periods and lower capital and operating costs. In addition, natural gas-fired power plants have fewer environmental impacts, including significantly lower emission levels of certain pollutants than power plants utilizing other fossil fuels such as coal and oil. During recent years, natural gas-fired power plants have accounted for a substantial portion of the annual increase in independent power capacity in the United States, and natural gas-fired power generation has become the predominant power generation technology utilized for the production of electricity by new power plants in the United States. Industry analysts have predicted that natural gas will continue to be the dominant fuel for new power generation facilities in the United States for the foreseeable future.


                   [Graphic of Combined Cycle Power Plant]


GEOTHERMAL

     Geothermal energy is a clean, alternative source of power that is produced by utilizing hot water or steam that has been naturally heated by the earth. Geothermal energy is found in areas of the world where heat within the earth's crust is close to the surface. These areas generally coincide with the boundaries of the earth's tectonic plates. Exploitable geothermal reservoirs have three primary defining characteristics: (i) a high heat flow near the surface, (ii) a porous geologic medium where water can circulate to become heated and (iii) an impermeable cap rock to prevent dispersion of the heated fluids. Factors that affect the ability to exploit geothermal energy include the ability to drill wells and produce fluids from the porous medium, the temperature and quantity of the fluids and the chemical characteristics of the fluids. In addition, the productive capacity of geothermal wells decreases over time, requiring the drilling of new wells in an effort to maintain production.

                      [Graphic of Geothermal Power Plant]

     Geothermal energy facilities, such as those currently owned and operated by the Company, provide significant advantages over other alternative power generation technologies, such as wind, solar or solid waste/biomass, including lower operating and maintenance costs per kilowatt hour, shorter construction periods and higher plant availability. Geothermal energy also provides a reliable and environmentally preferred source of electricity, emitting significantly lower levels of pollutants than are released from power plants utilizing fossil fuels. As a result of these and other advantages, as well as federal and state tax incentives that have been adopted to encourage the development of geothermal power generation projects, the Company believes that there will continue to be demand for the production of electricity using geothermal energy.

     The geothermal energy capacity of the United States is located predominantly in the western states in tectonically active regions. Total installed geothermal capacity in the United States was approximately 2,925 megawatts as of the end of 1995, with approximately 2,650 megawatts located in California and 275 megawatts located in Nevada, Utah and Hawaii. The Geysers constitute the world's largest developed geothermal reservoir. The Geysers steam fields have been in commercial production since 1960, and currently are capable of producing an amount of steam sufficient to generate 1,200 megawatts of electricity.

DESCRIPTION OF FACILITIES

     The Company has interests in 14 power generation facilities and steam fields with a current aggregate capacity of approximately 937 megawatts, consisting of six natural gas-fired cogeneration facilities with a total capacity of 402 megawatts, three geothermal power generation facilities (which include a steam field and a power plant) with a total capacity of 67 megawatts and five geothermal steam fields that supply utility power plants with a total current capacity of approximately 468 megawatts. Each of the power generation facilities produces electricity for sale to a utility. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants.

     The natural gas-fired and geothermal power generation projects in which the Company has an interest produce electricity, thermal energy and steam that are typically sold pursuant to long-term, take-and-pay power or steam sales agreements generally having original terms of 20 or 30 years. Revenue from a power sales agreement usually consists of two components: energy payments and capacity payments. Energy payments are based on a power plant's net electrical output, where payment rates may be determined by a schedule of prices covering a fixed number of years under the power sales agreement, after which payment rates are usually indexed to the fuel costs of the contracting utility or to general inflation indices. Capacity payments are based on a power plant's net electrical output and/or its available capacity. Energy payments are made for each kilowatt hour of energy delivered, while capacity payments, under certain circumstances, are made whether or not any electricity is delivered. The Company is paid for steam supplied by its steam fields on the basis of the amount of electrical energy produced by, or steam delivered to, the contracting utility's power plants.

     The Company currently provides operating and maintenance services for all power generation facilities in which the Company has an interest, except for the Thermal Power Company Steam Fields and the Cerro Prieto Steam Fields. Such services include the operation of power plants, geothermal steam fields, wells and well pumps, gathering systems and gas pipelines. The Company also supervises maintenance, materials purchasing and inventory control; manages cash flow; trains staff; and prepares operating and maintenance manuals for each power generation facility. As a facility develops an operating history, the Company analyzes its operation and may modify or upgrade equipment or adjust operating procedures or maintenance measures to enhance the facility's reliability or profitability. These services are performed under the terms of an operating and maintenance agreement pursuant to which the Company is generally reimbursed for certain costs, is paid an annual operating fee and may also be paid an incentive fee based on the performance of the facility. The fees payable to the Company are generally subordinated to any lease payments or debt service obligations of non-recourse debt for the project.

     In order to provide fuel for the gas-fired power generation projects in which the Company has an interest, natural gas reserves are acquired or natural gas is purchased from third parties under supply agreements. The Company structures a gas-fired power facility's fuel supply agreement so that gas costs have a direct relationship to the fuel component of revenue energy payments.

     Certain power generation facilities in which the Company has an interest have been financed primarily with non-recourse project financing that is structured to be serviced out of the cash flows derived from the sale of electricity, thermal energy and/or steam produced by such facilities and provides that the obligations to pay interest and principal on the loans are secured almost solely by the capital stock or partnership interests, physical assets, contracts and/or cash flow attributable to the entities that own the projects. The lenders under non-recourse project financing generally have no recourse for repayment against the Company or any assets of the Company or any other entity other than foreclosure on pledges of stock or partnership interests and the assets attributable to the entities that own the facilities.

     Substantially all of the power generation facilities in which the Company has an interest are located on sites which are leased on a long-term basis. The Company currently holds interests in geothermal leaseholds in the Thermal Power Company Steam Fields that produce steam for sale under steam sales agreements and for use in producing electricity from its wholly owned geothermal power generation facilities. See "-- Properties."

     The continued operation of power generation facilities and steam fields involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. To date, the Company's power generation facilities have operated at an average availability in excess of 96%, and although from time to time the Company's power generation facilities and steam fields have experienced certain equipment breakdowns or failures, such breakdowns or failures have not had a material adverse effect on the operation of such facilities or on the Company's results of operations. Although the Company's facilities contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility or steam field from performing under applicable power and/or steam sales agreements. In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenue or increased expenses, and, as a result, the entity owning such power generation facility or steam field may be unable to service principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field.



               [Map of Calpine Corporation Facility Locations]



     Insurance coverage for each power generation facility includes commercial general liability, workers' compensation, employer's liability and property damage coverage which generally contains business interruption insurance covering debt service and continuing expenses for a period ranging from 12 to 18 months.

     The Company believes that each of the currently operating power generation facilities in which the Company has an interest is exempt from financial and rate regulation as a public utility under federal and state laws. See
"-- Government Regulation."

     The table below sets forth certain information regarding the Company's power generation facilities and steam fields currently in operation.

                          POWER GENERATION FACILITIES

                                                                                  COMMENCEMENT                    TERM OF
                          POWER         NAMEPLATE       CALPINE     CALPINE NET        OF                          POWER
                        GENERATION       CAPACITY       INTEREST     INTEREST      COMMERCIAL       UTILITY        SALES
      FACILITY          TECHNOLOGY    (MEGAWATTS)(1)   (PERCENTAGE) (MEGAWATTS)    OPERATION       PURCHASER     AGREEMENT
- ---------------------  ------------   --------------   ----------   -----------   ------------   -------------   ---------
Sumas................   Gas-Fired            125            75%(2)        93.8        1993        Puget Sound       2013
                       Cogeneration                                                                 Power &
                                                                                                     Light
King City............   Gas-Fired            120           100%          120          1989       Pacific Gas &      2019
                       Cogeneration                                                                Electric
Greenleaf 1..........   Gas-Fired             49.5         100%           49.5        1989       Pacific Gas &      2019
                       Cogeneration                                                                Electric
Greenleaf 2..........   Gas-Fired             49.5         100%           49.5        1989       Pacific Gas &      2019
                       Cogeneration                                                                Electric
Agnews...............   Gas-Fired             29            20%            5.8        1990       Pacific Gas &      2021
                       Cogeneration                                                                Electric
Watsonville..........   Gas-Fired             28.5         100%           28.5        1990       Pacific Gas &      2009
                       Cogeneration                                                                Electric
West Ford Flat.......   Geothermal            27           100%           27          1988       Pacific Gas &      2008
                                                                                                   Electric
Bear Canyon..........   Geothermal            20           100%           20          1988       Pacific Gas &      2008
                                                                                                   Electric
Aidlin...............   Geothermal            20             5%            1          1989       Pacific Gas &      2009
                                                                                                   Electric

                                  STEAM FIELDS

                                  APPROXIMATE      CALPINE      CALPINE NET   COMMENCEMENT
                                   CAPACITY        INTEREST      INTEREST     OF COMMERCIAL        UTILITY         ESTIMATED
         STEAM FIELD             (MEGAWATTS)(3)   (PERCENTAGE)  (MEGAWATTS)     OPERATION         PURCHASER         LIFE(4)
- ------------------------------   -------------    ----------    ----------    -------------    ----------------    ---------
Thermal Power Company.........        151             100%          151            1960          Pacific Gas          2018
                                                                                                  & Electric
PG&E Unit 13..................        100             100%          100            1980          Pacific Gas          2018
                                                                                                  & Electric
PG&E Unit 16..................         78             100%           78            1985          Pacific Gas          2018
                                                                                                  & Electric
SMUDGEO #1....................         59             100%           59            1983           Sacramento          2018
                                                                                                  Municipal
                                                                                               Utility District
Cerro Prieto..................         80             100%(5)        80            1973            Comision           2000(6)
                                                                                                  Federal de
                                                                                                 Electricidad

- ------------

(1) Nameplate capacity may not represent the actual output for a facility at any particular time.

(2) See "-- Power Generation Facilities -- Sumas Facility" for a description of the Company's interest in the Sumas partnership and current sales of power by the Sumas Facility.

(3) Capacity is expected to gradually diminish as the production of the related steam fields declines. See "-- Steam Fields."

(4) Other than for the Cerro Prieto Facility, the steam sales agreements remain in effect so long as steam is produced in commercial quantities. There can be no assurance that the estimated life shown accurately predicts actual productive capacity of the steam fields. See "-- Steam Fields."

(5) See "-- Steam Fields -- Cerro Prieto Steam Fields" for a description of the Company's interest in and current sales of steam by the Cerro Prieto Facility.

(6) Represents the actual termination of the steam sales agreement. See "-- Steam Fields -- Cerro Prieto Steam Fields."

POWER GENERATION FACILITIES

Sumas Facility

     The Sumas cogeneration facility (the "Sumas Facility") is a 125 megawatt natural gas-fired, combined cycle cogeneration facility located in Sumas, Washington, near the Canadian border. In 1991, the Company and Sumas Energy, Inc. ("SEI") formed Sumas Cogeneration Company, L.P. ("Sumas") for the purpose of developing, constructing, owning and operating the Sumas Facility. The Company is the sole limited partner in Sumas and SEI is the general partner. The Company currently holds a 50% interest in Sumas and SEI holds the other 50% interest. At the time the Company receives a 24.5% pre-tax rate of return on its partnership investment in Sumas, the Company's interest will be reduced to 11.33% and SEI's interest will increase to 88.67%. Further, the Company receives an additional 25% of the cash flow of the Sumas Facility to repay principal and interest on $11.5 million of loans to the sole shareholder of SEI. A $1.5 million loan bears interest at 20% and matures in 2003 and a $10.0 million loan bearing interest at 16.25% and matures in 2004. The Sumas Facility commenced commercial operation in April 1993.

     The Company managed the engineering, procurement and construction of the power plant and related facilities of the Sumas Facility, including the gas pipeline. The Sumas Facility was constructed by a Washington joint venture formed by Industrial Power Corporation and Haskell Corporation. The Sumas Facility is comprised of an MS 7001EA combined cycle gas turbine manufactured by General Electric Company ("General Electric"), a Vogt heat recovery steam generator, a General Electric steam turbine and a 3.5 mile gas pipeline. Since start-up in April 1993, the Sumas Facility has operated at an average availability of approximately 96.5%.

     The Sumas Facility's $135.0 million construction and gas reserves acquisition cost was financed through $120.0 million of construction and term loan financing provided to Sumas and ENCO Gas, Ltd. ("ENCO"), a wholly owned Canadian subsidiary of Sumas, by The Prudential Insurance Company of America ("Prudential") and Credit Suisse. The credit facilities originally included term loans of $70.0 million at a combined fixed interest rate of 10.28% per annum and variable rate loans of $50.0 million currently based on LIBOR, which are amortized over a 15-year period.

     Electrical energy generated by the Sumas Facility is sold to Puget Sound Power & Light Company ("Puget") under the terms of a 20-year power sales agreement terminating in 2013. Under the power sales agreement, Puget has agreed to purchase an annual average of 123 megawatts of electrical energy.

     The power sales agreement provides for the sale of electrical energy at a total price equal to the sum of (i) a fixed price component and (ii) a variable price component multiplied by an escalation factor for the year in which the energy is delivered. The schedule of annual fixed average energy prices (expressed in cents per kilowatt hour) in effect through 2013 under the Sumas power sales agreement is as follows:

                      FIXED
                      ENERGY
        YEAR          PRICE
- --------------------  ------
1996................  3.19c
1997................  3.38c
1998................  3.64c
1999................  3.98c
2000................  4.23c
2001................  6.23c
2002................  6.11c
2003................  6.22c
2004................  6.33c
2005................  6.45c
2006................  6.57c
2007................  5.23c
2008................  5.31c
2009................  5.40c
2010................  5.49c
2011................  5.58c
2012................  5.58c
2013................  5.58c

The variable price component is set according to a scheduled rate set forth in the agreement, which in 1995 was .97c per kilowatt hour, and escalates annually by a factor equal to the U.S. Gross National Product Implicit Price Deflator. For 1995, the average price paid by Puget under the power sales agreement was 2.954c per kilowatt hour. Pursuant to the power sales agreement, Puget may displace the production of the Sumas Facility when the cost of Puget's replacement power is less than the Sumas Facility's incremental power generation costs. Thirty-five percent of the savings to Puget under this displacement provision are shared with the Sumas Facility. In 1995, the Sumas Facility's net profit was increased by $278,000 as a result of the displacement provision. The Company currently estimates a similar local of displacement in 1996 as that experienced in 1995.

     In addition to the sale of electricity to Puget, pursuant to a long-term steam supply and dry kiln lease agreement, the Sumas Facility produces and sells approximately 23,000 pounds per hour of low pressure steam to an adjacent lumber-drying facility owned by Sumas, which has been leased to and is operated by Socco,

Inc. ("Socco"), an SEI affiliate. It is necessary to continue to operate the dry kiln facility in order to maintain the Sumas Facility's QF status. See
"-- Government Regulation."

     In connection with the development of the Sumas Facility, Canadian natural gas reserves located primarily in northeastern British Columbia, Canada were acquired by Sumas through its wholly owned subsidiary, ENCO. The gas reserves owned by ENCO totalled 138 billion cubic feet as of January 1, 1996. Firm transportation is contracted for on the Westcoast Energy Inc. pipeline. Gas is delivered to Huntington, British Columbia where it is transferred into Sumas' own pipeline for transportation to the plant. ENCO is currently supplying approximately 12,000 million British thermal units per day ("mmbtu/day") to the Sumas Facility. The remaining 13,000 mmbtu/day requirement is being supplied under a one-year contract with West Coast Gas Services, Inc. The Company believes that the gas reserves owned by ENCO and the availability of supplemental gas supplies are sufficient to fuel the Sumas Facility through the year 2013.

     The Company operates and maintains the Sumas Facility under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on project performance. This agreement has an initial term of ten years expiring in April 2003 and provides for extensions.

     The Sumas Facility is located on 13.5 acres located in Sumas, Washington, which are leased from the Port of Bellingham under the terms of a 23.5-year lease expiring in 2014, subject to renewal. The lease provides for rental payments according to a fixed schedule.

     During 1995, the Sumas Facility generated approximately 1,026,000,000 kilowatt hours of electrical energy and approximately $31.5 million of total revenue. In 1995, the Company recognized a loss of approximately $3.0 million in accordance with the terms of the Sumas partnership agreement, and recorded revenue of $2.0 million for services performed under the operating and maintenance agreement.

King City Facility

     The King City cogeneration facility (the "King City Facility") is a 120 megawatt natural gas-fired combined cycle facility located in King City, California. In April 1996, the Company entered into a long-term operating lease for this facility with BAF Energy, A California Limited Partnership ("BAF"). Under the terms of the operating lease, Calpine makes semi-annual lease payments to BAF, a portion of which is supported by a $100.7 million collateral fund, owned by the Company. The collateral consists of a portfolio of investment grade and U.S. Treasury Securities that will mature serially in amounts equal to a portion of the lease payments.

     The Company financed the collateral fund and other transaction costs with the $45 Million Bank of Nova Scotia Loan and $13.3 million of borrowings under the Credit Suisse Credit Facility (both of which were repaid with a portion of the net proceeds from the sale of the 10 1/2% Senior Notes), as well as $50.0 million of proceeds from the Preferred Stock Investment by Electrowatt.

     The power plant consists of a General Electric Frame 7 Model EA combustion turbine generator, a Nooter/Eriksen heat recovery steam generator, an ASEA Brown Boveri ("ABB") steam turbine generator and two Nebraska Boiler auxiliary boilers. The King City Facility commenced commercial operation in 1989 and has operated at an average availability of approximately 97%.

     Electricity generated by the King City Facility is sold to PG&E under a 30-year power sales agreement terminating in 2019. The power sales agreement contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 111 megawatts for the term of the agreement so long as the King City Facility delivers 80% of the firm capacity during designated periods of the year. Additional capacity payments are received for as-delivered capacity in excess of 111 megawatts delivered during peak and partial peak hours. The following schedule sets forth the as-delivered capacity prices per kilowatt year:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188
                1998................................................       $188

Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. Through 1998, payments for electrical energy produced are based on 100% of PG&E's avoided cost of energy for the period of January 1 through April 30, and 80% at avoided cost and 20% at fixed prices for the period of May 1 through December
31. The schedule of fixed average energy prices (expressed in cents per kilowatt hour) in effect through 1998 under the King City Facility power sales agreement is as follows:

                                                                          ENERGY
                                          YEAR                            PRICE
                --------------------------------------------------------  ------
                1996....................................................  12.24c
                1997....................................................  13.14c
                1998....................................................  13.14c

Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's then avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     Through April 28, 1999, the power sales agreement allows for dispatchable operation which gives PG&E the right to curtail the number of hours per year that the King City Facility operates. PG&E has an option to extend its curtailment rights for two additional one-year terms. If PG&E exercises the curtailment extension option, it will be required to pay an additional .7c per kilowatt hour for all energy delivered from the King City Facility.

     In addition to the sale of electricity to PG&E, the King City Facility produces and sells thermal energy to a thermal host, Basic Vegetable Products, Inc. ("BVP"), an affiliate of BAF, under a long-term contract coterminous with the power sales agreement. It is necessary to continue to operate the host facility in order to maintain the King City Facility's QF status. See
"-- Government Regulation." The BVP facility was built in 1957 and processes between 30% and 40% of the dehydrated onion and garlic production in the United States.

     Natural gas for the King City Facility is supplied pursuant to a contract with Chevron U.S.A. Inc. ("Chevron") expiring June 30, 1997. Natural gas is transported under a firm transportation agreement, expiring June 30, 1997, via a dedicated 38-mile pipeline owned and operated by PG&E. The Company believes that upon expiration of these agreements that it will be able to obtain sufficient quantities and firm transportation of natural gas to operate the King City Facility for the remaining term of the power sales agreement.

     Fee title to the premises is owned by Basic American, Inc., who has leased the premises to an affiliate of BAF for a term equivalent to the term of the power sales agreement for the King City Facility. The Company is subleasing the premises, together with certain easements, from such affiliate of BAF pursuant to a ground sublease.

Greenleaf 1 and 2 Facilities

     On April 21, 1995, Calpine completed the acquisition of the Greenleaf 1 and 2 cogeneration facilities (the "Greenleaf 1 and 2 Facilities") from Radnor Power Corporation, an affiliate of LFC Financial Corporation ("LFC"), for a purchase price of $80.5 million.

     On June 30, 1995, Calpine refinanced the existing debt on the Greenleaf 1 and 2 Facilities by borrowing $76.0 million from Sumitomo Bank. The non-recourse project financing with Sumitomo Bank is divided into two tranches, a $60.0 million fixed rate loan facility which bears interest on the unpaid principal at a fixed rate of 7.415% per annum with amortization of principal based on a fixed schedule through June 30, 2005, and a $16.0 million floating rate loan facility which bears interest based on LIBOR plus an applicable margin (6.5% as of December 31, 1995) with the amortization of principal based on a fixed schedule through December 31, 2010.

     The Greenleaf 1 and 2 Facilities have a combined natural gas requirement of approximately 22,000 mmbtu/day. The Company, through its wholly owned subsidiary Calpine Fuels Corporation ("Calpine Fuels"), entered into a gas supply agreement with Montis Niger, Inc. ("MNI"), an affiliate of LFC, which owns and operates a local gas field that is connected to the facilities. Calpine Fuels is committed to purchasing all gas produced by MNI under this agreement which terminates in December 2019. The quantity of gas produced by MNI varies and is currently less than the facilities' full requirements. As a result, Calpine Fuels has supplemented the MNI gas supply with a short-term contract with Chevron, which expires in June 1996. This gas is delivered over PG&E's intrastate pipeline which is directly connected to each facility. The Greenleaf 1 and 2 Facilities have interruptible transportation agreements with PG&E, expiring in June 1997. The Company believes that it will be able to obtain a sufficient quantity of natural gas to operate the Greenleaf 1 and 2 Facilities for the remaining term of the power sales agreement.

     Greenleaf 1 Facility. The Greenleaf 1 cogeneration facility (the "Greenleaf 1 Facility") is a 49.5 megawatt natural gas-fired cogeneration facility located near Yuba City, California. The Greenleaf 1 Facility includes an LM5000 gas turbine manufactured by General Electric, a Vogt heat recovery steam generator and a condensing General Electric steam turbine. The Greenleaf 1 Facility commenced commercial operation in March 1989. Since its acquisition by the Company in April 1995, the power plant has operated at an average availability of approximately 94.4%.

     Electricity generated by the Greenleaf 1 Facility is sold to PG&E under a 30-year power sales agreement terminating in 2019 which contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 49.2 megawatts for the term of the agreement, so long as the Greenleaf 1 Facility delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for an additional .3 megawatts of capacity. The following schedule sets forth the as-delivered capacity prices per kilowatt year through 1997 under the Greenleaf 1 Facility power sales agreement:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188

Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 49.5 megawatts of electrical energy actually delivered at a price equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     In accordance with the power sales agreement, PG&E is entitled to curtail the Greenleaf 1 Facility during hydro-spill periods, or during periods of negative avoided costs. During 1995, the Greenleaf 1 Facility did not experience curtailment, and the Company does not expect to experience curtailment at such facility during 1996. PG&E may also interrupt or reduce deliveries if necessary to repair its system or because of system emergencies, forced outages, force majeure and compliance with prudent electrical practices.

     In addition to the sale of electricity to PG&E, the Greenleaf 1 Facility sells thermal energy, in the form of hot exhaust to dry wood waste, to a thermal host which is owned and operated by the Company. It is necessary to continue to operate the host facility in order to maintain the Greenleaf 1 Facility's QF status. See "-- Government Regulation."

     The Greenleaf 1 Facility is located on 77 acres owned by the Company near the rural area of Yuba City, California.

     From April 21, 1995 through December 31, 1995, the Greenleaf 1 Facility generated approximately 258,921,000 kilowatt hours of electric energy for sale to PG&E and approximately $13.9 million in revenue.

     Greenleaf 2 Facility. The Greenleaf 2 cogeneration facility (the "Greenleaf 2 Facility") is a 49.5 megawatt natural gas-fired cogeneration facility located near Yuba City, California. The Greenleaf 2 Facility includes a STIG LM5000 gas turbine manufactured by General Electric and a Deltak heat recovery steam generator. The Greenleaf 2 Facility commenced commercial operation in December 1989. Since its acquisition by the Company in April 1995, the power plant has operated at an average availability of approximately 95%.

     Electricity generated by the Greenleaf 2 Facility is sold to PG&E under a 30-year power sales agreement terminating in 2019 which includes payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 49.2 megawatts for the term of the agreement, so long as the Greenleaf 2 Facility delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for an additional .3 megawatts of capacity. The following schedule sets forth the as-delivered capacity prices per kilowatt year through 1997 under the Greenleaf 2 Facility power sales agreement:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188

Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 49.5 megawatts of electrical energy actually delivered at a price equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     In accordance with the power sales agreement, PG&E is entitled to curtail the Greenleaf 2 Facility during hydro-spill periods or during any period of negative avoided costs. During 1995, the Greenleaf 2 Facility did not experience curtailment, and the Company does not expect to experience curtailment at such facility during 1996. PG&E may also interrupt or reduce deliveries if necessary to repair its system or because of system emergencies, forced outages, force majeure and compliance with prudent electrical practices.

     In addition to the sale of electricity to PG&E, the Greenleaf 2 Facility sells thermal energy to Sunsweet Growers, Inc. ("Sunsweet") pursuant to a 30-year contract. Sunsweet is the largest producer of dried fruit in the United States. It is necessary to continue to operate the host facility in order to maintain the status of the Greenleaf 2 Facility as a QF. See "-- Government Regulation."

     The Greenleaf 2 Facility is located on 2.5 acres of land under a lease from Sunsweet, which runs concurrent with the power sales agreement.

     From April 21, 1995 through December 31, 1995, the Greenleaf 2 Facility generated approximately 276,038,000 kilowatt hours of electric energy for sale to PG&E and approximately $14.5 million of revenue.

Agnews Facility

     The Agnews cogeneration facility (the "Agnews Facility") is a 29 megawatt natural gas-fired combined cycle cogeneration facility located on the East Campus of the state-owned Agnews Developmental Center in San Jose, California. Calpine holds a 20% ownership interest in GATX Calpine-Agnews, Inc., which is the sole stockholder of O.L.S. Energy-Agnews, Inc. ("O.L.S. Energy-Agnews"). O.L.S. Energy-Agnews leases the Agnews Facility under a sale leaseback arrangement. The other stockholder of GATX Calpine-Agnews, Inc. is GATX Capital Corporation ("GATX"), which has an 80% ownership interest. In connection with the sale leaseback arrangement, Calpine has agreed to reimburse GATX for its proportionate share of certain payments that may be made by GATX with respect to the Agnews Facility. The Company and GATX managed the development and financing of the Agnews Facility, which commenced commercial operations in December 1990.

     The Company managed the engineering, construction and start-up of the Agnews Facility. The construction work was performed by Power Systems Engineering, Inc. under a turnkey contract. The power plant consists of an LM2500 aeroderivative gas turbine manufactured by General Electric, a Deltak unfired heat recovery steam generator and a Shin Nippon steam turbine-generator. Since start-up, the Agnews Facility has operated at an average availability of approximately 96.5%.

     The total cost of the Agnews Facility was approximately $39 million. The construction financing was provided by Credit Suisse in the amount of $28.0 million. After the commencement of commercial operation, the facility was sold to Nynex Credit Corporation under a sale leaseback arrangement with O.L.S. Energy-Agnews. Under the sale leaseback, O.L.S. Energy-Agnews has entered into a 22-year lease, commencing March 1991, providing for the payment of a fixed base rental, renewal options and a purchase option at fair market value at the termination of the lease.

     Electricity generated by the Agnews Facility is sold to PG&E under a 30-year power sales agreement terminating in 2021 which contains payment provisions for capacity and energy. The power sales agreement provides for a payment of $196 per kilowatt year for 24 megawatts of firm capacity for the term of the agreement, so long as the Agnews Facility delivers at least 80% of its firm capacity of 24 megawatts during certain designated periods of the year, and an as-delivered capacity payment for an additional 4 megawatts of capacity. The following schedule sets forth the as-delivered capacity prices per kilowatt year through 1998 under the Agnews Facility power sales agreement:

                                                                       AS-DELIVERED
                                        YEAR                          CAPACITY PRICE
                ----------------------------------------------------  --------------
                1996................................................       $176
                1997................................................       $188
                1998................................................       $188

Thereafter, the payment for as-delivered capacity will be at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 32 megawatts of electrical energy actually delivered at a price equal to (i) through 1998, the product of PG&E's fixed incremental energy rate and PG&E's utility electric generation gas cost, and (ii) thereafter, PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under the power sales agreement by 1,000 hours. The Company currently expects the maximum amount of curtailment allowed under the agreement during 1996.

     In addition to the sale of electricity to PG&E, the Agnews Facility produces and sells electricity and approximately 7,000 pounds per hour of steam to the Agnews Developmental Center pursuant to a 30-year energy service agreement. The energy service agreement provides that the State of California will purchase from the Agnews Facility all of its requirements for steam (up to a specified maximum) and for electricity

(which has historically been less than one megawatt per year) for the East Campus of the Agnews Developmental Center for the term of the agreement. Steam sales are priced at the cost of production for the Agnews Developmental Center. Electricity sales are priced at the rates that would otherwise be paid to PG&E by the Agnews Developmental Center. The State of California is required to utilize the minimum amount of steam required to maintain the Agnews Facility's QF status. See "-- Government Regulation."

     The supply of natural gas for the Agnews Facility is currently provided under a full requirements fuel supply agreement between O.L.S. Energy-Agnews and Amoco Energy Trading Corporation ("Amoco") which expires June 30, 1997. The Company believes that, upon expiration of this fuel supply agreement, it will be able to obtain a sufficient quantity of natural gas to operate the Agnews Facility for the remaining term of the power sales agreement. Intrastate transportation is provided under a firm gas transportation agreement with PG&E expiring in June 1997.

     The Agnews Facility is operated by the Company under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on performance. This agreement has an initial term of six years expiring on December 31, 1996 and may be automatically renewed for an additional six-year term, provided certain performance standards are met, and thereafter upon mutually agreeable terms. The Company expects the contract will be renewed on December 31, 1996.

     The Agnews Facility is located on 1.4 acres of land leased from the Agnews Development Center under the terms of a 30-year lease that expires in 2021. This lease provides for rental payments to the State of California on a fixed payment basis until January 1, 1999, and thereafter based on the gross revenues derived from sales of electricity by the Agnews Facility, as well as a purchase option at fair market value.

     During 1995, the Agnews Facility generated approximately 225,683,000 kilowatt hours of electrical energy and total revenue of $10.8 million. In 1995, the Company recognized a loss of approximately $82,000 as a result of the Company's 20% ownership interest and recorded revenue of $1.5 million for services performed under the operating and maintenance agreement.

Watsonville Facility

     The Watsonville cogeneration facility (the "Watsonville Facility") is a
28.5 megawatt natural gas-fired combined cycle cogeneration facility located in Watsonville, California. On June 29, 1995, the Company acquired the operating lease for this facility for $900,000 from Ford Motor Credit Company. Under the terms of the lease, rent is payable each month from July through December. The lease terminates on December 29, 2009. The Watsonville Facility commenced commercial operation in May 1990. The power plant consists of a General Electric LM2500 gas turbine, a Deltak heat recovery steam generator and a Shin Nippon steam turbine. Since its acquisition by the Company in June 1995, the power plant has operated at an average availability of approximately 96.5%.

     Electricity generated by the Watsonville Facility is sold to PG&E under a 20-year power sales agreement terminating in 2009 which contains payment provisions for capacity and energy. The power sales agreement provides for a payment of $178 per kilowatt year for 20.9 megawatts of firm capacity for the term of the agreement, so long as the Watsonville Facility delivers at least 80% of its firm capacity of 20.9 megawatts during certain designated periods of the year, and an as-delivered capacity payment for an additional 7.6 megawatts of capacity. In addition, the power sales agreement provides for payments for up to
28.5 megawatts of electrical energy actually delivered. Through April of 2000, 1% of energy will be sold under the fixed energy price schedule set forth below, and 99% of the energy will be sold at PG&E's avoided cost of energy. The following schedule sets forth the fixed average energy prices (expressed in cents per kilowatt hour) and the as-delivered capacity prices per kilowatt year through 2000 for energy deliveries under the Watsonville Facility power sales agreement:

                                                              ENERGY     AS-DELIVERED
                                    YEAR                       PRICE    CAPACITY PRICE
                --------------------------------------------  -------   --------------
                1996........................................  12.24c         $176
                1997........................................  13.14c         $188
                1998........................................  13.90c         $188
                1999........................................  13.90c         $188
                2000........................................  13.90c         $188

Thereafter, PG&E will pay for energy delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC), and will pay for as-delivered capacity at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour.

     Under certain circumstances, PG&E may curtail energy deliveries for a block of up to 400 hours between January 1 and April 15 and an additional 900 off-peak hours from October 1 though April 30. From June 29, 1995 through December 31, 1995, PG&E curtailed energy purchases of 212 hours under the power sales agreement.

     In addition to the sale of electricity to PG&E, during 1995 the Watsonville Facility produced and sold steam to two thermal hosts, Norcal Frozen Foods, Inc. ("Norcal") and Farmers Processing, both food processors. In August 1995, Norcal sold its facility to a subsidiary of Dean Foods ("Dean Foods"), which closed the facility on February 9, 1996. The lessor of the Watsonville Facility intends to construct a water distillation facility on the site of the Watsonville Facility to replace the Dean Foods food processing facility. This facility will be operated by the Company with operation scheduled to commence in August 1996. It is necessary to continue to operate the host facilities in order to maintain the Watsonville Facility's QF status. See "-- Government Regulation."

     Amoco is the supplier of natural gas to the Watsonville Facility. The Company has negotiated a contract with Amoco, which it expects to execute by August 1, 1996 and which will be effective through June 30, 1997. In the interim, the Company has executed a series of monthly contracts with Amoco. PG&E provides firm gas transportation to the Watsonville Facility under a contract expiring June 30, 1997. The Company believes that upon expiration of this fuel supply agreement, it will be able to obtain a sufficient quantity of natural gas to operate the Watsonville Facility for the remaining term of the power sales agreement.

     The Watsonville Facility is located on 1.8 acres of land leased from Dean Foods under the terms of a 30-year lease expiring in 2010.

     For the period from June 29, 1995 to December 31, 1995, the Watsonville Facility generated approximately 117,147,000 kilowatt hours of electrical energy for sale to PG&E and approximately $5.9 million in revenue.

West Ford Flat Facility

     The West Ford Flat geothermal facility (the "West Ford Flat Facility") consists of a 27 megawatt geothermal power plant and associated steam fields located in the eastern portion of The Geysers area of northern California. The West Ford Flat Facility includes a power plant consisting of two turbines manufactured by Mitsubishi Heavy Industries, Inc. with rotors remanufactured by ABB Industries, Inc., two generators manufactured by Electric Machinery, Inc., and seven production wells and steam leases. The West Ford Flat Facility commenced commercial operation in December 1988. Since start-up, the West Ford Flat Facility has operated at an average availability of approximately 98%.

     Electricity generated by the West Ford Flat Facility is sold to PG&E under a 20-year power sales agreement terminating in 2008 which contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $167 per kilowatt year for 27 megawatts of firm capacity for the term of the agreement, so long as the West Ford Flat Facility delivers 80% of its firm capacity during certain designated periods of the year. In addition, the power sales agreement provides for energy payments for electricity actually delivered based on a fixed price derived from a scheduled forecast of energy prices over the initial ten-year term of the agreement ending December 1998. The schedule of fixed average energy prices (expressed in cents per kilowatt hour) in effect through 1998 under the West Ford Flat Facility power sales agreement is as follows:

                                                                          ENERGY
                                          YEAR                            PRICE
                --------------------------------------------------------  ------
                1996....................................................  12.89c
                1997....................................................  13.83c
                1998....................................................  13.83c

Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy prices that will be in effect at the expiration of the fixed price period under this agreement.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under this agreement by 1,000 hours. In the event of any such curtailment, the Company's results of operations may be materially adversely affected. The Company currently expects the maximum amount of curtailment allowed under the agreement during 1996.

     The Company believes that the geothermal reserves that supply energy for use by the West Ford Flat Facility will be sufficient to operate at full capacity for the entire term of the power sales agreement due principally to high reservoir pressures, low projected decline rates, limited development in adjacent areas and the substantial productive acreage dedicated to the West Ford Flat Facility.

     The West Ford Flat Facility is located on 267 acres of leased land located in The Geysers. For a description of the leases covering the properties located in The Geysers, see "-- Properties."

     During 1995, the West Ford Flat Facility generated approximately 216,614,000 kilowatt hours of electrical energy for sale to PG&E and approximately $29.4 million of revenue.

Bear Canyon Facility

     The Bear Canyon facility (the "Bear Canyon Facility") consists of a 20 megawatt geothermal power plant and associated steam fields located in the eastern portion of The Geysers area of northern California, two miles south of the West Ford Flat Facility. The Bear Canyon Facility includes a power plant consisting of two turbine generators manufactured by Mitsubishi Heavy Industries, Inc. with rotors remanufactured by ABB Industries, Inc., as well as eight production wells, an injection well and steam reserves. The Bear Canyon Facility commenced commercial operation in October 1988. Since start-up, the Bear Canyon Facility has operated at an average availability of approximately 98.4%.

     Electricity generated by the Bear Canyon Facility is sold to PG&E under two 10 megawatt, 20-year power sales agreements terminating in 2008 which contain payment provisions for capacity and energy. One of the power sales agreements provides for a firm capacity payment of $156 per kilowatt year on four megawatts for the term of the agreement, so long as the Bear Canyon Facility delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for the additional six megawatts of capacity. The other agreement provides for an as-delivered capacity payment for the entire 10 megawatts. Both agreements provide for energy payments for electricity actually delivered based on a fixed price basis through the initial ten-year term of the agreement ending September 1998. The following schedule sets forth the fixed average energy prices (expressed in cents per kilowatt hour) and the as-delivered capacity prices per kilowatt year through 1998 for energy deliveries under the Bear Canyon Facility power sales agreements:

                                                              ENERGY     AS-DELIVERED
                                    YEAR                       PRICE    CAPACITY PRICE
                --------------------------------------------  -------   --------------
                1996........................................  12.89c         $176
                1997........................................  13.83c         $188
                1998........................................  13.83c         $188

Thereafter, PG&E will pay for energy delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC), and will pay for as-delivered capacity at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy prices that will be in effect at the expiration of the fixed price period under this agreement.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under this agreement by 1,000 hours. In the event of any such curtailment, the Company's results of operations may be materially adversely affected. The Company currently expects the maximum amount of curtailment allowed under the agreement during 1996.

     The Company believes that the geothermal reserves for the Bear Canyon Facility will be sufficient to operate at full capacity for substantially all of the remaining term of the power sales agreements due principally to high reservoir pressures, low projected decline rates, limited development in adjacent areas and the substantial productive acreage dedicated to the Bear Canyon Facility.

     The Bear Canyon Facility is located on 284 acres of land located in The Geysers covered by two leases, one with the State of California and the other with a private landowner. For a description of the leases covering the properties located at The Geysers, see "-- Properties."

     During 1995, the Bear Canyon Facility generated approximately 164,847,000 kilowatt hours of electrical energy and approximately $21.8 million of revenue.

Aidlin Facility

     The Aidlin geothermal facility (the "Aidlin Facility") consists of a 20 megawatt geothermal power plant and associated steam fields located in the western portion of The Geysers area of northern California. The Company holds an indirect 5% ownership interest in the Aidlin Facility. The Company's ownership interest is held in the form of a 10% general partnership interest in a limited partnership (the "Aidlin Partnership"), which in turn owns a 50% ownership interest, as both a limited and general partner, in Geothermal Energy Partners Ltd. ("GEP"), a limited partnership which is the owner of the Aidlin Facility. MetLife Capital Corporation owns the remaining 90% interest in the Aidlin Partnership as a limited partner. The remaining 50% of GEP is owned by subsidiaries of Mission Energy Company and Sumitomo Corporation. The Aidlin Facility commenced commercial operation in May 1989.

     The Aidlin Facility includes a power plant consisting of two turbine generators manufactured by Fuji Electric and ABB Industries, Inc., as well as seven production wells and two injection wells. Since start-up, the Aidlin Facility has operated at an average availability of approximately 99%.

     The construction of the Aidlin Facility was financed with a $59.4 million term loan provided by Prudential, which bears interest at a fixed rate of 10.48% per annum and matures on June 30, 2008 according to a specified amortization schedule.

     Electricity generated by the Aidlin Facility is sold to PG&E under two 10 megawatt, 20-year power sales agreements terminating in 2009 which contain payment provisions for capacity and energy. The power sales agreements provide for an aggregate firm capacity payment for 17 megawatts of $167 per kilowatt year for the term of the agreements, so long as the Aidlin Facility delivers 80% of its capacity during certain designated periods of the year. In addition, the Aidlin Facility power sales agreements provide for energy payments for 20 megawatts based on a schedule of fixed energy prices (expressed in cents per kilowatt hour) in effect through 1999 as follows:

                                                                          ENERGY
                                          YEAR                            PRICE
                --------------------------------------------------------  ------
                1996....................................................  12.89c
                1997....................................................  13.83c
                1998....................................................  13.83c
                1999....................................................  13.83c

Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1995, PG&E's avoided cost of energy averaged approximately 1.84c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy that will be in effect at the expiration of the fixed price period under this agreement.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1995, PG&E curtailed the energy purchased under this agreement by 1,000 hours. The Company currently expects the maximum amount of curtailment under the agreement in 1996.

     The output of the Aidlin Facility is expected to decline over the remaining life of the facility unless additional reserves are developed on existing or adjacent leases and enhanced water injection projects are successful in reducing field declines. See "Risk Factors -- Risks Related to the Development and Operation of Geothermal Energy Resources."

     The Aidlin Facility is operated and maintained by the Company under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to an incentive payment based on project performance. This agreement expires on December 31, 1999.

     The Aidlin Facility is located on 713.8 acres of land located in The Geysers, which is leased by GEP from a private landowner. The lease will remain in force so long as geothermal steam is produced in commercial quantities.

     During 1995, the Aidlin Facility generated approximately 174,087,000 kilowatt hours of electrical energy and revenue of $21.7 million. In 1995, the Company recognized revenue of approximately $277,000 as a result of the Company's 5% ownership interest and $3.5 million for services performed under the operating and maintenance agreement.

STEAM FIELDS

Thermal Power Company Steam Fields

     The Company acquired Thermal Power Company on September 9, 1994 for a purchase price of $66.5 million. Thermal Power Company owns a 25% undivided interest in certain geothermal steam fields located at The Geysers in northern California (the "Thermal Power Company Steam Fields"). Union Oil Company of California ("Union Oil") owns the remaining 75% interest in the steam fields and operates and maintains the steam fields. The Thermal Power Company Steam Fields include the leasehold rights to 13,908 acres of steam fields which supply steam to 12 PG&E power plants located in The Geysers and include 247 production wells, 19 injection wells and 52 miles of steam-transporting pipeline. See
"-- Properties." The 12 plants have a nameplate capacity of 978 megawatts and currently have the capability to operate at 604 megawatts providing the Company with an effective interest in 151 megawatts. The steam fields commenced commercial operation in 1960.

     The Thermal Power Company Steam Fields produce steam for sale to PG&E under a long-term steam sales agreement. Under this steam sales agreement, the Company is paid on the basis of the amount of electricity produced by the power plants to which steam is supplied. PG&E is obligated to use its best efforts to operate its power plants to maintain monthly and annual steam field capacity. The price paid for steam under the steam sales agreement is determined according to a formula that consists of the average of three indices multiplied by a fixed price of 1.65c per kilowatt hour. The indices used are the Producer Price Index for Crude Petroleum, the Producer Price Index for Natural Gas and the Consumer Price Index ("CPI"). The price of steam under the steam sales agreement in 1995 was 1.647c per kilowatt hour. In addition, the Company receives a monthly fee for effluent disposal and maintenance. During 1995, such monthly fee was $144,000 per month.

     In 1995 and early 1996, the Company, Union Oil and PG&E entered into certain short-term arrangements under which PG&E purchased a portion of the steam that PG&E would have curtailed under the steam sales agreement at a lower price. Such parties are currently in the process of negotiating an ongoing alternative pricing arrangement for steam that PG&E is entitled to curtail in the future.

     The steam sales agreement with PG&E also provides for offset payments, which constitute a remedy for insufficient steam. Under the steam sales agreement, the Company is required to pay PG&E for the unamortized costs, including site clean-up, removal and abandonment costs, of power plants that are installed but are unused as a result of steam supply deficiency. The offset payments are calculated based upon a fixed amortization schedule for all power plants, which may be adjusted for future capital expenditures, and upon the steam fields' capacity in megawatts. In accordance with the steam sales agreement, the Company makes offset payments at a reduced rate until total offsets calculated since July 1, 1991 equal $15 million. Accordingly, the Company's share of offsets in 1995 was $757,000. In approximately 1999, when total offsets may exceed $15 million in accordance with the agreement, the Company's share of offset payments to PG&E would be approximately 2 1/2 times their current rate (as calculated at the current steam field capacity).

     In accordance with the steam sales agreement, PG&E may curtail the power plants which receive steam in order to produce energy from lower cost sources. PG&E is contractually obligated to operate all of the power plants at a minimum of 40% of the field capacity during any given year, and at 25% of the field capacity in any given month. During 1995, the Thermal Power Company Steam Fields experienced extensive curtailment of steam production due to low gas prices and abundant hydro power. The Company receives a monthly fee for PG&E's right to curtail its power plants. Such fee was $12,800 per month during 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The steam sales agreement with PG&E terminates two years after the closing of the last operating power plant. In addition, PG&E may terminate the contract earlier with a one-year written notice. If PG&E terminates in accordance with the steam sales agreement, the Company will provide capacity maintenance services for five years after the termination date, and will retain a right of first refusal to purchase the PG&E facilities at PG&E's unamortized cost. Alternatively, the Company may terminate the agreement with a two-year written notice to PG&E. If the Company terminates, PG&E has the right to take assignment of the Thermal Power Company Steam Fields' facilities on the date of termination. In that case, the Company would continue to pay offset payments for three years following the date of termination. Under the steam sales agreement, PG&E may retire older power plants upon a minimum of six-months' notice. The Company is unable to predict PG&E's schedule for the retirement of such power plants, which may change from time to time. If steam is abandoned (i.e., cannot be transported to the remaining plants), the abandoned steam may be delivered for use to other PG&E power plants, subject to existing contract conditions, or to other customers upon closure of a PG&E power plant.

     The Thermal Power Company Steam Fields currently supply steam sufficient to operate the PG&E power plants at approximately 60% of their combined nameplate capacity. This percentage reflects a decline in productivity since the commencement of operations. While it is not possible to accurately predict long-term steam field productivity, the Company has estimated that the current annual rate of decline in steam field productivity of the Thermal Power Company Steam Fields was approximately 9% until 1995, during which year extensive curtailment interrupted the decline trend. The Company expects steam field productivity to

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

continue to decline in the future. The Company plans to work with Union Oil and PG&E to partially offset the expected rate of decline by the development of water injection projects and power plant improvements.

     During 1995, the PG&E power plants produced 2,688,176,000 kilowatt hours of electrical energy of which the Company's 25% share is 672,044,000 kilowatt hours for approximately $11.0 million of revenue.

PG&E Unit 13 and Unit 16 Steam Fields

     The Company holds the leasehold rights to 1,631 acres of steam fields (the "PG&E Unit 13 and Unit 16 Steam Fields") that supply steam to PG&E's Unit 13 power plant (the "Unit 13") and PG&E's Unit 16 power plant (the "Unit 16"), all of which are located in The Geysers. See "-- Properties." Unit 13 and Unit 16 have nameplate capacities of 134 and 113 megawatts, respectively, and currently operate at outputs of approximately 100 and 78 megawatts, respectively. The PG&E Unit 13 Steam Field includes 956 acres, 30 production wells, two injection wells and five miles of pipeline, and commenced commercial operations in May 1980. The PG&E Unit 16 Steam Field includes 675 acres, 19 producing wells, two injection wells, and three miles of pipeline, and commenced commercial operation in October 1985.

     The PG&E Unit 13 and Unit 16 Steam Fields produce steam for sale to PG&E under long-term steam sales agreements. Under the steam sales agreements with PG&E, the Company is paid for steam on the basis of the amount of electricity produced by Unit 13 and Unit 16. The price paid for steam under the PG&E Unit 13 and Unit 16 Steam Fields agreements is determined according to a formula that is essentially a weighted average of PG&E's fossil (oil and gas) fuel price and PG&E's nuclear fuel price. The price of steam for 1995 was 1.207c per kilowatt hour. The price for 1996 is expected to be approximately .995c. The Company receives an additional .05c per kilowatt hour from PG&E for the disposal of liquid effluents produced at Unit 13 and Unit 16.

     During conditions of hydro-spill, PG&E may curtail energy deliveries from Unit 13 and Unit 16 which would reduce deliveries of steam under this agreement. Curtailments are primarily the result of a higher degree of precipitation during the period, which results in higher levels of energy generation by hydroelectric power facilities that supply electricity for sale by PG&E. In the event of any such curtailment, the Company's results of operations may be materially adversely affected. PG&E curtailed approximately 64,000,000 kilowatt hours under the steam sales agreement during 1995. The Company currently expects approximately the same amount of curtailment under the agreement during 1996 that was experienced in 1995.

     The steam sales agreement with PG&E continues in effect for as long as either Unit 13 or Unit 16 remains in commercial operation, which depends on maintaining the productive capacity of the respective steam fields. However, PG&E may terminate the agreement if the quantity, quality or purity of the steam is such that the operation of Unit 13 or Unit 16 becomes economically impractical. The Company currently estimates that the productive capacity of the PG&E Unit 13 and Unit 16 Steam Fields is approximately 22 years. However, no assurance can be given that the operation of either Unit 13 or Unit 16 will not become economically impractical at any time during these periods.

     The Company is required to supply a sufficient quantity of steam of specified quality to Unit 16. If an insufficient quantity of steam is delivered, the Company may be subject to penalty provisions, including suspension of PG&E's obligation to pay for steam delivered. Specifically, if the Company fails to deliver to Unit 16 in any calendar month a sufficient quantity of steam adequate to operate the power plant at or above a capacity factor of 50%, no payment shall be made for steam delivered to such Unit during such month until the cost of that Unit has been completely amortized by PG&E.

     In order to increase the efficiency of Unit 13 by approximately 20%, the Company agreed to purchase new rotors for approximately $10 million. In exchange, PG&E agreed to amend the steam sales agreement to remove the penalty provision for a failure to deliver a sufficient quantity of steam to Unit 13 and to require PG&E to operate at variable pressure operations which will optimize production at the PG&E Unit 13 and Unit 16 Steam Fields.

     The PG&E Unit 13 and Unit 16 Steam Fields currently supply steam sufficient to operate Unit 13 and Unit 16 at approximately 72% of their combined nameplate capacities. This percentage reflects a decline in the productivity of the PG&E Unit 13 and Unit 16 Steam Fields since the commencement of operations of Unit 13 and Unit 16. While it is not possible to accurately predict long-term steam field productivity, the Company has estimated that the annual rate of decline in steam field productivity of the PG&E Unit 13 and Unit 16 Steam Fields was approximately 10% until curtailment of neighboring plants and Unit 13 and Unit 16 in 1995 reduced the decline to zero. The Company expects steam field productivity to continue to decline in the future, but at decreasing annual rates of decline. The Company considered these declines in steam field productivity in developing its original projections for the PG&E Unit 13 and Unit 16 Steam Fields at the time the Company acquired its initial interest in 1990. The Company plans to partially offset the expected rate of decline by implementing enhanced water injection and power plant improvements.

     During 1995, the PG&E Unit 13 and Unit 16 Steam Fields produced sufficient steam to permit Unit 13 and Unit 16 to produce approximately 1,296,900,000 kilowatt hours of electrical energy and approximately $16.3 million of revenue.

SMUDGEO #1 Steam Fields

     The Company holds the leasehold rights to 394 acres of steam fields that supply steam to the power plant for SMUD SMUDGEO #1 steam fields (the "SMUDGEO #1 Steam Fields"). See "-- Properties." The SMUD power plant has a nameplate capacity of 72 megawatts and currently operates at an output of 59 megawatts. The SMUDGEO #1 Steam Fields include 19 producing wells, one injection well and two miles of pipeline. Commercial operation of the SMUD power plant commenced in October 1983.

     The steam sales agreement with SMUD provides that SMUD will pay for steam based upon the quantity of steam delivered to the SMUD power plant. The current price paid for steam delivered under the steam sales agreement is $1.746 per thousand pounds of steam, which is adjusted semi-annually based on changes in the Gross National Product Implicit Price Deflator Index and Producers Price Index for Fuels, Related Products and Power. SMUD may suspend payments for steam in any month if the Company is unable to deliver 50% of the steam requirement until the cost of the plant and related facilities have been completely amortized by the value of such steam delivered to the plant. Based on current estimates and analyses performed by the Company, the Company does not expect SMUD to suspend payments for steam under this provision. The Company receives an additional .15c per kilowatt hour from SMUD for the disposal of liquid effluents produced at the SMUDGEO #1 Steam Fields.

     The steam sales agreement with SMUD continues until the expiration or termination of the geothermal lease covering the SMUDGEO #1 Steam Fields, which continues for so long as steam is produced in commercial quantities. The Company and SMUD each have the right to terminate the agreement if their respective operations become economically impractical. In the event that SMUD exercises its right to terminate, the Company will have no further obligation to deliver steam to the power plants.

     The SMUDGEO #1 Steam Fields currently supply steam sufficient to operate the SMUD power plant at approximately 82% of its nameplate capacity. This percentage reflects a decline in the productivity of the SMUDGEO #1 Steam Fields since commencement of operations. Although the SMUDGEO #1 Steam Fields increased in productivity in 1995 due to curtailment of neighboring plants, the Company expects the SMUDGEO #1 Steam Fields' productivity to decline in the future.

     During 1995, the SMUDGEO #1 Steam Fields produced approximately 6,600,835 thousand pounds of steam and approximately $12.3 million of revenue.

Cerro Prieto Steam Fields

     On November 17, 1995, the Company entered into a series of agreements with Constructora y Perforadora Latina, S.A. de C.V. ("Coperlasa") and certain of Coperlasa's creditors pursuant to which the Company has agreed to invest up to $20 million in the Cerro Prieto steam fields (the "Cerro Prieto Steam Fields") located in Baja California, Mexico. The Cerro Prieto Steam Fields provide geothermal steam to three geothermal power plants owned and operated by Comision Federal de Electricidad, the Mexican national utility ("CFE").

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

     The Company's investment consists of a loan of up to $18.5 million and a $1.5 million payment for an option to purchase a 29% equity interest in Coperlasa for $1.5 million, which payment was made in December 14, 1995. This option expires in May 1997.

     The $18.5 million loan is being made in installments throughout 1996 and will provide capital to Coperlasa to fund the drilling of new wells and the repair of existing wells to meet its performance under its agreement with CFE. The loan matures in November 1999 and bears interest at an effective rate of 18.8% per annum. Repayment of this loan will be interest only for the first 18 months. Thereafter, 100% of the cash flow generated from the sale of steam less operating expenses and capital expenditures will be used to pay principal and interest on the loan. The Company's loan is senior to the existing debt at Coperlasa.

     Pursuant to a technical services agreement, the Company receives fees for its technical services provided to Coperlasa. In addition, if the Company is successful in assisting Coperlasa in producing steam at a lower cost, the Company will receive 30% of the savings.

     The Cerro Prieto Steam Fields are located near the city of Mexicali, Baja California, at the border of Baja California and the State of California. The Cerro Prieto geothermal resource, which has been commercially produced by CFE since 1973, provides approximately 70% of Baja California's electricity requirements since this region is not connected to the Mexican national power grid.

     The steam sales agreement between Coperlasa and CFE was entered into in May 1991. Under this agreement, CFE pays for steam delivered up to 1,600 tons per hour plus 10%. Payments for the steam delivered are made in Mexican pesos and are adjusted by a formula that accounts for the increases in inflation in Mexico and the United States as well as for the devaluation of the peso against the U.S. dollar. This agreement has a termination date of October 2000. While the Company believes that Coperlasa is in an advantageous position to renegotiate or bid for the right to supply steam over a longer term, there can be no assurance that the steam sales agreement will be extended beyond its current termination date.

DEVELOPMENT AND FUTURE PROJECTS

     The Company is continually engaged in the evaluation of various opportunities for the development and acquisition of additional power generation facilities. However, there is no assurance the Company will be successful in the acquisition or development of power generation projects in the future. See "Risk Factors -- Project Development Risks."

GILROY COGENERATION PROJECT

     In May 1996, the Company signed a letter of intent with McCormick & Company, Inc. and Gilroy Energy Company to acquire the 120 megawatt gas-fired, cogeneration power plant owned by Gilroy Energy Company located in Gilroy, California. The facility has been in operation since 1988. Electricity is sold to PG&E under the terms of a long-term power sales agreement and steam is sold to the Gilroy Foods, Inc. facility located adjacent to the power plant. The Company is currently negotiating the terms of a definitive asset purchase agreement. The Company expects this acquisition, if consummated, to occur in the third quarter of 1996. Consummation of such acquisition is subject to a number of conditions. There can be no assurance that such conditions will be met, or that the Company will be successful in completing the asset purchase agreement.

PASADENA COGENERATION PROJECT

     Calpine was selected by Phillips Petroleum Company ("Phillips") to negotiate for the development of a 240 megawatt gas-fired cogeneration project at the Phillips Houston Chemical Complex ("HCC") located in Pasadena, Texas (the "Pasadena Cogeneration Project"). In July 1995 and March 1996, the Company entered into Energy Project Development Agreements with Phillips pursuant to which the Company and Phillips propose to enter into 20-year agreements for the purchase and sale of all of the HCC's steam and electricity requirements of approximately 90 megawatts. It is anticipated that the remainder of available electricity output will be sold into the competitive market through Calpine's power marketing activities. Pursuant to the Energy Project Development Agreements, the Company has agreed to make $3.5 million of capital expenditures on the Pasadena Cogeneration Project during 1996. In addition, the Company has

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

provided a $3.0 million letter of credit to Phillips to secure the performance under the Energy Project Development Agreement. The Company expects to obtain financing and commence construction in September 1996, with commercial operation scheduled to begin September 1998. However, there can be no assurances that the Company will be successful in completing either the agreements with Phillips or any additional power sales agreements or that the anticipated schedule for financing and construction will be met.

GLASS MOUNTAIN GEOTHERMAL PROJECT

     Calpine is pursuing the development of a geothermal power project at Glass Mountain, which is located in northern California about 25 miles south of the Oregon border (the "Glass Mountain Project"). Glass Mountain is believed to be the largest undeveloped geothermal resource in the United States. In area, the resource is larger than The Geysers, where approximately 1,200 megawatts of capacity is operating. The Company believes that Glass Mountain has an estimated potential in excess of 1,000 megawatts.

     In August 1994, the Company entered into a partnership with Trans-Pacific Geothermal Glass Mountain, Ltd. ("TGC") to construct and operate a 30 megawatt project at Glass Mountain. TGC had previously signed a memorandum of understanding ("MOU") with Bonneville Power Administration ("BPA") and the Springfield, Oregon Utility Board ("SUB") to develop the project at Vale, Oregon. BPA and SUB consented on August 25, 1994 to the assignment of the MOU to the Calpine partnership and the relocation of the project to Glass Mountain. The memorandum of understanding contemplates execution of a 45-year power purchase agreement subject to satisfaction of certain conditions precedent and includes an option for an additional 100 megawatts.

     Subject to the execution of the power purchase agreement with BPA, the Company plans to begin construction of an initial 45 megawatt phase of the Glass Mountain Project in 1998. The Company is in the process of preparing an Environmental Impact Statement and commercial operation is planned for 2000. There can be no assurances, however, that the Company and BPA will enter into a definitive agreement, that this project will be completed on this schedule, if at all, or that commercial operation of this project will be successful.

     In March 1996, the Company completed the acquisition of certain Glass Mountain geothermal leases previously held by FMRP. As a result, the Company currently holds an interest in approximately 29,000 acres of federal geothermal leases at Glass Mountain. See "-- Properties."

COSO GEOTHERMAL PROJECT

     In January 1992, the Company was selected by the Los Angeles Department of Water and Power (the "Department") to negotiate for the development of up to 150 megawatts of electric generating capacity utilizing geothermal energy from the Department's Coso geothermal leaseholds. Data from four deep exploration wells and a number of shallow, temperature gradient wells indicate that a productive area could exist with a capacity to support 200 megawatts or more. The resource is on land leased by the Department from the United States Bureau of Land Management ("BLM"), which is subleased to the Company.

     The Company entered into definitive agreements with the Department in 1995 which granted the Company the right to develop the Department's Coso geothermal leaseholds located in Inyo County, California and to produce steam or electricity for sale to third parties. In addition, the agreements include an amended power sales agreement with the Department which grants the Department an option to purchase up to 150 megawatts of electricity from the geothermal resource. The ordinance approving the agreements has been passed by the Los Angeles City Council and approved by the Mayor.

     In January 1996, certain litigation was filed against the Department seeking to compel the Department to submit the agreements entered into with the Company to a public bidding procedure in accordance with the Charter of the City of Los Angeles. The Company is not a defendant in such litigation and is unable to predict the outcome of the litigation or the effect the outcome will have on the agreements.

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

NAVAJO SOUTH COAL PROJECT

     Calpine, BHP Minerals International Inc. and BHP Power Inc. have entered into a memorandum of understanding to assess the development of the Navajo South Project, a 1,700 megawatt coal-fired power generation facility in the Four Corners area of New Mexico. It is anticipated that this new power plant will provide electricity to the west and southwest United States markets. BHP Minerals International Inc. is the owner and operator of three coal mines in the Four Corners area of New Mexico. One of these, the Navajo Mine, is located on the Navajo Reservation.

BLACK HILLS COAL PROJECT

     Calpine and Black Hills Corporation have entered into a joint venture agreement to assess the development of the WYGEN Project, an 80 megawatt coal-fired power generation facility located in northeastern Wyoming. It is anticipated that this new power plant will provide electricity to the western United States markets, with a commercial operation date expected in 1999. Black Hills Corporation, the parent of Black Hills Power & Light Company, is a public utility located in South Dakota.

INDONESIAN GEOTHERMAL PROJECT

     Calpine plans to develop geothermal facilities in the Lampung Province of Indonesia, located in southern Sumatra. The geothermal resource at Ulubelu is estimated to have potential capacity in excess of 500 megawatts. The Company anticipates that the facility would sell electricity to Perusahaan Umum Listrik Negara ("PLN"), the state-owned electric company. The first phase of the project is expected to be 110 megawatts.

     The Company's joint venture partner will be PT. Dharmasatrya Arthasentosa ("DATRA"), a company with interests in coal mining and other ventures. The Company expects that it will be the project's managing partner, with responsibility for the design, construction and operation of the power plant. The ownership structure, as planned, will be a joint venture with DATRA in which the Company would be the managing partner and hold at least a 50% equity interest, and as much as 85% of the project. DATRA would hold up to 50% of the project.

     In March 1996, the Company and DATRA entered into a joint venture agreement to develop Ulubelu. The Company and DATRA are negotiating with the National Resource Agency Pertamina ("Pertamina"), regarding resource development. Deep test well drilling and flow tests by Pertamina are planned during 1996 and 1997 at Ulubelu. Commercial operation is anticipated in 2001 for the initial phase of the project. There can be no assurances, however, that this transaction will be consummated on these terms, if at all, that the proposed timetable will be met or that commercial operation of these resources will be feasible.

GOVERNMENT REGULATION

     The Company is subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its energy generation facilities. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be produced by such a plant and the ownership of a plant. State utility regulatory commissions must approve the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and sell retail electric power. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing projects also are subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

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

FEDERAL ENERGY REGULATION

PURPA

     The enactment in 1978 of PURPA and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities and small power production facilities (those utilizing renewable fuels and having a capacity of less than 80 megawatts).

     A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. PURPA exempts owners of QFs from PUHCA, and exempts QFs from most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state laws concerning rate or financial regulation. These exemptions are important to the Company and its competitors. The Company believes that each of the electricity generating projects in which the Company owns an interest currently meets the requirements under PURPA necessary for QF status. Most of the projects which the Company is currently planning or developing are also expected to be QFs.

     PURPA provides two primary benefits to QFs. First, QFs generally are relieved of compliance with extensive federal, state and local regulations that control the financial structure of an electric generating plant and the prices and terms on which electricity may be sold by the plant. Second, FERC's regulations promulgated under PURPA require that electric utilities purchase electricity generated by QFs at a price based on the purchasing utility's "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. The term "avoided cost" is defined as the incremental cost to an electric utility of electric energy or capacity, or both, which, but for the purchase from QFs, such utility would generate for itself or purchase from another source. FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's avoided costs. Due to increasing competition for utility contracts, the current practice is for most power sales agreements to be awarded at a rate below avoided cost. While public utilities are not explicitly required by PURPA to enter into long-term power sales agreements, PURPA helped to create a regulatory environment in which it has been common for long-term agreements to be negotiated.

     In order to be a QF, a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating or cooling applications in certain proportions to the facility's total energy output and must meet certain energy efficiency standards. Finally, a QF (including a geothermal or hydroelectric QF or other qualifying small power producer) must not be controlled or more than 50% owned by an electric utility or by most electric utility holding companies, or a subsidiary of such a utility or holding company or any combination thereof.

     The Company endeavors to develop its projects, monitor compliance by the projects with applicable regulations and choose its customers in a manner which minimizes the risks of any project losing its QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside the Company's control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, the Company would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA's requirements, but no assurance can be given that this would be possible.

     If one of the projects in which the Company has an interest should lose its status as a QF, the project would no longer be entitled to the exemptions from PUHCA and the FPA. This could trigger certain rights of termination under the power sales agreement, could subject the project to rate regulation as a public utility under the FPA and state law and could result in the Company inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. This could cause all of the Company's remaining projects to lose their qualifying status, because QFs may not be controlled or more than 50% owned by such public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the projects' power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements such that loss of status may be on a retroactive or a prospective basis.

     If a project were to lose its QF status, the Company could attempt to avoid holding company status (and thereby protect the QF status of its other projects) on a prospective basis by restructuring the project, by changing its voting interest in the entity owning the non-qualifying project to nonvoting or limited partnership interests and selling the voting interest to an individual or company which could tolerate the lack of exemption from PUHCA, or by otherwise restructuring ownership of the project so as not to become a holding company. These actions, however, would require approval of the Securities and Exchange Commission ("SEC") or a no-action letter from the SEC, and would result in a loss of control over the non-qualifying project, could result in a reduced financial interest therein and might result in a modification of the Company's operation and maintenance agreement relating to such project. A reduced financial interest could result in a gain or loss on the sale of the interest in such project, the removal of the affiliate through which the ownership interest is held from the consolidated income tax group or the consolidated financial statements of the Company, or a change in the results of operations of the Company. Loss of QF status on a retroactive basis could lead to, among other things, fines and penalties being levied against the Company and its subsidiaries and claims by utilities for refund of payments previously made.

     Under the Energy Policy Act of 1992, if a project can be qualified as an exempt wholesale generator ("EWG"), it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, another response to the loss or potential loss of QF status would be to apply to have the project qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from FERC and approval of the utility would be required. In addition, the project would be required to cease selling electricity to any retail customers (such as the thermal energy customer) and could become subject to state regulation of sales of thermal energy. See "-- Public Utility Holding Company Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects. As a result, although such legislation may adversely affect the Company's ability to develop new projects, the Company believes it would not affect the Company's existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing projects.

Public Utility Holding Company Regulation

     Under PUHCA, any corporation, partnership or other legal entity which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" for a public utility company is subject to registration with the SEC and regulation under PUHCA, unless eligible for an exemption. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the SEC is required for nearly all important financial and business dealings of the holding company. Under PURPA, most QFs are not public utility companies under PUHCA.

     The Energy Policy Act of 1992, among other things, amends PUHCA to allow EWGs, under certain circumstances, to own and operate non-QFs without subjecting those producers to registration or regulation under PUHCA. The expected effect of such amendments would be to enhance the development of non-QFs which do not have to meet the fuel, production and ownership requirements of PURPA. The Company believes that the amendments could benefit the Company by expanding its ability to own and operate facilities that do not qualify for QF status, but may also result in increased competition by allowing utilities to develop such facilities which are not subject to the constraints of PUHCA.

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

Federal Natural Gas Transportation Regulation

     The Company has an ownership interest in and operates six natural gas-fired cogeneration projects. The cost of natural gas is ordinarily the largest expense (other than debt costs) of a project and is critical to the project's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas from great distances, including obtaining removal, export and import authority if the gas is transported from Canada; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the project, the financial and operating strength of the gas supplier, and whether firm or non-firm transportation is purchased); and obligations to take a minimum quantity of gas and pay for it (i.e., take-and-pay obligations).

     Pursuant to the Natural Gas Act, FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for such services are subject to continuing FERC oversight. Order No. 636, issued by FERC in April 1992, mandates the restructuring of interstate natural gas pipeline sales and transportation services and will result in changes in the terms and conditions under which interstate pipelines will provide transportation services, as well as the rates pipelines may charge for such services. The restructuring required by the rule includes: (i) the separation (unbundling) of a pipeline's sales and transportation services, (ii) the implementation of a straight fixed-variable rate design methodology under which all of a pipeline's fixed costs are recovered through its reservation charge, (iii) the implementation of a capacity releasing mechanism under which holders of firm transportation capacity on pipelines can release that capacity for resale by the pipeline, and (iv) the opportunity for pipelines to recover 100% of their prudently incurred costs (transition costs) associated with implementing the restructuring mandated by the rule. Pipelines were required to file tariff sheets implementing Order No. 636 by December 31, 1992. FERC affirmed the major components of Order No. 636 in Order Nos. 636A and B issued in August and November 1992. The restructuring required by the rule became effective in late 1993.

STATE REGULATION

     State public utility commissions ("PUCs") have broad authority to regulate both the rates charged by and financial activities of electric utilities, and to promulgate regulations implementing PURPA. Since a power sales contract will become a part of a utility's cost structure (and therefore is generally reflected in its retail rates), power sales contracts with independents are potentially under the regulatory purview of PUCs, particularly the process by which the utility has entered into the power sales contracts. If a PUC has approved of the process by which a utility secures its power supply, a PUC generally will be inclined to allow a utility to "pass through" the expenses associated with an independent power contract to the utility's retail customers. However, a regulatory commission may disallow the full reimbursement to a utility for the purchase of electricity from QFs. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation, depending on state law.

     Independent power producers which are not QFs under PURPA are considered to be public utilities in many states and are subject to broad regulation by PUCs ranging from the requirement of certificates of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. In addition, states may assert jurisdiction over the siting and construction of facilities not qualifying as QFs (as well as QFs), and over the issuance of securities and the sale or other transfer of assets by these facilities (but not QFs).

     CPUC and the California Assembly Joint Legislative Committee on Lowering the Cost of Electric Services commenced proceedings and hearings related to the restructure of the California electric services industry in 1994. The proceedings and hearings were initiated as a result of the CPUC Order Instituting Rulemaking and Order Instituting Investigation on the Commission Proposed Policies Governing Restructuring California's Electric Services Industry and Reforming Regulation, issued by the CPUC on April 20, 1994. The FERC, as authorized under the Energy Policy Act of 1992, is also holding hearings on policy issues related to a more competitive electric services industry.

     On December 20, 1995, the CPUC issued an electric industry restructuring decision which envisions commencement of deregulation and implementation of customer choice beginning January 1, 1998, with all consumers participating by 2003. Because restructuring the California electric industry requires participation and oversight by the FERC, the CPUC seeks to build a consensus involving the California Legislature, the Governor, public and municipal utilities, and customers. This consensus would be reflected in filings for approval by the FERC and provides a cooperative spirit whereby both agencies would move forward to implement the new market structure no later than January 1, 1998.

     The decision provides for phased-in customer choice, development of a non-discriminatory market structure, recovery of utilities stranded costs, sanctity of existing contracts and continuation of existing public policy programs including the promotion of fuel diversity through a renewable energy purchase requirement.

     On February 5, 1996, the CPUC issued a proposed procedural plan that facilitates the transition of the electric generation market to competition by January 1, 1998. This electric restructuring "roadmap" focuses on the multiple and interrelated tasks that must be accomplished and sets forth the process to achieve the necessary procedural milestones that must be completed in order to meet the implementation goal.

     In addition to the significant opportunity provided for power producers such as Calpine resulting from the implementation of direct access, the decision recognizes the sanctity of existing QF contracts. The decision recognizes that horizontal market power concerns will likely require investor owned utilities to divest themselves of a substantial portion of their generating assets and requires the utilities to file with the Commission a plan for voluntary divestiture of up to 50% of their fossil generating assets. The decision to commit to the establishment of a restructuring policy maintains California's resource diversity provided by existing renewal resources (including geothermal) and encourages development of new renewable resources. The continued resource diversity would be provided by a renewable portfolio standard which establishes that a renewable purchase requirement be placed on providers of electricity and creates a system of tradeable credits for meeting the purchase requirement.

     State PUCs also have jurisdiction over the transportation of natural gas by local distribution companies ("LDCs"). Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

REGULATION OF CANADIAN GAS

     The Canadian natural gas industry is subject to extensive regulation by governmental authorities. At the federal level, a party exporting gas from Canada must obtain an export license from the Canadian National Energy Board ("NEB"). The NEB also regulates Canadian pipeline transportation rates and the construction of pipeline facilities. Gas producers also must obtain a removal permit or license from provincial authorities before natural gas may be removed from the province, and provincial authorities may regulate intraprovincial pipeline and gathering systems. In addition, a party importing natural gas into the United States first must obtain an import authorization from the U.S. Department of Energy.

ENVIRONMENTAL REGULATIONS

     The exploration for and development of geothermal resources and the construction and operation of power projects are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to the Company primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies.

     Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The following federal laws are among the more significant environmental laws as they apply to the Company. In most cases, analogous state laws also exist that may impose similar, and in some cases more stringent, requirements on the Company as those discussed below.

Clean Air Act

     The Federal Clean Air Act of 1970 (the "Clean Air Act") provides for the regulation, largely through state implementation of federal requirements, of emissions of air pollutants from certain facilities and operations. As originally enacted, the Clean Air Act sets guidelines for emissions standards for major pollutants (i.e., sulfur dioxide and nitrogen oxide) from newly built sources. In late 1990, Congress passed the Clean Air Act Amendments (the "1990 Amendments"). The 1990 Amendments attempt to reduce emissions from existing sources, particularly previously exempted older power plants. The Company believes that all of the Company's operating plants are in compliance with federal performance standards mandated for such plants under the Clean Air Act and the 1990 Amendments. With respect to its Aidlin geothermal plant and one of its steam field pipelines, the Company's operations have, in certain instances, necessitated variances under applicable California air pollution control laws. However, the Company believes that it is in material compliance with such laws with respect to such facilities.

Clean Water Act

     The Federal Clean Water Act (the "Clean Water Act") establishes rules regulating the discharge of pollutants into waters of the United States. The Company is required to obtain a wastewater and stormwater discharge permit for wastewater and runoff, respectively, from certain of the Company's facilities. The Company believes that, with respect to its geothermal operations, it is exempt from newly-promulgated federal stormwater requirements. The Company believes that it is in material compliance with applicable discharge requirements under the Clean Water Act.

Resource Conservation and Recovery Act

     The Resource Conservation and Recovery Act ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. The Company believes that it is exempt from solid waste requirements under RCRA. However, particularly with respect to its solid waste disposal practices at the power generation facilities and steam fields located at The Geysers, the Company is subject to certain solid waste requirements under applicable California laws. The Company believes that its operations are in material compliance with such laws.

Comprehensive Environmental Response, Compensation, and Liability Act

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency ("EPA") to take any necessary response action at Superfund sites, including ordering potentially responsible parties ("PRPs") liable for the release to take or pay for such actions. PRPs are broadly defined under CERCLA to include past and present owners and operators of, as well as generators of wastes sent to, a site. As of the present time, the Company is not subject to liability for any Superfund matters. However, the Company generates certain wastes, including hazardous wastes, and sends certain of its wastes to third-party waste disposal sites. As a result, there can be no assurance that the Company will not incur liability under CERCLA in the future.

COMPETITION

     The Company competes with independent power producers, including affiliates of utilities, in obtaining long-term agreements to sell electric power to utilities. In addition, utilities may elect to expand or create generating capacity through their own direct investments in new plants. Over the past decade, obtaining a power sales agreement with a utility has become an increasingly more difficult, expensive and competitive process. In the past few years, more contracts have been awarded through some form of competitive bidding. Increased competition also has lowered profit margins of successful projects. The Company believes that the power marketing business represents an opportunity to take advantage of growing competition in the electric power industry. The Company also believes that the power marketing business will be highly competitive.

     The demand for power in the United States traditionally has been met by utilities constructing large-scale electric generating plants under rate-based regulation. The enactment of PURPA in 1978 spawned the growth of the independent power industry, which expanded rapidly in the 1980s. The initial independent power producers were an entrepreneurial group of cogenerators and small power producers who recognized the potential business opportunities offered by PURPA. This initial group of independents was later joined by larger, better capitalized companies, such as subsidiaries of fuel supply companies, engineering companies, equipment manufacturers and affiliates of other industrial companies. In addition, a number of regulated utilities have created subsidiaries (known as utility affiliates) that compete with independent power producers. Some independent power producers specialize in market "niches," such as a specific technology or fuel (e.g., gas-fired cogeneration, geothermal, hydroelectric, refuse-to-energy, wind, solar, coal and wood), or a specific region of the country where they believe they have a market advantage. The Company presently conducts its operations primarily in the United States and concentrates on gas-fired and geothermal cogeneration plants.

     The Company is the second largest producer of geothermal energy in the United States. Although the Company is an established leader in the geothermal power industry and has been rapidly growing, most of the Company's competitors have significantly greater capital, financial and operational resources than the Company.

     Recent amendments to PUHCA made by the Energy Policy Act of 1992 are likely to increase the number of competitors in the independent power industry by reducing certain restrictions currently applicable to certain projects that are not QFs under PURPA. However, the recent amendments also should make it simpler for the Company to develop new projects itself, for example, by enabling the Company to develop large, gas-fired generation projects without the necessity of locating its projects in the vicinity of a steam host or otherwise finding a steam host to accept the useful thermal output required of a cogeneration facility under PURPA.

EMPLOYEES

     As of May 31, 1996, the Company employed 232 people. None of the Company's employees are covered by collective bargaining agreements, and the Company has never experienced a work stoppage, strike or labor dispute. The Company considers relations with its employees to be good.

PROPERTIES

     The Company's principal executive office is located in San Jose, California under a lease that expires in June 2001. The Company also maintains a regional office in Santa Rosa, California under a lease that expires in 1999.

     The Company, through its ownership of CGC and Thermal Power Company, has leasehold interests in 111 leases comprising 27,287 acres of federal, state and private geothermal resource lands in The Geysers area in northern California. These leases comprise its West Ford Flat Facility, Bear Canyon Facility, PG&E Unit 13 and Unit 16 Steam Fields, SMUDGEO #1 Steam Fields and Thermal Power Company's 25% undivided interest in the Thermal Power Company Steam Fields which are operated by Union Oil. The Company has subleasehold interests in three leases comprising 6,825 acres of federal geothermal resource lands in the Coso area in central California. In the Glass Mountain and Medicine Lake areas in northern California, the Company holds leasehold interests in 23 leases comprising approximately 29,000 acres of federal geothermal resource lands.

     In general, under the leases, the Company has the exclusive right to drill for, produce and sell geothermal resources from these properties and the right to use the surface for all related purposes. Each lease requires the payment of annual rent until commercial quantities of geothermal resources are established. After such time, the leases require the payment of minimum advance royalties or other payments until production commences, at which time production royalties are payable. Such royalties and other payments are payable to landowners, state and federal agencies and others, and vary widely as to the particular lease. The leases are generally for initial terms varying from 10 to 20 years or for so long as geothermal resources are produced and sold. Certain of the leases contain drilling or other exploratory work requirements. In certain cases, if a requirement is not fulfilled, the lease may be terminated and in other cases additional payments may be required. The Company believes that its leases are valid and that it has complied with all the requirements and conditions material to their continued effectiveness. A number of the Company's leases for undeveloped properties may expire in any given year. Before leases expire, the Company performs geological evaluations in an effort to determine the resource potential of the underlying properties. No assurance can be given that the Company will decide to renew any expiring leases.

     The Company, through its ownership of the Greenleaf 1 Facility, owns 77 acres in Sutter County, California.

     See "-- Description of Facilities" for a description of the other material properties leased or owned by the projects in which the Company has ownership interests. The Company believes that its properties are adequate for its current operations.

LEGAL PROCEEDINGS

     The Company, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation ("Bonneville"), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah. This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, the Company engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. The Company has answered each version of the complaint by denying all claims. In August 1994, the Company successfully moved for an order severing the trustee's claims against the Company from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns the Company in respect of only one of these transactions. In 1988, the Company invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership and, subsequent to Bonneville's Chapter 11 filing, the Company filed a claim as a creditor against Bonneville's bankruptcy estate. The trustee alleges that the investment was actually a loan and was designed to inflate Bonneville's earnings. The trustee further alleges that Calpine is one of many defendants in this case responsible for Bonneville's insolvency and the amount of damages attributable to the Company based on the $2.0 million partnership investment is alleged to be $577.2 million. The trustee is seeking to hold each of the other defendants liable for a portion, all or, in certain cases, more than this amount. The Company believes the claims against it are without merit and will continue to defend the action vigorously. The Company further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.

     ENCO, the wholly owned subsidiary of Sumas, terminated protracted contract negotiations with two Canadian natural gas suppliers in January 1995. One of the suppliers notified ENCO it considered a draft contract to be effective although it had not been executed by ENCO. The supplier indicated it may pursue legal action if ENCO would not execute the contract. As of March 31, 1996, no legal action had been served on ENCO. Management believes if legal action is commenced, ENCO has significant defenses and believes such action will not result in any material adverse impact to the Company's financial condition or results of operations.

     In connection with the Company's unsuccessful attempt to acquire O'Brien Environmental Energy, Inc. ("O'Brien") in 1995 through the U.S. Bankruptcy Court proceedings, the Company incurred approximately $3.6 million of third-party expenses, all of which have been capitalized by the Company. Pursuant to the terms of a contract with O'Brien, the Company is seeking the reimbursement of such expenses and a $2.0 million break-up fee, each of which is subject to the approval of the Bankruptcy Court. On June 6, 1996, the

Bankruptcy Court ruled that the Company had the right to seek reimbursement of its fees and expenses and scheduled an evidentiary hearing to begin on August 28, 1996 to determine the amount to be awarded. Although the Company believes it will be awarded all or a substantial part of the fees and expenses which it is seeking, there can be no assurance as to the ultimate resolution of this claim.

     The Company is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each person who is a Director or executive officer of the Company.

                       NAME                      AGE                      POSITION
    ------------------------------------------   ----   ---------------------------------------------
    Pierre Krafft.............................    66    Chairman of the Board
    Hans-Peter Aebi...........................    48    Director
    Rudolf Boesch.............................    59    Director
    Peter Cartwright..........................    66    President, Chief Executive Officer, Director
    Rodney M. Boucher.........................    53    Senior Vice President
    Ann B. Curtis.............................    45    Senior Vice President
    Lynn A. Kerby.............................    58    Senior Vice President
    Kenneth J. Kerr...........................    52    Senior Vice President
    Peter W. Camp.............................    57    Vice President
    Robert D. Kelly...........................    38    Vice President
    Larry R. Krumland.........................    56    Vice President
    Alicia N. Noyola..........................    46    Vice President
    John P. Rocchio...........................    58    Vice President
    Ron A. Walter.............................    47    Vice President

     Set forth below is certain information with respect to each Director and executive officer of the Company.

     Pierre Krafft has been the Company's Chairman of the Board since March 1991. Mr. Krafft served as Executive Vice President of Electrowatt from 1971 until his retirement in April 1995. He also serves as a director of several electric utility companies in Switzerland, Germany and France and as Chairman of the Swiss National Committee of the World Energy Council. Mr. Krafft obtained a Master of Science Degree in Electrical Engineering from the Georgia Institute of Technology in 1956 and an undergraduate degree in Electrical Engineering from the Federal Institute of Technology in 1953.

     Hans-Peter Aebi has been a Director of the Company since June 1994. Mr. Aebi has served as the President of Elektrizitats-Gesellschaft Laufenburg AG, Executive Vice President of the Electric Power Operations Division and a member of Electrowatt's executive management since October 1994. He was also named Executive Vice President for Landis & Gyr AG in March 1996. He served as the Senior Vice President of the Energy Division of Electrowatt from 1993 to 1994. Mr. Aebi's prior experience includes 14 years with an Electrowatt affiliate, CKW, in various capacities including Executive Vice President from 1991 to 1992, and as the First Vice President from 1988 to 1990. Mr. Aebi obtained a Master of Science Degree in Engineering from the Federal Institute of Technology in 1972.

     Rudolf Boesch has been a Director of the Company since its inception in 1984. Dr. Boesch serves as a member of the Executive Committee of Electrowatt, and as Executive Vice President of Electrowatt's Services Division. His prior experience with Electrowatt includes over ten years in the areas of marketing and sales and technical development. Dr. Boesch obtained a Ph.D. in Physics from the Federal Institute of Technology in 1965.

     Peter Cartwright founded the Company in 1984 and has since served as a Director and as the Company's President and Chief Executive Officer. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of Gibbs & Hill, Inc.'s Western Regional Office, an office which he established. Gibbs & Hill is an architect-engineering firm which specializes in power engineering projects. From 1960 to 1979, Mr. Cartwright worked for General Electric's Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric's technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952. Mr. Cartwright is a Professional Engineer licensed in the states of New York and California.

     Rodney M. Boucher joined the Company in June 1995 as Senior Vice President, and as President and Chief Executive Officer of the Company's subsidiary, Calpine Power Services Company. He is responsible for the purchase, sale and marketing of electric power, as well as the restructuring of contract, transmission and generation rights. Prior to joining the Company, Mr. Boucher served as Chief Operating Officer of Citizens Power & Light Company from 1992 to 1995 and as Senior Vice President of Citizens Lehman Power L.P., in Boston, Massachusetts from 1994 to 1995. Prior to joining Citizens he served as President for Electrical Interconnections-International from 1991 to 1992. Mr. Boucher also served as Vice President and Chief Information Officer with PacifiCorp from 1984 to 1991, and held various other positions with PacifiCorp since 1975. Mr. Boucher holds a Master of Science Degree in Power Systems from Rensselaer Polytechnic Institute and a Bachelor of Science Degree in Electrical Engineering from Oregon State University.

     Ann B. Curtis has served as the Company's Senior Vice President since September 1992 and has been employed by the Company since its inception in 1984. She is responsible for the Company's financial and administrative functions, including the functions of general counsel, corporate and project finance, accounting, human resources, public relations and investor relations. Ms. Curtis also serves as Corporate Secretary for the Company, and serves as an officer of each of the Company's subsidiaries. Ms. Curtis also represents the Company on partnership management committees. From the Company's inception in 1984 through 1992, she served as the Company's Vice President for Management and Financial Services. Prior to joining Calpine, Ms. Curtis was Manager of Administration for Gibbs & Hill, Inc.

     Lynn A. Kerby joined the Company in January 1991 and served as Vice President of Operations through January 1993, at which time he became a Senior Vice President for the Company. Prior to joining the Company, Mr. Kerby served as Senior Vice President-Operations of Guy F. Atkinson Company, an engineering and construction company, from 1989 to 1990, and served in various other positions within Guy F. Atkinson since 1961. Mr. Kerby served on Calpine's Board of Directors from 1984 to 1988 as a Guy F. Atkinson representative. He obtained a Bachelor of Science Degree in Civil Engineering and Business from the University of Idaho in 1961. Mr. Kerby holds a Class A Contractors License in the states of California, Arizona and Hawaii.

     Kenneth J. Kerr joined the Company in March 1996 as Senior Vice President-International. Prior to joining the Company, he served as Senior Vice President-Commercial Development for Magma Power Company from 1993 to 1995. From 1989 to 1993 he served as Business Vice President-Plastics, Pacific Area with The Dow Chemical Company. From 1966 to 1989, he served in various marketing and management positions also with The Dow Chemical Company. Mr. Kerr obtained a Bachelor of Science Degree in Chemical Engineering from the University of Delaware in 1966.

     Peter W. Camp joined the Company in November 1993 and served as Director of Project Development through January 1995, at which time he became a Vice President of Project Development. From 1992 to 1993 he served as a full-time consultant with the Company. From 1988 to 1992, he served as President for Altran Corporation, a nuclear waste technology company. From 1975 to 1987, Mr. Camp worked for General Electric Company as General Manager, Nuclear Fuel Marketing and Projects Department, and as Manager, Nuclear Energy Strategic Planning. He obtained a Master of Business Administration Degree from Stanford University in 1970 and a Bachelor of Science Degree in Mechanical Engineering from Yale University in 1962.

     Robert D. Kelly has served as the Company's Vice President, Finance since 1994. Mr. Kelly's responsibilities include all project and corporate finance activities. From 1991 to 1992, Mr. Kelly served as Project Finance Manager, and from 1992 to 1994, he served as Director-Project Finance for the Company. Prior to joining the Company, he was the Marketing Manager of Westinghouse Credit Corporation from 1990 to 1991. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business

Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

     Larry R. Krumland has served as the Company's Vice President of Asset Management since January 1993. From 1990 to 1993, Mr. Krumland served as Director-Asset Management. From 1984 to 1990, Mr. Krumland served as Manager-Geothermal Development. Prior to joining the Company, he served as Director of Sales and Manager of Geothermal Projects for Gibbs & Hill, Inc. Mr. Krumland obtained a Master of Business Administration Degree in Business Economics and Finance from the University of California, Los Angeles in 1972; a Master of Science Degree in Engineering, Energy Systems, from the University of California, Los Angeles in 1967; and a Bachelor of Science Degree in Mechanical Engineering from the University of California at Berkeley in 1964.

     Alicia N. Noyola joined the Company in March 1991 and served as a full-time consultant through March 1992, at which time she became employed by the Company as Special Counsel. Ms. Noyola became a Vice President of Project Development in January 1993. From 1987 to 1991, Ms. Noyola was a partner in the San Francisco, California-based law firm Thelen, Marrin, Johnson and Bridges, where she concentrated on commercial and corporate finance. Ms. Noyola obtained a Juris Doctor Degree in 1973 from Hastings College of the Law, University of California and obtained a Bachelor of Arts Degree in Architecture in 1970 from the University of California, Berkeley.

     John P. Rocchio joined the Company at inception in 1984 as Vice President of Project Development. Prior to joining the Company, he served as Manager of Business Development for Gibbs & Hill, Inc. from 1979 to 1984. Prior to 1979, Mr. Rocchio served for 17 years with General Electric in various positions, including Manager International Sales for the Nuclear Energy Group from 1970 to 1979 and various engineering and marketing positions from 1962 to 1979. He obtained a Bachelor of Science Degree in Marine Engineering from the U.S. Merchant Marine Academy in 1959.

     Ron A. Walter has served as the Company's Vice President of Project Development since July 1990. From 1984 to 1990, Mr. Walter served as the Company's Manager-Geothermal Projects. Prior to joining the Company, he served as Director of Sales-Geothermal for the San Jose-based architect-engineering firm, Gibbs & Hill, Inc. from 1983 to 1984 and Senior Engineer from 1982 to 1983. From 1981 to 1982 he served as Project Manager Geothermal Projects with Rogers Engineering Co. and from 1972 to 1981 he served in engineering and management positions with Batelle Northwest Laboratories. Mr. Walter obtained a Master of Science Degree in Mechanical Engineering from Oregon State University in 1976 and a Bachelor of Science Degree in Mechanical Engineering from the University of Nebraska in 1971.

COMPOSITION OF BOARD OF DIRECTORS

     The Company's Amended and Restated By-laws, which will become effective upon the completion of the Common Stock Offering, will set the number of directors at five. Following the completion of the Common Stock Offering, the Company's Board of Directors will be divided into three classes, designated Class I, Class II and Class III, with each class having a three-year term. Initially, two directors will serve in Class I, two directors will serve in Class II and one director will serve in Class III. Additional directors may be nominated for election following the completion of the Common Stock Offering. The initial directors in each class will hold office for terms of one year, two years and three years, respectively. Thereafter each class will serve a three-year term. The Company's directors are elected by the stockholders at the annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. The Company will designate the Class I, Class II and Class III directors prior to the consummation of the Common Stock Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors will establish an Audit Committee and a Compensation Committee upon consummation of the Common Stock Offering. The Audit Committee will review internal auditing procedures, the adequacy of internal controls and the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee will administer salaries, incentives and other forms of compensation for officers and other employees of the Company, as well as the incentive compensation and benefit plans of the Company. The members of the Audit Committee and the Compensation Committee will be designated by the Board of Directors following the Common Stock Offering.

DIRECTOR COMPENSATION

     Directors do not receive any compensation or other services as members of the Board of Directors. The Company may determine in the future to compensate its outside Directors for the services as members of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned, paid or awarded for services rendered to the Company in all capacities during each of the three years ended December 31, 1995 to the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company serving in that capacity as of December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                           ANNUAL COMPENSATION          SECURITIES
                                       ----------------------------     UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS        OPTIONS       COMPENSATION(1)
- -------------------------------------  ----    --------    --------    ------------    ---------------
Peter                                  1995    $341,000    $255,750       178,668          $21,420
Cartwright...........................  1994     300,000     292,500       155,815           11,934
  President and Chief Executive        1993     220,055     176,000            --            7,722
  Officer(2)
Lynn A.                                1995     195,000      72,000        53,600            4,815
Kerby................................  1994     180,000      72,000        38,954            4,275
  Senior Vice President                1993     173,250      90,000        41,551            4,228
Ann B.                                 1995     160,000      60,000        53,600              877
Curtis...............................  1994     130,000      75,000        38,954              694
  Senior Vice President                1993     122,500      70,000            --              648
Alicia N.                              1995     140,000      45,000        13,400            1,288
Noyola...............................  1994     133,875      40,162            --            1,134
  Vice President                       1993     124,417      40,000        31,163              660
Ron A.                                 1995     135,000      45,000        13,400            1,235
Walter...............................  1994     120,000      40,000            --            1,027
  Vice President                       1993     112,500      30,000            --              587
Robert D.                              1995     126,684      42,000        22,334              436
Kelly................................  1994     115,208      60,000        31,163              389
  Vice President                       1993     103,347      50,000        23,372              343

- ------------

(1) Represents the taxable value of an employer-sponsored life insurance policy. The amount is calculated based on the age of the employee and the life insurance coverage in excess of $50,000.

(2) For a description of Mr. Cartwright's employment agreement with the Company, see "Employment Agreement" below.

EMPLOYMENT AGREEMENT

     The Company has an existing employment agreement with Peter Cartwright, the President and Chief Executive Officer of the Company, which expires on December 31, 1998 unless earlier terminated or extended. Pursuant to the agreement, Mr. Cartwright is to be paid a base salary, subject to periodic adjustment by the Board of Directors. Mr. Cartwright is eligible for annual bonuses and all benefit and equity participation plans, including the Company's Stock Option Program. The employment agreement also provides for other employee benefits such as executive life insurance and health care, in addition to certain disability and death benefits. Severance benefits are also payable upon an involuntary termination, or a termination following a change of control in the Company. Severance benefits would not be payable in the event that termination was for cause.

     The Company does not have employment agreements with any other executive officer.

STOCK OPTION PROGRAM

     The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 1995 to each of the executive officers named in the Summary Compensation Table above. The table also sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS(1)                      POTENTIAL REALIZABLE
                             ----------------------------------------------------------     VALUE AT ASSUMED
                                               PERCENTAGE OF                                ANNUAL RATES OF
                                               TOTAL OPTIONS                                     STOCK
                                                GRANTED TO                                 PRICE APPRECIATION
                                 OPTIONS         EMPLOYEES      EXERCISE                   FOR OPTION TERM(3)
                                 GRANTED         IN FISCAL      PRICE PER    EXPIRATION   --------------------
           NAME              (NO. OF SHARES)      YEAR(2)         SHARE         DATE         5%         10%
- ---------------------------  ---------------   -------------   -----------   ----------   --------   ---------
Peter Cartwright...........      178,668             40%          $4.91       1/1/05      $551,234   $1,396,934
Lynn A. Kerby..............       53,600             12            4.91       1/1/05       165,370     419,180
Ann B. Curtis..............       53,600             12            4.91       1/1/05       165,370     419,180
Alicia N. Noyola...........       13,400              3            4.91       1/1/05        41,343     104,770
Ron A. Walter..............       13,400              3            4.91       1/1/05        41,343     104,770
Robert D. Kelly............       22,334              5            4.91       1/1/05        68,904     174,617

- ------------

(1) The Company's Stock Option Program ("Stock Option Program") was adopted by the Board of Directors of the Company and approved by the Company's sole shareholder in December 1992, and was amended in November 1993. An aggregate of 2,596,923 shares of Common Stock has been reserved for issuance under the Stock Option Program. The Stock Option Program provides for the granting of nonstatutory stock options. Stock options may be granted to full-time senior staff members; provided, however, that a maximum of 35 employees may participate in the Stock Option Program. The Stock Option Program is currently administered by the Board of Directors, which determines the terms and conditions of the options granted under the Stock Option Program, including the exercise price, number of shares subject to the option and the exercisability thereof. All options are nontransferable. The maximum term of an option is 10 years, but the option generally expires earlier if the optionee's service terminates. The exercise price of the options will be determined by the Board of Directors based upon a valuation of the Company's Common Stock, from time to time, by an independent appraisal firm. In December 1994, the Company retained an independent corporate valuation firm to provide it with an independent valuation of the Company. Based on this valuation report, the Board of Directors concluded that the fair market value of the Company's Common Stock was $4.91 per share as of December 31, 1994. The Stock Option Program grants the Board of Directors the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Options granted under the Stock Option Program will generally become exercisable in four equal annual installments. The Stock Option Program provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, vesting of any outstanding unexercised unvested options shall accelerate and become immediately exercisable unless such Stock Option Program is assumed by the successor corporation. As of December 31, 1995, outstanding unexercised options to purchase 1,854,463 shares of Common Stock with a weighted average exercise price of $2.34 were held by 15 persons; no options had been exercised; and 742,460 shares remained available for future grants under the Stock Option Program.

(2) The Company granted options to purchase 446,930 shares of Common Stock during the year ended December 31, 1995.

(3) The 5% and 10% assumed annual rates of compound stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or a projection by the Company of future stock prices.

     No executive officer named in the Summary Compensation Table above exercised stock options during the year ended December 31, 1995. The following table sets forth certain information concerning the number of shares subject to exercisable and unexercisable stock options held by the executive officers named in the Summary Compensation Table above as of December 31, 1995. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1995 ($8.57 per share), as determined by the Company's Board of Directors based upon an independent valuation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF UNEXERCISED OPTIONS     VALUE OF UNEXERCISED IN-THE-
                                           AT DECEMBER 31, 1995 (NO. OF            MONEY OPTIONS AT
                                                     OPTIONS)                    DECEMBER 31, 1995(1)
                                           -----------------------------     -----------------------------
                 NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ---------------------------------------    -----------     -------------     -----------     -------------
Peter Cartwright.......................      597,292          256,576        $11,647,194      $ 5,003,232
Lynn A. Kerby..........................       50,640           83,465            987,480        1,627,568
Ann B. Curtis..........................      144,129           73,077          2,810,516        1,425,002
Alicia N. Noyola.......................       23,372           21,191            455,754          413,225
Ron A. Walter..........................      114,265           13,400          2,228,168          261,300
Robert D. Kelly........................       33,111           43,758            645,665          853,281

- ---------------

(1) The computation of the value of unexercised in-the-money options at December 31, 1995 assumes that the value of the underlying shares is the initial public offering price of the shares offered hereby, which is assumed to be $19.50 per share.

     In addition to the options described above, on March 1, 1996, the Board of Directors granted options to purchase shares of Common Stock under the Company's Stock Option Program to the following individuals in the designated amounts; Mr. Cartwright, an option for 181,785 shares; Mr. Kerby, an option for 41,551 shares; Ms. Curtis, an option for 51,938 shares; Ms. Noyola, an option for 20,775 shares; Mr. Walter, an option for 20,775 shares; and Mr. Kelly, an option for 36,357 shares. The exercise price for each option is $8.57 per share. Each option has a maximum term of ten (10) years measured from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. The Company's right of repurchase will lapse with respect to, and the optionee will vest in, the option shares in a series of four equal annual installments over the four (4)-year period of service measured from January 1, 1996. The Company's right to repurchase with respect to the option shares will terminate immediately upon an acquisition of the Company by merger or asset sale if the options are not assumed by the successor corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For 1995, the members of the Board of Directors, other than Mr. Cartwright, acted as the compensation committee for the purposes of establishing the compensation for Mr. Cartwright, the Company's President and Chief Executive Officer. All decisions regarding the compensation of the Company's other executive officers were made by Mr. Cartwright.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit.

     The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expense (including attorney's fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     At present the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     CS Holding, a Swiss corporation, holds approximately 44.9% of the outstanding shares of Electrowatt, which indirectly holds all of the outstanding capital stock of the Company. CS Holding also holds (i) approximately 100% of the outstanding shares of Credit Suisse and (ii) approximately 69.3% of the outstanding common stock of CS First Boston, Inc., which holds all of the outstanding common stock of CS First Boston Corporation. CS First Boston Corporation was one of the underwriters of the Company's 9 1/4% Senior Notes issued in February 1994 and was one of the placement agents in the sale of the 10 1/2% Senior Notes in May 1996.

     In January 1990, O.L.S. Energy-Agnews entered into a credit agreement with Credit Suisse providing for a $28 million loan to finance the construction of the Agnews Facility. The Company holds a 20% interest in O.L.S. Energy-Agnews. The loan is collateralized by all of the assets of the Agnews Facility and bears interest on the unpaid principal balance based on LIBOR plus a margin rate varying between .50% and 1.50%. After commencement of commercial operation of the Agnews Facility, the Facility was sold to Nynex Credit Corporation under a sale leaseback arrangement with O.L.S. Energy-Agnews and Credit Suisse. Under the sale leaseback, O.L.S. Energy-Agnews entered into a 22-year lease, commencing February 1991, providing for the payment of a fixed base rental, as well as renewal options and a purchase option at the termination of the lease. As of December 31, 1995, O.L.S. Energy-Agnews's outstanding obligation of its sale leaseback arrangement was $37.6 million.

     In September 1990, the Company obtained a $25.3 million Credit Facility from Credit Suisse. In April 1993, the Credit Suisse Credit Facility was amended to increase the amount of credit available to the Company to $54.0 million. The Credit Suisse Credit Facility is unsecured and bears interest on the amounts outstanding from time to time, if any, at LIBOR plus .50% per annum. During 1994, the Company completed a $105.0 million public debt offering of the 9 1/4% Senior Notes. A portion of the net proceeds were used to repay $52.6 million indebtedness outstanding under the Credit Suisse Credit Facility. On April 21, 1995, the Company entered into the Credit Suisse Credit Facility providing for advances of $50.0 million. On April 29, 1996, the amount of advances available under the Credit Suisse Credit Facility was increased to $58.0 million. A portion of the proceeds of the sale of the 10 1/2% Senior Notes was used to repay outstanding borrowings under the Credit Suisse Credit Facility of approximately $53.7 million on May 16, 1996.

     In January 1992, Sumas and its wholly owned subsidiary, ENCO, entered into loan agreements with Prudential and Credit Suisse providing for a $120.0 million loan to finance the construction of the Sumas Facility and acquisition of associated gas reserves. See "Business -- Description of Facilities -- Power Generation Facilities -- Sumas Cogeneration Facility." As of December 31, 1995, the outstanding indebtedness of Sumas and ENCO under the term loan was $119.0 million.

     In January 1995, the Company and Electrowatt entered into a management services agreement, which replaced a prior similar agreement, under which Electrowatt agreed to provide the Company with advisory services in connection with the construction, financing, acquisition and development of power projects, as well as any other advisory services as may be required by the company in connection with the operation of the Company. The Company has agreed to pay Electrowatt $200,000 per year for all services rendered under the management services agreement. Pursuant to this agreement, $200,000 was paid in 1995.

     In 1995, the Company paid $106,000 to Electrowatt pursuant to a guarantee fee agreement whereby Electrowatt agreed to guarantee the payment when due of any and all indebtedness of the Company to Credit Suisse in accordance with the terms and conditions of the Credit Suisse Credit Facility. Under the guarantee fee agreement, the Company has agreed to pay to Electrowatt an annual fee equal to 1% of the average outstanding balance of the Company's indebtedness to Credit Suisse during each quarter as compensation for all services rendered under the guarantee fee agreement. The guarantee fee agreement terminates in January 1998.

     In June 1995, Calpine repaid $57.5 million of non-recourse financing to Credit Suisse which was outstanding indebtedness related to the Greenleaf 1 and 2 Facilities at the time of the acquisition of such facilities.

     In March 1996, Electrowatt invested $50.0 million in the Company in the form of shares of Series A Preferred Stock, all of which will be converted into shares of Common Stock upon consummation of the Common Stock Offering.

     The Company believes that all transactions between the Company and its officers, Directors, principal shareholders and affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the Common Stock Offering by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table,
(iv) Electrowatt (the "Selling Stockholder"), and (v) all executive officers and Directors of the Company as a group.

                                    SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                           OWNED                                           OWNED
                                       PRIOR TO THE                                      AFTER THE
                                       COMMON STOCK                                     COMMON STOCK
                                        OFFERING(1)                                     OFFERING(1)
        NAME AND ADDRESS          -----------------------     NUMBER OF SHARES     ----------------------
      OF BENEFICIAL OWNER           NUMBER        PERCENT     BEING OFFERED(2)      NUMBER        PERCENT
- --------------------------------  ----------      -------     ----------------     ---------      -------
Electrowatt Ltd.(2).............  12,567,180        100%(2)      12,567,180               --         --
Pierre Krafft...................          --          --                 --               --         --
Hans-Peter Aebi.................          --          --                 --               --         --
Rudolf Boesch...................          --          --                 --               --         --
Peter Cartwright(3).............     641,959        4.9%                 --          641,959        3.4%
Lynn A. Kerby(3)................      74,428           *                 --           74,428          *
Ann B. Curtis(3)................     157,529        1.2%                 --          157,529          *
Ron A. Walter(3)................     117,615           *                 --          117,615          *
Alicia N. Noyola(3).............      34,513           *                 --           34,513          *
Robert D. Kelly(3)..............      44,537           *                 --           44,537          *
All executive officers and
  Directors as a group (14
  persons)(3)...................   1,366,696        9.8%                 --        1,366,696        7.0%

- ------------

*   Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Electrowatt's address is: Bellerivestrasse 36, P.O. Box CH-8022, Zurich, Switzerland.

(3) Represents shares of the Company's Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 3, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of the Common Stock Offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of Preferred Stock, no par value per share. The following summary is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws of the Company that will be in effect upon the consummation of the Common Stock Offering, forms of which have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

COMMON STOCK

     There will be 18,045,000 shares of Common Stock outstanding upon the consummation of the Common Stock Offering. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock to be outstanding upon completion of the Common Stock Offering will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, or could delay or prevent a transaction that might otherwise give stockholders of the Company an opportunity to realize a premium over the then prevailing market price of the Common Stock. There will be no shares of Preferred Stock outstanding upon completion of the Common Stock Offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  Certificate of Incorporation and Bylaws

     The Certificate of Incorporation provides that, effective upon the closing of the Common Stock Offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk
Factors -- Anti-Takeover Provisions" and "Management -- Composition of Board of Directors."

  Delaware Anti-Takeover Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is
                                    . Its address is
            and its telephone number is (   )    -     .

LISTING

     The Company has applied to list its Common Stock on the New York Stock Exchange under the trading symbol "CPN".

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Common Stock Offering, the Company will have 18,045,000 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and assuming no exercise of outstanding options). All of the shares sold in the Common Stock Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     Shares of Common Stock not freely tradeable without restriction or further registration under the Securities Act are deemed "Restricted Shares" under Rule 144 of the Securities Act. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. The Company intends to register on a registration statement on Form S-8 180 days following the date of this Prospectus, a total of 2,596,923 shares of Common Stock subject to outstanding options. Upon the effectiveness of such registration statement, the shares issuable upon the exercise of outstanding options will become freely tradeable upon issuance thereof, subject to the restrictions on Affiliates under the Securities Act.

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the Common Stock Offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company (approximately 180,450 shares after giving effect to the Common Stock Offering) or the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an Affiliate of the Company at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following the Common Stock Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act pursuant to Rule 144(k). However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144(k) prior to effecting a transfer of such shares.

     Prior to the Common Stock Offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

OPTIONS

     As of the date of this Prospectus, options to purchase a total of 2,596,923 shares of Common Stock are outstanding under the Company's Stock Option Program. Of such amount, options to purchase 1,366,696 shares are exercisable, all of which will become eligible for sale 180 days after the date of this Prospectus upon expiration of certain lock-up agreements with the Underwriters and pursuant to Rule 701, subject in some cases to certain volume and other resale restrictions. Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold (i) by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of

Rule 144 and (ii) by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

LOCK-UP AGREEMENTS

     All holders of options to purchase shares of Common Stock have agreed that they will not, without the prior written consent of CS First Boston, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them or any shares issuable upon exercise of stock options for a period of 180 days from the date of this Prospectus. See "Underwriting."

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                              TO NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of an investment in Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (a "Non-U.S. Holder"). For purposes of this discussion, a "United States person" means a citizen or resident (as defined for United States federal income and estate tax purposes, as the case may be) of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any State thereof or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"). Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly retroactively, and is for general information only. The discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of United States federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN COMMON STOCK.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at a rate equal to 30% of the gross amount of the distribution (or at a lower rate prescribed by an applicable tax treaty) unless the dividends are effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividends generally will not be subject to withholding (if the Non-U.S. Holder files certain forms with the payor of the dividend) and generally will be subject to the United States federal income tax on net income that applies to United States persons generally (and, in the case of corporate holders, effectively connected dividends may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). An applicable income tax treaty may, however, change these rules. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current interpretation of existing Treasury regulations to be paid to a resident of that country. Treasury regulations proposed to be effective for payments made after December 31, 1997, which have not been finally adopted, however, would require Non-U.S. Holders to file certain new forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Such forms would contain the holder's name and address and certain other information.

     The gross amount of a distribution with respect to Common stock will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In the event that such a distribution exceeds the amount of the Company's earnings and profits, it will be treated first as a non-taxable return of capital to the extent of the Non-U.S. Holder's basis in Common Stock (but not below zero), and thereafter as capital gain. A Non-U.S. Holder will have to file a refund claim to obtain a refund of tax withheld on distributions in excess of the dividend portion of any distribution.

GAIN ON DISPOSITION

     A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon a sale or other disposition of shares of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who has a tax home (as specifically defined under the United States federal income tax laws) in the United States (or maintains an office or other fixed place of business in the United States to which the gain from the sale of the stock is attributable), holds the shares of Common Stock as a capital asset, and is present in the United States for 183 days or more in the taxable year of the disposition or (iii) except as discussed below, the Company is or has been a "United States real property holding corporation" ("USRPHC") within the meaning of section 897(c)(2) of the Code at any time within the shorter of the five year period preceding such disposition or such holder's holding period.

     Gain that is (or is treated as being) effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. If the Company is a USRPHC, a Non-U.S. Holder may be subject to taxation under certain provisions of the Codes enacted pursuant to the Foreign Investors Real Property Tax Act ("FIRPTA"). The determination of whether the Company is a USRPHC depends in part upon unresolved issues of what constitutes real property for purposes of the FIRPTA provisions and upon difficult and uncertain questions of valuation. If the Company were or were to become a USRPHC, gains realized upon a disposition of Common Stock by a Non-U.S. Holder that is not deemed to own more than 5% of the Common Stock would not be subject to tax under the FIRPTA provisions provided that the Common Stock is "regularly traded" on an established securities market. Since the Common Stock will trade on the New York Stock Exchange, the Company believes the Common Stock will be "regularly traded" on an established securities market.

     Non-U.S. Holders should consult applicable treaties, which may provide for different rules (including possibly the exemption of certain capital gains from tax).

FEDERAL ESTATE TAXES

     Common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to the United States federal estate tax on the property includible in the estate for United States federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Company or its designated paying agent (the "payor") must report annually to the Internal Revenue Service (the "Service") and to each Non-U.S. Holder the amount of dividends paid to, and the tax, if any, withheld with respect to, such holder. That information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

     United States federal backup withholding (imposed at a 31% rate on certain payments to nonexempt persons) and information reporting with respect to such withholding will generally not apply to dividends paid to a Non-U.S. Holder that are otherwise subject to withholding or taxed as effectively connected income as described above under "Dividends."

     The backup withholding and information reporting requirements also apply to the payment of gross proceeds to a Non-U.S. Holder upon the disposition of Common Stock by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address, and status as a Non-U.S. Holder or the holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding if the payor does not have actual knowledge that the payee is a United States person) will apply to a payment of the proceeds of a disposition of Common Stock by or through a foreign office of (i) a United States broker,
(ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States or (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a disposition of Common Stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded (or credited against the Non-U.S. Holder's United States federal income tax liability, if any), provided that the required information is furnished to the Service.

     These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations. The Service recently issued proposed Treasury regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury regulations and the potential effect on their ownership of the Common Stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated                          , 1996 (the "U.S. Underwriting
Agreement"), the underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from Calpine and the Selling Stockholder the following respective number of U.S.
Shares:

                                                                            NUMBER OF
                                   UNDERWRITER                             U.S. SHARES
        -----------------------------------------------------------------  -----------
        CS First Boston Corporation......................................
        Morgan Stanley & Co. Incorporated................................
        PaineWebber Incorporated.........................................
        Salomon Brothers Inc ............................................
                                                                           -----------
                  Total..................................................   14,436,000
                                                                             =========

     The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

     Calpine has entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

     Calpine has granted to the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 2,706,750 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the Prospectus relating to the International Offering bears to the sum of the total number of shares of Common Stock in such tables.

     Calpine has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price
less a concession of $     per share, and the U.S. Underwriters and such dealers
may allow a discount of $          per share on sales to certain other dealers.
After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Common Stock Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of CS First Boston Corporation, as representative of the U.S. Underwriters, and CS First Boston Limited ("CSFBL"), on behalf of the Managers.

     Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price, less such amount as may be mutually agreed upon by CS First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of the Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

     Calpine has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of its Common Stock or securities convertible into or exchangeable or exercisable for any shares of its Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. In addition, all holders of options to purchase shares of Common Stock have agreed that they will not, without the prior written consent of CS First Boston Corporation, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them or any shares issuable upon exercise of stock options for a period of 180 days after the date of this Prospectus.

     Calpine has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect thereof.

     CS First Boston Corporation, one of the Underwriters, is an affiliate of the Company. The Common Stock offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 to the Conduct Rules of the National Association of Securities Dealers, Inc. Rule 2720 requires that the initial public offering price of the Common Stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards,
Accordingly,                                    is assuming the responsibilities
of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the Common Stock set forth on the cover page of this Prospectus is no higher than the price
recommended by                                    .

     In connection with the Common Stock Offering,             in its role as
qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this

Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

     Application has been made to list the shares of Common Stock on the New York Stock Exchange under the symbol "CPN." In connection with the listing of the Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell round lots of 100 shares or more to a minimum of 2,000 beneficial holders.

     Prior to the Common Stock Offering, there has been no public market for the shares of Common Stock offered hereby. The initial public offering price for the shares was determined by negotiations among the Company, the Selling Stockholder and CS First Boston Corporation, as one of the Representatives of the U.S. Underwriters, and by CS First Boston Limited, on behalf of the Managers, and does not necessarily reflect the secondary market prices for the Common Stock following the initial offering hereby. Among the principal factors considered in determining the initial public offering price were prevailing economic prospects, the sales, earnings and financial and operating performance of the Company in recent periods, the future prospects of the Company, market valuations of companies in related businesses and the history and prospects for the industries in which the Company competes. Additionally, consideration has been given to the general condition of the securities markets, the market for new issues of securities and the demand for securities of comparable companies.

     In the ordinary course of their business, CS First Boston Corporation and certain of the other Underwriters and their affiliates have engaged and may in the future engage in investment banking transactions with Calpine, including the provision of certain advisory services to Calpine. CS Holding, a Swiss corporation, holds approximately 44.9% of the outstanding shares of Electrowatt, which indirectly holds all of the outstanding capital stock of the Company. CS Holding also holds (i) approximately 100% of the outstanding shares of Credit Suisse and (ii) approximately 69.3% of the outstanding common stock of CS First Boston, Inc., which holds all of the outstanding common stock of CS First Boston Corporation and of CSFBL. CS First Boston Corporation was one of the Underwriters in connection with the public offering of the Company's 9 1/4% Senior Notes in February 1994, one of the placement agents in connection with the sale of the 10 1/2% Senior Notes in May 1996 and is one of the Representatives of the U.S. Underwriters in the U.S. Offering, and CSFBL is one of the Managers in the International Offering. See "Certain Transactions."

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, 1994 and 1993, the financial statements of Calpine Geysers Company, L.P. for the period ended April 18, 1993 and the financial statements of BAF Energy, A California Limited Partnership as of October 31, 1995 and 1994 and for the three years ended October 31, 1995, 1994 and 1993 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports. In the reports for the Company, that firm states that with respect to Sumas Cogeneration Company, L.P., its opinion is based on the reports of other independent public accountants, namely Moss Adams LLP.

     The consolidated financial statements of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, 1994 and 1993 appearing in this Prospectus have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

     The combined financial statements of LFC No. 38 Corp. and Portsmouth Leasing Corporation and Subsidiaries and the consolidated financial statements of LFC No. 60 Corp. and Subsidiary as of December 31, 1994 and 1993 and for the years then ended appearing in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, as well as the periodic reports and other information filed by the Company with the Commission, which may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at the prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC and the address of such site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
CALPINE CORPORATION
Report of Independent Public Accountants..............................................   F-3
Consolidated Balance Sheets, December 31, 1995 and 1994...............................   F-4
Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994 and
  1993................................................................................   F-5
Consolidated Statements of Stockholder's Equity for the Years Ended December 31, 1995,
  1994 and 1993.......................................................................   F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993................................................................................   F-7
Notes to Consolidated Financial Statements for the Years Ended December 31, 1995, 1994
  and 1993............................................................................   F-8
Condensed Consolidated Balance Sheets, March 31, 1996 and March 31, 1995
  (Unaudited).........................................................................  F-30
Condensed Consolidated Statements of Operations for the Three Months Ended March 31,
  1996 and 1995 (Unaudited)...........................................................  F-31
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
  1996 and 1995 (Unaudited)...........................................................  F-32
Notes to Condensed Consolidated Financial Statements for the Three Months Ended March
  31, 1996 and 1995 (Unaudited).......................................................  F-33
SUMAS COGENERATION COMPANY, L.P. AND SUBSIDIARY
Report of Independent Public Accountants..............................................  F-38
Consolidated Balance Sheets, December 31, 1995 and 1994...............................  F-39
Consolidated Statement of Operations for the Years Ended December 31, 1995, 1994 and
  1993................................................................................  F-40
Consolidated Statement of Changes in Partners' Deficit for the Years Ended December
  31, 1995, 1994 and 1993.............................................................  F-41
Consolidated Statement of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993................................................................................  F-42
Notes to Consolidated Financial Statements for the Years Ended December 31, 1995, 1994
  and 1993............................................................................  F-43
CALPINE GEYSERS COMPANY, L.P.
Report of Independent Public Accountants..............................................  F-52
Statement of Operations for the Period from January 1, 1993 to April 18, 1993.........  F-53
Statement of Cash Flows for the Period from January 1, 1993 to April 18, 1993.........  F-54
Notes to Financial Statements for the Period from January 1, 1993 to April 18, 1993...  F-55
LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES
Report of Independent Accountants.....................................................  F-60
Combined Balance Sheets, December 31, 1994 and 1993...................................  F-61
Combined Statement of Operations for the Years Ended December 31, 1994 and 1993.......  F-62
Combined Statements of Changes in Shareholder's Deficiency for the Years Ended
  December 31, 1994 and 1993..........................................................  F-63
Combined Statements of Cash Flows for the Years Ended December 31, 1994 and 1993......  F-64
Notes to Combined Financial Statements for the Years Ended December 31, 1994 and
  1993................................................................................  F-65
LFC NO. 60 CORP. AND SUBSIDIARY
Report of Independent Accountants.....................................................  F-69
Consolidated Balance Sheets, December 31, 1994 and 1993...............................  F-70
Consolidated Statements of Operations for the Years Ended December 31, 1994 and
  1993................................................................................  F-71
Consolidated Statements of Changes in Shareholder's Deficiency for the Years Ended
  December 31, 1994 and 1993..........................................................  F-72
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994 and
  1993................................................................................  F-73
Notes to Consolidated Financial Statements for the Years Ended December 31, 1994 and
  1993................................................................................  F-74

                                                                                        PAGE
                                                                                        ----
BAF ENERGY, A CALIFORNIA LIMITED PARTNERSHIP
Report of Independent Public Accountants..............................................  F-77
Balance Sheets, October 31, 1995 and 1994.............................................  F-78
Statements of Income for the Years Ended October 31, 1995, 1994 and 1993..............  F-79
Statements of Partners' Equity for the Years Ended October 31, 1995, 1994 and 1993....  F-80
Statements of Cash Flows for the Years Ended October 31, 1995, 1994 and 1993..........  F-81
Notes to Financial Statements for the Years Ended October 31, 1995, 1994 and 1993.....  F-82
Condensed Balance Sheets as of January 31, 1996 (unaudited) and October 31, 1995......  F-86
Condensed Statements of Income for the Three Months Ended January 31, 1996 and 1995
  (unaudited).........................................................................  F-87
Condensed Statements of Cash Flows for the Three Months Ended January 31, 1996 and
  1995 (unaudited)....................................................................  F-88
Notes to Condensed Financial Statements as of January 31, 1996........................  F-89

     After the merger and the effectiveness of the stock split discussed in Note 26 of the Calpine Corporation consolidated financial statements, we expect to be in a position to render the following report.

                                          ARTHUR ANDERSEN LLP

San Jose, California
March 15, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors
  of Calpine Corporation:

     We have audited the accompanying consolidated balance sheets of Calpine Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sumas Cogeneration Company, L.P. (Sumas), the investment in which is reflected in the accompanying financial statements using the equity method of accounting. The investment in Sumas represents approximately 1% and 2% of the Company's total assets at December 31, 1995 and 1994, respectively. The Company has recorded a loss of $3.0 million, $2.9 million and $1.9 million representing its share of the net loss of Sumas for the years ended December 31, 1995, 1994 and 1993, respectively. The financial statements of Sumas were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Sumas, is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Calpine Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
March 15, 1996 (except with respect to
  the matter discussed in Note 26, as to
  which the date is             , 1996)

                      CALPINE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                                    1995         1994
                                                                                  --------     --------
                                                ASSETS
Current assets
  Cash and cash equivalents.....................................................  $ 21,810     $ 22,527
  Accounts receivable
     from related parties.......................................................     2,177        1,864
     from others................................................................    17,947       12,723
  Acquisition project receivables...............................................     8,805           --
  Prepaid expenses and other current assets.....................................     5,491        4,256
                                                                                  --------     --------
          Total current assets..................................................    56,230       41,370
Property, plant and equipment, net..............................................   447,751      335,453
Investments in power projects...................................................     8,218       11,114
Capitalized project costs.......................................................     1,123          645
Notes receivable from related parties...........................................    19,391       16,882
Notes receivable from Coperlasa.................................................     6,394           --
Restricted cash.................................................................     9,627       10,813
Deferred charges and other assets...............................................     5,797        5,095
                                                                                  --------     --------
          Total assets..........................................................  $554,531     $421,372
                                                                                  ========     ========
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current non-recourse project financing........................................  $ 84,708     $ 22,800
  Notes payable to bank and short-term borrowings...............................     1,177        4,500
  Accounts payable..............................................................     6,876        1,869
  Accrued payroll and related expenses..........................................     2,789        2,624
  Accrued interest payable......................................................     7,050        5,622
  Other accrued expenses........................................................     2,657        2,517
                                                                                  --------     --------
          Total current liabilities.............................................   105,257       39,932
Long-term line of credit........................................................    19,851           --
Non-recourse long-term project financing, less current portion..................   190,642      196,806
Notes payable...................................................................     6,348        5,296
Senior Notes Due 2004...........................................................   105,000      105,000
Deferred income taxes, net......................................................    97,621       50,928
Deferred revenue................................................................     4,585        4,761
                                                                                  --------     --------
          Total liabilities.....................................................   529,304      402,723
                                                                                  --------     --------
Commitments and contingencies (Note 25)
Stockholder's equity
  Common stock, authorized 33,761,000 shares, issued and
     outstanding -- 10,388,000 shares in 1995 and 1994..........................     6,224        6,224
  Retained earnings.............................................................    19,034       12,456
  Cumulative translation adjustment.............................................       (31)         (31)
                                                                                  --------     --------
          Total stockholder's equity............................................    25,227       18,649
                                                                                  --------     --------
          Total liabilities and stockholder's equity............................  $554,531     $421,372
                                                                                  ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1995         1994         1993
                                                             --------     --------     --------
Revenue
  Electricity and steam sales..............................  $127,799     $ 90,295     $ 53,000
  Service contract revenue from related parties............     7,153        7,221       16,896
  Income (loss) from unconsolidated investments in power
     projects..............................................    (2,854)      (2,754)          19
                                                             --------      -------      -------
          Total revenue....................................   132,098       94,762       69,915
                                                             --------      -------      -------
Cost of revenue
  Plant operating expenses.................................    33,162       14,944        9,078
  Depreciation.............................................    26,264       21,202       12,272
  Production royalties.....................................    10,574       11,153        6,814
  Operating lease expense..................................     1,542           --           --
  Service contract expenses................................     5,846        5,546       14,337
                                                             --------      -------      -------
          Total cost of revenue............................    77,388       52,845       42,501
                                                             --------      -------      -------
Gross profit...............................................    54,710       41,917       27,414
  Project development expenses.............................     3,087        1,784        1,280
  General and administrative expenses......................     8,937        7,323        5,080
  Provision for write-off of project development costs.....        --        1,038           --
                                                             --------      -------      -------
          Income from operations...........................    42,686       31,772       21,054
Other (income) expense
  Interest expense
     Related party.........................................     1,663          375        2,613
     Other.................................................    30,491       23,511       11,212
  Other income, net........................................    (1,895)      (1,988)      (1,133)
                                                             --------      -------      -------
     Income before provision for income taxes and
       cumulative effect of change in accounting
       principle...........................................    12,427        9,874        8,362
  Provision for income taxes...............................     5,049        3,853        4,195
                                                             --------      -------      -------
     Income before cumulative effect of change in
       accounting principle................................     7,378        6,021        4,167
  Cumulative effect of adoption of SFAS No. 109............        --           --         (413)
                                                             --------      -------      -------
          Net income.......................................  $  7,378     $  6,021     $  3,754
                                                             ========      =======      =======
Weighted average shares outstanding........................    11,500       11,309       11,240
Earnings per share
  Income before cumulative effect of change in accounting
     principle.............................................  $   0.64     $   0.53     $   0.37
  Cumulative effect of adoption of SFAS No. 109............        --           --         (.04)
                                                             --------      -------      -------
          Net income per share.............................  $   0.64     $   0.53     $   0.33
                                                             ========      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                             COMMON STOCK                CUMULATIVE
                                                            ---------------   RETAINED   TRANSLATION
                                                            SHARES   AMOUNT   EARNINGS   ADJUSTMENT    TOTAL
                                                            ------   ------   --------   ----------   -------
Balance, December 31, 1992................................  10,388   $6,224   $ 4,281       $ --      $10,505
  Dividend ($0.08 per share)..............................      --      --       (800 )       --         (800)
  Net income..............................................      --      --      3,754         --        3,754
  Cumulative translation adjustment.......................      --      --         --        (31)         (31)
                                                             -----     ---    -------       ----      -------
Balance, December 31, 1993................................  10,388   6,224      7,235        (31)      13,428
  Dividend ($0.08 per share)..............................      --      --       (800 )       --         (800)
  Net income..............................................      --      --      6,021         --        6,021
                                                             -----     ---    -------       ----      -------
Balance, December 31, 1994................................  10,388   6,224     12,456        (31)      18,649
  Dividend ($0.08 per share)..............................      --      --         --       (800)          --
  Net income..............................................      --      --         --      7,378           --
                                                             -----     ---    -------       ----      -------
Balance, December 31, 1995................................  10,388   $6,224   $19,034       $(31)     $25,227
                                                             =====     ===    =======       ====      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPLNE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                 1995        1994        1993
                                                               --------     -------     -------
Cash flows from operating activities
  Net income.................................................  $  7,378     $ 6,021     $ 3,754
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization, net......................    25,931      20,342      11,318
     Deferred income taxes, net..............................    (1,027)      3,180       4,619
     (Income) loss from unconsolidated investments in power
       projects..............................................     2,854       2,754         (19)
     Distributions from investments in power projects........        --          --       7,352
     Provision for write-off of project development costs....        --       1,038          --
       Change in operating assets and liabilities:
       Accounts receivable...................................    (3,354)     (2,578)       (615)
       Acquisition project receivables.......................    (8,805)         --          --
       Other current assets..................................      (737)         79        (956)
       Accounts payable and accrued expenses.................     6,847       6,218      (3,040)
       Deferred revenue......................................    (2,434)     (2,858)      1,897
                                                               --------     --------    --------
          Net cash provided by operating activities..........    26,653      34,196      24,310
                                                               --------     --------    --------
Cash flows from investing activities
  Acquisition of property, plant and equipment...............   (17,434)     (7,023)     (8,445)
  Acquisition of Greenleaf, net of cash on hand..............   (14,830)         --          --
  Investment in Watsonville, net of cash on hand.............       494          --          --
  Acquisition of TPC, net of cash on hand....................        --     (62,770)         --
  Acquisition of CGC, net of CGC cash on hand................        --          --     (20,296)
  Increase in notes receivable...............................    (6,348)    (13,556)         --
  Investments in power projects..............................        --        (118)       (627)
  Capitalized project costs..................................    (1,258)       (175)       (952)
  Decrease (increase) in restricted cash.....................     1,186        (900)      2,968
  Other, net.................................................      (307)         98         270
                                                               --------     --------    --------
          Net cash used in investing activities..............   (38,497)    (84,444)    (27,082)
                                                               --------     --------    --------
Cash flows from financing activities
  Payment of dividends.......................................      (800)       (800)       (800)
  Borrowings from line of credit.............................    34,851          --      23,000
  Repayments of line of credit...............................   (15,000)    (52,595)     (5,873)
  Borrowings from non-recourse project financing.............    76,026      60,000          --
  Repayments of non-recourse project financing...............   (79,388)    (12,735)     (8,800)
  Short-term borrowings......................................     2,683       4,500          --
  Repayments of short-term borrowings........................    (6,006)         --          --
  Senior Notes Due 2004......................................        --     105,000          --
  Financing costs............................................    (1,239)     (3,921)       (749)
  Repayment of note payable to shareholder...................        --      (1,200)         --
  Proceeds from note payable.................................        --       5,167          --
  Repayment of notes payable -- FMRP.........................        --     (36,807)         --
                                                               --------     --------    --------
          Net cash provided by financing activities..........    11,127      66,609       6,778
                                                               --------     --------    --------
Net increase (decrease) in cash and cash equivalents.........      (717)     16,361       4,006
Cash and cash equivalents, beginning of period...............    22,527       6,166       2,160
                                                               --------     --------    --------
Cash and cash equivalents, end of period.....................  $ 21,810     $22,527     $ 6,166
                                                               ========     ========    ========
Supplementary information -- cash paid during the year for:
  Interest...................................................  $ 32,162     $19,890     $15,084
  Income taxes...............................................     4,294         683          13

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ORGANIZATION AND OPERATIONS OF THE COMPANY

     Calpine Corporation (Calpine) and subsidiaries (collectively, the Company) are engaged in the development, acquisition, ownership and operation of power generation facilities in the United States. The Company has ownership interests in and operates geothermal steam fields, geothermal power generation facilities, and natural gas-fired cogeneration facilities in Northern California and Washington. Each of the generation facilities produces electricity for sale to utilities. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. For the year ended December 31, 1995, primarily all electricity and steam sales revenue from consolidated subsidiaries was derived from sales to two customers in Northern California (see
Note 24), of which 73% related to geothermal activities.

     Founded in 1984, the Company is wholly owned by Electrowatt Services, Inc., which is wholly owned by Electrowatt Ltd. (Electrowatt), a Swiss company. The Company has expertise in the areas of engineering, finance, construction and plant operations and maintenance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Calpine Corporation and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. During 1993, the Company acquired the remaining interests in Calpine Geysers Company, L.P. (CGC) (see Note 3). Prior to the acquisition, the Company recognized its share of the net income of CGC under the equity method of accounting. During 1994, the Company formed Calpine Thermal Power, Inc. (Calpine Thermal) and Calpine Siskiyou Geothermal Partners, L.P. (see Notes 4 and 7, respectively). Calpine Thermal acquired Thermal Power Company (TPC) during 1994. During 1995, the Company formed Calpine Greenleaf Corporation (Calpine Greenleaf), Calpine Monterey Cogeneration, Inc. (CMCI) and Calpine Vapor, Inc. (Calpine Vapor). Calpine Greenleaf indirectly acquired two operating gas-fired cogeneration plants (see Note 5) and CMCI acquired an operating lease for a gas-fired cogeneration facility (see Note 6). Calpine Vapor made loans to fund construction of new geothermal wells in Mexico (see
Note 8).

     Accounting for Jointly Owned Geothermal Properties -- The Company uses the proportionate consolidation method to account for TPC's 25% interest in jointly owned geothermal properties. TPC has a steam sales agreement with Pacific Gas and Electric Company (PG&E) pursuant to which the steam derived from its interest in the properties is sold. See Note 4 for further information regarding TPC.

     Use of Estimates in Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these financial statements relate to future development costs and total productive resources of the geothermal facilities (see Property, Plant and Equipment and Note 4), the estimated "free steam" liability (see Revenue Recognition and Deferred Revenue), receivables which the Company believes to be collectible (see
Note 10), and the realization of deferred income taxes (see Note 19).

     Revenue Recognition and Deferred Revenue -- Revenue from electricity and steam sales is recognized upon transmission to the customer. Revenues from contracts entered into or acquired since May 21, 1992 are recognized at the lesser of amounts billable under the contract or amounts recognizable at an average rate over the term of the contract. The Company's power sales agreements related to CGC were entered into prior to

                      CALPINE CORPORATION AND SUBSIDIARIES

May 1992. Had the Company applied this principle, the revenues of the Company recorded for the years ended December 31, 1995 and 1994, and for the period from April 19, 1993 to December 31, 1993, would have been approximately $12.6 million, $11.9 million and $6.5 million less, respectively.

     CGC revenues from sales of steam were calculated considering a future period when steam would be delivered without receiving corresponding revenue. The estimated "free steam" obligation was recorded at an average rate over future steam production as deferred revenue in 1993. As of December 31, 1993, the Company had deferred revenue of $8.6 million. During 1994, based on estimates and analyses performed, the Company determined that these deliveries would no longer be required for a customer. In May 1994, the Company reversed approximately $5.9 million of its deferred revenue liability. This reversal was recorded as a $1.9 million purchase price reduction to property, plant and equipment, with the remaining $4.0 million as an increase in revenue. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment.

     In October 1994, PG&E agreed to the termination of the free steam provision for one of the geothermal steam fields. During 1995, CGC took additional measures regarding future capital commitments and other actions which will increase steam production and, based on additional analyses and estimates performed, the Company recognized the remaining $2.7 million of previously deferred revenue.

     The Company performs operations and maintenance services for projects in which it has an interest. Revenue from investees is recognized on these contracts when the services are performed. Revenue from consolidated subsidiaries are eliminated in consolidation.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value because of their short maturity.

     Restricted Cash -- The Company is required to maintain cash balances that are restricted by provisions of its debt agreements and by regulatory agencies. The Company's debt agreements specify restrictions based on debt service payments and drilling costs for the following year. Regulatory agencies require cash to be restricted to ensure that funds will be available to restore property to its original condition. Restricted cash is invested in accounts earning market rates; therefore, their carrying value approximates fair value. Such cash is excluded from cash and cash equivalents for the purposes of the statements of cash flows.

     Concentration of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts/notes receivable. The Company's cash accounts are held by five major financial institutions. The Company's accounts/notes receivable are concentrated within entities engaged in the energy industry, mainly within the United States, some of which are related parties. Certain of the Company's notes receivable are with a company in Mexico (see Note 8).

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost less accumulated depreciation and amortization.

     The Company capitalizes costs incurred in connection with the development of geothermal properties, including costs of drilling wells and overhead directly related to development activities, together with the costs of production equipment, the related facilities and the operating power plants. Geothermal properties include the value attributable to the geothermal resources of CGC and all of the property, plant and equipment of Calpine Thermal. Proceeds from the sale of geothermal properties are applied against capitalized costs, with no gain or loss recognized.

     Geothermal costs, including an estimate of future development costs to be incurred and the estimated costs to dismantle, are amortized by the units of production method based on the estimated total productive output over the estimated useful lives of the related steam fields. Depreciation of the buildings and roads is

                      CALPINE CORPORATION AND SUBSIDIARIES
computed using the straight-line method over their estimated useful lives. It is reasonably possible that the estimate of useful lives, total units of production or total capital costs to be amortized using the units of production method could differ materially in the near term from the amounts assumed in arriving at current depreciation expense. These estimates are affected by such factors as the ability of the Company to continue selling steam and electricity to customers at estimated prices, changes in prices of alternative sources of energy such as hydro-generation and gas, and changes in the regulatory environment.

     Gas-fired power production facilities include the cogeneration plants and related equipment and are stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated original useful life of up to thirty years. Depreciation of office equipment is provided on the straight-line method over useful lives of three to five years. Amortization of leasehold improvements is provided based on the straight-line method over the lesser of the useful life of the asset or the life of the lease. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are included in the results of operations.

     As of December 31, 1995 and 1994, the components of property, plant and equipment are (in thousands):

                                                                       1995         1994
                                                                     --------     --------
    Geothermal properties..........................................  $216,042     $209,243
    Buildings......................................................   147,532       29,149
    Machinery and equipment........................................    50,826       47,125
    Wells and well pads............................................    44,706       43,982
    Steam gathering and control systems............................    28,363       28,296
    Roads..........................................................     7,384        7,384
    Miscellaneous assets...........................................     2,425        1,694
                                                                     --------     --------
                                                                      497,278      366,873
    Less accumulated depreciation and amortization.................    60,511       34,020
                                                                     --------     --------
                                                                      436,767      332,853
    Land...........................................................       754          413
    Construction in progress.......................................    10,230        2,187
                                                                     --------     --------
      Property, plant and equipment, net...........................  $447,751     $335,453
                                                                     ========     ========

     Investments in Power Projects -- The Company accounts for its unconsolidated investments in power projects under the equity method. The Company's share of income from these investments is calculated according to the Company's equity ownership or in accordance with the terms of the appropriate partnership agreement (see Note 11).

     Capitalized Project Costs -- The Company capitalizes project development costs upon the execution of a memorandum of understanding or a letter of intent for a power or steam sales agreement. These costs include professional services, salaries, permits and other costs directly related to the development of a new project. Outside services and other third-party costs are capitalized for acquisition projects. Upon the start-up of plant operations or the completion of an acquisition, these costs are generally transferred to property, plant and equipment and amortized over the estimated useful life of the project. Capitalized project costs are charged to expense when the Company determines that the project will not be consummated or is impaired.

     Earnings Per Share -- Earnings per share are calculated using the weighted average number of shares outstanding during each year and the net additional number of shares which would be issuable upon the exercise of outstanding stock options, assuming that the Company used the proceeds received to purchase additional shares at the estimated fair market value, as determined by the Board of Directors, based in part on an independent appraisal.

                      CALPINE CORPORATION AND SUBSIDIARIES

     Reclassifications -- Prior years' amounts in the consolidated financial statements have been reclassified where necessary to conform to the 1995 presentation.

3. CALPINE GEYSERS COMPANY, L.P.

     CGC, an indirect wholly owned subsidiary of the Company, is the owner of two operating geothermal power plants and their respective steam fields, Bear Canyon and West Ford Flat, and three geothermal steam fields, which provide steam to PG&E's Unit 13 and Unit 16 power plants and to Sacramento Municipal Utility District's (SMUD) geothermal power plant. The power plants and steam fields are located in The Geysers area of Northern California. Electricity from CGC's two operating geothermal power plants is sold to PG&E under 20-year agreements. Under the terms of the agreements which began in 1989, CGC is paid for energy delivered based upon a fixed price which escalates annually through December 1998, and upon PG&E's full short-run avoided operating costs for the subsequent ten years. CGC also receives capacity payments from PG&E. Under certain circumstances, if CGC is unable to deliver firm capacity, then CGC may owe PG&E certain minimum damages as specified in the agreements.

     Under the steam sales agreements with PG&E and SMUD, the price paid for the steam is determined annually and semiannually, respectively, based on contract price formulas and steam delivery terms.

     Under the PG&E Unit 16 and the SMUD agreements, if the quantity of steam delivered is less than 50% of the units' capacities, then neither PG&E nor SMUD is required to make payment for steam delivered during such month until the cost of the affected power plant has been completely amortized (see Note 2). Further, both PG&E and SMUD can terminate their agreements with written notice under conditions specified in the agreement if further operation of the plants becomes uneconomical. In the event that CGC terminates the agreements, PG&E or SMUD may require CGC to assign them all rights, title and interest to the wells, lands and related facilities. In consideration for such an assignment to SMUD, SMUD shall reimburse CGC for its original costs net of depreciation for any associated materials or facilities.

     Prior to April 19, 1993 the Company owned a minority interest in CGC and recognized its share of CGC's net income under the equity method. On April 19, 1993, the Company acquired Freeport-McMoRan Resource Partners, L.P.'s (FMRP) interest in CGC for $23.0 million in cash and non-recourse notes payable to FMRP totaling $40.5 million. On February 17, 1994, the Company exercised its option to prepay the notes utilizing a discount rate of 10% by paying $36.9 million including interest in full satisfaction of its obligations under the FMRP notes. The difference between the original carrying amount of the notes and the prepayment was recorded as an adjustment to the purchase price.

4. CALPINE THERMAL POWER, INC.

     On September 9, 1994, Calpine Thermal acquired the outstanding capital stock of TPC from Natomas Energy Company (Natomas), a wholly owned subsidiary of Maxus Energy Company, pursuant to a Stock Purchase Agreement dated June 27, 1994. Under the terms of the Stock Purchase Agreement, Calpine Thermal acquired the stock of TPC for a total purchase price of $66.5 million, consisting of a $60.0 million cash payment and the issuance by Calpine of a non-interest bearing promissory note to Natomas in the amount of $6.5 million (discounted to $5.2 million), which is due September 9, 1997. At or subsequent to the closing of the acquisition, Calpine received payments of $3.0 million from Natomas, which represented cash from TPC's operations for the period from July 1, 1994 to September 8, 1994. These payments were treated as purchase price adjustments. The Company funded the cash portion of the purchase price in the acquisition through a two-year non-recourse secured financing provided by The Bank of Nova Scotia pursuant to a Credit Agreement dated September 9, 1994 (see Note 16).

     Calpine Thermal owns a 25% undivided interest in certain producing geothermal steam fields located at The Geysers area of Northern California. Union Oil Company of California, a wholly owned subsidiary of

                      CALPINE CORPORATION AND SUBSIDIARIES

Unocal Corporation, owns the remaining 75% interest in the steam fields, which deliver geothermal steam to twelve operating plants owned by PG&E. The steam fields currently provide the twelve operating plants with sufficient steam to generate approximately 604 megawatts of electricity.

     Steam from Calpine Thermal's steam field is sold to PG&E under a steam sales agreement. In addition, Calpine Thermal receives a monthly capacity maintenance fee, which provides for effluent disposal costs and facilities support costs, and a monthly fee for PG&E's right to curtail its power plants. The steam price, capacity maintenance and curtailment fees are adjusted annually. Calpine Thermal is required to compensate PG&E for the unused capacity of its geothermal power plants due to insufficient field capacities of its steam supply (offset payment).

     In accordance with the steam sales agreement, PG&E may curtail the power plants which receive steam from the Union Oil/Calpine Thermal Steam Fields in order to produce energy from lower cost sources. However, PG&E is constrained by its contractual obligation to operate all the power plants at a minimum of 40% of the field capacity during any given year. During 1995, Calpine Thermal experienced extensive curtailments of steam production due to low gas prices and abundant hydro power.

     In March 1995, PG&E notified Union Oil and TPC of its plan to accelerate the retirement of the geothermal power plants to which steam is supplied. Calpine Thermal had considered plant retirements in its analysis leading to the acquisition of TPC in September 1994. Calpine Thermal had no assurance that PG&E would follow the accelerated schedule which was not in accordance with the terms and conditions of the steam sales agreement, and, with Union Oil, entered into intensive discussions with PG&E regarding alternatives. As a result of those discussions, the March 1995 accelerated closure schedule has been reevaluated in accordance with expected steam supply projections, curtailment levels, and actual contract terms and conditions to result in estimates of future project output and revised closure schedules. Closure schedules will continue to be modified throughout the life of the power sales agreement to be consistent with actual production levels based on competitive energy prices and weather.

     On August 9, 1995, the Company, Union Oil and PG&E executed a letter agreement on alternative steam pricing for the calendar year 1995. Under this agreement, all steam delivered up to 40% of field capacity remained at the original contract rate, and all other steam was sold at a 33% reduction to the contract rate, thus lowering the cost to PG&E and enhancing production and revenue from The Geysers to Union Oil and Calpine Thermal. On February 1, 1996, the Company and Union Oil entered into an alternative steam pricing agreement with PG&E for the month of February 1996, which was subsequently extended through at least March 15, 1996. The parties to this agreement are currently in the process of negotiating a longer term alternative pricing agreement. The Company is unable to predict the sales and prices that may result from such an alternative pricing program.

     The steam sales agreement between Calpine Thermal and PG&E terminates two years after the closing of the last PG&E operating unit. PG&E may terminate the agreement upon a one-year written notice to Calpine Thermal. In the event the agreement is terminated by PG&E, Calpine Thermal has the right to purchase PG&E's facilities at PG&E's unamortized cost. Calpine Thermal will provide capacity maintenance services for five years after termination by PG&E or closure of the last PG&E operating unit. Alternatively, Calpine Thermal may terminate the agreement upon two years written notice to PG&E. PG&E has the right to take assignment of Calpine Thermal's facilities on the date of termination. In such a case, Calpine Thermal would generally continue to pay offset payments for 36 months following the date of termination.

5. CALPINE GREENLEAF CORPORATION

     On April 21, 1995, Calpine Greenleaf acquired the outstanding capital stock of Portsmouth Leasing Corporation, LFC No. 38 Corp. and LFC No. 60 Corp. (collectively, the Acquired Companies) from Radnor

                      CALPINE CORPORATION AND SUBSIDIARIES

Power Corporation (Radnor) for $80.5 million pursuant to a Share Purchase Agreement dated March 30, 1995.

     The Acquired Companies own 100% of the assets of two 49.5 megawatt natural gas-fired cogeneration facilities (collectively, the Greenleaf facilities), Greenleaf Unit One and Greenleaf Unit Two, located in Yuba City in Northern California. The Greenleaf facilities burn natural gas in the cogeneration of electrical and thermal energy. The Greenleaf facilities produce electrical power for sale to PG&E pursuant to two long-term power sales agreements that provide for electricity payments over an original thirty-year period (expiring in 2019) at prices equal to PG&E's full short-run avoided operating costs, adjusted annually. In addition, the Company receives firm capacity payments through 2019 for up to 49.2 megawatts on each unit and as-delivered capacity on excess deliveries. PG&E, at its discretion, may curtail purchases of electricity from the Greenleaf facilities due to hydro-spill or uneconomic cost conditions. The thermal energy generated is used by thermal hosts adjacent to the Greenleaf facilities. The Greenleaf facilities are qualifying facilities, as defined by the Public Utility Regulatory Policies Act of 1978, as amended (PURPA).

     Natural gas for the Greenleaf facilities is supplied by Montis Niger, Inc.
(MNI) pursuant to a long-term gas purchase agreement, and by Chevron USA Production Company (Chevron). MNI is a wholly owned subsidiary of LFC Financial Corporation, the parent company of Radnor. See Note 25 for further information regarding these agreements.

     The acquisition was accounted for as a purchase and the purchase price has been allocated to the acquired assets and liabilities based on the estimated fair values of the acquired assets and liabilities as shown below. The allocation may be adjusted as additional information becomes available (in thousands):

        Current assets....................................................  $  6,572
        Property, plant and equipment.....................................   120,752
                                                                            --------
          Total assets....................................................   127,324
                                                                            --------
        Current liabilities...............................................      (944)
        Deferred income taxes, net........................................   (45,844)
                                                                            --------
          Total liabilities...............................................   (46,788)
                                                                            --------
        Net purchase price................................................  $ 80,536
                                                                            ========

     The purchase price included a cash payment of $20.3 million and the assumption of project debt totalling $60.2 million. The final purchase price, which is to be adjusted after the determination of the final net working capital amount, was determined upon an arms-length transaction between Calpine and Radnor. The parties are currently in dispute regarding certain provisions of the Share Purchase Agreement, and the outcome of the dispute may affect the purchase price.

     The $20.3 million cash payment was funded by borrowings from the Credit Suisse lines of credit described in Note 13 below. The $60.2 million debt assumed by the Company in the acquisition of the Greenleaf facilities consisted of $57.6 million of non-recourse long-term project financing payable to Credit Suisse and $2.6 million of installment payments to individuals. On June 30, 1995, the Company refinanced the Greenleaf project by borrowing $76.0 million from banks (described in Note 16 below). Net proceeds of $74.9 million were used to repay $57.5 million of Credit Suisse debt including interest, and $2.9 million of installment and premium payments to individuals. The remaining $14.5 million of net proceeds and $500,000 of internal funds were used to repay the Credit Suisse line of credit borrowings related to the Greenleaf project.

                      CALPINE CORPORATION AND SUBSIDIARIES

     Pro forma consolidated results for the Company as if the Greenleaf acquisition had been consummated on January 1, 1995 and as if the Greenleaf and TPC acquisitions had been consummated on January 1, 1994, respectively, are (in thousands, except per share amounts):

                                                                          YEAR ENDED
                                                                 -----------------------------
                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1995             1994
                                                                 ------------     ------------
                                                                          (UNAUDITED)
    Revenue....................................................    $137,412         $143,137
    Net income.................................................    $  4,868         $ 11,708
    Earnings per share.........................................    $   2.20         $   5.38

     The pro forma information does not purport to be indicative of results that actually would have occurred had the acquisition been made on the dates indicated or of results which may occur in the future.

     Also in connection with the Greenleaf acquisition, the Company borrowed $1.9 million on April 21, 1995 against an uncommitted demand loan facility with The Bank of Nova Scotia to finance the prepayment for natural gas to be delivered to the Greenleaf facilities from MNI (see Note 13 for further information).

6. CALPINE MONTEREY COGENERATION, INC.

     On June 29, 1995, CMCI acquired a 14.5 year operating lease (through December 2009) for a 28.5 megawatt natural gas-fired cogeneration power plant located in Watsonville in Northern California. The Company acquired the operating lease from Ford Motor Credit Company, acting through its agent, USL Capital Corporation, for $900,000. The Watsonville plant sells electricity to PG&E under the terms of a 20-year power sales agreement, generally at prices equal to PG&E's full short-run avoided operating costs. Basic and contingent lease rental payments are described in Note 25. As a cogenerator, the plant provides steam to two local food processing plants, and is a qualifying facility as defined by PURPA. The Company also provides project and fuels management services.

     In connection with this acquisition, the Company obtained a $5.0 million uncommitted line of credit with The Bank of Nova Scotia for letters of credit. On December 31, 1995, the Company had $2.9 million of letters of credit outstanding (see Note 13 for further information).

7. CALPINE SISKIYOU GEOTHERMAL PARTNERS, L.P.

     On August 24, 1994, the Company formed a partnership with Trans-Pacific Geothermal Glass Mountain, Ltd. (TGGM), an affiliate of Trans-Pacific Geothermal Corporation of Oakland, California, and is planning to build a geothermal power generation facility. The power generation facility will be located at Glass Mountain in Northern California near the Oregon border. The partnership is consolidated as the Company owns a controlling interest.

8. CALPINE VAPOR, INC.

     In November 1995, Calpine Vapor entered into agreements with Constructora y Perforadora Latina, S.A. de C.V. (Coperlasa) and certain Mexican bank lenders to Coperlasa in connection with a geothermal steam production contract at the Cerro Prieto geothermal resource in Baja California, Mexico. The resource currently produces electricity from geothermal power plants owned and operated by Comision Federal de Electricidad (CFE), Mexico's national utility. The steam field contract is between Coperlasa and CFE. Calpine will loan up to $18.5 million to Coperlasa, and will receive fees for technical services provided to the project. At December 31, 1995, notes receivable (see Note 12) totaled $4.9 million. In February 1996, the Company loaned an additional $3.4 million to Coperlasa.

                      CALPINE CORPORATION AND SUBSIDIARIES

     In December 1995, Calpine Vapor also paid $1.5 million for an option to purchase an equity interest in Coperlasa. The option expires in May 1997 and is being amortized over the estimated repayment period of the Coperlasa loan (through the year 1999) using the interest method, as the Company views the option as a loan acquisition fee. The unamortized balance of the option is also included in notes receivable from Coperlasa.

9. ACCOUNTS RECEIVABLE

     The Company has both billed and unbilled receivables. The components of accounts receivable as of December 31, 1995 and 1994 are as follows (in thousands):

                                                                        1995        1994
                                                                       -------     -------
    Billed...........................................................  $18,341     $13,809
    Unbilled.........................................................      525         768
    Other............................................................    1,258          10
                                                                       -------     -------
                                                                       $20,124     $14,587
                                                                       =======     =======

     Other accounts receivable consist primarily of disputed amounts related to the Greenleaf facilities purchase price (see Note 5).

     Accounts receivable from related parties at December 31, 1995 and 1994 include the following (in thousands):

                                                                          1995       1994
                                                                         ------     ------
    O.L.S. Energy-Agnews, Inc..........................................  $  806     $  538
    Geothermal Energy Partners, Ltd....................................     462        793
    Sumas Cogeneration Company, L.P....................................     908        528
    Electrowatt and subsidiaries.......................................       1          5
                                                                         ------     ------
                                                                         $2,177     $1,864
                                                                         ======     ======

10. ACQUISITION PROJECT RECEIVABLES

     On October 17, 1995, in connection with the Company's unsuccessful bid to acquire O'Brien Environmental Energy, Inc. (OEE) through the U.S. Bankruptcy Court -- District of New Jersey proceedings, the Company purchased accounts receivable of $1.9 million, and two notes receivable totaling $3.7 million. The remaining balance of $3.2 million represents capitalized project acquisition costs. The recovery of these costs is subject to approval by the U.S. Bankruptcy Court in 1996.

     The Company purchased $1.9 million of accounts receivable from two cogeneration facilities owned by subsidiaries of OEE. Payments are made to the Company based on cash availability for each project. In February 1996, the Company received approximately $1.1 million against these receivables. The Company currently expects repayment of the balance of these accounts receivable during 1996.

     The Company purchased for $900,000 from Stewart & Stevenson, Inc. (S&S) a 90% participation interest in a $1.0 million note issued by OEE (the O'Brien
Note). Calpine and S&S entered into an agreement in February 1996 whereby S&S assigned 100% of its interest in the O'Brien Note to Calpine, without any additional consideration. Interest accrues at approximately 5% after January 20, 1996. The Company currently expects repayment of the note receivable during 1996.

     The Company entered into a purchase agreement for all of S&S's rights and obligations in a Subordinated Loan Agreement dated March 11, 1994 between S&S and O'Brien (Newark) Cogeneration, Inc. (O'Brien Newark), the Subordinated Note relating thereto and any related documents and agreements. The purchase price was $2.8 million and the notes bear interest at prime plus 2.0%. The Company receives

                      CALPINE CORPORATION AND SUBSIDIARIES

$80,000 per month until the note is fully amortized. As of December 31, 1995, $2.7 million of principal was receivable bearing interest at 10.5%. Through February 1996, the Company received $160,000 in payment of this note. The Company currently expects repayment of the note receivable upon restructuring of O'Brien Newark debt during 1996.

11. INVESTMENTS IN POWER PROJECTS

     As of December 31, 1995, 1994 and 1993, the Company had unconsolidated investments in power projects which are accounted for under the equity method. Financial information related to these investments is as follows (in thousands):

                                                 SUMAS         O.L.S.      GEOTHERMAL
                                              COGENERATION     ENERGY-       ENERGY
                                                COMPANY,       AGNEWS,     PARTNERS,
                      1995                      L.P.(A)         INC.          LTD.
    ----------------------------------------  ------------     -------     ----------
    Operating revenue.......................    $ 31,526       $10,779      $ 21,676
    Net income (loss).......................      (6,098)         (483)        5,538
    Assets..................................     122,802        40,330        76,017
    Liabilities.............................     123,377        39,034        51,439
    Company's percentage ownership..........          (b)          20%            5%
    Equity investments in power projects....       5,763           314         1,229
    Project development costs...............         912            --            --
                                                --------       -------       -------
    Total investments in power projects.....    $  6,675       $   314      $  1,229
    Company's share of net income (loss)....      (3,049)          (82)          277
                                                --------       -------       -------

                                                 SUMAS         O.L.S.      GEOTHERMAL
                                              COGENERATION     ENERGY-       ENERGY
                                                COMPANY,       AGNEWS,     PARTNERS,
                      1994                      L.P.(A)         INC.          LTD.
    ----------------------------------------  ------------     -------     ----------
    Operating revenue.......................    $ 32,060       $11,985      $ 21,721
    Net income (loss).......................      (5,777)         (415)        5,548
    Assets..................................     130,148        42,596        77,081
    Liabilities.............................     124,625        40,864        58,041
    Company's percentage ownership..........          (b)          20%            5%
    Equity investments in power projects....       8,812           396           952
    Project development costs...............         946             8            --
                                                --------       -------       -------
    Total investments in power projects.....    $  9,758       $   404      $    952
    Company's share of net income (loss)....      (2,888)         (143)          277
                                                --------       -------       -------

                      CALPINE CORPORATION AND SUBSIDIARIES

                                                 SUMAS         O.L.S.      GEOTHERMAL     CALPINE
                                              COGENERATION     ENERGY-       ENERGY       GEYSERS
                                                COMPANY,       AGNEWS,     PARTNERS,      COMPANY,
                      1993                      L.P.(A)         INC.          LTD.        L.P.(C)
    ----------------------------------------  ------------     -------     ----------     -------
    Operating revenue.......................    $ 23,671       $12,485      $ 18,451      $20,759
    Net income (loss).......................      (3,739)         (931)        1,090        2,689
    Assets..................................     134,579        44,249        74,994           --
    Liabilities.............................     123,279        42,249        61,503           --
    Company's percentage ownership..........          (b)          20%            5%           --
    Equity investments in power projects....      11,700           515           674           --
    Project development costs...............         981            17             7           --
                                                --------       -------       -------      -------
    Total investments in power projects.....    $ 12,681       $   532      $    681      $    --
    Company's share of net income (loss)....      (1,870)         (127)           55        1,961
                                                --------       -------       -------      -------

- ---------------
(a) Commercial operations commenced April 1993 and dry kiln operations commenced in May 1993.

(b) Distributions will be made out of operating income after certain required deposits are made and certain minimum balances are met. After receiving certain preferential distributions, the Company will have a 50% interest in the profits and losses of Sumas until earning a 24.5% pre-tax cumulative return on its investment, at which time the Company's interest in Sumas will be reduced to 11.33%.

(c) 1993 CGC information is for the period from January 1, 1993 to April 19, 1993, the date of the acquisition. Subsequent to April 19, 1993, the operating results of CGC are included in the accounts of the Company.

     Sumas Cogeneration Company, L.P. -- Sumas Cogeneration Company, L P. (Sumas) is a Delaware limited partnership formed between Sumas Energy, Inc.
(SEI), a Washington State Subchapter S corporation, and Whatcom Cogeneration Partners, L.P. (Whatcom), a wholly owned partnership of the Company. SEI is the general partner and Whatcom is the limited partner. Sumas has a wholly owned Canadian subsidiary, ENCO Gas, Ltd. (ENCO), which is incorporated in New Brunswick, Canada.

     Sumas is the owner and operator of a power generation facility (the Generation Facility) in Sumas, Washington. The Generation Facility is a natural gas-fired combined cycle electrical generation plant with a production capacity of approximately 125 megawatts. In connection with the Generation Facility, there is a lumber dry kiln facility and a 3.5 mile private natural gas pipeline. ENCO acquired, developed and is operating a portfolio of proven natural gas reserves in British Columbia and Alberta, Canada to provide a dedicated fuel supply for the Generation Facility.

     Sumas produces and sells electrical energy to Puget Sound Power & Light Company (Puget) under a 20-year agreement for approximately 110 megawatts of power, which was subsequently increased to an average 123 megawatts in 1994. Sumas leases the dry kiln facility and sells steam to Socco, Inc. (Socco), a custom lumber drying operation owned by an affiliated individual. Under the kiln lease and steam sale agreements with Socco, both of which are for 20 years, the Generating Facility is a qualifying facility as defined by PURPA.

     Construction financing was provided through a $95.2 million construction and term loan agreement with The Prudential Insurance Company of America (Prudential) and Credit Suisse, an affiliate of the Company. In addition, ENCO has a $24.8 million loan agreement with Prudential and Credit Suisse. On May 25, 1993, the entire $120.0 million was converted to a term loan. Sumas established and funded all reserve accounts as required under the terms of the loan agreements with Prudential and Credit Suisse.

     In addition to its interest stated above, the Company has been contracted by Sumas to provide operations and maintenance services. For these services, the Company receives a fixed fee of $1.1 million per year

                      CALPINE CORPORATION AND SUBSIDIARIES
adjusted annually based on the Consumer Price Index, an annual base fee of $150,000 per year also adjusted based on the Consumer Price Index and certain other reimbursable expenses. In addition, the Company is entitled to an annual performance bonus of up to $400,000 based upon the achievement of certain performance levels. This arrangement will expire upon the date Whatcom receives its 24.5% pre-tax return or 10 years, subject to renewal terms, whichever is later. The Company recorded revenue of approximately $2.0 million, $1.9 million and $1.4 million associated with this arrangement during the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company has also provided construction management services to the Sumas project. The Company recorded revenue of approximately $72,300 and $934,000 related to construction management services during the years ended December 31, 1994 and 1993, respectively. The Company defers the profit on these contracts, to the extent of their ultimate ownership percentage, and amortizes it over the life of the project.

     Calpine Geysers Company, L.P. -- In addition to its interest as stated above, the Company had been contracted by CGC to provide operations and maintenance services at cost plus overhead and fees. The Company recorded revenue of approximately $6.8 million associated with this service agreement and for other services provided to CGC for the period from January 1, 1993 to April 19, 1993.

     O.L.S. Energy-Agnews, Inc. -- The Company has a 20% interest in O.L.S. Energy-Agnews, Inc., a joint venture with GATX Capital Corporation, which owns and operates a 29 megawatt gas-fired combined-cycle cogeneration facility at the State-owned Agnews Developmental Center (Center) in San Jose, California. The cogeneration plant, which commenced operations in December 1990, provides the Center with all of its thermal and electric requirements. Excess electricity is sold to PG&E under a Standard Offer No. 4 contract. The Company's original investment was $1.8 million.

     In addition to its interest as stated above, the Company has been contracted by the joint venture to provide operations and maintenance services at cost plus overhead and fees, as specified. The Company recorded revenue of $1.5 million, $1.4 million and $2.3 million associated with this service agreement and for other services provided to the joint venture for the years ended December 31, 1995, 1994 and 1993, respectively.

     In January 1990, O.L.S Energy-Agnews, Inc. entered into a credit agreement with Credit Suisse providing for a $28.0 million loan. The loan is secured by all of the assets of the Agnews Facility and bears interest on the unpaid principal balance based on the London Interbank Offered Rate (LIBOR) plus a margin rate varying between 0.05% and 1.5%

     Geothermal Energy Partners, Ltd. -- During 1989, the Company acquired a 5% interest in Geothermal Energy Partners Ltd. (GEP). GEP was established in 1988 to develop, finance and construct a 20 megawatt geothermal power production facility located in The Geysers area of Northern California. The facility began operations on June 6, 1989.

     In addition to its interest as stated above, the Company has been contracted by GEP to provide operations and maintenance services at cost plus overhead and fees, as specified. The Company recorded revenue of $3.5 million, $3.7 million and $4.5 million associated with this service agreement to GEP for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company accounts for its investment in GEP under the equity methods because control of the project is deemed to be shared under the terms of the partnership agreement and the Company has significant influence over the operation of the venture.

12. NOTES RECEIVABLE

     On May 25, 1993, in accordance with certain provisions of the Sumas partnership agreement, the Company was entitled to receive a distribution of $1.5 million. In addition, in accordance with provisions of

                      CALPINE CORPORATION AND SUBSIDIARIES
the Sumas partnership agreement, SEI was required to make a capital contribution of $1.5 million. In order to meet SEI's $1.5 million capital contribution requirement, the Company loaned $1.5 million to the sole shareholder of SEI, who in turn loaned the funds to SEI, who in turn contributed the capital to Sumas. The loan bears interest at 20% and is secured by a security interest in the loan between SEI and its sole shareholder. The Company will receive payments of 50% of SEI's cash distributions from Sumas. The payments will first reduce any accrued and unpaid interest and then reduce the principal balance. On May 25, 2003, all unpaid principal and interest is due. The Company is deferring the recognition of interest income from this note until Sumas generates net income.

     On March 15, 1994, the Company completed a $10.0 million loan to the sole shareholder of SEI, the Company's partner in Sumas. The loan matures in 10 years and bears interest at 16.25%. The loan is secured by a pledge to Calpine of the partner's interest in Sumas. In order to provide for the payment of principal and interest on the loan, an additional 25% of the cash flow generated by Sumas, estimated to begin in 1996, has been assigned to Calpine. The Company is deferring the recognition of interest income from this note until Sumas generates net income.

     On August 25, 1994, the Company entered into a loan agreement providing for loans up to $4.8 million to TGGM (see Note 7). The loan bears interest at 10% and has a maturity date which is based on certain future events. Based on current forecasts, the maturity date will be in the year 2022. The loan is secured by a pledge to Calpine of the partner's interest in the project. The Company is deferring the recognition of income from this note until the Glass Mountain project generates sufficient income to support collectibility of interest earned. As of December 31, 1995, $3.8 million was outstanding.

     As of December 31, 1995, Calpine Vapor had notes receivable of $4.9 million and unamortized loan acquisition fees of $1.5 million from Coperlasa (see Note
8). Interest accrues on the $4.9 million of outstanding notes receivable at approximately 18.8% and is due semi-annually. Principal payments in six equal installments are due beginning in May 1997 through November 1999. In January 1996, the Company loaned an additional $3.4 million to Coperlasa. The fair value of the notes receivable approximates its carrying value since the loan was entered into near the end of 1995.

13. REVOLVING CREDIT FACILITY AND LINES OF CREDIT

     At December 31, 1995, the line of credit with Credit Suisse (whose parent company owns approximately 44.9% of Electrowatt) provided for advances of $50.0 million. Interest may be paid at either LIBOR or the Credit Suisse base rate, plus applicable margins in both cases. At December 31, 1995, the Company had $19.9 million of borrowings outstanding, bearing interest at LIBOR plus 0.5% (6.4% at December 31, 1995). At the Company's discretion, the debt outstanding can be held for various maturity periods of up to six months. Interest is paid on the last day of each interest period for such loans, but not less often than quarterly, based on the principal amount outstanding during the period. No stated amortization exists for this indebtedness. From January 1 to March 13, 1996, the Company borrowed an additional $8.8 million and issued a letter of credit for $3.0 million to fund an additional loan to Coperlasa (see Note 8) and other developmental project and working capital requirements. No borrowings were outstanding at December 31, 1994. The credit agreement specifies that the Company maintain certain covenants with which the Company was in compliance.

     At December 31, 1995, the Company had three loan facilities with available borrowings totaling $10.2 million. Borrowings and letters of credit outstanding were $1.2 million and $3.8 million as of December 31, 1995, respectively, with interest payable at variable interest rates based on bank base rates, LIBOR or prime plus applicable margins in all cases (approximately 7.6% at December 31, 1995 on borrowings). At December 31, 1994, no borrowings and $900,000 of letters of credit were outstanding on these facilities. The credit agreements specify that the Company maintain certain covenants with which the Company was in compliance.

                      CALPINE CORPORATION AND SUBSIDIARIES

14. WORKING CAPITAL LOAN

     The Company has a $5.0 million working capital loan agreement with a bank providing for advances and letters of credit. The aggregate unpaid principal of the working capital loan is payable in full at least once a year, with the final payment of principal, interest and fees due June 30, 1998. Interest on borrowings accrues at the option of the Company at either a base rate, LIBOR, or a certificate of deposit rate (plus applicable margins in all cases) over the term of the loan. No borrowings were outstanding at December 31, 1995. At December 31, 1994, $4.5 million was outstanding under the working capital agreement, with interest at 7.625%. The Company had letters of credit outstanding of $459,000 at December 31, 1995 and 1994. Outstanding letters of credit bear interest at 0.625% payable quarterly.

15. NOTE PAYABLE TO STOCKHOLDER

     On December 31, 1991, the Company declared a dividend of $1.2 million to its parent company, Electrowatt Services, Inc. On the same date, the Company issued a note payable to Electrowatt Services, Inc. for $1.2 million. Interest was paid quarterly at a rate of 4.25%, which approximated market. The note was paid on June 30, 1994, the maturity date.

16. NON-RECOURSE PROJECT FINANCING

     The components of non-recourse project financing as of December 31, 1995 and 1994 are (in thousands):

                                                                         1995       1994
                                                                       --------   --------
    Senior-term loans
      Fixed rate portion.............................................  $ 99,400   $116,800
      Variable rate portion..........................................    20,000     20,000
      Premium on debt................................................     2,959      4,341
                                                                       --------   --------
              Total senior-term loans................................   122,359    141,141
    Junior-term loans................................................    19,965     19,965
    Notes payable to banks...........................................   133,026     58,500
                                                                       --------   --------
              Total long-term debt...................................   275,350    219,606
              Less current portion...................................    84,708     22,800
                                                                       --------   --------
              Long-term debt, less current portion...................  $190,642   $196,806
                                                                       ========   ========

     Senior-Term Loans -- Principal and interest are payable in quarterly installments at variable amounts with the final payment of principal, interest and fees due June 30, 2002. A portion of the senior-term loans bears interest fixed at 9.93% (see discussion on swap agreement below) with the remainder accruing interest at LIBOR plus 0.75% to 1.25% (6.69% and 7.25% at December 31, 1995 and 1994, respectively) over the term of the loan, collateralized by all of CGC's assets and the Company's interest in CGC. In connection with the acquisition of CGC's assets in 1993, the Company recorded a premium on the fixed rate portion of the senior-term loans reflecting the fixed rate in excess of market. The premium is amortized over the life of the fixed rate portion of the loan using the interest method, and the unamortized balance is included in long-term debt outstanding.

     On January 2, 1996, $5.4 million of principal was repaid, and $2.5 million of interest calculated through January 1, 1996 was paid.

     Junior-Term Loans -- Principal and interest are payable in quarterly installments at variable amounts beginning September 30, 2002 with the final payment of principal, interest and fees due June 30, 2005; interest accrues at LIBOR plus 1.5% to 2.75% (7.69% and 8.5% at December 31, 1995 and 1994,
respectively) over the term of the loan, collateralized by all of CGC's assets and the Company's interest in CGC.

                      CALPINE CORPORATION AND SUBSIDIARIES

     The Company entered into two interest rate swap agreements to minimize the impact of changes in interest rates on a portion of its senior-term loans. These agreements, with a commercial bank and a financing company, effectively fix the interest on this portion at 9.93%. The Company records the fixed rate interest as interest expense. At December 31, 1995, the swap agreements were applicable to debt with a principal balance total of $99.4 million. The interest rate swap agreements mature through December 31, 2000. The premium on debt was recorded in conjunction with the acquisition as discussed above. The premium effectively adjusts the recognized interest rate on the fixed-rate debt to 7.05% per annum. The floating interest rate associated with this portion of the senior-term loans was LIBOR plus 1.0% (6.99%) at December 31, 1995 and LIBOR plus 0.75% (7.25%) at December 31, 1994. The Company is exposed to credit risk in the event of non-performance by the other parties to the agreements.

     Notes Payable to Banks -- On September 9, 1994, the Company entered into a two-year agreement with The Bank of Nova Scotia to finance the acquisition of TPC. As of December 31, 1995, the Company had $57.0 million of non-recourse project financing outstanding under this agreement. This indebtedness is secured by TPC's interest in The Geysers steam field assets. Among other restrictions, TPC is required to maintain an interest coverage ratio of at least 2.5 to 1.0, and to maintain a loan to value ratio (as defined) of no more than 0.7 to 1.0. At the Company's discretion, the debt outstanding can be held for various maturity periods of at least 30 days up to the final maturity date, September 9, 1996. The entire outstanding balance bears interest at variable rates currently based on LIBOR plus 1% (averaging 6.9% as of December 31, 1995). Interest is paid on each maturity date, but not less often than quarterly, based on the principal amount outstanding during the period. No stated principal amortization exists for this indebtedness. The Company may elect to repay principal at any time. All unpaid principal is due and payable on September 9, 1996. The Company currently intends to refinance the $57.0 million of debt before September 9, 1996.

     On June 26, 1995, the Company entered into an agreement with Sumitomo Bank to finance the acquisition of the Greenleaf facilities. Of the $76.0 million debt outstanding at December 31, 1995, $60.0 million bears interest fixed at 7.4%, with the remaining floating rate portion accruing interest at LIBOR plus an applicable margin (6.5% as of December 31, 1995). This debt is secured by all of the assets of Greenleaf Unit One and Greenleaf Unit Two. Interest on the floating rate portion may be at Sumitomo's base rate plus an applicable margin or at LIBOR plus an applicable margin. Interest on base rate loans is paid at the end of each calendar quarter, and interest on LIBOR based loans is paid on each maturity date, but not less often than quarterly, based on the principal amount outstanding during the period. At the Company's discretion, the LIBOR based loans may be held for various maturity periods of at least 1 month up to 12 months. The $76.0 million debt will be repaid quarterly, with a final maturity date of December 31, 2010.

     The annual principal maturities of the non-recourse long-term debt outstanding at December 31, 1995 are as follows (in thousands):

        1996..............................................................  $ 84,708
        1997..............................................................    24,772
        1998..............................................................    25,993
        1999..............................................................    18,733
        2000..............................................................    17,991
        Thereafter........................................................   100,194
                                                                            --------
                                                                             272,391
        Unamortized premium on fixed portion of senior loan...............     2,959
                                                                            --------
                  Total...................................................  $275,350
                                                                            ========

     The carrying value of $99.4 million and $116.8 million of the senior-term loan as of December 31, 1995 and 1994, respectively, has an effective rate of 9.93% under the Company's interest rate swap agreements

                      CALPINE CORPORATION AND SUBSIDIARIES

(7.05% after consideration of the debt premium). Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the debt as of December 31, 1995 and 1994 is approximately $107.3 million and $120.0 million, respectively. The carrying value of the remaining $20.0 million of the senior and the $20.0 million junior-term loans and the long-term notes payable to banks approximates the debt's fair market value as the rates are variable and based on the current LIBOR rate.

     The non-recourse long-term debt is held by subsidiaries of Calpine. The debt agreements of the Company's subsidiaries and other affiliates governing the non-recourse project financing generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The dividend restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate must provide for the payment of other obligations, including operating expenses, debt service and reserves.

17. LONG-TERM NOTES PAYABLE

     At December 31, 1995, the Company had a non-interest bearing promissory note for $6.5 million payable to Natomas Energy Company, a wholly owned subsidiary of Maxus Energy Company. This note has been discounted to yield 8.0% per annum, due September 9, 1997. The carrying amount of $5.7 million at December 31, 1995 approximates fair market value.

     In January 1995, the Company purchased the working interest covering certain properties in its geothermal properties at CGC from Santa Fe Geothermal, Inc. The purchase price included $6.0 million cash, and a $750,000 non-interest bearing note discounted to yield 9% per annum and due on December 26, 1997. The Company may repay all or any part of the note at any time without penalty. The carrying value of $627,000 of the discounted non-interest bearing note at December 31, 1995 approximates fair market value.

18. SENIOR NOTES DUE 2004

     On February 17, 1994, the Company completed a $105.0 million public debt offering of 9 1/4% Senior Notes Due 2004 (Senior Notes). The net proceeds of $100.9 million were used to repay all of the indebtedness outstanding under the Company's existing line of credit, and to repay the non-recourse notes payable to FMRP plus accrued interest (see Note 3). The remaining proceeds were used for general corporate purposes, including the loan to the sole shareholder of SEI discussed in Note 12. The transaction costs of $4.1 million incurred in connection with the public debt offering were recorded as a deferred charge and are amortized over the ten-year life of the Senior Notes using the interest method.

     The Senior Notes will mature on February 1, 2004 and bear interest at 9 1/4% payable semiannually on February 1 and August 1 of each year, commencing August 1, 1994, to holders of record. Based on the traded yield to maturity, the approximate fair market value of the Senior Notes was $97.0 million as of December 31, 1995. The agreement specifies that the Company maintain certain covenants with which the Company was in compliance.

     Under provisions of the indenture applicable to the Senior Notes, the Company may, under certain circumstances, be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

19. PROVISION FOR INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 Accounting for Income Taxes (SFAS No. 109) and recorded $413,000 as the cumulative effect of adoption in the accompanying financial statements. SFAS No. 109 requires that the Company follow the liability method of accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of

                      CALPINE CORPORATION AND SUBSIDIARIES

"temporary differences" to the extent they are not reduced by net operating loss and tax credit carryforwards by applying enacted statutory rates.

     The components of the deferred tax liability as of December 31, 1995 and 1994 are (in thousands):

                                                                      1995          1994
                                                                    ---------     --------
    Deferred state income taxes...................................  $     256     $  1,389
    Expenses deductible in a future period........................      1,865        1,536
    Net operating loss and credit carryforwards...................     19,797       15,566
    Other differences.............................................      2,034        1,129
                                                                    ---------     --------
      Deferred tax asset, before valuation allowance..............     23,952       19,620
    Valuation allowance...........................................       (749)        (749)
                                                                    ---------     --------
      Deferred tax asset..........................................     23,203       18,871
                                                                    ---------     --------
    Property differences..........................................   (116,763)     (66,552)
    Difference in taxable income and income from investments
      recorded on the equity method...............................     (2,311)      (2,119)
    Other differences.............................................     (1,750)      (1,128)
                                                                    ---------     --------
      Deferred tax liabilities....................................   (120,824)     (69,799)
                                                                    ---------     --------
         Net deferred tax liability...............................  $ (97,621)    $(50,928)
                                                                    =========     ========

     The net operating loss and credit carryforwards consist of Federal and State net operating loss carryforwards which expire 2005 through 2010 and 1999, respectively, and Federal and State alternative minimum tax credit carryforwards which can be carried forward indefinitely. During 1991, the State of California suspended the usage of net operating loss carryforwards available to reduce taxable income for 1992 and 1991. In September 1993, the State of California removed the suspension on utilization of net operating loss carryforwards, although they can only be carried forward five years. Fifty percent of the State net operating loss carryforwards are available to reduce future taxable income. During 1993, the Company increased the tax provision by approximately $700,000 as a result of the change in the California State Tax regulations. At December 31, 1995, Federal and State net operating loss carryforwards were approximately $41.8 million and $7.2 million, respectively. At December 31, 1995 the State net operating losses have been fully reserved for in the valuation allowance due to the limited carryforward period allowed by the State of California. At December 31, 1995, Federal and State alternative minimum tax carryforwards were approximately $3.2 million and $1.6 million, respectively.

     Realization of the deferred tax assets and federal net operating loss carryforwards is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized based on estimates of future taxable income. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

                      CALPINE CORPORATION AND SUBSIDIARIES

     The provision for income taxes for the years ended December 31, 1995, 1994 and 1993 consists of the following (in thousands):

                                                                1995       1994       1993
                                                               ------     ------     ------
    Current
      Federal................................................  $3,085     $   96     $   --
      State..................................................   1,163        365         11
    Deferred
      Federal, excluding items listed below..................     816      2,546      2,581
         Adjustment in federal tax rate......................      --         --         88
      State, excluding items listed below....................     (15)       547      1,250
         Utilization of net operating loss carryforwards.....      --         --       (192)
         Increase in valuation allowance.....................      --        299        457
                                                               ------     ------     ------
              Total provision................................  $5,049     $3,853     $4,195
                                                               ======     ======     ======

     The Company's effective rate for income taxes for the years ended December 31, 1995, 1994 and 1993 differs from the U.S. statutory rate for the same periods due to state income taxes, depletion allowances and the limitation on use of state net operating loss carryforwards discussed above, as reflected in the following reconciliation.

                                                                     1995     1994     1993
                                                                     ----     ----     ----
    U.S. statutory tax rate........................................  35.0%    35.0%    35.0%
    State income tax, net of Federal benefit.......................   6.0      6.0      8.1
    Depletion allowance............................................  (0.3)    (8.6)      --
    Adjustment to deferred for change in tax rates.................    --       --      1.0
    Utilization of state net operating loss carryforward...........    --       --     (2.3)
    Other, net.....................................................  (0.1)    (1.2)     2.9
    Increase in valuation allowance................................    --      7.8      5.5
                                                                     ----     ----     ----
         Effective income tax rate.................................  40.6%    39.0%    50.2%
                                                                     ====     ====     ====

20. RETIREMENT SAVINGS PLAN

     The Company has a defined contribution savings plan under Section 401(a) and 501(a) of the Internal Revenue Code. The plan provides for tax deferred salary deductions and after-tax employee contributions. Employees automatically become participants on the first quarterly entry date after completion of three months of service. Contributions include employee salary deferral contributions and a 3% employer profit-sharing contribution. Employer profit-sharing contributions in 1995, 1994 and 1993 totaled $350,000, $311,000 and $293,000, respectively.

21. COMMON STOCK

     Prior to the merger and the stock split discussed in Note 26, the Company had Class A and Class B common stock. Each class of common stock fully participated in any dividends declared. Although Class A shareholders were precluded from receiving stock dividends of Class B common stock, Class B shares were convertible into Class A shares on a share-for-share basis at the option of the holder. Each share of Class A common stock was entitled to one vote per share, and each share of Class B common stock was entitled to ten votes per share -- see Note 26.

                      CALPINE CORPORATION AND SUBSIDIARIES

22. STOCK OPTION PROGRAM

     The Company adopted a Stock Option Program effective December 31, 1992. Under the plan, the Board of Directors may grant non-qualified stock options to officers and other senior employees of the Company, not to exceed 35 participants, to purchase Class A common stock of the Company. The plan is administered by a committee of the Board of Directors. The committee determines the timing of awards, individuals to be granted awards, the number of options to be awarded, and the price, term, vesting schedule and other conditions of the options. The Company has reserved a total of 2,596,923 Class A common shares for issuance under the plan.

     Options outstanding to officers and other senior employees are:

                       GRANT                        OPTIONS        PER         EXPIRATION
                        DATE                      OUTSTANDING     SHARE           DATE
    --------------------------------------------  -----------     -----     -----------------
    December 31, 1992...........................     934,893      $ .50     December 31, 2002
    April 1, 1993...............................     179,188      $1.85     April 1, 2003
    October 1, 1994.............................     296,049      $4.57     October 1, 2004
    January 1, 1995.............................     418,364      $4.91     January 1, 2005
    June 16, 1995...............................      25,969      $4.91     June 16, 2005
                                                     -------
                                                   1,854,463
                                                     =======

     The options were granted at fair value as determined by the Board of Directors based, in part or in whole, on the most recent applicable independent appraisal. The options granted on December 31, 1992 were fully exercisable on the date of grant. The options granted in 1993 and 1994 were vested 25% at the date of issuance with the balance vesting equally over a three-year period. The options granted on January 1, 1995 vest equally over a four-year period beginning on January 1, 1996. The options granted on June 16, 1995 vest 50% on June 16, 1997 and 50% on June 16, 1999. The number of options exercisable at December 31, 1995 totaled 1,217,308. No options have been exercised to date.

23. RELATED PARTY TRANSACTIONS

     In January 1995, the Company and Electrowatt entered into a management services agreement whereby Electrowatt agreed to provide the Company with advisory services in connection with the construction, financing, acquisition and development of power projects, as well as any other advisory services as may be required by the Company in connection with the operation of the Company. The Company currently pays Electrowatt $200,000 per year for all services rendered under the management services agreement. The management services agreement terminates in January 1998.

     During 1995, 1994 and 1993, the Company paid $106,000, $69,000 and
$474,000, respectively, to Electrowatt pursuant to a guarantee fee agreement whereby Electrowatt agreed to guarantee the payment, when due, of any and all indebtedness of the Company to Credit Suisse in accordance with the terms and conditions of the line of credit. Under the guarantee fee agreement, the Company has agreed to pay to Electrowatt an annual fee equal to 1% of the average outstanding balance of the Company's indebtedness to Credit Suisse during each quarter as compensation for all services rendered under the guarantee fee agreement. The guarantee fee agreement terminates in January 1998.

24. SIGNIFICANT CUSTOMERS

     The Company's electricity and steam sales revenue is primarily from two sources -- PG&E and SMUD. During 1994, the Company entered into a three-year agreement to sell 5 megawatts of electricity to Northern California Power Agency
(NCPA). The Company terminated this agreement on December 31, 1994.

                      CALPINE CORPORATION AND SUBSIDIARIES

Revenues earned from these sources for the years ended December 31, 1995 and 1994 and for the period from April 19, 1993 to December 31, 1993 were (in thousands):

                                                             1995        1994        1993
                                                           --------     -------     -------
    PG&E.................................................  $112,522     $77,010     $45,819
    SMUD.................................................    12,345       9,296       9,014
    NCPA.................................................        --         804          --
    Other................................................       173          --          --
                                                           --------     -------     -------
                                                            125,040      87,110      54,833
    Revenues recognized (deferred) (see Note 2)..........     2,759       3,185      (1,833)
                                                           --------     -------     -------
    Total electricity and steam sales....................  $127,799     $90,295     $53,000
                                                           ========     =======     =======

See Note 25 regarding CPUC Restructuring.

25. COMMITMENTS AND CONTINGENCIES

     Capital Projects -- The Company has 1996 commitments for capital expenditures totaling $6.8 million related to various projects at its geothermal facilities. In March 1996, the Company entered into an energy development agreement with Phillips Petroleum Company to develop, construct, own and operate a 240 megawatt gas-fired cogeneration facility at Phillips Houston Chemical Complex in Pasadena, Texas. The initial permitting process is underway, with construction of the facility planned to begin in late 1996 and to be completed in 1998. The Company is currently evaluating options to finance the construction of this facility. The Company issued a $3.0 million letter of credit and has a 1996 capital commitment of $3.0 million in connection with this facility. In a separate transaction, as of March 15, 1996, the Company was negotiating the potential acquisition of an operating lease for a 120 megawatt gas-fired cogeneration facility located in Northern California.

     Royalties and Leases -- The Company is committed under several geothermal leases and right-of-way, easement and surface agreements. The geothermal leases generally provide for royalties based on production revenue, with reductions for property taxes paid, and the right-of-way, easement and surface agreements are based on flat rates and are not material. Under the terms of certain geothermal leases, royalties accrue at rates ranging from 7% to 12.5% of steam and effluent revenue. Certain properties also have net profits and overriding royalty interests ranging from approximately 1.45% to 28%, which are in addition to the land royalties. Most lease agreements contain clauses providing for minimum lease payments to lessors if production temporarily ceases or if production falls below a specified level.

     The Company also has working interest agreements with third parties providing for the sharing of approximately 25% to 30% of drilling and other well costs, various percentages of other operating costs and 25% to 30% of revenues on specified wells.

                      CALPINE CORPORATION AND SUBSIDIARIES

     Expenses under these agreements for the years ended December 31, 1995 and 1994 and for the period from April 19,1993 to December 31, 1993, are (in thousands):

                                                              1995        1994        1993
                                                             -------     -------     ------
    Production royalties...................................  $10,574     $11,153     $6,814
    Lease payments.........................................  $   225     $   252     $  172

     Natural Gas Purchases -- Natural gas for the Greenleaf facilities is supplied by MNI pursuant to a long-term gas purchase agreement. Under the terms of the gas purchase agreement, MNI may nominate on a monthly basis to provide firm gas deliveries from certain specified wells. If MNI is unable to deliver the nominated quantity of gas from its reserves, MNI must purchase and deliver sufficient gas at no additional cost to the Company. The Company is committed to purchase gas at the forecasted weighted average incremental cost per decatherm of gas procured by PG&E at the California border, adjusted annually to actual cost. The fuel purchase agreement may be terminated by the Company under specified contract conditions, or upon disbursement of contract suspension payments.

     The Company is committed to purchase and receive natural gas from Chevron in an amount sufficient to satisfy the requirements of the Greenleaf facilities, in excess of the nominated quantity supplied by MNI. If MNI supplies less than the nominated quantity, Chevron shall supply the volumes of natural gas constituting the difference between the volumes of gas delivered by MNI and the nominated volumes (make-up gas). Chevron will have the option to be the exclusive provider of make-up gas if Chevron agrees to sell at a price less than or equal to 100% of the average gas rate at the burner tip for utility electric generation as posted by PG&E for the month of delivery. If MNI supplies volumes of gas greater than its nomination, Chevron will reduce its deliveries in a corresponding amount. The gas supply agreement is effective through June 30, 1996, continuing month to month thereafter unless either party terminates the agreement upon sixty days written notice.

     Watsonville Operating Lease -- The Company is committed under an operating lease (through December 2009) for a 28.5 megawatt natural gas-fired cogeneration power plant located in Watsonville, California (see Note 6). Under the terms of the lease, basic and contingent rents are payable each month during the period from July through December. As of December 31, 1995, future basic rent payments are $2.9 million for each year from 1996 to 2000, and $27.3 million thereafter through December 2009. Contingent rent payments are based on the net of revenues less all operating expenses, fees, reserve requirements, basic rent and supplemental rent payments. Of the remaining balance, 60% is payable to the lessor and 40% is payable to the Company.

     Office and Equipment Leases -- The Company leases its corporate office, Santa Rosa office facilities and certain office equipment under noncancellable operating leases expiring through 2000. Future minimum lease payments under these leases are (in thousands):

        1996................................................................  $  899
        1997................................................................     905
        1998................................................................     907
        1999................................................................     776
        2000................................................................     745
        thereafter..........................................................     286
                                                                               -----
        Total future minimum lease commitments..............................  $4,518
                                                                               =====

     Lease payments are subject to adjustment for the Company's pro rata portion of annual increases or decreases in building operating costs. In 1995, 1994 and 1993, rent expense for noncancellable operating leases amounted to $733,000, $663,000 and $636,000, respectively.

                      CALPINE CORPORATION AND SUBSIDIARIES

     CPUC Restructuring -- Electricity and steam sales agreements with PG&E are regulated by the California Public Utilities Commission (CPUC). In December 1995, the CPUC proposed the transition of the electric generation market to a competitive market beginning January 1, 1998, with all consumers participating by 2003. The proposed restructuring provides for phased-in customer choice, development of non-discriminatory market structure, recovery of utilities' stranded costs, sanctity of existing contracts, and continuation of existing public policy programs including the promotion of fuel diversity through a renewable energy purchase requirement.

     As the proposed restructuring has widespread impact and the market structure requires the participation and oversight of the Federal Energy Regulatory Commission (FERC), the CPUC will seek to build a California consensus involving the legislature, the Governor, public and municipal utilities, and customers. The consensus would then be placed before the FERC so that both the CPUC and FERC would implement the new market structure no later than January 1, 1998. There can be no assurance that the proposed restructuring will be enacted in substantially the same form as discussed above. The Company is unable to predict the ultimate outcome of the restructuring.

     Litigation -- The Company, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation (Bonneville), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah. This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, the Company engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. The Company has answered each version of the complaint by denying all claims and is in the process of conducting discovery. In August 1994, the Company successfully moved for an order severing the trustee's claim against the Company from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns the Company in respect of only one of these transactions. In 1988, the Company invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership, and, subsequent to Bonneville's Chapter 11 filing, the Company filed a claim as a creditor against Bonneville's bankruptcy estate. The trustee alleges that the equity investment was actually a "sham" loan designed to inflate Bonneville's earnings. The trustee further alleges that Calpine is one of many defendants in this case responsible for Bonneville's insolvency and the amount of damages attributable to the Company based on the $2.0 million partnership investment is alleged to be $577.2 million. The trustee is seeking to hold each of the other defendants liable for a portion, all or, in certain cases, more than this amount. The Company expects the matter will be set for trial in 1996. The Company believes the claims against it are without merit and will continue to defend the action vigorously. The Company further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.

     ENCO terminated protracted contract negotiations with two Canadian natural gas suppliers in January 1995. One of the suppliers notified ENCO it considered a draft contract to be effective although it had not been executed by ENCO. The supplier indicated it may pursue legal action if ENCO would not execute the contract. As of March 15, 1996, no legal action has been served on ENCO. Management believes if legal action is commenced, ENCO has significant defenses and believes such action will not result in any material adverse impact to the Company's financial condition or results of operations.

     The Company is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on the Company's financial position or results of operations.

                      CALPINE CORPORATION AND SUBSIDIARIES

26.  SUBSEQUENT EVENT

     In           1996, the Company's Board of Directors authorized the
reincorporation of the Company via a merger with a newly-formed Delaware corporation in connection with the Company's initial public equity offering. Also, the Board of Directors approved a stock split at a ratio of approximately
5.194 to 1. The accompanying financial statements reflect the merger and the stock split as if such transactions had been effective for all periods.

                      CALPINE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         AS ADJUSTED
                                                                                          MARCH 31,
                                                                                             1996
                                                                                         STOCKHOLDERS'
                                                                        DECEMBER 31,        EQUITY
                                                                            1995           ASSUMING
                                                                        ------------      CONVERSION
                                                            MARCH                        OF PREFERRED
                                                             31,                         STOCK (NOTE
                                                             1996                            12)
                                                           --------                      ------------
                                                           (UNAUDITED)                   (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 68,647       $ 21,810
  Accounts receivable....................................    17,522         20,124
  Acquisition project receivables........................     8,114          8,805
  Other current assets...................................     4,900          5,491
                                                           --------       --------
          Total current assets...........................    99,183         56,230
Property, plant and equipment, net.......................   448,261        447,751
Investments in power projects............................    12,206          8,218
Notes receivable from related parties....................    20,006         19,391
Notes receivable from Coperlasa..........................    11,264          6,094
Restricted cash..........................................     8,526          9,627
Deferred charges and other assets........................     5,903          7,220
                                                           --------       --------
          Total assets...................................  $605,349       $554,531
                                                           ========       ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current non-recourse long-term project financing.......  $ 83,846       $ 84,708
  Notes payable to bank and short-term borrowings........       969          1,177
  Accounts payable.......................................     6,877          6,876
  Accrued payroll and related expenses...................     1,892          2,789
  Accrued interest payable...............................     4,328          7,050
  Other accrued expenses.................................     2,282          2,657
                                                           --------       --------
          Total current liabilities......................   100,194        105,257
Long-term line of credit.................................    32,151         19,851
Non-recourse long-term project financing, less current
  portion................................................   185,798        190,642
Notes payable............................................     6,473          6,348
Senior Notes Due 2004....................................   105,000        105,000
Deferred income taxes, net...............................    97,164         97,621
Other liabilities........................................     3,636          4,585
                                                           --------       --------
          Total liabilities..............................   530,416        529,304
                                                           --------       --------
Stockholder's equity
  Preferred stock........................................    50,000             --         $     --
  Common stock...........................................     6,224          6,224           56,224
  Retained earnings......................................    18,709         19,003           18,709
                                                           --------       --------
          Total stockholder's equity.....................    74,933         25,227           74,933
                                                           --------       --------
          Total liabilities and stockholder's equity.....  $605,349       $554,531         $605,349
                                                           ========       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1996           1995
                                                                       --------       --------
Revenue:
  Electricity and steam sales........................................  $ 25,775       $ 21,103
  Service contract revenue from related parties......................     2,012          1,523
  Service revenue from others........................................       574             --
  Income (loss) from unconsolidated investments in power projects....     1,415           (616)
  Interest income on loans to power projects.........................     1,897             --
                                                                       --------       --------
          Total revenue..............................................    31,673         22,010
                                                                       --------       --------
Cost of revenue:
  Plant operating expenses, depreciation, operating lease expense and
     production royalties............................................    19,472         12,281
  Service contract expenses and other................................     1,857          1,111
                                                                       --------       --------
          Total cost of revenue......................................    21,329         13,392
                                                                       --------       --------
Gross profit.........................................................    10,344          8,618
Project development expenses.........................................       516            501
General and administrative expenses..................................     2,640          1,545
                                                                       --------       --------
          Income from operations.....................................     7,188          6,572
Other (income) expense:
  Interest expense...................................................     8,219          6,931
  Other income, net..................................................      (533)          (459)
                                                                       --------       --------
          Income before provision for income taxes...................      (498)           100
Provision for (benefit from) income taxes............................      (204)            41
                                                                       --------       --------
          Net income.................................................  $   (294)      $     59
                                                                       ========       ========
Weighted average shares outstanding..................................    10,388         11,375
                                                                       ========       ========
Earnings per share...................................................  $  (0.03)      $   0.01
                                                                       ========       ========
As Adjusted Earnings Per Share Assuming Conversion of Preferred
  Stock:
  As adjusted weighted average shares outstanding....................
                                                                         12,567
                                                                       ========
  As adjusted earnings per share.....................................
                                                                       $  (0.02)
                                                                       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
Net cash provided by (used for) operating activities.....................  $(2,216)    $ 4,443
                                                                           -------     -------
Cash flows from investing activities:
  Acquisition of property, plant and equipment...........................   (7,261)     (8,071)
  Deposit for King City transaction......................................   (1,000)         --
  Investments in power projects and capitalized costs....................     (459)       (502)
  Increase in notes receivable from related party........................       --        (250)
  Decrease in restricted cash............................................    1,101       2,902
  Other, net.............................................................      (20)          5
                                                                           -------     -------
     Net cash used in investing activities...............................   (7,639)     (5,916)
                                                                           -------     -------
Cash flows from financing activities:
  Borrowings from line of credit.........................................   12,300          --
  Repayment of line of credit............................................     (208)         --
  Repayment of non-recourse project financing............................   (5,400)     (9,900)
  Proceeds from issuance of preferred stock..............................   50,000          --
  Repayment of working capital loan......................................       --      (4,000)
  Financing costs........................................................       --         (82)
                                                                           -------     -------
     Net cash provided by (used for) financing activities................   56,692     (13,982)
                                                                           -------     -------
Net increase (decrease) in cash and cash equivalents.....................   46,837     (15,455)
Cash and cash equivalents, beginning of period...........................   21,810      22,527
                                                                           -------     -------
Cash and cash equivalents, end of period.................................  $68,647     $ 7,072
                                                                           =======     =======
Supplementary information:
  Cash paid during the period for:
     Interest............................................................  $10,951     $10,812
     Income taxes........................................................  $    --     $   125

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

1.  ORGANIZATION AND OPERATION OF THE COMPANY

     Calpine Corporation (Calpine) and subsidiaries (collectively, the Company) are engaged in the development, acquisition, ownership and operation of power generation facilities in the United States. The Company has ownership interests in and operates geothermal steam fields, geothermal power generation facilities, and natural gas-fired cogeneration facilities in Northern California and Washington. Each of the generation facilities produces electricity for sale to utilities. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. Founded in 1984, the Company is wholly owned by Electrowatt Services, Inc., which is wholly owned by Electrowatt Ltd (Electrowatt), a Swiss company. The Company has expertise in the areas of engineering, finance, construction and plant operations and maintenance.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Interim Presentation

     The accompanying interim condensed consolidated financial statements of the Company have been prepared by the Company, without audit by independent public accountants, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the condensed consolidated financial statements include all and only normal recurring adjustments necessary to present fairly the information required to be set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, should be read in conjunction with the audited consolidated financial statements of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1995. The results for interim periods are not necessarily indicative of the results for the entire year.

     Earnings Per Share and As Adjusted Earnings Per Share

     Earnings per share are calculated using the weighted average number of shares outstanding during the period and, unless antidilutive, the net additional number of shares which would be issuable upon the exercise of outstanding stock options, assuming that the Company used the proceeds received to purchase additional shares at the estimated fair market value, as determined by the Board of Directors, based in part on an independent appraisal.

     As adjusted earnings per share are calculated using the historical net income (loss) per share data after including the effect of the assumed conversion of the Company's Series A Preferred Stock outstanding during the period (using the if converted method) even when the effect is antidilutive (See
Note 12).

     Impact of Recent Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount of the asset. Measurement of the loss for assets that the entity expects to hold and use are to be based on the fair market value of the asset. SFAS No. 121 must be adopted for fiscal years beginning in 1996. The Company adopted SFAS No. 121 effective January 1, 1996, and determined that

                      CALPINE CORPORATION AND SUBSIDIARIES
adoption of this pronouncement had no material impact on the results of operations or financial condition as of January 1, 1996.

3.  ACCOUNTS RECEIVABLE

     The Company has both billed and unbilled receivables. The components of accounts receivable as of March 31, 1996 and December 31, 1995 are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                                  1995
                                                               MARCH 31,      ------------
                                                                 1996
                                                              -----------
                                                              (UNAUDITED)
        Projects:
          Billed............................................    $15,806         $ 18,341
          Unbilled..........................................        549              525
          Other.............................................      1,167            1,258
                                                                -------          -------
                                                                $17,522         $ 20,124
                                                                =======          =======

     Other accounts receivable consist primarily of disputed amounts related to the Greenleaf facilities purchase price. In April 1996, the Company reclassified such accounts receivable to property, plant and equipment as an adjustment to the purchase price of the Greenleaf facilities (see Note 6).

     Accounts receivable from related parties as of March 31, 1996 and December 31, 1995 are comprised of the following (in thousands):

                                                                              DECEMBER 31,
                                                                                  1995
                                                               MARCH 31,      ------------
                                                                 1996
                                                              -----------
                                                              (UNAUDITED)
        O.L.S. Energy-Agnews, Inc. .........................    $   379         $    806
        Geothermal Energy Partners, Ltd. ...................      1,512              462
        Sumas Cogeneration Company, L.P. ...................      1,088              908
        Electrowatt and subsidiaries........................          1                1
                                                                -------          -------
                                                                $ 2,980         $  2,177
                                                                =======          =======

4.  INVESTMENTS IN POWER PROJECTS

     The Company has unconsolidated investments in power projects which are accounted for under the equity method. Unaudited financial information for the three months ended March 31, 1996 and 1995 related to these investments is as follows (in thousands):

                                                    1996                                  1995
                                     -----------------------------------   ----------------------------------
                                        SUMAS       O.L.S.    GEOTHERMAL      SUMAS       O.L.S.   GEOTHERMAL
                                     COGENERATION   ENERGY-     ENERGY     COGENERATION   ENERGY-    ENERGY
                                       COMPANY,     AGNEWS,   PARTNERS,      COMPANY,     AGNEWS,  PARTNERS,
                                         L.P.        INC.        LTD.          L.P.        INC.       LTD.
                                     ------------   -------   ----------   ------------   ------   ----------
Revenue............................    $ 12,047     $1,699      $4,118       $  8,653     $1,552     $4,969
Operating expenses.................       6,336      2,191       3,536          7,067      1,739      2,507
                                        -------     ------      ------         ------     ------     ------
Income (loss) from operations......       5,711       (492 )       582          1,586       (187)     2,462
Other expenses, net................       2,599        275       1,246          2,637        650      1,438
                                        -------     ------      ------         ------     ------     ------
     Net income (loss).............    $  3,112     $ (767 )    $ (664)      $ (1,051)    $ (837)    $1,024
                                        =======     ======      ======         ======     ======     ======
Company's share of net income
  (loss)...........................    $  1,556     $ (153 )    $   12       $   (526)    $ (154)    $   64
                                        =======     ======      ======         ======     ======     ======

                      CALPINE CORPORATION AND SUBSIDIARIES

5.  CALPINE THERMAL POWER, INC.

     In March 1996, Calpine Thermal Power, Inc. (Calpine Thermal) and Unocal Corporation entered into an alternative pricing agreement with Pacific Gas and Electric Company (PG&E) for any steam produced in excess of 40% of average field capacity. An alternative pricing strategy would be effective through December 31, 2000, with pricing strategies for 1996 and 1997 to be established during 1996. Under the agreement, PG&E would purchase a portion of the steam that PG&E would have curtailed under Calpine Thermal's existing steam sales agreement. The price of steam would be at competitive market prices, subject to a specified minimum price.

6.  CALPINE GREENLEAF CORPORATION

     In April 1995, the Company purchased the capital stock of the companies which owned 100% of the assets of two 49.5 megawatt natural gas-fired cogeneration facilities (collectively, the Greenleaf facilities) located in Yuba City in Northern California. The purchase price included a cash payment of $20.3 million and the assumption of project debt totalling $60.2 million. In April 1996, the Company finalized the purchase price in accordance with the Share Purchase Agreement dated March 30, 1995.

     The acquisition was accounted for as a purchase and the purchase price has been allocated to the acquired assets and liabilities based on the estimated fair values of the acquired assets and liabilities as shown below. The adjusted allocation of the purchase price is as follows (in thousands):

        Current assets....................................................  $  6,572
        Property, plant and equipment.....................................   122,545
                                                                            --------
             Total assets.................................................   129,117
                                                                            --------
        Current liabilities...............................................    (1,079)
        Deferred income taxes, net........................................   (46,580)
                                                                            --------
             Total liabilities............................................   (47,659)
                                                                            --------
        Net purchase price................................................  $ 81,458
                                                                            ========

7.  KING CITY TRANSACTION

     In April 1996, the Company entered into a long-term operating lease with BAF Energy A California Limited Partnership (BAF), for a 120 megawatt natural gas-fired combined cycle facility located in King City, California. The facility generates electricity for sale to PG&E pursuant to a long-term power sales agreement through 2019. Natural gas for the facility is supplied by Chevron USA Inc. pursuant to a contract which expires June 30, 1997.

     Under the terms of the operating lease, the Company makes semi-annual lease payments to BAF, a portion of which is supported by a $100.7 million collateral fund, owned by the Company. The collateral consists of a portfolio of investment grade and U.S. Treasury Securities that will mature serially in amounts equal to a portion of the lease payments.

     The Company financed the collateral fund and other transaction costs with $50.0 million of proceeds from the issuance of preferred stock to Electrowatt by Calpine (see Note 10) and other short-term borrowings, which included $13.3 million of borrowings under the Credit Suisse Credit Facility discussed in Note 8 below and a $45.0 million loan from The Bank of Nova Scotia which bears interest at 7.5% and matures upon the earlier of the issuance of the Senior Notes Due 2006 (see Note 9) or August 23, 1996. The Company expects to repay the short-term borrowings from a portion of the net proceeds of the Senior Notes Due 2006 to be issued in May 1996.

                      CALPINE CORPORATION AND SUBSIDIARIES

8.  LINES OF CREDIT

     At March 31, 1996, the Company had $32.2 million of borrowings under its $50.0 million Credit Facility with Credit Suisse (whose parent company owns 44.9% of Electrowatt). The outstanding balance bears interest at the London Interbank Offered Rate (LIBOR) plus a mutually agreed margin, for a total interest rate of approximately 6.05% as of March 31, 1996. Interest is paid on the last day of each interest period for such loan, but not less often than quarterly, based on the principal amount outstanding during the period. No stated principal amortization exists for this indebtedness.

     On April 29, 1996, the Credit Facility was increased to $58.0 million. From April 1, 1996 through May 14, 1996, the Company issued a letter of credit for $25,000 and borrowed an additional $21.5 million for working capital purposes, to fund loans in connection with the Cerro Prieto project, and to fund the King City transaction as discussed in Note 7. A portion of the proceeds from the Senior Notes Due 2006 to be issued in May 1996 will be used to repay the outstanding balance of the Credit Facility.

9.  SENIOR NOTES DUE 2006

     On May 13, 1996, the Company agreed to issue $180.0 million aggregate principal amount of 10 1/2% Senior Notes Due 2006. The net proceeds will be used to refinance existing indebtedness and for general corporate purposes. The Company has no sinking fund or mandatory redemption obligations with respect to the Senior Notes Due 2006. Interest is payable semi-annually on May 15 and November 15 of each year while the Senior Notes Due 2006 are outstanding, commencing on November 15, 1996.

10.  PREFERRED STOCK

     The Company has 5,000,000 authorized shares of Series A Preferred Stock, all of which were issued on March 21, 1996 and outstanding as of March 31, 1996. All of the shares of Series A Preferred Stock are held by Electrowatt. The shares of Series A Preferred Stock are not publicly traded. Currently, no dividends are payable on the Series A Preferred Stock. The Company intends to amend its Second Amended and Restated Articles of Incorporation to provide that dividends may be paid on the Series A Preferred Stock, when and if declared by the Board of Directors. The Series A Preferred Stock contains provisions regarding liquidation and conversion rights.

11.  CONTINGENCIES

     The Company, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation (Bonneville), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah. This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, the Company engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. The Company has answered each version of the complaint by denying all claims and is in the process of conducting discovery. In August 1994, the Company successfully moved for an order severing the trustee's claim against the Company from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns the Company in respect of only one of these transactions. In 1988, the Company invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership, and, subsequent to Bonneville's Chapter 11 filing, the Company filed a claim as a creditor against Bonneville's bankruptcy estate. The trustee alleges that the equity investment was actually a "sham" loan designed to inflate Bonneville's earnings. The trustee further alleges that Calpine is one of many defendants in this case responsible for Bonneville's insolvency and the amount of damage attributable to the Company based on the $2.0 million partnership investment is alleged to be $577.2

                      CALPINE CORPORATION AND SUBSIDIARIES
million. The trustee is seeking to hold each of the other defendants liable for a portion, all or, in certain cases, more than this amount. The Company expects the matter will be set for trial in 1996. The Company believes the claims against it are without merit and will continue to defend the action vigorously. The Company further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.

     ENCO, the wholly owned subsidiary of Sumas Cogeneration Company, L.P., in which the Company is a limited partner, terminated protracted contract negotiations with two Canadian natural gas suppliers in January 1995. One of the suppliers notified ENCO it considered a draft contract to be effective although it had not been executed by ENCO. The supplier indicated it may pursue legal action if ENCO would not execute the contract. As of May 14, 1996, no legal action has been served on ENCO. Management believes if legal action is commenced, ENCO has significant defense and believes such action will not result in any material adverse impact to the Company's financial condition or results of operations.

     The Company is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on the Company's financial position or results of operations.

12. SUBSEQUENT EVENT

     In           1996, the Company's Board of Directors authorized the
reincorporation of the Company via a merger with a newly-formed Delaware corporation in connection with the Company's initial public equity offering. Also, the Board of Directors approved a stock split at a ratio of approximately
5.194 to 1. The accompanying financial statements reflect the merger and the stock split as if such transactions had been effective for all periods.

     In connection with the initial public offering of the Company's common stock, all outstanding shares of the Company's Series A Preferred Stock converted into common stock upon the closing of the offering. The as-adjusted effects of this conversion have been reflected in the accompanying balance sheet at March 31, 1996.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
  Sumas Cogeneration Company, L.P. and Subsidiary

     We have audited the accompanying consolidated balance sheet of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in partners' deficit, and cash flows for each of the three years ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1995 and 1994 and the results of their operations and cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                      MOSS ADAMS LLP

Everett, Washington
January 19, 1996

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1995             1994
                                                                  ------------     ------------
                                            ASSETS
Current assets
  Cash and cash equivalents.....................................  $    199,169     $    353,936
  Current portion of restricted cash and cash equivalents.......     2,937,884        6,409,185
  Accounts receivable...........................................     3,090,213        4,108,206
  Prepaid expenses..............................................       222,828          232,325
                                                                  ------------     ------------
     Total current assets.......................................     6,450,094       11,103,652
Restricted cash and cash equivalents, net of current portion....     8,017,758        7,454,923
Property, plant and equipment, at cost, net.....................    95,589,737       97,039,459
Other assets....................................................    12,744,480       14,550,228
                                                                  ------------     ------------
                                                                  $122,802,069     $130,148,262
                                                                  ============     ============
                               LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
  Accounts payable and accrued liabilities......................  $  2,051,178     $  3,651,799
  Current portion of related party payables
     Calpine Corporation........................................         4,864           41,871
     National Energy Systems Company............................         1,861            1,430
  Current portion of long-term debt.............................     2,000,000          400,000
                                                                  ------------     ------------
     Total current liabilities..................................     4,057,903        4,095,100
Related party payable -- Calpine Corporation, net of current
  portion.......................................................       908,679          446,624
Long-term debt, net of current portion..........................   117,000,003      119,000,002
Future removal and site restoration costs.......................       502,600          309,600
Deferred income taxes...........................................       907,800          773,800
Commitments and contingency (Notes 6 and 8)
Partners' (deficit) equity......................................      (574,916)       5,523,136
                                                                  ------------     ------------
                                                                  $122,802,069     $130,148,262
                                                                  ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                            1995           1994          1993
                                                        ------------   ------------   -----------
Revenues
  Power sales.........................................  $ 30,603,018   $ 29,206,469   $19,525,098
  Natural gas sales, net..............................       893,690      2,832,668     2,104,407
  Other...............................................        29,146         20,490       116,895
                                                        ------------   ------------   -----------
          Total revenues..............................    31,525,854     32,059,627    21,746,400
                                                        ------------   ------------   -----------
Costs and expenses
  Operating and production costs......................    18,493,245     19,032,754    11,779,505
  Depletion, depreciation and amortization............     6,965,496      6,715,156     4,986,300
  General and administrative..........................     1,400,129      1,412,326     1,563,509
                                                        ------------   ------------   -----------
          Total costs and expenses....................    26,858,870     27,160,236    18,329,314
                                                        ------------   ------------   -----------
Income from operations................................     4,666,984      4,899,391     3,417,086
                                                        ------------   ------------   -----------
Other income (expense)
  Interest income.....................................       490,071        436,741       250,675
  Interest expense....................................   (11,006,056)   (10,172,959)   (6,707,183)
  Other expense.......................................       (60,664)      (359,000)           --
                                                        ------------   ------------   -----------
          Total other expense.........................   (10,576,649)   (10,095,218)   (6,456,508)
                                                        ------------   ------------   -----------
Loss before provision for income taxes................    (5,909,665)    (5,195,827)   (3,039,422)
Provision for income taxes............................      (188,387)      (581,190)     (337,431)
                                                        ------------   ------------   -----------
Net loss..............................................  $ (6,098,052)  $ (5,777,017)  $(3,376,853)
                                                        ============   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

Partners' equity, December 31, 1992.............................................  $14,688,436
Capital contributions...........................................................    1,500,000
Capital distributions...........................................................   (1,500,000)
Net loss........................................................................   (3,376,853)
Cumulative foreign exchange translation adjustment..............................      (11,430)
                                                                                  -----------
Partners' equity, December 31, 1993.............................................   11,300,153
Net loss........................................................................   (5,777,017)
                                                                                  -----------
Partners' equity, December 31, 1994.............................................    5,523,136
Net loss........................................................................   (6,098,052)
                                                                                  -----------
Partners' deficit, December 31, 1995............................................  $  (574,916)
                                                                                  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Cash flows from operating activities
  Net loss..........................................  $(6,098,052)    $(5,777,017)    $(3,376,853)
  Adjustments to reconcile net loss to net cash from
     operating activities
     Depletion, depreciation and amortization.......    6,965,496       6,715,156       4,986,300
     Deferred income taxes..........................      134,000         532,400         241,400
     Changes in operating assets and liabilities
       Accounts receivable..........................    1,017,993      (1,254,639)     (2,064,616)
       Prepaid expenses.............................        9,497         (30,342)        203,904
       Accounts payable and accrued liabilities.....   (1,407,621)      1,081,431       1,168,892
       Related party payables.......................      425,479         132,296              --
                                                      -----------     -----------     -----------
          Net cash from operating activities........    1,046,792       1,399,285       1,159,027
                                                      -----------     -----------     -----------
Cash flows from investing activities
  Decrease (increase) in restricted cash and cash
     equivalents....................................    2,908,466       2,922,819     (13,286,927)
  Acquisition of property, plant and equipment......   (3,710,025)     (3,690,399)    (16,558,101)
  Other assets......................................           --        (167,483)     (5,700,537)
  Accounts payable and accrued liabilities..........           --              --      (3,847,743)
                                                      -----------     -----------     -----------
          Net cash from investing activities........     (801,559)       (935,063)    (39,393,308)
                                                      -----------     -----------     -----------
Cash flows from financing activities
  Proceeds from long-term debt......................           --              --      38,710,000
  Repayment of long-term debt.......................     (400,000)       (400,025)       (199,973)
  Capital contributions.............................           --              --       1,500,000
  Capital distributions.............................           --              --      (1,500,000)
  Payments to related parties.......................           --              --        (864,890)
                                                      -----------     -----------     -----------
          Net cash from financing activities........     (400,000)       (400,025)     37,645,137
                                                      -----------     -----------     -----------
Effect of exchange rate changes on cash.............           --              --         (11,430)
                                                      -----------     -----------     -----------
Net increase (decrease) in cash and cash
  equivalents.......................................     (154,767)         64,197        (600,574)
Cash and cash equivalents, beginning of year........      353,936         289,739         890,313
                                                      -----------     -----------     -----------
Cash and cash equivalents, end of year..............  $   199,169     $   353,936     $   289,739
                                                      ===========     ===========     ===========
Supplementary disclosure of cash flow information
  Cash paid for interest during the year............  $11,006,056     $10,172,959     $ 8,868,183
                                                      ===========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) GENERAL -- Sumas Cogeneration Company, L.P. (the Partnership) is a Delaware limited partnership formed on August 28, 1991 between Sumas Energy, Inc. (SEI), the general partner which currently holds a 50% interest in the profits and losses of the Partnership and Whatcom Cogeneration Partners, L.P. (Whatcom), the sole limited partner which holds the remaining 50% Partnership interest. Whatcom is owned through affiliated companies by Calpine Corporation (Calpine). The Partnership has a wholly owned Canadian subsidiary, ENCO Gas, Ltd. (ENCO), which is incorporated in New Brunswick, Canada. The consolidated financial statements include the accounts of the Partnership and ENCO (collectively, the Company). All intercompany profits, transactions and balances have been eliminated in consolidation.

     Prior to the commencement of commercial operation as discussed below, the Partnership was considered to be a development stage company in the process of developing, constructing and owning an electrical generation facility (the Generation Facility) in Sumas, Washington. The Generation Facility is a natural gas-fired combined cycle electrical generation plant which has a nameplate capacity of approximately 125 megawatts. Commercial operation of the Generation Facility commenced on April 16, 1993. In addition, the Generation Facility includes a lumber dry kiln facility and a 3.5 mile private natural gas pipeline. The lumber dry kiln commenced commercial operation in May 1993.

     ENCO has acquired and is operating and developing a portfolio of proven natural gas reserves in British Columbia and Alberta, Canada which provide a dedicated fuel supply for the Generation Facility (collectively, the Project). ENCO produces and supplies natural gas production to the Generation Facility, with incidental off-sales to third parties. The Generation Facility also receives a portion of its fuel under contracts with third parties.

     The Partnership produces and sells its entire electricity capacity to Puget Sound Power & Light Company (Puget) under a 20-year electricity sales contract. Under the electricity sales contract, the Partnership is required to be certified as a qualifying cogeneration facility as established by the Public Utility Regulatory Policy Act of 1978, as amended, and as administered by the Federal Energy Regulatory Commission.

     The Generation Facility produced and sold megawatt hours of electricity to Puget as follows:

                             YEAR ENDED
                            DECEMBER 31,                      MEGAWATTS       REVENUE
        ----------------------------------------------------  ---------     -----------
        1995................................................  1,026,000     $30,603,000
        1994................................................  1,000,400     $29,206,000
        1993................................................    696,400     $19,525,000

     The Partnership leases a kiln facility and sells steam under a 20-year agreement for the purchase and sale of steam and lease of the kiln (Note 6) to Socco, Inc. (Socco), a custom lumber drying operation owned by an affiliate of the Partnership. Steam use requirements under the agreement with Socco were established to maintain the qualifying cogeneration facility status of the Generation Facility.

     (b) THE PARTNERSHIP -- SEI assigned all its rights, title, and interest in the Project, including the Puget contract, to the Partnership in exchange for its Partnership interest. SEI and Whatcom are both currently entitled to a 50% interest in the profits and losses of the Partnership, after the payment of certain preferential distributions to Whatcom of approximately $6,239,000 and $5,619,000 at December 31, 1995 and 1994, respectively, and to SEI of approximately $441,000 and $363,000 at December 31, 1995 and 1994, respectively. A portion of these preferential distributions compound at 20% per annum. After Whatcom has received cumulative distributions representing a fixed rate of return of 24.5% on its equity investment,

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

exclusive of the preferential distributions referred to above, SEI's share of operating distributions will increase to 88.67% and Whatcom's share of operating distributions will decrease to 11.33%.

     (c) DISTRIBUTIONS -- Distributions of operating cash flows are permitted quarterly after required deposits are made and minimum cash balances are met, and subject to certain other restrictions. During 1995 and 1994, there were no distributions of operating cash flow. In 1993 Whatcom received a distribution of $1,500,000, reducing its equity investment in the Partnership. Whatcom loaned the sole shareholder of SEI $1,500,000, and the sole shareholder of SEI loaned $1,500,000 to SEI. SEI then contributed $1,500,000 in additional equity to the Partnership.

     (d) REVENUE RECOGNITION -- Revenue from the sale of electricity is recognized based on kilowatt hours generated and delivered to Puget at contractual rates. Revenue from the sale of natural gas is recognized based on volumes delivered to customers at contractual delivery points and rates. The costs associated with the generation of electricity and the delivery of gas, including operating and maintenance costs, gas transportation and royalties, are recognized in the same period in which the related revenue is earned and recorded.

     (e) GAS ACQUISITION AND DEVELOPMENT COSTS -- ENCO follows the full cost method of accounting for gas acquisition and development expenditures, wherein all costs related to the development of gas reserves in Canada are initially capitalized. Costs capitalized include land acquisition costs, geological and geophysical expenditures, rentals on undeveloped properties, cost of drilling productive and nonproductive wells, and well equipment. Gains or losses are not recognized upon disposition or abandonment of natural gas properties unless a disposition or abandonment would significantly alter the relationship between capitalized costs and proven reserves.

     All capitalized costs of gas properties, including the estimated future costs to develop proven reserves, are depleted using the unit-of-production method based on estimated proven gas reserves as determined by independent engineers. ENCO has not assigned any value to its investment in unproven gas properties and, accordingly, no costs have been excluded from capitalized costs subject to depletion.

     Costs subject to depletion under the full cost method include estimated future costs of dismantlement and abandonments of $3,748,000 in 1995, $3,630,000 in 1994 and $3,026,400 in 1993. This includes the cost of production equipment removal and environmental cleanup based upon current regulations and economic circumstances. The provisions for future removal and site restoration costs of $193,000 in 1995, $169,000 in 1994 and $110,000 in 1993, are included in depletion expense.

     Capitalized costs are subject to a ceiling test which limits such costs to the aggregate of the net present value of the estimated future cash flows from the related proven gas reserves. The ceiling test calculation is made by estimating the future net cash flows, based on current economic operating conditions, plus the lower of cost or fair market value of unproven reserves, and discounting those cash flows at an annual rate of 10%.

     (f) JOINT VENTURE ACCOUNTING -- Substantially all of ENCO's natural gas production activities are conducted jointly with others and, accordingly, these consolidated financial statements reflect only ENCO's proportionate interest in such activities.

     (g) FOREIGN EXCHANGE GAINS AND LOSSES -- During 1995 and 1994, foreign exchange gains and losses as a result of translating Canadian dollar transactions and Canadian dollar denominated cash, accounts receivable and accounts payable transactions are recognized in the statement of operations. During 1993, ENCO's functional currency was Canadian dollars. As a result, translation adjustments were reported separately and accumulated as separate components of partners' equity.

     (h) CASH AND CASH EQUIVALENTS -- For purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term investments in highly liquid instruments such as certificates of deposit, money

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

market accounts and U.S. treasury bills with an original maturity of three months or less, excluding restricted cash and cash equivalents.

     (i) CONCENTRATION OF CREDIT RISK -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and short-term investments in highly liquid instruments such as certificates of deposit, money market accounts and U.S. treasury bills with maturities of three months or less, and accounts receivable. The Company's cash and cash equivalents are primarily held with two financial institutions. Accounts receivable are primarily due from Puget.

     (j) DEPRECIATION -- The Company provides for depreciation of property, plant and equipment using the straight-line method over estimated useful lives which range from 7 to 40 years for plant and equipment and 3 to 7 years for furniture and fixtures.

     (k) AMORTIZATION OF OTHER ASSETS -- The Company provides for amortization of other assets using the straight-line method as follows:

        Organization, start-up and development costs.....................   5-30 years
        Financing costs..................................................     15 years
        Gas contract costs...............................................     20 years

     (l) INCOME TAXES -- Profits or losses of the Partnership are passed directly to the partners for income tax purposes.

     ENCO is subject to Canadian income taxes and accounts for income taxes on the liability method. The liability method recognizes the amount of tax payable at the date of the consolidated financial statements as a result of all events that have been recognized in the consolidated financial statements, as measured by currently enacted tax laws and rates. Deferred income taxes are provided for temporary differences in recognition of revenues and expenses for financial and income tax reporting purposes.

     (m) USE OF ESTIMATES -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- PROPERTY, PLANT AND EQUIPMENT

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1995             1994
                                                              ------------     ------------
    Land and land improvements..............................  $    381,071     $    381,071
    Plant and equipment.....................................    84,061,359       82,759,005
    Acquisition of gas properties, including development
      thereon...............................................    25,030,165       22,815,964
    Furniture and fixtures..................................       195,914          188,444
                                                              ------------     ------------
                                                               109,668,509      106,144,484
    Less accumulated depreciation and depletion.............    14,078,772        9,105,025
                                                              ------------     ------------
                                                              $ 95,589,737     $ 97,039,459
                                                              ============     ============

     Depreciation expense was $3,316,748 in 1995, $3,069,446 in 1994 and $2,133,711 in 1993. Depletion expense was $1,843,000 in 1995, $1,671,000 in 1994 and $1,332,000 in 1993.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- OTHER ASSETS

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
    Organization, start-up and development costs..............  $ 6,165,574     $ 7,487,943
    Financing costs...........................................    4,254,719       4,598,746
    Gas contract costs........................................    2,324,187       2,463,539
                                                                -----------     -----------
                                                                $12,744,480     $14,550,228
                                                                ===========     ===========

NOTE 4 -- LONG-TERM DEBT

     The Partnership and ENCO have loan agreements with The Prudential Insurance Company of America (Prudential) and Credit Suisse (collectively, the Lenders). Credit Suisse is an affiliate of Whatcom. At December 31, 1995 and 1994, amounts outstanding under the term loan agreements, by entity, were as follows:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1995             1994
                                                              ------------     ------------
    Sumas Cogeneration Company, L.P.........................  $ 94,367,003     $ 94,684,202
    ENCO Gas, Ltd...........................................    24,633,000       24,715,800
                                                              ------------     ------------
                                                               119,000,003      119,400,002
    Less current portion....................................     2,000,000          400,000
                                                              ------------     ------------
                                                              $117,000,003     $119,000,002
                                                              ============     ============

     Scheduled annual principal payments under the loan agreements as of December 31, 1995 are as follows:

                                  YEAR ENDING
                                 DECEMBER 31,                               AMOUNT
        ---------------------------------------------------------------  ------------
        1996...........................................................  $  2,000,000
        1997...........................................................     3,600,000
        1998...........................................................     4,200,000
        1999...........................................................     5,400,000
        2000...........................................................     7,200,000
        Thereafter.....................................................    96,600,003
                                                                         ------------
                                                                         $119,000,003
                                                                         ============

     The Partnership's loan is comprised of a fixed rate loan in the original amount of $55,510,000 and a variable rate loan in the original amount of $39,650,000. Interest is payable quarterly on the fixed rate loan at a rate of 10.35%. Interest on the variable rate loan is payable quarterly at either the London Interbank Offered Rate (LIBOR), certificate of deposit rate or Credit Suisse's base rate, plus an applicable margin which ranges from 2.25% prior to Loan Conversion to .875% after Loan Conversion as stated in the loan agreement. During the year ended December 31, 1995, interest rates on the variable rate loan ranged from 7.47% to 7.76%. The loans mature in May 2008.

     ENCO's loan is comprised of a fixed rate loan in the original amount of $14,490,000 and a variable rate loan in the original amount of $10,350,000. Interest is payable quarterly on the fixed rate loan at a rate of 9.99%. Interest on the variable rate loan is payable quarterly at either the LIBOR, certificate of deposit rate or Credit Suisse's base rate, plus an applicable margin as stated in the loan agreement. During the year ended

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1995, interest rates on the variable rate loan ranged from 7.47% to 7.76%. The loans mature in May 2008.

     The Partnership pays Prudential an agency fee of $50,000 per year, adjusted annually by an inflation index, until the loan matures. The Partnership pays Credit Suisse an agency fee of $40,000 per year, adjusted annually by an inflation index, until the loan matures. The loans are collateralized by substantially all the Company's assets and interests in the Project. Additionally, the Company's rights under all contractual agreements are assigned as collateral. The Partnership and ENCO loans are cross-collateralized and contain cross-default provisions.

     Under the terms of the loan agreements and the deposit and disbursement agreements with the Lenders, the Partnership is required to establish and fund certain accounts held by Credit Suisse and Royal Trust as security agents. The accounts require specified minimum deposits and funding levels to meet current and future operating, maintenance and capital costs, and to provide certain other reserves for payment of principal, interest and other contingencies. These accounts are presented as restricted cash and cash equivalents and include cash, certificates of deposit, money market accounts and U.S. treasury bills, all with maturities of 3 months or less. The current portion of restricted cash and cash equivalents is based on the amount of current liabilities for obligations which may be funded from the restricted accounts. The balance of restricted cash and cash equivalents has been classified as a noncurrent asset.

     During 1993, the Company incurred and paid $8,868,183 of interest, including $6,707,183, which was charged to operations and $2,161,000, which was capitalized.

NOTE 5 -- INCOME TAXES

     The provision for income taxes represents Canadian taxes which consist of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Current
      Federal large corporation tax....................  $ 34,625     $ 31,314     $ 45,262
      British Columbia capital taxes...................    19,762       17,476       50,769
                                                         --------     --------     --------
                                                           54,387       48,790       96,031
    Deferred...........................................   135,400      178,400      241,400
                                                         --------     --------     --------
                                                          189,787      227,190      337,431
    Utilization of loss carryforwards for Canadian
      income
      tax purposes.....................................    47,700      259,000           --
    Reduction of (increase in) Canadian loss
      carryforwards
      due to foreign exchange and other adjustments....   (49,100)      95,000           --
                                                         --------     --------     --------
                                                         $188,387     $581,190     $337,431
                                                         ========     ========     ========

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The principal sources of temporary differences resulting in deferred tax assets and liabilities are as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Deferred tax asset
      Canadian net operating loss carryforwards.................  $ (840,900)    $ (829,400)
    Deferred tax liabilities
      Acquisition and development costs of gas deducted for tax
         purposes in excess of amounts deducted for financial
         reporting purposes.....................................   1,748,700      1,603,200
                                                                  ----------     ----------
              Net deferred tax liability........................  $  907,800     $  773,800
                                                                  ==========     ==========

     The provision for income taxes differs from the Canadian statutory rate principally due to the following:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Canadian statutory rate............................     44.62%       44.34%        44.3%
    Income taxes based on statutory rate...............  $(33,852)    $ 82,909     $165,100
    Capital taxes, net of deductible portion...........    47,028       36,678       75,587
    Non-deductible provincial royalties, net of
      resource allowance...............................    95,671       39,836       50,267
    Depletion on gas properties with no tax basis......    44,641       38,420       41,778
    Other foreign exchange adjustments.................    36,299       29,347        4,699
                                                         --------     --------     --------
                                                         $189,787     $227,190     $337,431
                                                         ========     ========     ========

     As of December 31, 1995, ENCO has non-capital loss carryforwards of approximately $1,885,000 which may be applied against taxable income of future periods which expire as follows:

        1999.............................................................  $1,625,000
        2000.............................................................  $  260,000

NOTE 6 -- RELATED PARTY TRANSACTIONS AND COMMITMENTS

     (a) ADMINISTRATIVE SERVICES -- As managing partner of the Partnership, SEI receives a fee of $250,000 per year from June 1993 through December 1995 and $300,000 per year for periods after December 1995. The fee is subject to annual adjustment based upon an inflation index. Approximately $258,000 in 1995, $253,000 in 1994 and $151,000 in 1993 was paid to SEI under this agreement.

     (b) OPERATING AND MAINTENANCE SERVICES -- The Partnership has an operating and maintenance agreement with a related party to operate, repair and maintain the Project. For these services, the Partnership pays a fixed fee of $1,140,000 per year adjustable based on the Consumer Price Index, an annual base fee of $150,000 per year also adjustable based on the Consumer Price Index, and certain other reimbursable expenses as defined in the agreement. In addition, the agreement provides for an annual performance bonus of up to $400,000, adjustable based on the Consumer Price Index, based on the achievement of certain annual performance levels. Payment of the performance bonus is subordinated to the payment of operating expenses, debt service and required deposits, and minimum balances under the loan agreements, and deposit and disbursement agreements. Accordingly, the performance bonuses earned in 1995 and 1994 are included as a non-current liability in the consolidated balance sheet. This agreement expires on the date Whatcom receives its 24.5% cumulative return or the tenth anniversary of the Project completion date, subject to renewal terms.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Approximately $2,031,000 in 1995, $1,946,000 in 1994 and $1,260,000 in 1993 was
earned under this agreement.

     (c) THERMAL ENERGY AND KILN LEASE -- The Partnership has a 20-year thermal energy and kiln lease agreement with Socco. Under this agreement, Socco leases the premises and the kiln and purchases certain amounts of thermal energy delivered to dry lumber. Income recorded from Socco was approximately $19,000 in 1995, $61,000 in 1994 and $6,000 in 1993.

     (d) CONSULTING SERVICES -- ENCO has an agreement with National Energy Systems Company (NESCO), an affiliate of SEI, to provide consulting services for $8,000 per month, adjustable based upon an inflation index. The agreement automatically renews for one-year periods unless written notice of termination is served by either party. Approximately $100,000 in 1995, $101,000 in 1994 and $96,000 in 1993 was paid under this agreement

     (e) FUEL SUPPLY AND PURCHASE AGREEMENTS -- The Partnership has a fixed price natural gas sale and purchase agreement with ENCO. The agreement requires ENCO to deliver up to a maximum daily contract quantity of 12,000 MMBtu's of natural gas per day which may be increased to 24,000 MMBtu's in accordance with the agreement. The Partnership paid ENCO $2.26 per delivered MMBtu through October 1995 and pays $2.43 per delivered MMBtu through 1996. Prices under the agreement then escalate at an annual rate of 7.5% until October 31, 2000, and at 4% per annum thereafter. Partnership payments to ENCO under the agreement are eliminated in consolidation. The agreement expires on the twentieth anniversary of the date of commercial operation.

     The Partnership has a gas supply agreement with Westcoast Gas Services, Inc. (WGSI) to provide the Partnership with quantities of firm gas. Commencing April 1, 1993, WGSI must provide the Partnership with quantities of gas ranging from 10,000 MMBtu's per day up to 12,900 MMBtu's per day at a firm price, as provided under the agreement. The agreement is expected to terminate on October 31, 1996.

     The Partnership and ENCO have a gas management agreement with WGSI. WGSI is paid a gas management fee for each MMBtu of gas delivered to the Generation Facility. The gas management fee is adjusted annually based on the British Columbia Consumer Price Index. The gas management agreement expires October 31, 2008 unless terminated earlier as provided for in the agreement.

     ENCO is committed to the utilization of pipeline capacity on the Westcoast Energy Inc. System. These firm capacity commitments are predominantly under one-year renewable contracts. Firm capacity has been accepted at an annual cost of approximately $2,569,000 in 1995, $2,776,000 in 1994 and $1,347,000 in 1993.

     As collateral for the obligations of the Company under the gas supply and gas management agreements with WGSI, the Partnership secured an irrevocable standby letter of credit with Credit Suisse in favor of WGSI. As of December 31, 1995 and 1994, the letter of credit had a face amount of $2,500,000 and the Partnership had a cash deposit of $2,500,000 held in a restricted money market account as collateral for the letter of credit. As of December 31, 1995 and 1994, $2,500,000 held in a restricted money market account is included in the current portion of restricted cash and cash equivalents. In January 1996, the letter of credit was reduced in accordance with its terms to a face amount of $500,000.

     (f) UTILITY SERVICES -- The Partnership entered into an agreement for utility services with the City of Sumas, Washington. The City of Sumas has agreed to provide a guaranteed annual supply of water at its wholesale rate charged to external association customers. Should the Partnership fail to purchase the daily average minimum of 550 gallons per minute from the City of Sumas during the first 10 years of commercial operation, except for uncontrollable forces or reasonable and necessary shutdowns, the Partnership shall make up the lost revenue to the City of Sumas in accordance with the agreement.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership entered into an agreement for waste water disposal with the City of Bellingham, Washington. The City of Bellingham has agreed to accept up to 70,000 gallons of waste water daily at a rate of one cent per gallon. The agreement expires on December 31, 1998.

     (g) LEASE COMMITMENTS -- In December 1990, the Partnership entered into a 23.5-year land lease which may be renewed for five consecutive five-year periods. Rental expense was approximately $48,400 in 1995 and 1994, and $45,300 in 1993.

     In April 1992, ENCO signed an operating lease for office space which expires in March 1997. Monthly rental expense is approximately $1,700. Rental expense was approximately $17,700 in 1995, $17,000 in 1994 and $16,000 in 1993.

     Future minimum land and office lease commitments as of December 31, 1995 are as follows:

                                   YEAR ENDING
                                  DECEMBER 31,                               AMOUNT
        -----------------------------------------------------------------  ----------
        1996.............................................................  $   66,800
        1997.............................................................      51,000
        1998.............................................................      49,300
        1999.............................................................      49,300
        2000.............................................................      52,500
        Thereafter.......................................................     868,200
                                                                           ----------
                                                                           $1,137,100
                                                                           ==========

     (h) PROJECT MANAGEMENT SERVICES -- NESCO entered into a project management agreement with the Partnership for which it received $45,000 per month through June 1993. Approximately $264,000 was paid to NESCO in 1993, under this agreement.

     (i) CONSTRUCTION MANAGEMENT SERVICES -- Calpine entered into a construction management agreement with the Partnership for which it received $40,000 per month through June 1993. Approximately $235,000 was paid to Calpine in 1993, under this agreement.

     (j) PARTNER LOAN -- In March 1994, the sole shareholder of SEI borrowed $10,000,000 from Calpine. The loan bears interest at 16.25%, compounded quarterly, and is collateralized by a subordinated assignment in SEI's interest in the Partnership and a subordinated pledge of SEI's stock. The loan requires payments of interest and principal to be made from 50% of SEI's cash distributions from the Partnership, less amounts due to Whatcom under a previous note made in connection with Loan Conversion (Note 1). On March 15, 2004, all unpaid principal and interest on the loan is due.

NOTE 7 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amount of all cash and cash equivalents reported in the consolidated balance sheet is estimated by the Company to approximate their fair value.

     The Company is not able to estimate the fair value of its long-term debt with a carrying amount of $119,000,003 at December 31, 1995. There is no ability to assess current market interest rates of similar borrowing arrangements for similar projects because the terms of each such financing arrangement is the result of substantial negotiations among several parties.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- CONTINGENCY

     ENCO terminated protracted contract negotiations with two Canadian natural gas suppliers in January 1995. One of the suppliers notified ENCO it considered a draft contract to be effective although it had not been executed by ENCO. The supplier indicated it may pursue legal action if ENCO would not execute the contract. As of January 19, 1996, no legal action has been served on ENCO. Management believes if legal action is commenced, it has significant defenses and believes such action will not result in any material adverse impact to the Company's financial condition or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Calpine Geysers Company, L.P.:

     We have audited the accompanying statements of operations and cash flows for the period from January 1, 1993 to April 18, 1993 of Calpine Geysers Company, L.P., a Delaware limited partnership. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Calpine Geysers Company, L.P. for the period from January 1, 1993 through April 18, 1993 in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

San Jose, California
March 18, 1994

                         CALPINE GEYSERS COMPANY, L.P.

                            STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM JANUARY 1, 1993 TO APRIL 18, 1993

Revenue from power contracts....................................................  $20,759,116
                                                                                  -----------
Costs and expenses:
  Production royalties..........................................................    3,150,076
  Operating expenses............................................................    4,893,878
  Depreciation and amortization.................................................    5,153,239
  General and administrative....................................................      787,005
                                                                                  -----------
          Total costs and expenses..............................................   13,984,198
                                                                                  -----------
          Income from operations................................................    6,774,918
Other (income) expense
  Interest expense..............................................................    4,794,952
  Other income..................................................................     (193,179)
                                                                                  -----------
          Net income............................................................  $ 2,173,145
                                                                                  ===========

   The accompanying notes are an integral part of these financial statements.

                         CALPINE GEYSERS COMPANY, L.P.

                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM JANUARY 1, 1993 TO APRIL 18, 1993

Cash flows from operating activities:
  Net income...................................................................  $  2,173,145
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.............................................     5,153,239
     Amortization of deferred costs............................................       146,277
     Changes in operating assets and liabilities:
       Accounts receivable.....................................................     2,157,353
       Supplies inventory......................................................        81,061
       Prepaid expenses........................................................       837,841
       Accounts payable and accrued liabilities................................     2,634,254
       Deferred revenue........................................................       395,100
       Payment on note payable.................................................      (543,778)
                                                                                 ------------
          Net cash provided by operating activities............................    13,034,492
                                                                                 ------------
Cash flows from investing activities:
  Acquisition of property, plant and equipment.................................    (3,401,378)
  Increase in restricted cash requirements.....................................       (12,862)
                                                                                 ------------
          Net cash used for investing activities...............................    (3,414,240)
                                                                                 ------------
Cash flows from financing activities:
  Repayment of debt............................................................    (2,200,000)
  Partner distributions........................................................    (7,416,018)
                                                                                 ------------
          Net cash used for financing activities...............................    (9,616,018)
                                                                                 ------------
Net increase in cash and cash equivalents......................................         4,234
Cash and cash equivalents at beginning of period...............................     2,700,135
                                                                                 ------------
Cash and cash equivalents at end of period.....................................  $  2,704,369
                                                                                 ============
Supplementary information:
  Cash paid during the period for interest.....................................  $  3,914,710
                                                                                 ============

   The accompanying notes are an integral part of these financial statements.

                         CALPINE GEYSERS COMPANY, L.P.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE PERIOD FROM JANUARY 1, 1993 TO APRIL 18, 1993

1. BUSINESS AND FORMATION OF THE PARTNERSHIP

  Business

     Calpine Geysers Company, L.P. ("CGC"), a Delaware limited partnership, was formed on April 5, 1990. CGC is the owner of two operating geothermal power plants and their respective steam fields, and three geothermal steam fields located in The Geysers area of northern California. Electricity and steam generated by CGC is sold to two utilities under long-term power sales contracts (see Note 9).

  Formation of the Partnership

     CGC was formed by Sonoma Geothermal Partners, L.P. ("SGP"), wholly owned by Calpine Corporation ("Calpine"), and Freeport-McMoRan Resource Partners, Limited Partnership ("FMRP") for the purpose of acquiring from FMRP the assets constituting the geothermal business described above. On July 2, 1990, FMRP contributed an undivided 15.93 percent interest in the existing assets and geothermal business and $1,178,567 in cash for financing costs. SGP contributed $22,165,718 in cash, including financing and closing costs of $2,008,000.

     Concurrent with the formation of CGC, an agreement was entered into between CGC and FMRP to purchase the remaining undivided 84.07 percent interest in the existing assets and geothermal business for $227.0 million in cash plus the assumption of the liabilities, not including existing project debt. The amount was funded by SGP's contribution and a new nonrecourse credit arrangement with a consortium of banks (see Note 5).

     Under the CGC partnership agreement, profits are allocated first to SGP to the extent necessary to achieve a target return, as defined. Thereafter, profits are allocated 22.5 percent to SGP and 77.5 percent to FMRP.

     Upon liquidation, equity is allocated first to SGP to the extent necessary to achieve a target return as defined; second, equity is allocated to achieve the target capital account ratios (22.5 percent to SGP and 77.5 percent to FMRP); and third, equity is allocated 22.5 percent to SGP and 77.5 percent to FMRP.

     Cash distributions are allocated 99 percent to SGP and 1 percent to FMRP until the target return is reached. Distributions made during the period from January 1, 1993 to April 18, 1993 were $7,352,017 to SGP and $64,001 to FMRP.

  Acquisition of FMRP Interest in CGC

     On April 19, 1993, Calpine purchased all of FMRP's interest in CGC for $59.8 million, terminating the partnership with FMRP. The purchase price includes a $23.0 million cash payment by Calpine and a $36.8 million note payable to FMRP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     CGC's cash, cash equivalents and restricted cash are primarily held by one major international financial institution. CGC considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value because of their short maturity.

                         CALPINE GEYSERS COMPANY, L.P.

  Restricted Cash

     CGC is required to maintain cash balances that are restricted by provisions of its debt agreements and by regulatory agencies. CGC's debt agreements specify restrictions based on debt service payments and drilling costs for the following year. Regulatory agencies require cash to be restricted to ensure that funds will be available to restore property to its original condition. Restricted cash is invested in accounts earning market rates. Therefore, their carrying value approximates fair value.

  Supplies Inventory

     Supplies are valued at the lower of cost or market. Cost for large replacement parts is determined using the specific identification method. For the remaining supplies, cost is determined using the weighted average cost method.

  Property, Plant and Equipment

     CGC uses the full cost method of accounting for costs incurred in connection with the exploration and development of geothermal properties. All such costs, including geological and geophysical expenses, costs of drilling productive, nonproductive and reinjection wells and overhead directly related to development activities, together with the costs of production equipment, the related facilities and the operating power plants, are capitalized.

     Geothermal costs, including an estimate of future development costs to be incurred and the estimated costs to dismantle, are amortized by the units of production method based on the estimated total productive output over the estimated useful lives of the related steam fields. Depreciation of the buildings and roads is computed using the straight line method over the estimated remaining useful lives of the buildings and roads.

     Proceeds from the sale of assets are applied against capitalized costs, with no gain or loss recognized.

  Deferred Costs

     Deferred costs consist of financing costs, a commitment fee and Partnership closing costs. These costs are amortized over the following periods:

        Financing costs.................................................       15 years
        Partnership closing costs.......................................   5 to 7 years

  Revenue Recognition

     Revenues from sales of electricity are recognized as service is delivered. Revenues from sales of steam are calculated considering a future period when steam will be delivered without receiving corresponding revenue. This free steam is being recorded at an average rate over future steam production as deferred revenue.

     A recent accounting principle requires companies to recognize revenue on power sales agreements entered into after May 1992 using the lower of the actual cash received or the average rate measured on a cumulative basis. CGC's power sales agreements were entered into prior to May 1992. Had CGC applied this principle, the revenues CGC recorded for the period from January 1, 1993 to April 18, 1993 would have been approximately $488,000 less.

  Income Taxes

     Income taxes are the responsibility of the individual partners; therefore, there is no provision for Federal and state income taxes in the financial statements.

                         CALPINE GEYSERS COMPANY, L.P.

3. WORKING CAPITAL LOAN

     CGC has a working capital agreement with a bank providing for advances not to exceed $5.0 million less any outstanding letters of credit. The aggregate unpaid principal of the working capital loan is payable in full at least once a year commencing in 1991, with the final payment of principal, interest and fees due June 30, 1995; interest accrues at the London Interbank Offered Rate (LIBOR) plus .625 percent over the term of the loan.

4. NOTE PAYABLE

     During 1992, CGC entered into a note payable with a financing company for $543,778. The note bears interest at 3.79 percent annually and was repaid in two installments in January and April 1993.

5. LONG-TERM DEBT

     CGC has a $200.0 million ($176.8 million outstanding at April 18, 1993) loan agreement with a bank, the components of which are as follows:

          Senior term loans: $156.8 million outstanding at April 18, 1993 with principal and interest payable in quarterly installments at variable amounts beginning September 30, 1990 and the final payment of principal, interest and fees due June 30, 2002; interest on $136.8 million is fixed at
     9.93 percent with the remainder accruing at LIBOR plus .75 percent to 1.25 percent over the term of the loan; collateralized by all of CGC's assets and the partners' interest.

          Junior term loans: $20.0 million outstanding at April 18, 1993 with principal and interest payable in quarterly installments at variable amounts beginning September 30, 2002 and the final payment of principal, interest and fees due June 30, 2005; interest accrues at LIBOR plus 1.5 percent to 2.75 percent over the term of the loan; the loan is collateralized by all of CGC's assets and the partners' interest.

     The annual principal maturities of the long-term debt outstanding at April 18, 1993 are as follows:

        1993...........................................................  $  8,800,000
        1994...........................................................    16,000,000
        1995...........................................................    18,000,000
        1996...........................................................    21,000,000
        1997...........................................................    22,000,000
        Thereafter.....................................................    91,000,000
                                                                         ------------
                                                                         $176,800,000
                                                                         ============

     The senior and junior term loan agreements contain a number of covenants. Two of these covenants require that CGC maintain restricted cash balances as defined in the agreements, and that CGC maintain certain insurance coverages. During the period from January 1, 1993 to April 18, 1993, CGC did not meet the insurance covenant and has obtained a waiver for this violation.

     The carrying value of the $136.8 million portion of the senior term notes has an effective rate of 9.93 percent under CGC's interest rate swap agreements (see Note 6). Based on the borrowing rates currently available to CGC for bank loans with similar terms and maturities, the fair value of the debt as of April 18, 1993 is approximately $150.2 million.

     The carrying value of the remaining $20.0 million of the senior and the $20.0 million junior term loans approximates the debt's fair market value as the rates are variable and are based on current LIBOR.

                         CALPINE GEYSERS COMPANY, L.P.

6. INTEREST RATE SWAP AGREEMENTS:

     CGC entered into two interest rate swap agreements to minimize the impact of changes in interest rates by effectively fixing its interest rate at 9.93 percent on a portion of its senior term note. The interest rate swap agreements mature through December 31, 2000. CGC is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements.

7. COMMITMENTS AND CONTINGENCIES

  Royalties and Leases

     CGC is committed under several geothermal and right of way leases. The geothermal leases generally provide for royalties based on production revenue, with reductions for property taxes paid and the right of way leases are based on flat rates and are not material. Under the terms of certain geothermal land leases, royalties accrue at rates ranging from 7 percent to 12.5 percent of electricity, steam and effluent revenue, net of property taxes. Certain properties also have net profits and overriding royalty interests ranging from approximately 1.7 percent to 23.5 percent, which are in addition to the land lease royalties. CGC also has a working interest agreement with a third party providing for the sharing of approximately 30 percent of drilling and other well costs, various percentages of other operating costs and 30 percent of revenues on specified wells of Unit 13 and Unit 16.

     Most lease agreements contain clauses providing for minimum lease payments to leaseholders if production temporarily ceases or if production falls below a specified level.

     Expenses under these agreements for the period from January 1, 1993 to April 18, 1993 are as follows:

        Production royalties.............................................  $3,150,076
        Lease payments...................................................     119,081

  Litigation

     CGC is a party to lawsuits and claims arising out of the normal course of business, principally related to royalty interests on geothermal property sites. Management believes that the outcome of these claims and lawsuits will not have a material adverse effect on CGC's financial position and results of operations.

8. RELATED PARTY TRANSACTIONS

     The power plants and steam fields of CGC are operated by Calpine Operating Plant Services, Inc. ("COPS"), wholly owned by Calpine Corporation, under an Operating and Maintenance Agreement. Under the agreement, COPS is obligated to perform all operation and maintenance services in connection with the business, including operation, repair and maintenance of the power plants and steam fields, arranging for new well drilling, providing administrative and billing services, and performing technical analyses and contract administration.

     For performance of these services, COPS is reimbursed for its direct costs plus a general and administrative recovery rate of 12 percent for direct labor costs, 10 percent for specific costs, and 5 percent for capital expenditures up to $5.0 million per year, then 2 percent for additional capital expenditures. In addition, the contract also includes an annual operating fee of $1.0 million, escalating in relation to the Consumer Price Index. During the period from January 1, 1993 to April 18, 1993, total charges under the Operating and Maintenance Agreement amounted to approximately $7.1 million, including approximately $3.7 million for capital expenditures.

                         CALPINE GEYSERS COMPANY, L.P.

     Calpine also charges CGC directly for expenses in connection with its duties as general partner, and for technical and administrative services. During the period from January 1, 1993 to April 18, 1993, charges amounted to approximately $185,000.

     FMRP has a royalty interest in one of the properties in production. During the period from January 1, 1993 to April 18, 1993, production royalty expense related to FMRP amounted to approximately $397,000.

9. SIGNIFICANT CUSTOMERS AND SUMMARY OF OPERATIONS:

     CGC's revenue is derived primarily from two sources -- Pacific Gas and Electric ("PG&E") and Sacramento Municipal Utility District ("SMUD"). Revenue for the period from January 1, 1993 to April 18, 1993 is as follows:

        PG&E............................................................  $17,323,683
        SMUD............................................................    3,830,533
                                                                          -----------
                                                                           21,154,216
        Less revenues deferred..........................................     (395,100)
                                                                          -----------
                  Total.................................................  $20,759,116
                                                                          ===========

  Operating Geothermal Power Plants

     Electricity from CGC's two operating geothermal power plants, Bear Canyon and West Ford Flat, is sold to PG&E under the terms of twenty-year contracts which began in 1989.

     Under the terms of the contracts, CGC is paid for energy delivered based upon a fixed price which escalates annually for the first ten years of the contract and upon PG&E's full short-run avoided operating costs for the second ten years.

     CGC also receives capacity payments from PG&E. Under certain circumstances, if CGC is unable to deliver firm capacity, then CGC may owe PG&E certain minimum damages, as specified in the contracts.

  Geothermal Steam Fields

     Steam from CGC's three geothermal steam fields is sold to PG&E and SMUD under contracts. PG&E is obligated to operate the plants (Unit 13 and Unit 16) as close to full capacity and as continuously as possible. SMUD is obligated to make its best effort to continuously accept steam generated by the plant, except during outages.

     Under the terms of the PG&E contract, the price paid for steam is adjusted annually based upon prices paid by PG&E for fossil fuels (oil and natural gas) and nuclear fuel. Under the terms of the SMUD contract, the price paid for steam is adjusted bi-annually based upon inflation and price indices reflecting the economy and the cost of fuel.

     The contracts with both PG&E and SMUD also provide that CGC receive an additional amount per mwh of net output as compensation for the cost of disposing of liquid effluents, primarily steam condensate.

     In the event the quantity of steam delivered at any of the plants is less than 50 percent of the units rated capacity during any given month, PG&E or SMUD is not required to pay for steam delivered during such month until the cost of the power plants has been completely amortized.

     The contracts may be terminated upon written notice under conditions specified in the contract if further operation of the plants becomes uneconomical. In the event that the contract is terminated by CGC, and if requested by either PG&E or SMUD, CGC must assign to PG&E (Unit 13 and Unit 16) or SMUD (SMUDGEO #1) all rights, title and interest to the wells, lands and related facilities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of LFC No. 38 Corp. and Portsmouth Leasing Corporation:

We have audited the accompanying combined balance sheets of LFC No. 38 Corp. and Portsmouth Leasing Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related combined statements of operations, changes in shareholder's deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of LFC No. 38 Corp. and Portsmouth Leasing Corporation and Subsidiaries as of December 31, 1994 and 1993, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 4 to the financial statements, the Companies changed their method of accounting for income taxes in 1993.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 3, 1995, except
  as to the information presented
  in Note 7 for which the date is
  March 30, 1995

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
                                            ASSETS
Current assets
  Cash and equivalents............................................  $ 2,986,606     $ 3,911,692
  Accounts receivable.............................................    1,888,467       1,774,335
  Other current assets............................................       74,729         145,754
                                                                    -----------     -----------
          Total current assets....................................    4,949,802       5,831,781
Power production facility, less accumulated depreciation of
  $6,086,660 and $5,057,568, respectively.........................   24,228,646      25,239,115
Project development rights, less accumulated amortization of
  $1,093,026 and $915,778, respectively...........................    4,287,918       4,465,166
Deferred costs, less accumulated amortization of $1,335,381 and
  $1,215,708, respectively........................................      712,224         831,898
Land..............................................................      340,938         340,938
                                                                    -----------     -----------
          Total assets............................................  $34,519,528     $36,708,898
                                                                    ===========     ===========
                           LIABILITIES AND SHAREHOLDER'S DEFICIENCY
Current liabilities
  Accounts payable and accrued liabilities........................  $ 1,372,360     $ 1,606,528
  Accrued interest payable........................................      136,294         245,135
  Notes payable...................................................    1,819,071       1,633,676
  Due to affiliates...............................................      224,413         555,185
                                                                    -----------     -----------
          Total current liabilities...............................    3,552,138       4,040,524
Notes payable.....................................................   26,767,423      28,553,740
Liability for major maintenance...................................    1,850,728       1,266,518
Deferred income taxes.............................................    9,233,673       8,613,266
                                                                    -----------     -----------
          Total liabilities.......................................   41,403,962      42,474,048
                                                                    -----------     -----------
Shareholder's deficiency
  Common stock $1 par value, 2,000 shares authorized,
     2,000 shares issued..........................................        2,000           2,000
  Capital in excess of par value..................................        1,279           1,279
  Accumulated deficit.............................................     (565,743)     (1,668,429)
                                                                    -----------     -----------
                                                                       (562,464)     (1,665,150)
  Advances to affiliates..........................................   (6,321,970)     (4,100,000)
                                                                    -----------     -----------
          Total shareholder's deficiency..........................   (6,884,434)     (5,765,150)
                                                                    -----------     -----------
          Total liabilities and shareholder's deficiency..........  $34,519,528     $36,708,898
                                                                    ===========     ===========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                        COMBINED STATEMENT OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1994          1993
                                                                      -----------   -----------
Revenues
  Power sales.......................................................  $17,431,700   $18,134,824
  Interest income...................................................      234,154        89,318
                                                                      -----------   -----------
                                                                       17,665,854    18,224,142
                                                                      -----------   -----------
Expenses
  Operating costs...................................................   12,702,761     9,271,110
  Depreciation and amortization.....................................    1,338,734     1,515,297
  Interest expense..................................................    1,738,152     1,740,675
                                                                      -----------   -----------
                                                                       15,779,647    12,527,082
                                                                      -----------   -----------
Income before income taxes..........................................    1,886,207     5,697,060
Income tax provision................................................      783,521     2,307,233
                                                                      -----------   -----------
Income before cumulative effect of change in accounting principle...    1,102,686     3,389,827
Cumulative effect of change in accounting for income taxes..........           --    (5,108,294)
                                                                      -----------   -----------
          Net income (loss).........................................  $ 1,102,686   $(1,718,467)
                                                                      ===========   ===========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

           COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIENCY
                (FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993)

                                                                 RETAINED
                                                  CAPITAL IN     EARNINGS                   SHAREHOLDER'S
                                         COMMON   EXCESS OF    (ACCUMULATED   ADVANCES TO      EQUITY
                                         STOCK    PAR VALUE      DEFICIT)     AFFILIATES    (DEFICIENCY)
                                         ------   ----------   ------------   -----------   -------------
Balance, December 31, 1992.............  $2,000     $1,279     $     50,038            --    $     53,317
Advance to affiliates..................     --          --               --   $(4,100,000)     (4,100,000)
Net loss...............................     --          --       (1,718,467)           --      (1,718,467)
                                         ------     ------        ---------    ----------      ----------
Balance, December 31, 1993.............  2,000       1,279       (1,668,429)   (4,100,000)     (5,765,150)
Advance to affiliates..................     --          --               --    (2,221,970)     (2,221,970)
Net income.............................     --          --        1,102,686            --       1,102,686
                                         ------     ------        ---------    ----------      ----------
Balance, December 31, 1994.............  $2,000     $1,279     $   (565,743)  $(6,321,970)   $ (6,884,434)
                                         ======     ======        =========    ==========      ==========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
Cash flows from operating activities
  Net income (loss)...............................................  $ 1,102,686     $(1,718,467)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
     Depreciation and amortization................................    1,338,734       1,515,297
     Provision for major maintenance..............................      584,210         710,872
     Payments for major maintenance...............................           --        (814,244)
     Cumulative effect of change in accounting for income taxes...           --       5,108,294
     Deferred income taxes........................................      620,408       2,306,433
     Changes in operating assets and liabilities
       Accounts receivable........................................     (114,132)        476,265
       Due to affiliates..........................................     (330,771)       (161,838)
       Accounts payable and accrued liabilities...................     (234,169)     (1,862,005)
       Other current assets.......................................       71,025         (20,955)
       Accrued interest payable...................................     (108,842)        (23,990)
                                                                    -----------     -----------
  Net cash provided by operating activities.......................    2,929,149       5,515,662
                                                                    -----------     -----------
Cash flows used in investing activities
  Investment in power production facility.........................      (31,343)        (10,433)
                                                                    -----------     -----------
Cash flows used in financing activities
  Repayment of financing..........................................   (1,600,922)     (1,416,935)
  Advances to affiliates..........................................   (2,221,970)     (4,100,000)
                                                                    -----------     -----------
  Net cash used in financing activities...........................   (3,822,892)     (5,516,935)
                                                                    -----------     -----------
Net decrease in cash and equivalents..............................     (925,086)        (11,706)
Cash and equivalents -- beginning of period.......................    3,911,692       3,923,398
                                                                    -----------     -----------
Cash and equivalents -- end of period.............................  $ 2,986,606     $ 3,911,692
                                                                    ===========     ===========

            See Accompanying Notes to Combined Financial Statements

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE PARTNERSHIP AND THE PROJECT

     LFC No. 38 Corp. (the "Limited Partner"), a Delaware corporation, is the sole Limited Partner and Greenleaf Unit One Associates, Inc. (the "General Partner"), a California corporation, is the sole General Partner (collectively the "Partners") of Greenleaf Unit One Associates, L.P. (the "Partnership"), a California Limited Partnership. Portsmouth Leasing Corporation ("Portsmouth"), a Delaware corporation, is the sole owner of the General Partner. Portsmouth and the Partners are wholly owned subsidiaries of Radnor Energy Partners, L.P. ("L.P."). L.P. is, in turn, a majority-owned subsidiary of LFC Financial Corp ("Financial"). The combined financial statements include the accounts of the Partners, the Partnership, and Portsmouth (collectively the "Company") after elimination of all material intercompany balances and transactions.

     The Partnership owns and operates a 49.5 megawatt natural gas fired cogeneration facility located in Yuba City, California (the "Project"). The facility, which was completed in March 1989, produces electrical power which it sells to Pacific Gas and Electric Company ("PG&E") pursuant to a power purchase agreement that provides for electricity and capacity payments over a thirty-year period. The exhaust gas generated by the Project is used to dry wood chips. The wood drying facility is operated by Wood Fuel Processing, Inc. ("WFP") pursuant to a processing facilities agreement. The agreement provides that WFP will pay certain royalties to the Partnership in the future based on the profitability of the wood drying operation. Operations and maintenance of the Project is performed by Stockmar Energy Inc., which does business as LFC Power Systems Corporation ("Power Systems"), an affiliate. Power Systems is a wholly owned subsidiary of LFC Energy Corporation ("Energy"), which, in turn, is a majority-owned subsidiary of Financial.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Power Production Facility -- The power production facility, which was constructed by Power Systems, includes the cogeneration plant (including the wood drying facility) and the related equipment and is stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated useful life of the Project of thirty years. Upon disposition, the cost and related accumulated depreciation of equipment removed from the accounts and the resulting gain (loss) is included in gains (losses) on equipment sales for the period.

     Project Development Rights -- The Project development rights include all of the essential contracts, agreements, permits, licenses and other agreements which were required to construct and operate the Project, as well as the preliminary design of the Project, the power purchase agreement, the FERC certification and other contracts and agreements. These Project development rights are being amortized by the Partnership over a thirty-year period.

     Deferred Costs -- Deferred costs include lender, legal, and other professional fees incurred in connection with the acquisition and construction of the Project and pre-operating expenses which were capitalized. Capitalized fees are amortized over their estimated useful lives and pre-operating expenses are amortized over sixty months.

     Major Maintenance -- Major maintenance costs are accrued ratably over the scheduled maintenance period and are included in operating costs. Costs anticipated to be incurred within the next twelve months are classified as a current liability.

     Income Taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 -- "Accounting For Income Taxes" ("SFAS109"). SFAS109 requires the recognition of deferred income tax liabilities and assets for the future tax consequences of transactions that have been recognized for financial reporting or income tax purposes and includes a requirement for adjustment of deferred tax balances for tax rate changes. The Company joins with L.P. and affiliated companies in the filing of a consolidated U.S. federal income tax return. The Company's policy is to provide for federal and state

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES income taxes on a separate return basis. In addition, the Company has a tax sharing arrangement with L.P. that provides to the extent that net operating loss or investment tax credit carryforwards are not utilized by the Company on a separate return basis, but are utilized in the consolidated tax return of L.P., the Company will receive a portion of these tax benefits. These payments will be classified as capital in excess of par value.

     Statements of Cash Flows -- The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents for purposes of the statement of cash flows. Net cash provided by operating activities includes cash payments for interest of $1,846,993 and $1,764,666 in 1994 and 1993, respectively.

NOTE 3 -- NOTES PAYABLE

     Notes payable at December 31, 1994 and 1993 consist of the following:

                                                                   1994            1993
                                                                -----------     -----------
    Note payable -- Bank......................................  $25,996,000     $27,507,000
    Note payable -- Individuals...............................    2,590,494       2,680,416
                                                                -----------     -----------
              Total...........................................   28,586,494      30,187,416
    Less current portion......................................    1,819,071       1,633,676
                                                                -----------     -----------
    Noncurrent portion........................................  $26,767,423     $28,553,740
                                                                ===========     ===========

     The Partnership's note payable is payable pursuant to a credit agreement with the New York branch of Credit Suisse ("Credit Suisse") and is collateralized by substantially all of the Partnership's assets. The credit agreement contains certain restrictive covenants including the maintenance of certain debt service coverage ratios, working capital requirements, and limitations on distributions. In addition, all cash and equivalents are maintained in accounts at Credit Suisse. The loan bears interest at variable rates or fixed rates at the option of the Partnership. The effective interest rate on the loan was 8.05% at December 31, 1994. The loan is being repaid over ten years, commencing in 1990, in level quarterly debt service payments on a fourteen-year amortization schedule with a balloon payment at the end of the tenth year.

     The note payable-individuals is payable pursuant to a sale/purchase agreement with the former owners of the General Partner. The loan bears interest at a fixed rate of 8.25%. The loan is scheduled to be repaid in twenty (20) annual installments plus interest, with each payment being based upon 1.59% of power sales. If the obligation is repaid prior to maturity, the Company must continue the payments as defined until the payment period ends, 2010.

     The required principal payments by year are as follows:

             1995.......................................................  $ 1,819,071
             1996.......................................................    2,016,092
             1997.......................................................    2,231,533
             1998.......................................................    2,529,127
             1999.......................................................    2,794,776
             2000.......................................................   16,092,618
             Thereafter.................................................    1,103,277
                                                                          -----------
                       Total............................................  $28,586,494
                                                                          ===========

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES

NOTE 4 -- INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS109, which requires the liability method of accounting for income taxes. The cumulative effect of the change in method of accounting for income taxes of $5,108,294 was reported in the 1993 statement of operations and as an increase in the net deferred tax liability at January 1, 1993.

     The income tax provision is comprised of the following:

                                                                     1994          1993
                                                                   --------     ----------
    Current
      State......................................................  $ 26,944     $      800
      Federal....................................................   136,169             --
    Deferred
      State......................................................   175,417        529,827
      Federal....................................................   444,991      1,776,606
                                                                   --------     ----------
    Total                                                          $783,521     $2,307,233
                                                                   ========     ==========

     The provision for income taxes as a percentage of income before income tax can be reconciled to the federal statutory rate as follows:

                                                                             1994     1993
                                                                             ----     ----
    Federal statutory tax rate.............................................   34%      34%
    State tax, net of federal benefit......................................    6%       6%
    Other..................................................................    2%      --
                                                                                      -- -
                                                                             ---
    Provision for income taxes.............................................   42%      40%
                                                                             ===      ===

     The net deferred tax liability (determined in accordance with SFAS109) consists of:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1993
                                                                -----------     -----------
    Deferred tax liabilities:
      Accumulated depreciation................................  $10,872,804     $11,353,409
                                                                -----------     -----------
    Deferred tax assets:
      Liability for major maintenance.........................      742,845         508,355
      Investment tax credit carryforward......................      821,862       1,254,862
      Net operating loss carryforward.........................       74,424         976,926
                                                                -----------     -----------
                                                                  1,639,131       2,740,143
                                                                -----------     -----------
    Net deferred tax liability................................  $ 9,233,673     $ 8,613,266
                                                                ===========     ===========

     As of December 31, 1994, the Company had, on a separate company basis, a state net operating loss carryforward of $800,260 which expires in 1996 through 1999 and investment tax credit carryforwards of $821,862 which expires in 2003.

NOTE 5 -- RELATED PARTIES AND OPERATING COSTS

     The Partnership incurred operating costs through Power Systems of $1,976,599 and $1,910,189 in 1994 and 1993, respectively. The Partnership's 1994 and 1993 operating costs include $3,264,328 and $2,680,216, respectively, for the purchase of natural gas from affiliates. Affiliates also provided gathering, transportation and fuel management services at a cost of $2,328,028 and $725,000 to the Partnership in 1994 and 1993,

      LFC NO. 38 CORP. AND PORTSMOUTH LEASING CORPORATION AND SUBSIDIARIES respectively. The Partnership incurred $1,307,649 and $104,114 in 1994 and 1993, respectively, for management services provided by L.P.

NOTE 6 -- COMMON STOCK

     The combined common stock of the Company as of December 31, 1994 and 1993 consists of the following:

                                                                                       CAPITAL
                                                              SHARES                     IN
                                                            AUTHORIZED     $1 PAR     EXCESS OF
                                                            AND ISSUED     VALUE      PAR VALUE
                                                            ----------     ------     ---------
    LFC No. 38 Corp.......................................     1,000       $1,000           --
    Portsmouth Leasing Corporation........................     1,000        1,000      $ 1,279
                                                               -----       ------       ------
              Total.......................................     2,000       $2,000      $ 1,279
                                                               =====       ======       ======

NOTE 7 -- SUBSEQUENT EVENTS

     On March 30, 1995, Financial entered into a stock purchase agreement to sell the stock of the Company to Calpine Corporation. The transaction is scheduled to close by April 28, 1995. No effect of the proposed sale has been recognized in the accompanying financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of LFC No. 60 Corp.:

We have audited the accompanying consolidated balance sheets of LFC No. 60 Corp. and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholder's deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LFC No. 60 Corp. and Subsidiary as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 4 to the financial statements, the Company changed its method of accounting for income taxes in 1993.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 3, 1995, except
  as to the information presented
  in Note 6 for which the date is
  March 30, 1995

                        LFC NO. 60 CORP. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
ASSETS
Current assets
  Cash and equivalents............................................  $ 2,088,588     $ 2,491,825
  Accounts receivable, net of allowance for doubtful accounts of
     $200,000 in 1993.............................................    2,076,594       1,967,998
  Due from affiliates.............................................      776,253              --
  Prepaid assets..................................................      513,954         266,690
                                                                    -----------     -----------
          Total current assets....................................    5,455,389       4,726,513
Power production facility, less accumulated depreciation of
  $5,430,948 and $4,339,447, respectively.........................   26,636,147      27,711,561
Project development rights, less accumulated amortization of
  $330,417 and $265,417, respectively.............................    1,619,583       1,684,583
Deferred costs, less accumulated amortization of $1,410,676 and
  $1,148,992, respectively........................................      580,706         842,390
                                                                    -----------     -----------
          Total assets............................................  $34,291,825     $34,965,047
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDER'S DEFICIENCY
Current liabilities
  Accounts payable and accrued liabilities........................  $ 1,785,800     $   882,746
  Due to affiliates...............................................           --         634,451
  Accrued interest payable........................................       13,972         131,200
  Note payable....................................................      600,000         600,000
  Liability for major maintenance.................................           --         969,996
                                                                    -----------     -----------
          Total current liabilities...............................    2,399,772       3,218,393
Note payable......................................................   31,600,000      32,200,000
Liability for major maintenance...................................    1,737,908       1,273,328
Deferred income taxes.............................................    6,368,319       5,764,303
                                                                    -----------     -----------
          Total liabilities.......................................   42,105,999      42,456,024
                                                                    -----------     -----------
Shareholder's deficiency
  Common stock $1 par value, authorized, issued and outstanding --
     1,000 shares.................................................        1,000           1,000
  Capital in excess of par value..................................    1,199,000       1,199,000
  Deficit.........................................................     (395,931)     (1,290,977)
                                                                    -----------     -----------
                                                                        804,069         (90,977)
  Advances to affiliates..........................................   (8,618,243)     (7,400,000)
                                                                    -----------     -----------
          Total shareholder's deficiency..........................   (7,814,174)     (7,490,977)
                                                                    -----------     -----------
          Total liabilities and shareholder's deficiency..........  $34,291,825     $34,965,047
                                                                    ===========     ===========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
Revenues
  Power sales.....................................................  $18,495,832     $19,223,155
  Steam sales.....................................................       61,780          62,496
  Interest income.................................................      155,715          68,247
                                                                    -----------     -----------
                                                                     18,713,327      19,353,898
                                                                    -----------     -----------
Expenses
  Operating costs.................................................   13,961,525      12,620,397
  Depreciation and amortization...................................    1,418,185       1,436,668
  Interest expense................................................    1,773,839       1,702,354
                                                                    -----------     -----------
                                                                     17,153,549      15,759,419
                                                                    -----------     -----------
Income before income taxes........................................    1,559,778       3,594,479
Income tax provision..............................................     (664,732)     (1,616,815)
                                                                    -----------     -----------
Income before cumulative effect of change in accounting
  principle.......................................................      895,046       1,977,664
Cumulative effect of change in accounting for income taxes........           --      (2,773,609)
                                                                    -----------     -----------
Net income (loss).................................................  $   895,046     $  (795,945)
                                                                    ===========     ===========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIENCY
                (FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993)

                                          CAPITAL IN
                               COMMON     EXCESS OF                      ADVANCES TO
                               STOCK      PAR VALUE        DEFICIT       AFFILIATES         TOTAL
                               ------     ----------     -----------     -----------     -----------
Balance December 31, 1992....  $1,000     $1,199,000     $  (495,032)    $(3,600,000)    $(2,895,032)
Net loss.....................     --              --        (795,945)             --        (795,945)
Advance to affiliates........     --              --              --      (3,800,000)     (3,800,000)
                               ------     ----------     -----------     -----------     -----------
Balance December 31, 1993....  1,000       1,199,000      (1,290,977)     (7,400,000)     (7,490,977)
Net income...................     --              --         895,046              --         895,046
Advance to affiliates........     --              --              --      (1,218,243)     (1,218,243)
                               ------     ----------     -----------     -----------     -----------
Balance, December 31, 1994...  $1,000     $1,199,000     $  (395,931)    $(8,618,243)    $(7,814,174)
                               ======      =========      ==========      ==========      ==========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
Cash flows from operating expenses
  Net income (loss)...............................................  $   895,046     $  (795,945)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
     Depreciation and amortization................................    1,418,185       1,436,668
     Provision for major maintenance..............................      331,134         818,329
     Payments for major maintenance...............................     (836,550)             --
     Provision for doubtful accounts..............................           --         200,000
     Cumulative effect of change in accounting principle..........           --       2,773,609
     Deferred income tax provision................................      604,016       1,364,083
     Changes in operating assets and liabilities
       Accounts receivable........................................     (108,595)         41,995
       Due from affiliates........................................   (1,410,704)       (112,443)
       Accounts payable and accrued liabilities...................      903,054      (1,184,769)
       Prepaid assets.............................................     (247,264)        (19,510)
       Accrued interest payable...................................     (117,228)        (20,866)
                                                                    -----------     -----------
  Net cash provided by operating activities.......................    1,431,094       4,501,151
                                                                    -----------     -----------
Cash flows used in investing activities
  Investment in power production facility.........................      (16,088)        (21,968)
                                                                    -----------     -----------
Cash flows used in financing activities
  Repayment of financing..........................................     (600,000)       (600,000)
  Advances to affiliates..........................................   (1,218,243)     (3,800,000)
                                                                    -----------     -----------
  Net cash used in financing activities...........................   (1,818,243)     (4,400,000)
                                                                    -----------     -----------
Net increase (decrease) in cash and equivalents...................     (403,237)         79,183
Cash and equivalents -- beginning of period.......................    2,491,825       2,412,642
                                                                    -----------     -----------
Cash and equivalents -- end of period.............................  $ 2,088,588     $ 2,491,825
                                                                    ===========     ===========

          See Accompanying Notes to Consolidated Financial Statements

                        LFC NO. 60 CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND THE PROJECT

     LFC No. 60 Corp., a Delaware corporation, is a wholly-owned subsidiary of Radnor Energy Partners, L.P. ("L.P."). L.P. is, in turn, a majority-owned subsidiary of LFC Financial Corp ("Financial"). LFC No. 60 Corp. owns 100% of the Greenleaf Unit Two Associates, Inc. ("GUTA"). The consolidated financial statements include the accounts of LFC No. 60 Corp. and GUTA (the "Company") after elimination of all material intercompany balances and transactions.

     GUTA is a California corporation which owns and operates a 49.5 megawatt natural gas fired cogeneration plant located in Yuba City, California (the "Project"). The facility, which was completed in December 1989, produces electrical power which it sells to Pacific Gas and Electric Company ("PG&E") pursuant to a power purchase agreement that provides for electricity and capacity payments over a thirty year period. The steam produced by the Project is sold to Sunsweet Growers, Inc. under a long-term steam purchase agreement. Operations and maintenance of the Project is performed by Stockmar Energy Inc., which does business as LFC Power Systems Corporation ("Power Systems"), an affiliate. Power Systems is a wholly-owned subsidiary of LFC Energy Corporation ("Energy"), which, in turn, is a majority-owned subsidiary of Financial.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Power Production Facility -- The power production facility, which was constructed by Power Systems, includes the cogeneration plant and the related equipment and is stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated useful life of the Project of thirty years. Upon disposition, the cost and related accumulated depreciation of equipment is removed from the accounts and the resulting gain (loss) is included in gains (losses) on equipment sales for the period.

     Project Development Rights -- The Project development rights include all of the essential contracts, agreements, permits, licenses and other agreements which were required to construct and operate the Project as well as the preliminary design of the Project, the power purchase agreement, the FERC certification and other contracts and agreements. These Project development rights are being amortized by the Company over a thirty-year period.

     Deferred Costs -- Deferred costs include lender, legal, and other professional fees incurred in connection with the acquisition and construction of the Project and pre-operating expenses which were capitalized. Capitalized fees are amortized over their estimated useful lives and pre-operating expenses are amortized over sixty months.

     Major Maintenance -- Major maintenance costs are accrued ratably over the scheduled maintenance period and are included in operating costs. Costs anticipated to be incurred within the next twelve months are classified as a current liability.

     Income Taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 -- "Accounting For Income Taxes" ("SFAS 109"). SFAS109 requires the recognition of deferred income tax liabilities and assets for the future tax consequences of transactions that have been recognized for financial reporting or income tax purposes and includes a requirement for adjustment of deferred tax balances for tax rate changes. The Company joins with L.P. and affiliated companies in the filing of a consolidated U.S. federal income tax return. The Company's policy is to provide for federal and state income taxes on a separate return basis. In addition, the Company has a tax sharing arrangement with L.P. that provides to the extent that net operating loss or investment tax credit carryforwards are not utilized by the Company on a separate return basis, but are utilized in the consolidated tax return of L.P., the Company will receive a portion of these tax benefits. These payments will be classified as capital in excess of par value.

                        LFC NO. 60 CORP. AND SUBSIDIARY

     Statements of Cash Flows -- The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents for purposes of the statement of cash flows. Net cash provided by operating activities includes cash payments for interest of $1,891,067 and $1,723,220 in 1994 and 1993, respectively.

NOTE 3 -- NOTE PAYABLE

     The Company's note payable is payable pursuant to a credit agreement with the New York branch of Credit Suisse ("Credit Suisse") and is collateralized by substantially all of the Company's assets. The credit agreement contains certain restrictive covenants including the maintenance of certain debt service coverage ratios, working capital requirements, and limitations on distributions. In addition, all cash and equivalents are maintained in accounts at Credit Suisse. The note bears interest at variable or fixed rates at the option of the Company. The effective interest rate on the note was 7.81% at December 31, 1994. The note is being repaid in quarterly payments through 2005.

     The required principal payments by year are as follows:

             1995.......................................................  $   600,000
             1996.......................................................      600,000
             1997.......................................................      600,000
             1998.......................................................    2,000,000
             1999.......................................................    2,500,000
             Thereafter.................................................   25,900,000
                                                                          -----------
                  Total.................................................  $32,200,000
                                                                          ===========

NOTE 4 -- INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS 109, which requires the liability method of accounting for income taxes. The cumulative effect of the change in method of accounting for income taxes of $2,773,609 was reported in the 1993 statement of operations and as an increase in the net deferred tax liability at January 1, 1993.

     The income tax provision is comprised of the following:

                                                                     1994          1993
                                                                   --------     ----------
    Deferred
      Federal....................................................  $490,009     $1,293,236
      State......................................................   114,007         70,847
    Current -- State.............................................    60,716        252,732
                                                                   --------     ----------
              Total..............................................  $664,732     $1,616,815
                                                                   ========     ==========

     The provision for income taxes as a percentage of income before income taxes can be reconciled to the federal statutory rate as follows:

                                                                             1994     1993
                                                                             ----     ----
    Federal statutory tax rate.............................................   34%      34%
    State Tax..............................................................    8%       6%
    Other..................................................................    1%       5%
                                                                              --       --
      Provision for income taxes...........................................   43%      45%
                                                                              ==       ==

                        LFC NO. 60 CORP. AND SUBSIDIARY

     The net deferred tax liability (determined in accordance with SFAS109) consists of:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1994           1993
                                                                  ----------     ----------
    Deferred tax liabilities:
      Accumulated depreciation..................................  $9,123,465     $8,509,818
                                                                  ----------     ----------
    Deferred tax assets:
      Liability for major maintenance...........................     713,324        922,858
      Investment tax credit carryforward........................   1,333,448      1,333,448
      Net operating loss carryforward...........................     708,374        418,977
      Other.....................................................          --         70,232
                                                                  ----------     ----------
                                                                   2,755,146      2,745,515
                                                                  ----------     ----------
    Net deferred tax liability..................................  $6,368,319     $5,764,303
                                                                  ==========     ==========

     As of December 31, 1994, the Company had a tax net operating loss carry forward determined on a separate company basis of $2,023,928 which expires in 2007 through 2009. As of December 31, 1994, the Company had ITC carryforwards determined on a separate company basis of $1,333,448 which expire in 2004.

NOTE 5 -- RELATED PARTIES AND OPERATING COSTS

     The Company incurred operating costs of $1,610,780 and $2,330,001 through Power Systems in 1994 and 1993, respectively. The Company's 1994 and 1993 operating costs include $1,088,550 and $1,421,558, respectively, for the purchase of natural gas from affiliates. Affiliates provided gathering, transportation and fuel management services at a cost of $2,181,758 and $400,000 in 1994 and 1993, respectively. The Company incurred $1,307,465 and $104,106 in 1994 and 1993, respectively, for management services provided by L.P.

NOTE 6 -- SUBSEQUENT EVENT

     On March 30, 1995, Financial entered into a stock purchase agreement to sell the stock of the Company and certain affiliates to Calpine Corporation. The transaction is scheduled to close by April 28, 1995. No effect of the proposed sale has been recognized in the accompanying financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the General Partner of
  BAF Energy, A California Limited Partnership:

     We have audited the accompanying balance sheets of BAF Energy, A California Limited Partnership, as of October 31, 1995 and 1994, and the related statements of income, partners' equity and cash flows for each of the three years ended October 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BAF Energy, A California Limited Partnership, as of October 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years ended October 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective November 1, 1994, the Company changed its method of accounting for investments.

     As discussed in Note 8 to the financial statements, subsequent to October 31, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of its property, plant and equipment and assign all related contracts to a third party.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
December 6, 1995

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                           OCTOBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  3,757,921     $  5,363,057
  Available for sale securities.................................     1,919,184               --
  Restricted available-for-sale securities......................     7,241,305       12,332,244
  Accounts receivable -- trade..................................    10,916,919        5,277,413
  Supplies inventory............................................     2,153,129        2,060,935
  Prepaid insurance.............................................       288,383          251,375
                                                                  ------------     ------------
          Total current assets..................................    26,276,841       25,285,024
                                                                  ------------     ------------
Property, plant and equipment...................................   100,258,434      100,210,960
  Accumulated depreciation and amortization.....................   (24,387,912)     (20,854,389)
                                                                  ------------     ------------
                                                                    75,870,522       79,356,571
                                                                  ------------     ------------
          Total assets..........................................  $102,147,363     $104,641,595
                                                                  ============     ============
LIABILITIES AND PARTNERS' EQUITY
Current liabilities
  Accounts payable..............................................  $  1,598,177     $  2,824,110
  Interest payable..............................................     1,309,566        1,396,495
  Payable to affiliate..........................................       166,569          615,881
  Current portion of long-term liabilities......................     5,444,386        5,283,785
                                                                  ------------     ------------
          Total current liabilities.............................     8,518,698       10,120,271
                                                                  ------------     ------------
Long-term liabilities...........................................    66,804,704       71,157,714
                                                                  ------------     ------------
Commitments and contingencies (Note 6)
Partners' equity:
  Contributed equity............................................     9,901,600        9,901,600
  Undistributed earnings........................................    16,922,361       13,462,010
                                                                  ------------     ------------
          Total partners' equity................................    26,823,961       23,363,610
                                                                  ------------     ------------
          Total liabilities and partners' equity................  $102,147,363     $104,641,595
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Operating Revenues..................................  $43,835,619     $47,955,622     $49,738,504
Operating Expenses:
  Fuel..............................................    9,193,490      14,079,684      16,449,118
  Depreciation and amortization.....................    3,578,572       3,575,442       3,576,710
  Labor, supplies and other.........................    6,614,543       6,959,891       6,343,755
                                                      -----------     -----------     -----------
          Total operating expenses..................   19,386,605      24,615,017      26,369,583
                                                      -----------     -----------     -----------
          Operating income..........................   24,449,014      23,340,605      23,368,921
                                                      -----------     -----------     -----------
Other Income and Expense:
  Interest income and other.........................      955,299         477,666         448,961
  General and administrative........................     (773,610)       (784,401)       (653,373)
  Interest expense..................................   (8,165,273)     (8,654,453)     (9,091,695)
                                                      -----------     -----------     -----------
          Total other income and expense............   (7,983,584)     (8,961,188)     (9,296,107)
                                                      -----------     -----------     -----------
Partnership Income..................................  $16,465,430     $14,379,417     $14,072,814
                                                      ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         STATEMENTS OF PARTNERS' EQUITY
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                      GENERAL     LIMITED                     UNREALIZED       TOTAL
                                     PARTNERS'   PARTNERS'    UNDISTRIBUTED    LOSSES ON     PARTNERS'
                                      EQUITY       EQUITY       EARNINGS      SECURITIES       EQUITY
                                     ---------   ----------   -------------   -----------   ------------
Balance, October 31, 1992..........    $ 100     $9,901,500   $  13,509,779   $        --   $ 23,411,379
  Net income.......................       --             --      14,072,814            --     14,072,814
  Cash distributions...............       --             --     (15,000,000)           --    (15,000,000)
                                        ----     ----------    ------------       -------           ----
Balance, October 31, 1993..........      100      9,901,500      12,582,593            --     22,484,193
  Net income.......................       --             --      14,379,417            --     14,379,417
  Cash distributions...............       --             --     (13,500,000)           --    (13,500,000)
                                        ----     ----------    ------------       -------           ----
Balance, October 31, 1994..........      100      9,901,500      13,462,010            --     23,363,610
  Net income.......................       --             --      16,465,430            --     16,465,430
  Cash distributions...............       --             --     (13,000,000)           --    (13,000,000)
  Change in unrealized losses on
     available-for-sale
     securities....................       --             --              --        (5,079)        (5,079)
                                        ----     ----------    ------------       -------           ----
Balance, October 31, 1995..........    $ 100     $9,901,500   $  16,927,440   $    (5,079)  $ 26,823,961
                                        ====     ==========    ============       =======           ====

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                                       1995             1994             1993
                                                   ------------     ------------     ------------
Cash flows from operating activities:
  Partnership income.............................  $ 16,465,430     $ 14,379,417     $ 14,072,814
  Adjustments to reconcile partnership income to
     net cash provided from operating
     activities --
       Depreciation and amortization.............     3,578,572        3,575,442        3,576,710
       Realized (gains) losses on sales of
          available-for-sale securities, net.....          (465)          10,189          (22,701)
       Change in operating assets &
          liabilities --
          Accounts receivable -- trade...........    (5,639,506)       7,560,768       (6,403,581)
          Supplies inventory.....................       (92,194)        (301,309)         (11,406)
          Prepaid insurance......................       (37,008)         (69,663)           4,270
          Accounts payable.......................    (1,225,933)      (1,375,739)       1,516,130
          Interest payable.......................       (86,929)         (77,740)         (69,540)
          Payable to affiliate...................      (449,312)         463,194       (1,130,695)
          Other, net.............................       (45,049)              --               --
                                                     ----------       ----------       ----------
            Net cash provided by operating
               activities........................    12,467,606       24,164,559       11,532,001
                                                     ----------       ----------       ----------
Cash flows from investing activities:
  Purchases of available-for-sale securities.....   (34,628,300)     (25,334,642)     (16,319,709)
  Proceeds from sales and maturities of
     available-for-sale securities...............    37,795,441       20,232,824       20,074,603
  Additions to property, plant and equipment,
     net.........................................       (47,474)         (21,066)        (131,924)
                                                     ----------       ----------       ----------
            Net cash provided by (used in)
               investing activities..............     3,119,667       (5,122,884)       3,622,970
                                                     ----------       ----------       ----------
Cash flows from financing activities:
  Reductions of long-term liabilities, net.......    (4,192,409)      (3,587,576)      (3,250,397)
  Cash distributions to partners.................   (13,000,000)     (13,500,000)     (15,000,000)
                                                     ----------       ----------       ----------
            Net cash used in financing
               activities........................   (17,192,409)     (17,087,576)     (18,250,397)
                                                     ----------       ----------       ----------
Net (decrease) increase in cash and cash
  equivalents....................................    (1,605,136)       1,954,099       (3,095,426)
Cash and cash equivalents, beginning of year.....     5,363,057        3,408,958        6,504,384
                                                     ----------       ----------       ----------
Cash and cash equivalents, end of year...........  $  3,757,921     $  5,363,057     $  3,408,958
                                                     ==========       ==========       ==========
Supplemental disclosure of noncash investing and
  financing activities
  Unrealized holding losses, net, on
     available-for-sale securities, recorded as
     additions to undistributed earnings.........  $     (5,079)    $         --     $         --

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization

     Basic American, Inc. (BAI) formed BAF Energy, A California Limited Partnership (BAF Energy or the Partnership) on March 25, 1986, for the purpose of developing, constructing and operating a cogeneration facility. The term of the Partnership is through December 2020 unless terminated earlier in accordance with the Partnership Agreement. The facility produces and sells electricity and steam. On December 6, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of the Partnership's property, plant and equipment and to assign all related contracts. The third party lessee will operate the cogeneration facility through April, 2019 (see Note 8).

     BAF Energy, Inc. (BEI) is the general partner of the Partnership and has an ownership interest of 1 percent. BEI is a wholly owned subsidiary of Basic Vegetable Products, Inc. (BVP). BVP is a wholly owned subsidiary of BAI. As of October 31, 1995, BAI also owned approximately 51 percent of the Limited Partnership units of BAF Energy then outstanding.

     Distributions and profit and loss are allocated 99 percent to the limited partners, based on their proportionate share of limited partnership units, and 1 percent to the general partner.

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1993 financial statements to be consistent with the current year presentation.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on deposit with banks, money market funds, and commercial paper. Cash paid for interest during the years ended October 31, 1995, 1994 and 1993 was $8,252,202, $8,732,052 and $9,161,241, respectively.

  Available-for-Sale Securities

     Effective November 1, 1994, the Partnership adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). The Partnership has classified its investments as available-for-sale securities and as restricted available-for-sale securities and has recorded all securities holdings at fair value. Unrealized gains and losses are reported as a separate component of partners' equity until realized.

     Premiums and discounts are amortized over the life of the related security as an adjustment to interest income using the effective interest method. Interest income is recognized when earned. Realized gains and losses on securities transactions are included in net income and are derived using the specific identification method for determining the cost of securities sold.

     Prior to the November 1, 1994 adoption of SFAS 115, the Partnership's short-term investments were included in cash and short-term investments and were valued at the lower of aggregate cost or market. Such securities have been reclassified as available-for-sale securities to conform with SFAS 115 presentation requirements.

     The effect of adopting SFAS 115 was to recognize net unrealized holding losses of $32,599 as a decrease in partners' equity as of November 1, 1994. At October 31, 1995, net unrealized holding losses were $5,079.

     Restricted securities are required under the term loans described in Note
4.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment are computed on a straight-line method principally over the following estimated useful lives:

                                                                               YEARS
                                                                              --------
        Buildings and improvements..........................................     30
        Machinery and equipment.............................................  5 to 30

  Major Maintenance Accruals

     The Partnership accrues for the estimated future costs of major overhauls and equipment replacement based upon engineering studies.

  Income Taxes

     Federal and state income tax regulations provide that no income taxes are levied on a partnership. Instead, each partners' share of partnership profit or loss is reported on his or her separate income tax return. Accordingly, no partnership income taxes are provided for in the accompanying financial statements.

(2) AVAILABLE-FOR-SALE SECURITIES

     As of October 31, 1995, the amortized cost and estimated fair values of the Partnership's investments in tax-exempt municipal securities are summarized as follows:

                                                                RESTRICTED
                                                 AVAILABLE-     AVAILABLE-
                                                  FOR-SALE       FOR-SALE
                                                 SECURITIES     SECURITIES       TOTAL
                                                 ----------     ----------     ----------
        Amortized cost.........................  $1,919,184     $7,246,384     $9,165,568
        Gross unrealized losses................          --         (5,079)        (5,079)
                                                 ----------     ----------     ----------
        Estimated fair value...................  $1,919,184     $7,241,305     $9,160,489
                                                 ==========     ==========     ==========

     The amortized cost and estimated fair value of tax-exempt municipal securities by contractual maturity are shown below.

                                                              AMORTIZED      ESTIMATED
               DUE IN FISCAL YEAR ENDING OCTOBER 31,             COST        FAIR VALUE
        ----------------------------------------------------  ----------     ----------
        1996................................................  $2,137,292     $2,134,000
        1997-2000...........................................   7,028,276      7,026,489
                                                              ----------     ----------
                  Total.....................................  $9,165,568     $9,160,489
                                                              ==========     ==========

     Proceeds from sales of investments for the year ended October 31, 1995 are as follow:

        Gross proceeds..................................................  $26,099,037
        Gross gains.....................................................  $     4,404
        Gross losses....................................................  $     3,939

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment and accumulated depreciation and amortization consist of:

                                                                  1995             1994
                                                              ------------     ------------
    Cost
      Buildings and improvements............................  $  1,410,873     $  1,313,304
      Machinery and equipment...............................    98,847,561       98,897,656
                                                              ------------     ------------
                                                               100,258,434      100,210,960
    Accumulated depreciation and amortization...............   (24,387,912)     (20,854,389)
                                                              ------------     ------------
                                                              $ 75,870,522     $ 79,356,571
                                                              ============     ============

     On December 6, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of the Partnership's property, plant and equipment (see Note 8).

(4) LONG-TERM LIABILITIES

     Long-term liabilities are summarized as follows:

                                                                   1995            1994
                                                                -----------     -----------
    Term loan at 10.88%, due in equal installments through
      March 2004, non-recourse to the Partnership, secured by
      the facility and associated contracts...................  $60,514,066     $64,678,085
    Term loan at 15.65%, due in equal installments through
      March 2004, with recourse to BEI, secured by the
      facility and associated contracts.......................    8,137,159       8,575,025
    Major maintenance accruals................................    3,597,865       3,188,389
                                                                -----------     -----------
                                                                 72,249,090      76,441,499
    Less -- Current maturities................................    5,444,386       5,283,785
                                                                -----------     -----------
                                                                $66,804,704     $71,157,714
                                                                ===========     ===========

  Annual Maturities,

     Annual maturities of long-term liabilities at October 31, 1995 are summarized as follows:

                            YEAR ENDING OCTOBER 31,                         AMOUNT
        ----------------------------------------------------------------  -----------
        1996............................................................  $ 5,444,386
        1997............................................................    6,121,107
        1998............................................................    6,716,700
        1999............................................................    7,224,887
        2000............................................................   10,541,918
        Thereafter......................................................   36,200,092
                                                                          -----------
                                                                          $72,249,090
                                                                          ===========

(5) RELATED PARTY TRANSACTIONS

     The Partnership Agreement requires that the Partnership pay BEI a monthly administrative fee. This fee amounted to $146,596, $139,613 and $132,966 for the years ended October 31, 1995, 1994 and 1993, respectively.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership has entered into a ground lease with a remaining term of 23 years with BAI for the land on which the facility is located. The lease includes options to extend the lease term up to an additional 30 years. Rent was $146,572, $139,593 and $132,946 for the years ended October 31, 1995, 1994 and
1993, respectively. Rents will escalate at the rate of 5% each year. In fiscal 1996, this lease will be assigned to a third party lessee pursuant to a letter agreement discussed at Note 8.

     The Partnership negotiated a steam sales contract with a remaining term of 23 years with Basic Vegetable Products, LP (BVP, LP). The General Partner of BVP, LP is BVP. Under the contract, the Partnership supplies steam to BVP, LP's King City, California food processing plant. Revenues recorded under the contract totaled $669,341, $840,959 and $1,068,141 in 1995, 1994 and 1993,
respectively. In fiscal 1996, this contract will also be assigned (see Note 8).

(6) COMMITMENTS AND CONTINGENCIES

  Facilities

     The Partnership executed an Operations and Maintenance (O & M) Agreement with Bechtel North American Power Corporation (Bechtel) in which Bechtel is required to operate and maintain the facility for a term of five years from May 1989. The Partnership reimburses Bechtel for all costs incurred in the performance of the service. O & M expenses paid totaled $3,665,168, $3,884,943 and $4,556,321 in 1995, 1994 and 1993, respectively, including a payment of base fees of $275,000, $387,456 and $500,000 per year, respectively, and a payment of earned fees of $380,000, $306,803 and $902,430 per year, respectively. The agreement also provided for a "high performance" bonus fee dependent on meeting certain performance standards. In April 1994, the O & M Agreement was renegotiated and extended through October 1998. The renegotiated terms include payment of base fees of $275,000 and elimination of the high performance bonus fee. The bonus paid in 1994 and 1995 totaled $3,107 and $175,327, respectively. In connection with the anticipated transaction described at Note 8, the Partnership will sever its O & M Agreement with Bechtel. The severance payment will be made with funds directly contributed by the third party lessee.

  Financing

     Calcorp Group, Inc. (CGI), a limited partner, has a put option to sell its 23 percent investment in the Partnership back to the Partnership at fair market value in certain circumstances. The put is subject to a subordination agreement with the Partnership's lenders. CGI has entered into a technical support agreement with the Partnership, wherein CGI is reimbursed for services rendered based upon time and expenses incurred.

(7) REVENUE RECOGNITION

     BEI has an exclusive Power Purchase Agreement with Pacific Gas and Electric (PG&E) under which PG&E pays capacity payments, as defined in the agreement, and purchases all available energy, except for amounts sold to BVP, LP (see Note 5). The Partnership receives substantially all of its capacity payments from PG&E during May through October, and receives payment for energy sales to PG&E during May through January. In fiscal 1996, this agreement will be assigned to a third party lessee pursuant to a letter agreement discussed at Note 8.

(8) SIGNIFICANT LEASE TRANSACTION

     On December 6, 1995, BAF Energy signed a letter agreement with a third party to enter into a 23-year lease of the cogeneration property, plant and equipment and to assign all related contracts. Under the terms of the lease, the lessee will assume all rights and responsibilities related to the ground lease (see Note 5), the BVP, LP steam sales contract (see Note 5), and the PG&E Power Purchase Agreement (see Note 7). BAF Energy expects to sign the lease in early 1996.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEETS

                                                                                   OCTOBER 31,
                                                                                      1995
                                                                  JANUARY 31,     -------------
                                                                     1996
                                                                  -----------
                                                                  (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.....................................  $ 2,211,511     $   3,757,921
  Available for sale securities.................................           --         1,919,184
  Restricted available-for-sale securities......................   10,953,152         7,241,305
  Accounts receivable -- trade..................................    2,703,251        10,916,919
  Supplies inventory............................................    2,128,361         2,153,129
  Prepaid insurance.............................................      144,633           288,383
                                                                  ------------     ------------
          Total current assets..................................   18,140,908        26,276,841
                                                                  ------------     ------------
Property, Plant and Equipment...................................  100,258,434       100,258,434
  Accumulated depreciation and amortization.....................  (25,280,413)      (24,387,912)
                                                                  ------------     ------------
                                                                   74,978,021        75,870,522
                                                                  ------------     ------------
                                                                  $93,118,929     $ 102,147,363
                                                                  ============     ============
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
  Accounts payable..............................................  $   811,919     $   1,598,177
  Interest payable..............................................    3,273,915         1,309,566
  Payable to affiliate..........................................       38,428           166,569
  Current portion of long-term liabilities......................    5,546,361         5,444,386
                                                                  ------------     ------------
          Total current liabilities.............................    9,670,623         8,518,698
                                                                  ------------     ------------
Long-Term Liabilities...........................................   66,702,729        66,804,704
                                                                  ------------     ------------
Commitments and Contingencies...................................           --                --
Partners' Equity:
  Contributed equity............................................    9,901,600         9,901,600
  Undistributed earnings........................................    6,843,977        16,922,361
                                                                  ------------     ------------
          Total partners' equity................................   16,745,577        26,823,961
                                                                  ------------     ------------
                                                                  $93,118,929     $ 102,147,363
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            JANUARY 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
OPERATING REVENUES................................................  $ 4,957,368     $ 7,941,577
OPERATING EXPENSES:
  Fuel............................................................    1,479,116       3,408,912
  Depreciation and amortization...................................      892,500       1,072,028
  Labor, supplies and other.......................................    1,066,580       1,431,321
                                                                    -----------     -----------
          Total operating expenses................................    3,438,196       5,912,261
                                                                    -----------     -----------
            Operating income......................................    1,519,172       2,029,316
                                                                    -----------     -----------
OTHER INCOME AND EXPENSE:
  Interest income and other.......................................      154,073         130,313
  General and administrative......................................     (290,763)       (201,340)
  Interest expense................................................   (1,965,945)     (2,094,761)
                                                                    -----------     -----------
          Total other income and expense..........................   (2,102,635)     (2,165,788)
                                                                    -----------     -----------
PARTNERSHIP LOSS..................................................  $  (583,463)    $  (136,472)
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                                           JANUARY 31,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------     ------------
Net Cash Provided by Operating Activities.......................  $  9,779,417     $  2,298,789
                                                                  ------------     ------------
Cash Flows from Investing Activities:
  Purchases of available-for-sale securities....................   (25,170,795)     (12,290,102)
  Proceeds from sales and redemptions of available-for-sale
     securities.................................................    23,344,968       12,841,335
  Additions to property, plant and equipment, net...............            --          (20,189)
                                                                  ------------     ------------
          Net cash (used in) provided by investing activities...    (1,825,827)         531,044
                                                                  ------------     ------------
Cash Flows From Financing Activities:
  Increase in long-term liabilities, net........................            --          307,110
  Cash distributions to partners................................    (9,500,000)      (8,500,000)
                                                                  ------------     ------------
          Net cash used in financing activities.................    (9,500,000)      (8,192,890)
                                                                  ------------     ------------
Net Decrease in Cash and Cash Equivalents.......................    (1,546,410)      (5,363,057)
Cash and Cash Equivalents, beginning of period..................     3,757,921        5,363,057
                                                                  ------------     ------------
Cash and Cash Equivalents, end of period........................  $  2,211,511     $         --
                                                                  ============     ============
Supplementary Information:
  Unrealized holding gains/losses, net, on available-for-sale securities, recorded as additions to undistributed
     earnings...................................................  $      5,079     $         --
  Cash paid during the period for interest......................  $         --     $         --

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                JANUARY 31, 1996
                                  (UNAUDITED)

(1) GENERAL

  Organization

     BAF Energy, A California Limited Partnership (BAF Energy or the Partnership) was founded in 1986 and is engaged in the development, construction and operation of a cogeneration facility. The term of the Partnership is through December 2020 unless terminated earlier in accordance with the Partnership Agreement. The facility produces and sells electricity and steam.

     BAF Energy, Inc. (BEI) is the general partner of the Partnership and has an ownership interest of 1 percent. BEI is a wholly owned subsidiary of Basic Vegetable Products, Inc. (BVP). BVP is a wholly owned subsidiary of Basic American, Inc. (BAI). As of January 31, 1996, BAI also owned approximately 51 percent of the limited partnership units of BAF Energy then outstanding.

     Distributions and profit and loss are allocated 99 percent to the limited partners, based on their proportionate share of limited partnership units, and 1 percent to the general partner.

  Basis of Interim Presentation

     The accompanying interim condensed financial statements of the Partnership have been prepared by the Partnership, without audit by independent public accountants, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the condensed consolidated financial statements include all normal recurring adjustments necessary to present fairly the information required to be set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, should be read in conjunction with the audited financial statements of the Partnership for the year ended October 31, 1995. Consistent with the operating schedule of the cogeneration facility, the Partnership receives a majority of its operating revenue between May and September. Therefore, the results of operations for the three months ended January 31, 1996 and 1995 are not indicative of the results for the entire year.

(2) RELATED PARTY TRANSACTIONS

     The Partnership Agreement requires that the Partnership pay BEI a monthly administrative fee. This fee amounted to $37,558 and $35,770 for the quarters ended January 31, 1996 and 1995, respectively.

     The Partnership has entered into a ground lease with BAI for the land on which the facility is located. Rent was $37,554 and $35,764 for the quarters ended January 31, 1996 and 1995, respectively.

     The Partnership negotiated a steam sales contract with Basic Vegetable Products, LP (BVP, LP). The General Partner of BVP, LP is BVP. Under the contract, the Partnership supplies steam to BVP, LP's food processing plant. Revenues recorded under the contract totaled $38,333 and $55,788 for the quarters ended January 31, 1996 and 1995, respectively.

(3) PARTNERS' EQUITY:

     The Partnership made distributions of $9,500,000 and $8,500,000 for the quarters ended January 31, 1996 and 1995, respectively.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 31, 1996
                                  (UNAUDITED)

(4) SIGNIFICANT LEASE TRANSACTION:

     In April 1996, the Partnership signed an agreement with a third party to enter into a 23-year lease of the cogeneration property, plant and equipment and to assign all related contracts. Under the terms of the lease, the lessee will assume all rights and responsibilities related to the ground lease with BAI (see
Note 2), the BVP, LP steam sales contract (see Note 2) and a Pacific Gas & Electric (PG&E) Power Purchase Agreement. The ground lease has a remaining term of 23 years with BAI for the land on which the facility is located. This lease includes options to extend the lease term up to an additional 30 years. The BVP, LP steam sales contract has a remaining term of 23 years. The PG&E Power Purchase Agreement states that PG&E pays capacity payments, as defined in the agreement, and purchases all available energy, except for amounts sold to BVP, LP.

- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected Consolidated Financial
  Data................................   20
Pro Forma Consolidated Financial
  Data................................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   29
Business..............................   38
Management............................   70
Certain Transactions..................   77
Principal and Selling Stockholders....   78
Description of Capital Stock..........   79
Shares Eligible for Future Sale.......   81
Certain United States Tax Consequences
  to Non-U.S. Holders.................   82
Underwriting..........................   85
Notice to Canadian Residents..........   87
Legal Matters.........................   88
Experts...............................   88
Additional Information................   89
Consolidated Financial Statements.....  F-1

                               ------------------

     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------

- ------------------------------------------------------

                                      LOGO

                               18,045,000 Shares

                                  Common Stock

                                   PROSPECTUS

                                CS First Boston
                              Morgan Stanley & Co.
                      Incorporated

                            PaineWebber Incorporated

                              Salomon Brothers Inc

             ------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                              ALTERNATE PAGE A-1
                   SUBJECT TO COMPLETION, DATED JULY 3, 1996
                               18,045,000 Shares

                              Calpine Corporation
                                  Common Stock
                                 (no par value)
                               ------------------

Of the shares of Common Stock, no par value ("Common Stock"), of Calpine Corporation (the "Company" or "Calpine") offered hereby, 5,477,820 shares are being sold by the Company and 12,567,180 shares are being sold by the Selling Stockholder named herein under "Principal and Selling Stockholders." Of the 18,045,000 shares of Common Stock being offered,
    3,609,000 shares are initially being offered outside the United States and Canada (the "International Shares") by the Managers (the "International Offering") and 14,436,000 shares are initially being concurrently offered in the United States and Canada (the "U.S.
       Shares") by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Common Stock
        Offering"). The offering price and underwriting discounts and commissions of the International Offering and the U.S. Offering are identical.

Prior to the Common Stock Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $18.00 and $21.00 per share. For information relating to the factors considered in determining the initial public offering price to the public, see "Underwriting."

Application has been made to list the Common Stock on the New York Stock
                        Exchange under the symbol "CPN."
                               ------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
                                 AN INVESTMENT
      IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREIN.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL
                      OFFENSE.

                                                         Underwriting                    Proceeds to
                                           Price to     Discounts and    Proceeds to       Selling
                                            Public       Commissions      Calpine(1)     Stockholder
                                       ----------------------------------------------------------------
Per Share..............................        $              $               $               $
Total(2)...............................        $              $               $               $

(1) Before deduction of expenses payable by Calpine, estimated at $809,000.

(2) The Company has granted the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 2,706,750 additional shares to cover over-allotments of shares. If the option is exercised in full, the total
    Price to Public will be $          , Underwriting Discounts and Commissions
    will be $          , Proceeds to Calpine will be $          and Proceeds to
    Selling Stockholder will be $          .

  The International Shares are offered by the several Managers when, as and if delivered to and accepted by the Managers and subject to their right to reject orders in whole or in part. It is expected that the International Shares will be
ready for delivery on or about               , 1996, against payment in
immediately available funds.

CS First Boston  Morgan Stanley & Co.
                        International

PaineWebber International                         Salomon Brothers International

               The date of this Prospectus is             , 1996.
LOGO

                                                              ALTERNATE PAGE A-2

                                 [ART TO COME]

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

     IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.

     IN CONNECTION WITH THE COMMON STOCK OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THE COMMON STOCK OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.
                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................    8
Use of Proceeds...........................   17
Dividend Policy...........................   17
Capitalization............................   18
Dilution..................................   19
Selected Consolidated Financial Data......   20
Pro Forma Consolidated Financial Data.....   22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   29
Business..................................   38
Management................................   70

                                            PAGE
                                            ----
Certain Transactions......................   77
Principal and Selling Stockholders........   78
Description of Capital Stock..............   79
Shares Eligible for Future Sale...........   81
Certain United States Tax Consequences to
  Non-U.S. Holders........................   82
Underwriting..............................   85
Notice to Canadian Residents..............   87
Legal Matters.............................   88
Experts...................................   88
Additional Information....................   89
Consolidated Financial Statements.........  F-1

                                                              ALTERNATE PAGE A-3

                             SUBSCRIPTION AND SALE

     The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated                , 1996 (the "Subscription
Agreement"), severally and not jointly, agreed with Calpine and the Selling Stockholder to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                                                   NUMBER OF
                                 MANAGER                                      INTERNATIONAL SHARES
- --------------------------------------------------------------------------    --------------------
CS First Boston Limited...................................................
Morgan Stanley & Co. International Limited................................
PaineWebber International (U.K.) Limited..................................
Salomon Brothers International Limited....................................
                                                                              --------------------
          Total...........................................................          3,609,000
                                                                               ==============

     The Subscription Agreement provides that the obligations of the Managers are subject to certain conditions precedent and the Managers will be obligated to purchase all of the International Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of the non-defaulting managers may be increased or the Subscription Agreement may be terminated.

     Calpine has entered into an Underwriting Agreement (the "Underwriting Agreement") with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters" and, together with the Managers, the "Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

     Calpine has granted to the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus to purchase up to 2,706,750 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the Prospectus relating to the U.S. Offering bears to the sum of the total number of shares of Common Stock in such tables.

     Calpine has been advised by CS First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain dealers
at such price less a commission of $     per share and that the Managers and
such dealers may reallow a commission of $     per share on sales to certain
other dealers. After the initial public offering, the public offering price and commission and reallowances may be changed by the Managers.

                                                              ALTERNATE PAGE A-4

     The offering price and the aggregate underwriting discounts and commissions per share and per share commission and re-allowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Common Stock Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers will be made only upon the mutual agreement of CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, on behalf of the U.S. Underwriters.

     Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the State and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.

     Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and, prior to the date six months after the date of issue of the Common Stock will not offer or sell, any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

                                                              ALTERNATE PAGE A-5

     Calpine has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of its Common Stock or securities convertible into or exchangeable or exercisable for any shares of its Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. In addition, all holders of options to purchase shares of Common Stock have agreed that they will not, without the prior written consent of CS First Boston Corporation, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them or any shares issuable upon exercise of stock options for a period of 180 days after the date of this Prospectus.

     Calpine has agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.

     CS First Boston Corporation, one of the U.S. Underwriters, is an affiliate of the Company. The Common Stock Offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 to the Conduct Rules of the National Association of Securities Dealers, Inc. Rule 2720 requires that the initial public offering price of the Common Stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards.
Accordingly,                is assuming the responsibilities of acting as the
qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the Common Stock set forth on the cover page of this Prospectus is no higher than the price recommended by
               .

     In connection with the Common Stock Offering,                in its role as
qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

     Application has been made to list the shares of Common Stock on the New York Stock Exchange, under the symbol "CPN." In connection with the listing of the Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell round lots of 100 shares or more to a minimum of 2,000 beneficial holders.

     Prior to the Common Stock Offering, there has been no public market for the shares of Common Stock offered hereby. The initial public offering price for the shares was determined by negotiations among the Company, the Selling Stockholder and CS First Boston Corporation, as one of the Representatives of the U.S. Underwriters, and by CS First Boston Limited, on behalf of the Managers, and does not necessarily reflect the secondary market prices for the Common Stock following the initial offering hereby. Among the principal factors considered in determining the initial public offering price were prevailing economic prospects, the sales, earnings and financial and operating performance of the Company in recent periods, the future prospects of the Company, market valuations of companies in related businesses and the history and prospects for the industries in which the Company competes. Additionally, consideration has been given to the general condition of the securities markets, the market for new issues of securities and the demand for securities of comparable companies.

     In the ordinary course of their business, CS First Boston Corporation and certain of the other Underwriters and their affiliates have engaged in and may in the future engage in investment banking transactions with Calpine, including the provision of certain advisory services to Calpine. CS Holding, a Swiss corporation, holds approximately 44.9% of the outstanding shares of Electrowatt, which indirectly holds all of the outstanding capital stock of the Company. CS Holding also holds (i) approximately 100% of the outstanding shares of Credit Suisse and (ii) approximately 69.3% of the outstanding common stock of CS First Boston, Inc., which holds all of the outstanding common stock of CS First Boston Corporation and of CSFBL. CS First Boston Corporation was one of the Underwriters in connection with the public offering of the Company's 9 1/4% Senior Notes in February 1994, one of the placement agents in connection with the sale of the 10 1/2% Senior Notes in May 1996 and is one of the Representatives of the U.S. Underwriters in the U.S. Offering, and CSFBL is one of the Managers in the International Offering. See "Certain Transactions."

                                                                            ALTERNATE PAGE A-6
- ---------------------------------------------    ---------------------------------------------

- ---------------------------------------------    ---------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

    SEC registration fee......................................................  $150,272
    NASD filing fee...........................................................    30,500
    NYSE listing application fee..............................................     *
    Transfer Agent fees and expenses..........................................     *
    Printing and engraving expenses...........................................     *
    Legal fees and expenses...................................................     *
    Blue Sky fees and expenses................................................    25,500
    Accounting fees and expenses..............................................     *
    Miscellaneous.............................................................     *
                                                                                --------
              Total...........................................................  $809,000
                                                                                ========

- ---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article ___ of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibits 10.11 and 10.12 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section [8] of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On March 21, 1996, the Company issued and sold 5,000,000 shares of its Series A Preferred Stock to Electrowatt Ltd for an aggregate purchase price of $50.0 million pursuant to Section 4(2) under the Securities Act of 1933, as amended.

     On May 16, 1996, the Company issued and sold $180,000,000 aggregate principal amount of 10 1/2% Senior Notes Due 2006 to certain institutional and accredited investors pursuant to Rule 144A under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

EXHIBIT
NUMBER                                        DESCRIPTION
- -------   ------------------------------------------------------------------------------------
 1.1**    Form of Underwriting Agreement.
 3.1      Amended and Restated Articles of Incorporation of Calpine Corporation, a California
          corporation.(k)
 3.2**    Amended and Restated Certificate of Incorporation of Calpine Corporation, a Delaware
          corporation, to be filed prior to the consummation of the offering made pursuant to this Registration Statement.
 3.3      Amended and Restated Bylaws of Calpine Corporation, a California corporation.(a)
 3.4**    Form of Amended and Restated Bylaws of Calpine Corporation, a Delaware corporation, to be adopted prior to the consummation of the offering made pursuant to this
          Registration Statement.
 4.1      Indenture dated as of February 17, 1994 between the Company and Shawmut Bank of
          Connecticut, National Association, as Trustee, including form of Notes.(a)
 4.2      Indenture dated as of May 16, 1996 between the Company and Fleet National Bank, as
          Trustee, including form of Notes.(l)
 4.3**    Specimen Common Stock Certificate.
 5.1**    Opinion of Brobeck, Phleger & Harrison LLP.
10.1      Financing Agreements
10.1.1    Term and Working Capital Loan Agreement, dated as of June 1, 1990, between Calpine
          Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and Deutsche
          Bank AG, New York Branch.(a)
10.1.2    First Amendment to Term and Working Capital Loan Agreement, dated as of June 29,
          1990, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company,
          L.P.), and Deutsche Bank AG, New York Branch.(a)
10.1.3    Second Amendment to Term and Working Capital Loan Agreement, dated as of December 1,
          1990, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company,
          L.P.), and Deutsche Bank AG, New York Branch.(a)
10.1.4    Third Amendment to Term and Working Capital Loan Agreement, dated as of June 26,
          1992, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company,
          L.P.), Deutsche Bank AG, New York Branch, National Westminster Bank PLC, Union Bank
          of Switzerland, New York Branch, and The Prudential Insurance Company of America.(a)
10.1.5    Fourth Amendment to Term and Working Capital Loan Agreement, dated as of April 1,
          1993, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company,
          L.P.), Deutsche Bank AG, New York Branch, National Westminster Bank PLC, Union Bank
          of Switzerland, New York Branch, and The Prudential Insurance Company of America.(a)
10.1.6    Construction and Term Loan Agreement, dated as of January 30, 1992, between Sumas
          Cogeneration Company, L.P., The Prudential Insurance Company of America, and Credit
          Suisse, New York Branch.(a)
10.1.7    Amendment No. 1 to Construction and Term Loan Agreement, dated as of May 24, 1993, between Sumas Cogeneration Company, L.P., The Prudential Insurance Company of
          America, and Credit Suisse, New York Branch.(a)
10.1.8    Credit Agreement-Construction Loan and Term Loan Facility, dated as of January 10,
          1990, between Credit Suisse and O.L.S. Energy-Agnews.(a)
10.1.9    Amendment No. 1 to Credit Agreement-Construction Loan and Term Loan Facility, dated as of December 5, 1990, between Credit Suisse and O.L.S. Energy-Agnews.(a)

EXHIBIT
NUMBER                                        DESCRIPTION
- -------   ------------------------------------------------------------------------------------
10.1.10   Participation Agreement, dated as of December 1, 1990, between O.L.S. Energy-Agnews,
          Nynex Credit Company, Credit Suisse, Meridian Trust Company of California, and GATX
          Capital Corporation.(a)
10.1.11   Facility Lease Agreement, dated as of December 1, 1990, between Meridian Trust
          Company of California and O.L.S. Energy-Agnews.(a)
10.1.12   Project Revenues Agreement, dated as of December 1, 1990, between O.L.S.
          Energy-Agnews, Meridian Trust Company of California and Credit Suisse.(a)
10.1.13   Credit Agreement, dated as of September 9, 1994, between Calpine Thermal Power,
          Inc., Thermal Power Company and The Bank of Nova Scotia.(b)
10.1.14   Project Credit Agreement, dated as of June 30, 1995, between Calpine Greenleaf
          Corporation, Greenleaf Unit One Associates, Greenleaf Unit Two Associates, Inc. and
          The Sumitomo Bank, Limited.(g)
10.1.15   Lease dated as of April 24, 1996 between BAF Energy A California Limited
          Partnership, Lessor, and Calpine King City Cogen, LLC, Lessee.(j)
10.2      Purchase Agreements
10.2.1    Purchase Agreement, dated as of April 1, 1993, between Sonoma Geothermal Partners,
          L.P., Healdsburg Energy Company, L.P., and Freeport-McMoRan Resource Partners,
          Limited Partnership.(a)
10.2.2    Stock Purchase Agreement, dated as of June 27, 1994, between Maxus International
          Energy Company, Natomas Energy Company, Calpine Corporation and Calpine Thermal
          Power, Inc. and amendment thereto dated July 28, 1994.(b)
10.2.3    Share Purchase Agreement dated March 30, 1995 between Calpine Corporation, Calpine
          Greenleaf Corporation, Radnor Power Corp. and LFC Financial Corp.(e)
10.3      Power Sales Agreements
10.3.1    Long-Term Energy and Capacity Power Purchase Agreement relating to the Bear Canyon
          Facility, dated November 30, 1984, between Pacific Gas & Electric and Calpine
          Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), Amendment dated October 17, 1985, Second Amendment dated October 19, 1988, and related documents.(a)
10.3.2    Long-Term Energy and Capacity Power Purchase Agreement relating to the Bear Canyon
          Facility, dated November 29, 1984, between Pacific Gas & Electric and Calpine
          Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and
          Modification dated November 29, 1984, Amendment dated October 17, 1985, Second
          Amendment dated October 19, 1988, and related documents.(a)
10.3.3    Long-Term Energy and Capacity Power Purchase Agreement relating to the West Ford
          Flat Facility, dated November 13, 1984, between Pacific Gas & Electric and Calpine
          Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and amendments dated May 18, 1987, June 22, 1987, July 3, 1987 and January 21, 1988, and related documents.(a)
10.3.4    Agreement for Firm Power Purchase, dated as of February 24, 1989, between Puget
          Sound Power & Light Company and Sumas Energy, Inc. and amendment thereto dated
          September 30, 1991.(a)
10.3.5    Long-Term Energy and Capacity Power Purchase Agreement, dated April 16, 1985, between O.L.S. Energy-Agnews and Pacific Gas & Electric Company and amendment thereto dated February 24, 1989.(a)
10.3.6    Long-Term Energy and Capacity Power Purchase Agreement, dated November 15, 1984, between Geothermal Energy Partners, Ltd., and Pacific Gas & Electric Company and
          related documents.(a)

EXHIBIT
NUMBER                                        DESCRIPTION
- -------   ------------------------------------------------------------------------------------
10.3.7    Long-Term Energy and Capacity Power Purchase Agreement, dated November 15, 1984, between Geothermal Energy Partners, Ltd., and Pacific Gas & Electric Company (see
          Exhibit 10.3.6 for related documents).(a)
10.3.8    Long-Term Energy and Capacity Power Purchase Agreement, dated December 12, 1984, between Greenleaf Unit One Associates, Inc. and Pacific Gas and Electric Company.(f)
10.3.9    Long-Term Energy and Capacity Power Purchase Agreement, dated December 12, 1984, between Greenleaf Unit Two Associates, Inc. and Pacific Gas and Electric Company.(f)
10.4      Steam Sales Agreements
10.4.1    Geothermal Steam Sales Agreement, dated July 19, 1979, between Calpine Geysers
          Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.), and Sacramento
          Municipal Utility District and related documents.(a)
10.4.2    Agreement for the Sale and Purchase of Geothermal Steam, dated March 23, 1973, between Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company,
          L.P.), and Pacific Gas & Electric Company and related letter dated May 18, 1987.(a)
10.4.3    Thermal Energy and Kiln Lease Agreement, dated as of January 16, 1992, between Sumas
          Cogeneration Company, L.P., and Socco, Inc. and amendment thereto dated May 24,
          1993.(a)
10.4.4    Amended and Restated Energy Service Agreement, dated as of December 1, 1990, between the State of California and O.L.S. Energy-Agnews.(a)
10.4.5    Agreement for the Sale of Geothermal Steam, dated as of July 28, 1992, between
          Thermal Power Company and Pacific Gas & Electric Company.(c)
10.4.6    Amendment to the Agreement for the Sale of Geothermal Steam, dated as of August 9,
          1995, between Union Oil Company of California, NEC Acquisition Company, Thermal
          Power Company, and Pacific Gas and Electric Company.(h)
10.5      Service Agreements
10.5.1    Operation and Maintenance Agreement, dated as of April 5, 1990, between Calpine
          Operating Plant Services, Inc. (formerly Calpine-Geysers Plant Services, Inc.), and
          Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal Company, L.P.).(a)
10.5.2    Amended and Restated Operating and Maintenance Agreement, dated as of January 24,
          1992, between Calpine Operating Plant Services, Inc. and Sumas Cogeneration Company,
          L.P.(a)
10.5.3    Amended and Restated Operation and Maintenance Agreement, dated as of December 31,
          1990, between O.L.S. Energy-Agnews and Calpine Operating Plant Services, Inc.
          (formerly Calpine Cogen-Agnews, Inc.).(a)
10.5.4    Operating and Maintenance Agreement, dated as of January 1, 1995, between Calpine
          Corporation and Geothermal Energy Partners, Ltd.(h)
10.6      Gas Supply Agreements
10.6.1    Gas Sale and Purchase Agreement, dated as of December 23, 1991, between ENCO Gas,
          Ltd. and Sumas Cogeneration Company, L.P.(a)
10.6.2    Gas Management Agreement, dated as of December 23, 1991, between Canadian
          Hydrocarbons Marketing Inc., ENCO Gas, Ltd. and Sumas Cogeneration Company, L.P.(a)
10.6.4    Natural Gas Sales Agreement, dated as of November 1, 1993, between O.L.S.
          Energy-Agnews, Inc. and Amoco Energy Trading Corporation.(a)
10.6.5    Natural Gas Service Agreement, dated November 1, 1993, between Pacific Gas &
          Electric Company and O.L.S. Energy-Agnews, Inc.(a)

EXHIBIT
NUMBER                                        DESCRIPTION
- -------   ------------------------------------------------------------------------------------
10.7      Agreements Regarding Real Property
10.7.1    Office Lease, dated March 15, 1991, between 50 West San Fernando Associates, L.P., and Calpine Corporation.(a)
10.7.2    First Amendment to Office Lease, dated April 30, 1992, between 50 West San Fernando
          Associates, L.P. and Calpine Corporation.(a)
10.7.3    Geothermal Resources Lease CA 1862, dated July 25, 1974, between the United States
          Bureau of Land Management and Calpine Geysers Company, L.P. (formerly Santa Rosa
          Geothermal Company, L.P.).(a)
10.7.4    Geothermal Resources Lease PRC 5206.2, dated December 14, 1976, between the State of
          California and Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
          Company, L.P.).(a)
10.7.5    First Amendment to Geothermal Resources Lease PRC 5206.2, dated April 20, 1994, between the State of California and Calpine Geysers Company, L.P. (formerly Santa
          Rosa Geothermal Company, L.P.).(a)
10.7.6    Industrial Park Lease Agreement, dated December 18, 1990, between Port of Bellingham and Sumas Energy, Inc.(a)
10.7.7    First Amendment to Industrial Park Lease Agreement, dated as of July 16, 1991, between Port of Bellingham, Sumas Energy, Inc., and Sumas Cogeneration Company,
          L.P.(a)
10.7.8    Second Amendment to Industrial Park Lease Agreement, dated as of December 17, 1991 between Port of Bellingham and Sumas Cogeneration Company, L.P.(a)
10.7.9    Amended and Restated Cogeneration Lease, dated as of December 1, 1990, between the
          State of California and O.L.S. Energy-Agnews.(a)
10.8      General
10.8.1    Limited Partnership Agreement of Sumas Cogeneration Company, L.P., dated as of
          August 28, 1991, between Sumas Energy, Inc. and Whatcom Cogeneration Partners,
          L.P.(a)
10.8.2    First Amendment to Limited Partnership Agreement of Sumas Cogeneration Company,
          L.P., dated as of January 30, 1992, between Whatcom Cogeneration Partners, L.P., and
          Sumas Energy, Inc.(a)
10.8.3    Second Amendment to Limited Partnership Agreement of Sumas Cogeneration Company,
          L.P., dated as of May 24, 1993, between Whatcom Cogeneration Partners, L.P., and
          Sumas Energy, Inc.(a)
10.8.4    Second Amended and Restated Shareholders' Agreement, dated as of October 22, 1993, among GATX Capital Corporation, Calpine Agnews, Inc., JGS-Agnews, Inc., and
          GATX/Calpine-Agnews, Inc.(a)
10.8.5    Amended and Restated Reimbursement Agreement, dated October 22, 1993, between GATX
          Capital Corporation, Calpine Agnews, Inc., JGS-Agnews, Inc., GATX/Calpine-Agnews,
          Inc., and O.L.S. Energy-Agnews, Inc.(a)
10.8.6    Amended and Restated Limited Partnership Agreement of Geothermal Energy Partners
          Ltd., L.P., dated as of May 19, 1989, between Western Geothermal Company, L.P.,
          Sonoma Geothermal Company, L.P., and Cloverdale Geothermal Partners, L.P.(a)
10.8.7    Assignment and Security Agreement, dated as of January 10, 1990, between O.L.S.
          Energy-Agnews and Credit Suisse.(a)
10.8.8    Pledge Agreement, dated as of January 10, 1990, between GATX/Calpine-Agnews, Inc., and Credit Suisse.(a)
10.8.9    Equity Support Agreement, dated as of January 10, 1990, between Calpine Corporation and Credit Suisse.(a)

EXHIBIT
NUMBER                                        DESCRIPTION
- -------   ------------------------------------------------------------------------------------
10.8.10   Assignment and Security Agreement, dated as of December 1, 1990, between O.L.S.
          Energy-Agnews and Meridian Trust Company of California.(a)
10.8.11   Calpine Subordination Agreement, dated as of April 1, 1993, between Freeport-McMoRan
          Resource Partners, L.P., Calpine Corporation, Sonoma Geothermal Partners, L.P.,
          Calpine Sonoma, Inc., Healdsburg Energy Company, L.P., and Calpine Geysers Company,
          L.P. (formerly Santa Rosa Energy Company, L.P.).(a)
10.8.12   First Amended and Restated Limited Partner Pledge and Security Agreement, dated as of April 1, 1993, between Sonoma Geothermal Partners, L.P., Healdsburg Energy
          Company, L.P., Calpine Geysers Company, L.P. (formerly Santa Rosa Geothermal
          Company, L.P.), Freeport-McMoRan Resource Partners, L.P., and Meridian Trust Company
          of California.(a)
10.8.13   Management Services Agreement, dated January 1, 1995, between Calpine Corporation and Electrowatt Ltd.(k)
10.8.14   Revolving Credit Facility Letter Agreements, dated April 21, 1995, between Calpine
          Corporation and Credit Suisse, and between Calpine Greenleaf Corporation and Credit
          Suisse.(g)
10.8.15   Letter regarding Credit Facility, dated April 7, 1993, from Electrowatt Ltd. to
          Credit Suisse.(a)
10.8.16   Promissory Grid Note, dated April 29, 1996, between Calpine Corporation and Credit
          Suisse.(k)
10.8.17   Guarantee Fee Agreement, dated January 1, 1995, between Calpine Corporation and
          Electrowatt Ltd.(g)
10.8.18   Amended and Restated Operating Agreement for the Geysers, dated as of December 1,
          1993, by and between Magma-Thermal Power Project, a joint venture composed of NEC
          Acquisition Company and Thermal Power Company, and Union Oil Company of
          California.(c)
10.8.19   Registration Rights Agreement dated as of May 16, 1996 between the Company, Morgan
          Stanley & Co. Incorporated, CS First Boston, Goldman Sachs & Co. and Scotia Capital
          Markets (USA) Inc.(l)
10.9      Calpine Corporation Stock Option Program and forms of agreements thereunder.(a)
10.10     Employment Agreement, effective as of January 1, 1995, between Calpine Corporation and Mr. Peter Cartwright.(d)
10.11**   Form of Indemnification Agreement for directors.
10.12**   Form of Indemnification Agreement for executive officers.
21.1      Subsidiaries of the Company.(l)
23.1**    Consent of Brobeck, Phleger & Harrison LLP (contained in the opinion filed as
          Exhibit 5).
23.2*     Independent Public Accountants' Consent of Arthur Andersen LLP.
23.3*     Independent Public Accountants' Consent of Moss Adams LLP.
23.4*     Independent Accountants' Consent of Coopers & Lybrand L.L.P.
24.1*     Power of Attorney (contained on the signature page of this Prospectus).

- ---------------
 *   Filed herewith.
**   To be filed by Amendment.

(a) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration Statement No. 33-73160).

(b) Incorporated by reference to Registrant's Current Report on Form 8-K dated September 9, 1994 and filed on September 26, 1994.

(c) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated September 30, 1994 and filed on November 14, 1994.

(d) Incorporated by reference to Registrant's Annual Report on Form 10-K dated December 31, 1994 and filed on March 29, 1995.

(e) Incorporated by reference to Registrant's Current Report on Form 8-K dated April 21, 1995 and filed on May 5, 1995.

(f) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated March 31, 1995 and filed on May 12, 1995.

(g) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated June 30, 1995 and filed on August 14, 1995.

(h) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated September 30, 1995 and filed on November 14, 1995.

(i) Incorporated by reference to Registrant's Annual Report on Form 10-K dated December 31, 1995 and filed on March 29, 1996.

(j) Incorporated by reference to Registrant's Current Report on Form 8-K dated May 1, 1996 and filed on May 14, 1996.

(k) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated March 31, 1996 and filed on May 15, 1996.

(l) Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration Statement No. 33-723160).

FINANCIAL STATEMENT SCHEDULES

     Schedule I -- Condensed Financial Information of Registrant

     Schedule II -- Valuation and Qualifying Accounts and Reserves

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, CALIFORNIA, ON THIS 3RD DAY OF JULY, 1996.

                                          CALPINE CORPORATION

                                          By:     /s/  PETER CARTWRIGHT

                                            ------------------------------------
                                                      Peter Cartwright
                                               President and Chief Executive
                                                           Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter Cartwright and Ann B. Curtis, and each of them, such person's true and lawful attorney- or attorneys-in-fact and agent or agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including pre- or post-effective amendments) to this Registration Statement and any related registration statement that is to be effective upon filing pursuant to 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 CAPACITY                      DATE
- ----------------------------------------   -------------------------------------   -------------
                  /s/                      President and Chief Executive Officer    July 3, 1996
            PETER CARTWRIGHT                 and Director (Principal Executive
- ----------------------------------------                 Officer)
            Peter Cartwright
- ----------------------------------------           Chairman of the Board
             Pierre Krafft
                  /s/                                    Director                   July 3, 1996
            HANS-PETER AEBI
- ----------------------------------------
            Hans-Peter Aebi
                  /s/                                    Director                   July 3, 1996
             RUDOLF BOESCH
- ----------------------------------------
             Rudolf Boesch
                  /s/                              Senior Vice President            July 3, 1996
             ANN B. CURTIS                     (Principal Financial Officer)
- ----------------------------------------
             Ann B. Curtis
                  /s/                                   Controller                  July 3, 1996
             GLORIA S. GEE                    (Principal Accounting Officer)
- ----------------------------------------
             Gloria S. Gee

     After the merger and the effectiveness of the stock split discussed in Note 6 to Schedule I, we expect to be in a position to render the following report.

                                          ARTHUR ANDERSEN LLP

San Jose, California
March 15, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Calpine Corporation and subsidiaries included in this Registration Statement and have issued our report thereon dated March 15, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index of financial statement schedules are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
March 15, 1996 (except with respect to
  the matter discussed in Note 6 to Schedule I,
  as to which the date is             , 1996)

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                      1995             1994
                                                                  ------------     ------------
Current assets:
  Cash and cash equivalents.....................................  $ (1,970,526)    $  5,514,002
  Accounts receivable...........................................     6,304,594        2,196,912
  Acquisition project receivables...............................     8,805,186               --
  Intercompany receivables......................................    38,360,583       57,696,201
  Other current assets..........................................       270,806          189,526
                                                                  ------------     ------------
     Total current assets.......................................    51,770,643       65,596,641
Property, plant and equipment, net..............................       724,359          554,582
Investments in power projects...................................    82,610,719       44,913,432
Notes receivable from related parties...........................    19,090,286       23,953,294
Notes receivable from Coperlasa.................................     6,394,462               --
Deferred charges................................................     3,390,677        3,807,425
Other assets....................................................       197,144           74,900
                                                                  ------------     ------------
     Total assets...............................................  $164,178,290     $138,900,274
                                                                  ============     ============
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..............................................  $  2,667,808     $    777,637
  Accrued payroll and related expenses..........................     2,582,194        2,417,302
  Accrued interest payable......................................     4,051,785        4,046,875
  Other accrued expenses........................................     2,704,257          964,312
                                                                  ------------     ------------
     Total current liabilities..................................    12,006,044        8,206,126
Long-term line of credit........................................    14,000,000               --
Senior Notes Due 2004...........................................   105,000,000      105,000,000
Deferred income taxes...........................................     7,877,537        6,976,950
Deferred revenue................................................        67,925           67,925
                                                                  ------------     ------------
     Total liabilities..........................................   138,951,506      120,251,001
                                                                  ------------     ------------
Stockholder's equity:
  Common stock..................................................     6,224,000        6,224,000
  Retained earnings.............................................    19,002,784       12,425,273
                                                                  ------------     ------------
     Total stockholder's equity.................................    25,226,784       18,649,273
                                                                  ------------     ------------
     Total liabilities and stockholder's equity.................  $164,178,290     $138,900,274
                                                                  ============     ============

    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Revenue:
  Service contract revenue from related parties...    $28,733,399     $22,929,897     $ 2,373,319
  Income from unconsolidated investments in power
     projects.....................................     32,397,392      23,711,895      15,450,720
                                                      -----------     -----------     -----------
     Total revenue................................     61,130,791      46,641,792      17,824,039
Cost of revenue:
  Service contract expenses.......................     27,433,069      19,161,445       1,914,375
                                                      -----------     -----------     -----------
Gross profit......................................     33,697,722      27,480,347      15,909,664
Project development expenses......................      3,087,316       2,822,459       1,280,125
General and administrative expenses...............      8,081,458       6,867,520       4,808,139
                                                      -----------     -----------     -----------
     Income from operations.......................     22,528,948      17,790,368       9,821,400
Other (income) expense:
  Interest expense................................     10,479,144       9,207,381       2,613,212
  Other income, net...............................       (377,276)     (1,290,739)     (1,153,797)
     Income before provision for income taxes and
       cumulative effect of change in accounting
       principle..................................     12,427,080       9,873,726       8,361,985
Provision for income taxes........................      5,049,568       3,853,115       4,194,733
                                                      -----------     -----------     -----------
     Income before cumulative effect of change in
       accounting principle.......................      7,377,512       6,020,611       4,167,252
Cumulative effect of adoption of SFAS No. 109.....             --              --        (413,410)
                                                      -----------     -----------     -----------
     Net income...................................    $ 7,577,512     $ 6,020,611     $ 3,753,842
                                                       ==========      ==========      ==========
Weighted average number of shares outstanding.....     11,500,183      11,308,737      11,239,696
                                                       ==========      ==========      ==========
Earnings per share:
  Income before cumulative effect of change in
     accounting principle.........................    $      0.64     $      0.53     $      0.37
  Cumulative effect of adoption of SFAS No. 109...             --              --           (0.04)
                                                      -----------     -----------     -----------
     Net income per share.........................    $      0.64     $      0.53     $      0.33
                                                       ==========      ==========      ==========

    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                           1995           1994           1993
                                                       ------------   ------------   ------------
Net cash used in operating activities................  $ (8,874,945)  $(44,753,732)  $    (84,812)
                                                       ------------   ------------   ------------
Cash flows from investing activities:
  Acquisitions of property, plant and equipment......      (367,711)      (299,961)       (73,292)
  Investments in power projects......................    (1,262,000)      (175,352)      (882,730)
  Decrease (increase) in notes receivable............   (10,336,640)     3,294,727    (15,576,775)
  Other, net.........................................      (122,244)        97,838        (85,478)
                                                       ------------   ------------   ------------
       Net cash provided by (used in) investing
          activities.................................   (12,088,595)     2,917,252    (16,618,275)
                                                       ------------   ------------   ------------
Cash flows from financing activities:
  Payment of dividends...............................      (800,000)      (800,000)      (800,000)
  Borrowings under line of credit....................    14,000,000             --     23,000,000
  Repayment of borrowings under line of credit.......            --    (52,595,000)    (5,872,500)
  Proceeds from Senior Notes Due 2004................            --    105,000,000             --
  Costs associated with future financing.............       279,012     (3,419,003)      (748,993)
  Repayment of note payable to shareholder...........            --     (1,200,000)            --
                                                       ------------   ------------   ------------
       Net cash provided by financing activities.....    13,479,012     46,985,997     15,578,507
                                                       ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................    (7,484,528)     5,149,517     (1,124,580)
Cash and cash equivalents, beginning of period.......     5,514,002        364,485      1,489,065
                                                       ------------   ------------   ------------
Cash and cash equivalents, end of period.............  $ (1,970,526)  $  5,514,002   $    364,485
                                                       ============   ============   ============
Supplementary information:
  Cash paid during the period for:
     Interest........................................  $  9,945,443   $  4,917,773   $  2,120,637
     Income taxes....................................  $  4,293,725   $    683,364   $     12,800

    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                SELECTED NOTES TO CONDENSED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ORGANIZATION AND OPERATION OF CALPINE

     Calpine Corporation (Calpine) is engaged in the development, acquisition, ownership and operation of power generation facilities in the United States. Calpine has ownership interests in and operates geothermal power generation facilities and steam fields and natural gas-fired cogeneration facilities through subsidiaries and investees. Founded in 1984 as a supplier of engineering and management services, Calpine is wholly-owned by Electrowatt Services, Inc., which is wholly-owned by Electrowatt Ltd (Electrowatt), a Swiss company. Calpine brings expertise in the area of engineering, finance, construction and plant operations and maintenance.

     For the purposes of these registrant-only financial statements, Calpine's wholly-owned subsidiaries are accounted for under the equity method and are included in investments in power projects in the accompanying balance sheets.

     In 1994, Calpine assumed the operations and maintenance agreements for the projects in which Calpine has an interest. Prior to 1994, a wholly-owned subsidiary, Calpine Operating Plant Services, Inc. (COPS) performed these services. In 1993, COPS recorded service contract revenue from related parties of $15.6 million and service contract expenses of $13.4 million pursuant to these agreements.

2. LINES OF CREDIT AND REVOLVING CREDIT FACILITY

     At December 31, 1995, the line of credit with Credit Suisse (whose parent company owns approximately 44.2% of Electrowatt) provided for advances of $50.0 million. Interest may be paid at either LIBOR or the Credit Suisse base rate, plus applicable margins in both cases. At December 31, 1995, Calpine had $19.9 million of borrowings outstanding, bearing interest at LIBOR plus 0.5% (6.4% at December 31, 1995). At Calpine's discretion, the debt outstanding can be held for various maturity periods of up to six months. Interest is paid on the last day of each interest period for such loans, but not less often than quarterly, based on the principal amount outstanding during the period. No stated amortization exists for this indebtedness. From January 1 to March 13, 1996, Calpine borrowed an additional $8.8 million and issued a letter of credit for $3.0 million for working capital requirements, other development projects and to fund Calpine Vapor, Inc. (Calpine Vapor), a subsidiary of Calpine. Calpine Vapor made loans for construction of new geothermal wells in Mexico. No borrowings were outstanding at December 31, 1994. The credit agreement specifies that Calpine maintain certain covenants with which Calpine was in compliance.

     At December 31, 1995, Calpine had three loan facilities with available borrowings totaling $10.2 million. Borrowings and letters of credit outstanding were $1.2 million and $3.8 million as of December 31, 1995, respectively, with interest payable at variable interest rates based on bank base rates, LIBOR or prime plus applicable margins in all cases (approximately 7.6% at December 31, 1995 on borrowings). At December 31, 1994, no borrowings and $900,000 of letters of credit were outstanding on these facilities. The credit agreements specify that Calpine maintain certain covenants with which Calpine was in compliance.

3. NOTE PAYABLE TO STOCKHOLDER

     On December 31, 1991, Calpine declared a dividend of $1.2 million to its parent company, Electrowatt Services, Inc. On the same date, Calpine issued a note payable to Electrowatt Services, Inc. for $1.2 million. Interest was paid quarterly at a rate of 4.25%, which approximated market. The note was paid on June 30, 1994, the maturity date.

                              CALPINE CORPORATION

4. SENIOR NOTES DUE 2004

     On February 17, 1994, Calpine completed a $105.0 million public debt offering of 9 1/4% Senior Notes Due 2004 (Senior Notes). The net proceeds of $100.9 million were used to repay all of the indebtedness outstanding under Calpine's existing line of credit, and to repay subsidiaries' non-recourse notes payable to Freeport-McMoRan Resource Partners, L.P. (FMRP) plus accrued interest. The remaining proceeds were used for general corporate purposes including a loan to the sole shareholder of Sumas Energy, Inc., the partner in one of Calpine's power projects. The transaction costs of $4.1 million incurred in connection with the public debt offering have been recorded as a deferred charge and are amortized over the ten-year life of the Senior Notes using the interest method.

     The Senior Notes will mature on February 1, 2004 and bear interest at 9 1/4% payable semiannually on February 1 and August 1 of each year, commencing August 1, 1994, to holders of record. Based on the traded yield to maturity, the approximate fair market value of the Senior Notes was $97.0 million as of December 31, 1995.

     Under provisions of the indenture applicable to the Senior Notes, Calpine may, under certain circumstances be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

5. COMMITMENTS AND CONTINGENCIES

Capital Projects

     Calpine has 1996 commitments for capital expenditures totaling $6.8 million related to various projects at its geothermal facilities. In March 1996, Calpine entered into an energy agreement with Phillips Petroleum Company to develop, construct, own and operate a 240 megawatt gas-fired cogeneration facility at Phillips Houston Chemical Complex in Pasadena, Texas. The initial permitting process is underway, with construction of the facility planned to begin in late 1996 and to be completed in 1998. Calpine is currently evaluating options to finance the construction of this facility. Calpine issued a $3.0 million letter of credit and has a 1996 capital commitment of $3.0 million in connection with this facility. In a separate transaction, as of March 15, 1996, Calpine was negotiating the potential acquisition of an operating lease for a 120 megawatt gas-fired cogeneration facility located in Northern California.

Office and Equipment Leases

     Calpine leases its corporate office, Santa Rosa office facilities and certain office equipment under noncancellable operating leases expiring through 2000. Future minimum lease payments under these leases are (in thousands):

            1996........................................................  $  899
            1997........................................................     905
            1998........................................................     907
            1999........................................................     776
            2000........................................................     745
            thereafter..................................................     286
                                                                          ------
            Total future minimum lease commitments......................  $4,518
                                                                          ======

     Lease payments are subject to adjustment for Calpine's pro rata portion of annual increases or decreases in building operating costs. In 1995, 1994 and 1993, rent expense for noncancellable operating leases amounted to $733,000, $663,000 and $636,000, respectively.

                              CALPINE CORPORATION

CPUC Restructuring

     Electricity and steam sales agreements with PG&E are regulated by the California Public Utilities Commission (CPUC). In December 1995, the CPUC proposed the transition of the electric generation market to a competitive market beginning January 1, 1998, with all consumers participating by 2003. The proposed restructuring provides for phased-in customer choice, development of non-discriminatory market structure, recovery of utilities' stranded costs, sanctity of existing contracts, and continuation of existing public policy programs including the promotion of fuel diversity through a renewable energy purchase requirement.

     As the proposed restructuring has widespread impact and the market structure requires the participation and oversight of the Federal Energy Regulatory Commission (FERC), the CPUC will seek to build a California consensus involving the legislature, the Governor, public and municipal utilities, and customers. The consensus would then be placed before the FERC so that both the CPUC and FERC would implement the new market structure no later than January 1, 1998. There can be no assurance that the proposed restructuring will be enacted in substantially the same form as discussed above. Calpine is unable to predict the ultimate outcome of the restructuring.

Litigation

     Calpine, together with over 100 other parties, was named as a defendant in the second amended complaint in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation (Bonneville), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah. This complaint alleges that, in conjunction with top executives of Bonneville and with the alleged assistance of the other 100 defendants, Calpine engaged in a broad conspiracy and fraud. The complaint has been amended a number of times. Calpine has answered each version of the complaint by denying all claims and is in the process of conducting discovery. In August 1994 Calpine successfully moved for an order severing the trustee's claim against Calpine from the claims against the other defendants. Although the case involves over 25 separate financial transactions entered into by Bonneville, the severed case concerns Calpine in respect of only one of these transactions. In 1988, Calpine invested $2.0 million in a partnership formed with Bonneville to develop four hydroelectric projects in the State of Hawaii. The projects were not successfully developed by the partnership, and, subsequent to Bonneville's Chapter 11 filing, Calpine filed a claim as a creditor against Bonneville's bankruptcy estate. The trustee alleges that the equity investment was actually a "sham" loan designed to inflate Bonneville's earnings. The trustee further alleges that Calpine is one of many defendants in this case responsible for Bonneville's insolvency and the amount of damages attributable to Calpine based on the $2.0 million partnership investment is alleged to be $577.2 million. The trustee is seeking to hold each of the other defendants liable for a portion, all or, in certain cases, more than this amount. Calpine expects the matter will be set for trial in 1996. Calpine believes the claims against it are without merit and will continue to defend the action vigorously. Calpine further believes that the resolution of this matter will not have a material adverse effect on its financial position or results of operations.

     Calpine is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on Calpine's financial position or results of operations.

6.  SUBSEQUENT EVENT

     In           1996, the Company's Board of Directors authorized the
reincorporation of the Company via a merger with a newly-formed Delaware corporation in connection with the Company's initial public equity offering. Also, the Board of Directors approved a stock split at a ratio of approximately
5.194 to 1. The accompanying financial statements reflect the merger and the stock split as if such transactions had been effective for all periods.

                      CALPINE CORPORATION AND SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                              ADDITIONS
                                                      -------------------------
                                      BALANCE AT      CHARGED TO     CHARGED TO                    BALANCE AT
                                     BEGINNING OF     COSTS AND        OTHER                         END OF
           DESCRIPTION                  PERIOD         EXPENSES       ACCOUNTS      DEDUCTIONS       PERIOD
- ---------------------------------    ------------     ----------     ----------     ----------     ----------
Reserve for capitalized costs....      $  1,838        $     --       $     --       $     --       $   1,838(1)
                                      =========        ========       ========       ========        ========
Allowance for uncollectible
  accounts.......................      $    238        $     --       $     --       $     --       $     238
                                      =========        ========       ========       ========        ========

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                              ADDITIONS
                                                      -------------------------
                                      BALANCE AT      CHARGED TO     CHARGED TO                    BALANCE AT
                                     BEGINNING OF     COSTS AND        OTHER                         END OF
           DESCRIPTION                  PERIOD         EXPENSES       ACCOUNTS      DEDUCTIONS       PERIOD
- ---------------------------------    ------------     ----------     ----------     ----------     ----------
Reserve for capitalized costs....      $    800        $  1,038       $     --       $     --       $   1,838(1)
                                      =========        ========       ========       ========        ========
Allowance for uncollectible
  accounts.......................            --             238       $     --       $     --       $     238
                                      =========        ========       ========       ========        ========

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                              ADDITIONS
                                                      -------------------------
                                      BALANCE AT      CHARGED TO     CHARGED TO                    BALANCE AT
                                     BEGINNING OF     COSTS AND        OTHER                         END OF
           DESCRIPTION                  PERIOD         EXPENSES       ACCOUNTS      DEDUCTIONS       PERIOD
- ---------------------------------    ------------     ----------     ----------     ----------     ----------
Reserve for capitalized costs....      $    800        $     --       $     --       $     --       $     800(1)
                                      =========        ========       ========       ========        ========

- ------------------------

(1) Provision for write-off of project development expenses.